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Exhibit (a)-(1)

Pactera Technology International Ltd.

                        ,

Shareholders of Pactera Technology International Ltd.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of Pactera Technology International Ltd. (the "Company") to be held on                        ,                         at                          a.m. (Beijing Time). The meeting will be held at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

        At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger, dated as of October 17, 2013 (the "merger agreement"), among the Company, BCP (Singapore) VI Cayman Acquisition Co. Ltd. ("Parent"), BCP (Singapore) VI Cayman Financing Co. Ltd. ("Midco") and BCP (Singapore) VI Cayman Merger Co. Ltd. ("Merger Sub"), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the "plan of merger") and the transactions contemplated by the merger agreement, including the merger (the "merger"). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

        Under the terms of the merger agreement, Merger Sub, a company wholly owned by Midco which in turn is wholly owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Each of Parent, Midco and Merger Sub is a Cayman Islands company formed solely for purposes of the merger. As of December 31, 2013, Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Jun Su, Ms. He Jin, Mr. Chu Tzer Liu, Mr. Jian Wu, Mr. Junbo Liu, Mr. Jinsong Li and Mr. Minggang Feng (collectively, the "Management Buyers"), Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. (collectively, "GGV," and collectively with the Management Buyers, the "Rollover Shareholders") beneficially owned, in the aggregate, approximately 11.5% of the Company's outstanding common shares (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans), par value $0.00139482 per share, referred to herein as the "Shares." The Rollover Shareholders are parties to the contribution agreements and voting agreements described in the accompanying proxy statement. Pursuant to the contribution agreements, the Management Buyers have agreed that, immediately prior to the closing of the merger, they as a group will (i) contribute at least 85% of Shares (including Shares represented by ADSs) beneficially owned by them to Parent in exchange for newly issued shares of Parent and (ii) roll over at least 85% of the aggregate number of their restricted shares, restricted share units and options into substituted equity awards of Parent pursuant to the merger agreement, and GGV agreed to, immediately prior to the closing of the merger, contribute all Shares (including Shares represented by ADSs) beneficially owned by GGV to Parent in exchange for newly issued shares of Parent. All Shares contributed to Parent pursuant to the contribution agreements are referred to herein as the "Rollover Shares." Pursuant to the voting agreements, the Rollover Shareholders have agree to vote all Shares (including restricted shares to the extent that such restricted shares have voting power) held by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Parent, Midco, Merger Sub, the Rollover Shareholders, Blackstone Capital Partners

(Singapore) VI PRC Pte. Ltd., Blackstone Capital Partners (Cayman II) VI L.P. and Blackstone Management Associates (Cayman) VI L.P. are collectively referred to as the "buyer group."

        If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the buyer group and, as a result of the merger, the American depositary shares, each representing one Share (the "ADSs"), will no longer be listed on the NASDAQ Global Select Market and the American depositary shares program for the ADSs will terminate.

        Under the terms of the merger agreement, at the effective time of the merger, each outstanding Share (including the Shares represented by ADSs), other than (a) the Rollover Shares, (b) Shares held by Parent, the Company or any of their subsidiaries (collectively, with the Rollover Shares, the "Excluded Shares") and (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under Section 238 of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the "Cayman Companies Law") (the "Dissenting Shares"), will be cancelled in exchange for the right to receive $7.30 in cash without interest, and each issued and outstanding ADS (other than any ADS that represents Excluded Shares), each representing one Share, will be cancelled in exchange for the right to receive an amount in cash equal to the merger consideration, less $0.05 per ADS in cancellation fees pursuant to the terms of the ADS deposit agreement of the Company, in each case, net of any applicable withholding taxes. Each Dissenting Share will be cancelled for the right to receive the fair value of such Dissenting Shares as determined in accordance with Section 238 of the Cayman Companies Law.

        A special committee of the board of directors of the Company, composed solely of directors unrelated to the management of the Company, the buyer group, Parent, Midco or Merger Sub, negotiated, reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (a) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of the Company and the unaffiliated shareholders and unaffiliated ADS holders, (b) approved and recommended that the board of directors of the Company approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, (c) recommended that the board of directors of the Company submit the merger agreement to the shareholders of the Company for approval and authorization at a meeting of the shareholders of the Company, and (d) recommend that the shareholders of the Company vote for the approval and authorization of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger.

        On October 17, 2013, the board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the condition set forth in the merger agreement, are fair and advisable to and in the best interests of the Company and the unaffiliated shareholders and unaffiliated ADS holders, (b) approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (c) directed that the merger agreement and the plan of merger be submitted to the shareholders of the Company for approval and authorization at a meeting of the shareholders of the Company and recommended that the shareholders of the Company vote for the approval and authorization of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger.

        After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company, the Company's board of directors authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

        The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the "SEC," which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is                        ,                         at                          a.m. (Beijing Time). Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on                        ,                         .

        Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company's board of directors has undertaken to demand poll voting at the meeting.

        As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on                        ,                         , the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on                        ,                         . If the ADS depositary (i) timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADS, or (ii) if no instructions are received by the ADS depositary from an ADS holder with respect to any of the Shares represented by the holder's ADSs evidenced by such holder's American depositary receipts on or before the ADS record date, the ADS depositary will deem such holder to have instructed the ADS depositary to give discretionary proxy to a person designated by the Company to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, FOR the authorization of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs into Shares and become registered in the Company's register of members as the holders of Shares prior to the close of business in the Cayman Islands on                        ,                         , the Share record date. ADS holders who wish to convert their ADSs into Shares need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on                        ,                         together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being converted, or has given voting instructions to the ADS depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS depositary will arrange for

Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NASDAQ Global Select Market. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ Global Select Market, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the resolution to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger in the event that there are insufficient proxies received to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex E to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST CONVERT THEIR ADSs INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CONVERSION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                         ,                         , AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS NOT LATER THAN                         ,                         . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER

RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS OR HER ADSs INTO SHARES TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY'S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance in voting your Shares or ADSs, you may contact Ipreo Holdings LLC, the firm assisting us with this proxy solicitation, at +1 (888) 593-9546 (toll free) or +1 (212) 849-3880 (outside of the United States), or emailing to pactera@ipreo.com, Attention: Justin Reynolds.

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Ruby Rong Lu Chairman of the Special Committee	Chris Shuning Chen Chairman of the Board

The proxy statement is dated                        ,                         , and is first being mailed to the shareholders on or about                        ,                         .

Pactera Technology International Ltd.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
                        , 2013

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the members of Pactera Technology International Ltd. (the "Company") will be held on                        , 2013 at                         a.m. (Beijing Time) at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China.

        Only holders of common shares, par value $0.00139482, of the Company (the "Shares") of record at the close of business on                        , 2013 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as a special resolution:

    THAT the agreement and plan of merger, dated as of October 17, 2013 (the "merger agreement"), among the Company, BCP (Singapore) VI Cayman Acquisition Co. Ltd. ("Parent"), BCP (Singapore) VI Cayman Financing Co. Ltd. ("Midco") and BCP (Singapore) VI Cayman Merger Co. Ltd. ("Merger Sub") (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger between the Merger Sub and the Company required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the "plan of merger"), and any and all transactions contemplated by the merger agreement, including the merger (the "merger"), be and are hereby authorized and approved;

    THAT the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the merger agreement; and

  •
  as an ordinary resolution:

    THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        A list of the shareholders of the Company will be available at its principal executive offices at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        If you own American depositary shares of the Company, each representing one Share ("ADSs"), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on                        , 2013 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote directly at the extraordinary general meeting if you convert your ADSs into Shares, pay the ADS depositary's fees required for the conversion of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on                         , 2013, and become a registered holder of Shares by the close of business in the Cayman Islands on                        , 2013. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to the buyer group, the Company's board of directors authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company.

        Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than                        , 2013 at                         a.m. (Beijing Time), which is the deadline to lodge your proxy card. The proxy card is the "instrument of proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company's board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business on                        , 2013.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, provided that, if holders of ADSs abstain from voting or do not deliver specific voting instructions to the ADS depositary by                        , they will, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company (the "Designee"), unless the Company notifies the ADS depositary that (1) the Company does not wish such discretionary proxy to be given, (2) the Company is aware or should reasonably be aware that substantial opposition exists from holders of ADSs against the outcome for which the Designee would otherwise vote, or (3) the outcome for which the Designee would otherwise vote would materially and adversely affect the rights of the holders of Shares. It is the Company's intention that the Designee will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the authorization of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting.

        If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

        If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the authorization of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex E to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST CONVERT THEIR ADSs INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CONVERSION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                         , 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS NOT LATER THAN                        , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance in voting your Shares or ADSs, you may contact Ipreo Holdings LLC, the firm assisting us with this proxy solicitation, at +1 (888) 593-9546 (toll free) or +1 (212) 849-3880 (outside of the United States), or emailing to pactera@ipreo.com, Attention: Justin Reynolds.

        The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.
In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.
The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer, attorney, or other person duly authorized to sign the same.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.
Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, unless notice in writing of such death, insanity, revocation or transfer was received by the Company at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China at least two hours before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Chris Shuning Chen Chairman of the Board , 2013

Registered Office: c/o Codan Trust Company (Cayman) Limited Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KY1-111 Cayman Islands

Head Office Address: Building C-4, No. 66 Xixiaokou Road Haidian District, Beijing 100192 People's Republic of China

i

SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 133.

        In this proxy statement, the terms "we," "us," "our," and the "Company" refer to Pactera Technology International Ltd. and its subsidiaries and predecessor entities. All references to "dollars" and "$" in this proxy statement are to U.S. dollars. We refer to BCP (Singapore) VI Cayman Acquisition Co. Ltd. as "Parent." We refer to BCP (Singapore) VI Cayman Financing Co. Ltd. as "Midco." We refer to BCP (Singapore) VI Cayman Merger Co. Ltd. as "Merger Sub." We refer to Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Jun Su, Ms. He Jin, Mr. Chu Tzer Liu, Mr. Jian Wu, Mr. Junbo Liu, Mr. Jinsong Li and Mr. Minggang Feng collectively as the "Management Buyers." We refer to Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. collectively as "GGV." We refer to the Management Buyers and GGV collectively as the "Rollover Shareholders." We refer to Blackstone Capital Partners (Cayman II) VI L.P. as the "sponsor" or as the "guarantor," as applicable, and together with Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. and Blackstone Management Associates (Cayman) VI L.P., as "Blackstone". We refer to Parent, Midco, Merger Sub, the Rollover Shareholders and Blackstone collectively as the "buyer group." We refer to the shareholders of the Company and the holder of the Company's ADSs (other than Parent, Midco, Merger Sub, the sponsor, the guarantor, the buyer group parties and the directors and officers of the Company, and their respective affiliates) as the "unaffiliated shareholders" and "unaffiliated ADS holders," respectively.

        Also in the proxy statement, we refer to the Agreement and Plan of Merger, dated as of October 17, 2013, among the Company, Parent, Midco and Merger Sub, as the "merger agreement," as it may be amended from time to time. We refer to the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement as the "plan of merger." We refer to the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, as the "Cayman Companies Law." We refer to the United States as "U.S.A." or "U.S." We refer to the Securities Exchange Act of 1934, as amended, as the "Exchange Act" and the U.S. Securities and Exchange Commission as the "SEC". The "merger" refers to the merger contemplated by the merger agreement. "Shares" refers to the registered common shares, par value $0.00139482 per share, of the Company, including the Shares represented by the American depositary shares, each representing one Share (the "ADSs"). A "Rollover Share" is a Share to be contributed to Parent pursuant to the contribution agreements by the Rollover Shareholders. An "Excluded Share" is either a Rollover Share or a Share held by Parent, the Company or any of their subsidiaries. A "Dissenting Share" is a Share owned by any shareholder who has validly exercised and has not effectively withdrawn or lost its dissenter rights under Section 238 of the Cayman Companies Law. The "ADS depositary" refers to Deutsche Bank Trust Company Americas. The "ADS deposit agreement" is the deposit agreement, dated June 29, 2010, as amended on November 9, 2012, by and among the Company, the ADS depositary and the owners and beneficial owners of ADSs issued under such deposit agreement.

The Parties Involved in the Merger

The Company

        The Company is a leading global consulting and technology services provider strategically headquartered in China. The Company provides IT consulting services, research and development and other outsourcing services to a wide range of leading multinational firms through a globally integrated network of onsite and offsite delivery locations in China, the United States, Japan, Europe, Singapore, Australia and Malaysia to meet clients' increasing demands for seamless global delivery and support. Its comprehensive services include business and technology advisory, enterprise application services, business intelligence, application development & maintenance, mobility, cloud computing, infrastructure management, software product engineering & globalization, and business process outsourcing. Capitalizing on its efficient delivery model and customized service offerings, the Company provides to our clients one-stop solutions that ensure stable and effective support of their business strategies.

        The principal executive offices of the Company are located at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, People's Republic of China. Its telephone number at this address is +86 10 5987 5000 and the fax number is +86 10 5987 5050. The Company's registered office in the Cayman Islands is located at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

        For a description of the Company's history, development, business and organizational structure, see the annual report on Form 20-F for the year ended December 31, 2012, filed on April 25, 2013, which is incorporated herein by reference. See "Where You Can Find More Information" beginning on page 133 for a description of how to obtain a copy of the annual report.

Parent

        BCP (Singapore) VI Cayman Acquisition Co. Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent is a holding company formed solely for the purpose of holding the equity interest in Midco and arranging and entering into the related investment transactions.

        The registered office of Parent is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

Midco

        BCP (Singapore) VI Cayman Financing Co. Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent. Midco is a holding company formed by Parent solely for the purpose of holding the equity interest in Merger Sub and arranging and entering into the related financing and investment transactions.

        The registered office of Midco is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

Merger Sub

        BCP (Singapore) VI Cayman Merger Co. Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Midco. Merger Sub is a holding company formed by Midco solely for the purpose of effecting the merger.

        The registered office of Merger Sub is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd.

        Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. is a private company limited by shares incorporated under the laws of Singapore. The registered office of Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. is located at 3 Anson Road, Springleaf Tower, Singapore 079909 and its telephone number is +65 6850 7500.

Blackstone Capital Partners (Cayman II) VI L.P.

        Blackstone Capital Partners (Cayman II) VI L.P. is a Cayman Islands limited partnership. The registered office of Blackstone Capital Partners (Cayman II) VI L.P. is located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

Blackstone Management Associates (Cayman) VI L.P.

        Blackstone Management Associates (Cayman) VI L.P. is a Cayman Islands limited partnership with its registered office located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100. Blackstone Capital Partners (Cayman II) VI L.P., Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. and Blackstone Management Associates (Cayman) VI L.P. are collectively referred to as "Blackstone" in this proxy statement.

Chris Shuning Chen

        Mr. Chris Shuning Chen is the non-executive chairman of our board of directors. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 (10) 5987 5000. He is a citizen of the People's Republic of China and his principal occupation is the chairman of our board of directors.

Tiak Koon Loh

        Mr. Tiak Koon Loh is our chief executive officer and one of our directors. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 10 5987 5000. He is a citizen of Singapore and his principal occupation is as a director and officer of the Company.

David Lifeng Chen

        Mr. David Lifeng Chen is our president. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 10 5987 5000. He is a citizen of the United States of America and his principal occupation is as an officer of the Company.

Jun Su

        Mr. Jun Su is our corporate executive vice president. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 10 5987 5000. He is a citizen of the People's Republic of China and his principal occupation is as an officer of the Company.

He Jin

        Ms. He Jin is our senior vice president and chief human resources officer. Her business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China.

Her telephone number is +86 10 5987 5000. She is a citizen of the People's Republic of China and her principal occupation is as an officer of the Company. Ms. Jin has served as the Company's senior vice president and chief human resources officer since August 16, 2012. She served as the Company's director from November 2008 to November 30, 2010 and vice president from December 1, 2010 to August 15, 2012.

Chu Tzer Liu

        Mr. Chu Tzer Liu is our executive vice president. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 10 5987 5000. He is a citizen of Singapore and his principal occupation is as an officer of the Company. Mr. Liu has served as the Company's executive vice president since January 1, 2013. He served as the Company's senior vice president from December 1, 2009 to December 31, 2012. From November 2008 to November 30, 2009, he was a founder of AllianceSPEC Pte Ltd., a specialized IT professional services organization in Singapore focused on application software testing.

Jian Wu

        Mr. Jian Wu is our executive vice president. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 10 5987 5000. He is a citizen of the United States of America and his principal occupation is as an officer of the Company. Mr. Wu has served as the Company's executive vice president since November 9, 2012. From November 2008 to November 8, 2012, he served as the executive vice president and chief globalization officer of VanceInfo Technologies Inc.

Junbo Liu

        Mr. Junbo Liu is our executive vice president. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 10 5987 5000. He is a citizen of the United States of America and his principal occupation is as an officer of the Company. Mr. Liu has served as the Company's executive vice president since November 9, 2012. From November 2008 to November 8, 2012, he served as the executive vice president of VanceInfo Technologies Inc.

Jinsong Li

        Mr. Jinsong Li is our executive vice president. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 10 5987 5000. He is a citizen of the People's Republic of China and his principal occupation is as an officer of the Company. Mr. Li has served as the Company's executive vice president since January 1, 2011. He served as the Company's head of enterprise application service from November 2008 to October 31, 2009 and head of Japan business unit from November 1, 2009 to December 31, 2010.

Minggang Feng

        Mr. Minggang Feng is our executive vice president. His business address is Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. His telephone number is +86 10 5987 5000. He is a citizen of the People's Republic of China and his principal occupation is as an officer of the Company. Mr. Feng has served as the Company's executive vice president since January 1, 2013. He served as the Company's vice president from January 1, 2011 to December 31, 2011 and senior vice president from January 1, 2012 to December 31, 2012. From

November 2008 to December 31, 2010, he served as the vice president of Beida Jade Bird Software Group.

Granite Global Ventures II L.P.

        Granite Global Ventures II L.P. is a Delaware limited partnership. The registered office of Granite Global Ventures II L.P. is located at 15 East North Street, Dover, Delaware 19901, New Castle County, and its telephone number is +1-650-475-2150.

GGV II Entrepreneurs Fund L.P.

        GGV II Entrepreneurs Fund L.P. is a Delaware limited partnership. The registered office of GGV II Entrepreneurs Fund L.P. is located at 15 East North Street, Dover, Delaware 19901, New Castle County and its telephone number is +1-650-475-2150.

        During the last five years, none of the persons referred to above under the heading titled "The Parties Involved in the Merger", or the respective directors or executive officers of the Company, members of the buyer group and their affiliates as listed in Annex F of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 93)

        You are being asked to vote to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Once the merger agreement and plan of merger are authorized and approved by a special resolution of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name "Pactera Technology International Ltd." following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 93)

        Under the terms of the merger agreement, at the effective time of the merger, each Share of the Company (including the Shares represented by ADSs), other than the Excluded Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive $7.30 in cash without interest, and because each ADS represents one Share, each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will be cancelled in exchange for the right to receive an amount in cash equal to the merger consideration, less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement, in each case, net of any applicable withholding taxes.

        The Excluded Shares will remain outstanding and will not be cancelled and no payment or distribution will be made with respect thereto. Each Rollover Share will remain outstanding and will be contributed to Parent in exchange for the right to subscribe for the ordinary shares of Parent in accordance with the contribution agreements. Each Dissenting Share will be cancelled for the right to receive the fair value of such Dissenting Share as determined in accordance with Section 238 of the Cayman Companies Law. See "Dissenter Rights" beginning on page 117 for additional information.

Treatment of Share Options (Page 94)

        Unless otherwise determined by Parent, each outstanding option of the Company, whether vested or unvested, will be rolled over into either (i) equivalent options to acquire shares of common stock of Parent or (ii) a number of restricted stock units of Parent equal to the result of (A) the excess, if any, of the aggregate merger consideration over the aggregate per share exercise price (the "Option Spread"), divided by (B) the per share merger consideration, in the sole discretion of Parent, in each case to be held under and pursuant to the terms of the equity incentive plan of Parent and relevant rollover award agreement, provided that the options or restricted share units of Parent, as the case may be, granted in substitution for such options may be further adjusted as determined by Parent; provided, further that (1) in the event that Parent determines that (x) certain vested options of the Company are not to be rolled over into options to acquire shares of common stock or restricted share units of Parent, such options of the Company will be cancelled in exchange for a payment in cash in an amount equal to the Option Spread (subject to any applicable withholding), payable as promptly as possible after the effective time of the merger, and (y) certain unvested options of the Company are not to be rolled over into options to acquire shares of common stock of Parent or restricted share units of Parent, such options of the Company will be rolled over into the right to receive deferred cash in an aggregate amount equal to the Option Spread (subject to any applicable withholding) payable at the dates and on the same vesting conditions as the original option grant of the Company; and (2) if the per share exercise price of any such options of the Company is equal to or greater than the merger consideration, such option of the Company will be cancelled without any payment therefor.

Treatment of Restricted Shares and Restricted Share Units (Page 94)

        Unless otherwise determined by Parent, each outstanding restricted share and restricted share unit of the Company, whether vested or unvested, will be rolled over into a right to receive restricted shares or restricted share units, as the case may be, of Parent pursuant to the terms of the equity incentive plan of Parent and relevant rollover award agreement. For the avoidance of doubt, with respect to each outstanding restricted share of the Company that is rolled over into Parent, Parent may substitute a restricted share unit in lieu of a substituted restricted share, provided that the economic terms and conditions of the substituted restricted share unit shall be the same as would have applied to the substituted restricted share. With respect to each restricted share and restricted share unit of the Company that Parent determines is not to be rolled over, the holder will have the right to receive an amount in cash equal to the merger consideration in respect of each Share underlying such restricted share and restricted share unit of the Company, as the case may be, payable as promptly as practicable after the effective time or at the date(s) and on the same vesting conditions as the original restricted share and restricted share unit of the Company granted, as the case may be.

Record Date and Voting (Page 87)

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company's register of members at the close of business in the Cayman Islands on                        ,                         , the Share record date for voting at the extraordinary general meeting. If you own ADSs on                         ,                         , the ADS record date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City Time) on                        ,                         in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by converting your ADSs into Shares (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                        ,                         and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than                        ,                         , the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be                        Shares issued and outstanding and entitled to vote at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is                        ,                         at                          a.m. (Beijing Time). See "—Voting Information" below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 88)

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the buyer group.

        Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the Share record date, and assuming that all shareholders will be present and vote in person or by proxy at the extraordinary general meeting, approximately                        Shares would need to be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved by a special resolution.

        As of December 31, 2013, the buyer group beneficially owned in the aggregate 9,690,249 Shares, which represents 11.5% of the total issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans) entitled to vote. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 126 for additional information. Pursuant to the terms of the voting agreements, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Accordingly, based on the number of Shares expected to be outstanding on the Share record date,                         Shares owned by the shareholders not affiliated to the buyer group, which represents                        % of the total issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding                          Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans) entitled to vote, would need to be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved by a special resolution, assuming all shareholders will be present and vote in person or by proxy at the extraordinary general meeting.

        If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you.

Voting Information (Page 88)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting even in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                        ,                         at                          a.m. (Beijing Time).

        If you own ADSs as of the close of business in New York City on                        ,                         , the ADSs record date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on                         ,                         in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands not later than                        ,                         . If you wish to convert your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for conversion before the close of business in New York City on                        ,                         together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADS as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being converted or have given voting instructions to the ADS depositary as to the ADSs being converted but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

        If the ADS depositary (i) timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADSs, or (ii) if no instructions are received by the ADS depositary from an ADS holder with respect to any of Shares represented by the holder's ADSs evidenced by such holder's American depositary receipts (the "ADRs") on or before the ADS record date, the ADS depositary will deem such holder to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company (the "Designee") to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, FOR the authorization of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting.

Dissenter Rights of Shareholders (page 117)

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST CONVERT THEIR ADSs INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR SUCH CONVERSION, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY NOT LATER THAN                         ,                          AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                         ,                         . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

        We encourage you to read the section of this proxy statement entitled "Dissenter Rights" as well as Annex E to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (page 61)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders other than the holders of Excluded Shares and Dissenting Shares will be cashed out in exchange for $7.30 per Share, so that Parent, through Midco, will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. See "Special Factors—Buyer Group's Purpose of and Reasons for the Merger" beginning on page 61 for additional information.

        ADSs representing the Shares are currently listed on the NASDAQ Global Select Market under the symbol "PACT." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Midco and, indirectly, through Parent, by the buyer group. Following the completion of the merger, the ADSs will cease to be listed on the NASDAQ Global Select Market, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act, may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. 90 days after the filing of Form 15 in connection with the completion of the merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the

ADSs will terminate. See "Special Factors—Effect of the Merger on the Company" beginning on page 62 for additional information.

Plans for the Company after the Merger (Page 66)

        After the effective time of the merger, the buyer group anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will (i) cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Midco and, through Parent, beneficially owned by the buyer group, and (ii) have substantially more debt than it currently has. The buyer group currently plans to repay the debt incurred to finance the merger using the operating cash flow of the surviving company in accordance with the terms of the debt financing agreements. See "Special Factors—Financing—Debt Financing" beginning on page 69 for additional information.

Recommendations of the Special Committee and the Board of Directors (Page 43)

        The special committee unanimously (a) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of the Company and the unaffiliated shareholders and unaffiliated ADS holders, (b) approved and recommended that the board of directors of the Company approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, (c) recommended that the board of directors of the Company submit the merger agreement and the plan of merger to the shareholders of the Company for approval and authorization at a meeting of the shareholders of the Company, and (d) recommended that the shareholders of the Company vote for the approval and authorization of the merger agreement and the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger. Each of the Company and the Company's board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the Company's unaffiliated shareholders and unaffiliated ADS holders. ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE THE DIRECTORS AND OFFICERS OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTIONS DURING THE EXTRAORDINARY GENERAL MEETING.

Position of the Buyer Group as to Fairness (Page 49)

        Each member of the buyer group believes that the merger is substantively and procedurally fair to the Company's unaffiliated shareholders and unaffiliated ADS holders. Their belief is based upon the factors discussed under the caption "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 49.

        Each member of the buyer group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the buyer group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 68)

        The Company and the buyer group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger of approximately $                million, is anticipated to be approximately $                 million, assuming no exercise of appraisal rights by shareholders of the Company. In calculating this amount, the Company and the buyer group do not consider the value of the Rollover Shares which will, in connection with and at the effective time of the merger, be exchanged for shares of Parent, or the Shares (including such Shares represented by ADSs) held by Parent, the Company or any of their subsidiaries, which will remain outstanding and will not be cancelled and no payment or distribution shall be made with respect thereto. This amount is expected to be funded through one or a combination of the following: (a) debt financing of up to $395.0 million pursuant to a debt commitment letter issued by Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Asia Limited, Citibank, N.A., HSBC Securities (USA) Inc., HSBC Bank USA, N.A., and HSBC Bank (China) Company Limited Beijing Branch; and (b) equity financing of up to $240.0 million to be funded by the sponsor pursuant to an equity commitment letter. See "Special Factors—Financing" beginning on page 68 for additional information.

Contribution Agreements (Page 69)

        The Management Buyers have entered into a contribution agreement (the "management buyers contribution agreement") with Parent, pursuant to which they have agreed that, immediately prior to the closing of the merger, they as a group will (i) contribute at least 85% of Shares (including Shares represented by ADSs) beneficially owned by them to Parent in exchange for newly issued shares of Parent, and (ii) roll over at least 85% of the aggregate number of their restricted shares, restricted share units and options into substituted equity awards of Parent pursuant to the merger agreement.

        GGV has entered into a contribution agreement (the "GGV contribution agreement," collectively with the management buyers contribution agreement, the "contribution agreements") with Parent, pursuant to which GGV has agreed to, immediately prior to the closing of the merger, contribute all Shares (including Shares represented by ADSs) beneficially owned by GGV to Parent in exchange for newly issued shares of Parent.

Voting Agreements (Page 74)

        The Management Buyers entered into a voting agreement with Parent (the "management buyers voting agreement"), pursuant to which each of them has agreed, among other things, to vote or otherwise cause to be voted at the extraordinary general meeting all of his or her Shares (including restricted shares to the extent that such restricted shares have voting power) (A) in favor of the approval of the merger agreement and the transactions contemplated therein and any related action reasonably required in furtherance thereof, (B) against any other acquisition proposal, (C) against any other action, agreement or transaction that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the management buyers voting agreement or the performance by such management buyer of his or her obligations under the management buyers voting agreement, (D) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such management buyer contained in the management buyers voting agreement, (E) in favor of any adjournment or postponement of any shareholders' meeting as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement.

        GGV has entered into a voting agreement with Parent (the "GGV voting agreement," collectively with the management buyers voting agreement, the "voting agreements"), pursuant to which GGV has agreed to, and GGV has agreed to cause its affiliates to, among other things, vote or otherwise cause to be voted at the extraordinary general meeting all of its Shares (A) in favor of the approval of the merger agreement and the transactions contemplated therein and any related action reasonably required in furtherance thereof, (B) against any other acquisition proposal, (C) against any other action, agreement or transaction that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the GGV voting agreement or the performance by GGV of its obligations under the GGV voting agreement, (D) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of GGV contained in the GGV voting agreement, (E) in favor of any adjournment or postponement of any shareholders' meeting as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement.

        See "Special Factors—Voting Agreements" beginning on page 74 for additional information.

Limited Guarantee (Page 73)

        On October 17, 2013, Parent delivered a limited guarantee to the Company, in which the guarantor agreed to guarantee the obligations of Parent to pay a termination fee and reimburse certain expenses under certain circumstances set forth in the merger agreement. A copy of the limited guarantee is attached as Annex B to this proxy statement.

Consortium Agreement (Page 75)

        The Management Buyers, Mr. Sidney Xuande Huang and Red Pebble Acquisition Co. Pte. Ltd. entered into a consortium agreement on May 19, 2013. Red Pebble Acquisition Co. Pte. Ltd. was subsequently replaced by Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. and ceased to be a member of the consortium pursuant to a novation agreement dated October 17, 2013. Mr. Sidney Xuande Huang ceased to be a senior management member of the consortium pursuant to a letter agreement dated November 13, 2013. In this consortium agreement, the parties agreed to form a consortium to, among other things, jointly deliver a non-binding proposal to the Company's board of directors for the acquisition of all the Shares, including the Shares represented by ADSs, not beneficially owned by the consortium, and deal exclusively with each other with respect to the proposed transaction for nine months after the date of the consortium agreement, subject to certain exceptions and possible extension as set forth in the consortium agreement.

        See "Special Factors—Consortium Agreement" beginning on page 75 for additional information.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 126)

        As of December 31, 2013, the Company's directors and executive officers (including certain Management Buyers) collectively beneficially owned 8,721,753 Shares (including Shares represented by ADSs), or approximately 10.4% of the total outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans). See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 126 for additional information regarding the beneficial ownership of Shares by the other directors and executive officers of the Company and other Filing Persons.

        Pursuant to the merger agreement, Parent has agreed to, and to cause its direct or indirect shareholders and their respective affiliates to, vote their beneficially owned Shares in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger, at the extraordinary general meeting and at any other meeting of the shareholders of the Company called to seek shareholder approval for the merger agreement or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the merger agreement, the merger or any other transactions contemplated by the merger agreement is sought.

        Pursuant to the voting agreements, the Rollover Shareholders have agreed to vote all of the Shares (including Shares represented by ADSs and restricted shares to the extent that such restricted shares have voting power) they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of December 31, 2013, the Rollover Shareholders as a group beneficially owned, in the aggregate, 9,690,249 issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power), which represents 11.5% of the total issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans) entitled to vote.

Opinion of the Special Committee's Financial Advisor (Page 55)

        On October 17, 2013, J.P. Morgan Securities (Asia Pacific) Limited ("J.P. Morgan") rendered an oral opinion to the special committee (which was confirmed in writing by delivery of a written opinion by J.P. Morgan dated the same date), as to the fairness, from a financial point of view, to the holders of Shares and ADSs (in each case, other than Excluded Shares and Dissenting Shares), of the $7.30 per Share merger consideration to be received by them in the merger, as of October 17, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion.

        The opinion of J.P. Morgan was addressed to the special committee and only addressed the fairness, from a financial point of view, to the holders of Shares and ADSs (in each case other than Excluded Shares and Dissenting Shares), of the consideration to be received by them in the merger, and does not address any other aspect or implication of the merger. The summary of the opinion of J.P. Morgan in this proxy statement is qualified in its entirety by reference to the full text of the written opinion of J.P. Morgan, which is included as Annex D to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of the written opinion of J.P. Morgan. However, the opinion of J.P. Morgan and the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any holder of the Shares or the ADSs as to how to act or vote with respect to the merger or related matters. See "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 55 for additional information.

Interests of the Company's Executive Officers and Directors in the Merger (Page 76)

        In considering the recommendations of the board of directors, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

  •
  the beneficial ownership of equity interests in Parent by the Management Buyers (after the completion of the contribution of Rollover Shares and certain Company equity awards contemplated by the contribution agreement to which the Management Buyers are parties);

  •
  the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions;

  •
  the potential enhancement or decline of the share value of Parent, in which the Management Buyers will have beneficial ownership as a result of the merger, and future performance of the surviving company;

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  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

  •
  the compensation of members of the special committee in exchange for their services in such capacity at a monthly amount of $10,000 per member (or, in the case of the chairman of the special committee, a monthly amount of $16,000), the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger; and

  •
  the cash-out of certain in-the-money options, restricted shares and restricted share units held by certain of the Company's directors and executive officers.

        As of December 31, 2013, the Company's directors and executive officers (including certain Management Buyers) collectively beneficially owned 8,721,753 Shares (including Shares represented by ADSs), or approximately 10.4% of the total outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans). See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 76 for additional information.

        The special committee and the Company's board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 76 for additional information.

Conditions to the Merger (Page 110)

        The obligations of each party to consummate the merger are subject to the satisfaction of the following conditions:

  •
  the approval of the merger agreement at the Company's shareholders' meeting by the affirmative vote of the holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy at the Company's shareholders' meeting;

  •
  no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of merger; and

  •
  the parties having made all necessary filings under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (if required) and having received, if necessary, clearance under the necessary filings under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (if required) approving the merger.

        The obligations of Parent, Midco and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  as of the date of the merger agreement and as of the closing date of the merger as if made on such date (except, with respect to (a) through (d) below, to the extent expressly made as of a specific date, in which case as of such date), (a) the representations and warranties of the Company in the merger agreement regarding the Company's capitalization being true and correct in all but de minimis respects, (b) the representations and warranties of the Company in the merger agreement regarding the organization and qualification of the Company and its subsidiaries, the Company's authority to enter into the merger agreement, the required shareholder approval for the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, (including the merger), no conflict with the memorandum and articles of association of the Company and its subsidiaries, and no brokerage or finder's fees in connection with the merger agreement, in each case, being true and correct, (c) the representations and warranties by the Company regarding compliance with anti-corruption laws, being true and correct, without giving effect to any qualification by "materiality", and (d) all other representations and warranties of the Company set forth in the merger agreement being true and correct, without giving effect to any qualification by "materiality" or Company Material Adverse Effect, except where the failure of such representations and warranties to be true and correct does not constitute a Company Material Adverse Effect;

  •
  the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

  •
  since the date of the merger agreement, there having not occurred and been continuing a Company Material Adverse Effect; and

  •
  the Company having delivered to Parent a certificate, dated the closing date of the merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent, Midco and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger (in each case interpreted without giving effect to any qualification by "materiality"), as if made on and as of such date, except (a) to the extent expressly made as of a specific date, in which case as of such date and (b) where the failure of such representations and warranties to be true and correct, has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent, Midco or Merger Sub to consummate the transactions contemplated by the merger agreement and the plan of merger;

  •
  Parent, Midco and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

  •
  Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

Acquisition Proposals (Page 103)

  •
  The Company and its Subsidiaries will not, and will instruct their representatives not to, directly or indirectly, (a) solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal (as defined below under "The Merger Agreement—Acquisition Proposals") or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its subsidiaries to any person (other than Parent, Midco, Merger Sub or any designees of Parent, Midco or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal, (c) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and The Blackstone Group (HK) Limited in respect of the transactions contemplated by the merger agreement,) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal, (d) amend or grant any waiver or release (but the Company may grant any consent) under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, or (e) propose or agree to do any of the foregoing. The Company will immediately cease and cause to be terminated all discussions or activities with any person existing as of the date of the merger agreement regarding any Acquisition Proposal and request return or destruction of all information by each person that has executed a confidentiality agreement in connection with such person's consideration of acquiring the Company or any of its subsidiaries.

  •
  Notwithstanding the foregoing, prior to obtaining from the shareholders of the Company the approval of the merger agreement at the meeting of the shareholders, if the Company or any of its subsidiaries or representatives receives an unsolicited bona fide written Acquisition Proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Company, its subsidiaries and their representatives may (a) contact the person who has made such proposal to clarify and understand the terms and conditions of the proposal so as to determine whether such proposal constitutes or could reasonably be expected to result in a superior proposal, (b) provide information (including non-public information) with respect to the Company or its subsidiaries in response to the request of the person who made such proposal, and/or (c) engage or participate through the special committee in any discussions or negotiations with the person who has made such proposal; provided, that prior to taking any action described in (b) or (c) above, the board of directors of the Company (or the special committee) shall have determined in good faith (after consultation with its independent financial advisor and legal counsel) that such proposal constitutes or could reasonably be expected to result in a superior proposal. The Company will promptly (and, in any event, within 24 hours) notify Parent if it or any of its representatives becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the board of directors of the Company (or any committee thereof) or any representative of the Company, indicating, in connection with such notice, the identity of the person making such offer or proposal and the material terms and conditions of any proposals or offers and will keep Parent reasonably informed of the status of any such discussions or negotiations (including copies of all material written correspondence relating to such Acquisition Proposal or requests exchanged between the Company or any of its subsidiaries, on the one hand, and the person making such Acquisition Proposal or request, on the other hand). None of the Company and the board of directors of the Company (or any committee thereof) will enter into any binding agreement or contract with any person to limit the Company's ability to give prior notice to Parent of its intention to effect a change in the Company recommendation or to terminate the merger agreement in light of a superior proposal.

Termination of the Merger Agreement (Page 111)

        The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained (except as expressly set forth below):

  •
  by mutual written consent of Parent and the Company;

  •
  by either Parent or the Company, if:

  •
  the merger is not completed by nine months after the date of the merger agreement; provided, that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date is caused by such party's failure to fulfill any obligation under the merger agreement or other intentional breach;

  •
  any governmental entity having enacted, issued, promulgated, enforced or entered any law or order which has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by the merger agreement, including the merger, which shall be in effect and have become final and non-appealable; provided, that this termination right is not available to a party if the circumstances described in the foregoing are caused by such party's failure to perform any of its obligations under the merger agreement or other intentional breach; or

  •
  the shareholders of the Company do not approve the merger agreement at the meeting of shareholders or any adjournment or postponement thereof; or

  •
  by Parent:

  •
  upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of the Company becomes untrue, such that the corresponding conditions to closing would not be satisfied and such breach would not be curable or, if curable, has not been cured within the earlier of (a) thirty business days following receipt of written notice by the Company from Parent of such breach and (b) any shorter period of time that remains between the date Parent provides written notice of such breach and the date that is nine months after the date of the merger agreement; or

  •
  if (a) the board of directors of the Company has effected a change in the Company recommendation; provided, that Parent's right to terminate the merger agreement pursuant to this clause will expire on the earlier of (i) ten business days after a change in the Company recommendation and (ii) the opening of the polls at the Company shareholders' meeting with respect to the shareholder approval, or (b) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a superior proposal) is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such Acquisition Proposal, the Company has not filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; or

  •
  by the Company:

  •
  (a) upon a breach by Parent, Midco or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of Parent, Midco and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied and such breach would not be curable or, if curable has not been cured within the earlier of (i) thirty business days following receipt of written notice by Parent from the Company of such breach and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the date that is nine months after the date of the merger agreement or (b) if at any time the guarantee by Blackstone Capital Partners (Cayman II) VI L.P. in favor of the Company is not in full force and effect in all material respects and such condition is not cured within nine months after the date of the merger agreement and five business days following receipt of written notice by Parent from the Company;

    •
    prior to obtaining the shareholder approval, in order to enter into an alternative acquisition agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Company's non-solicitation obligations described above, and that the board of directors of the Company (or the special committee) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a superior proposal and that failure to enter into an alternative acquisition agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors' fiduciary duties;

    •
    if the Company has effected a change in the Company recommendation; after the board of directors of the Company (or the special committee) has determined in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties; or

    •
    if (a) all the conditions for the obligations of Parent, Midco and Merger Sub to consummate the merger have been satisfied or waived by Parent, Midco and Merger Sub (other than those conditions that by their nature are only capable of being satisfied at the closing), (b) Parent, Midco or Merger Sub have failed for any reason to consummate the closing within two business days following the date on which the closing should have occurred, and (c) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or that the Company is willing to waive any unsatisfied conditions and (y) the Company stands ready, willing and able to consummate the merger, plan of merger and transactions contemplated by the merger and plan of merger during such period.

Termination Fee (Page 113)

        The Company is required to pay Parent a termination fee of $16.3 million and all reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its affiliates on or prior to the termination of the merger agreement, in connection with the transactions contemplated by the merger agreement (including the financing), if:

  •
  the merger agreement is terminated by Parent due to a breach by the Company of any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of the Company becomes untrue, such that the corresponding conditions to closing would not be satisfied and such breach would not be curable or, if curable, has not been cured within the earlier of (a) thirty business days following receipt of written notice by the Company from Parent of such breach and (b) any shorter period of time that remains between the date Parent provides written notice of such breach and the date that is nine months after the date of the merger agreement;

  •
  the merger agreement is terminated by Parent due to (a) the board of directors of the Company effecting a change in the Company recommendation; or (b) a tender or exchange offer for

    Shares that constitutes an Acquisition Proposal (whether or not a superior proposal) is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such Acquisition Proposal, the Company has not filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer;

  •
  the merger agreement is terminated by the Company prior to obtaining the shareholder approval, in order to enter into an alternative acquisition agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Company's non-solicitation obligations described above, and that the board of directors of the Company (or the special committee) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a superior proposal and that failure to enter into an alternative acquisition agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors' fiduciary duties; or

  •
  the merger agreement is terminated by the Company after the board of directors of the Company has effected a change in the Company recommendation; or after the board of directors of the Company (or the special committee) has determined in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties.

        The Company is also required to pay Parent a termination fee of $16.3 million if (a) the merger agreement is validly terminated by Parent or the Company due to (i) the merger not becoming effective prior to the date that is nine months after the date of the merger agreement or (ii) the failure of the receipt of the Company shareholder approval, (b) none of Parent, Midco or Merger Sub is in material breach of any of its representations, warranties or covenants under the merger agreement that would result in the conditions set forth in the merger agreement with respect to the representations, warranties and covenants of Parent, Midco or Merger Sub not being satisfied, curable or cured within the earlier of (x) thirty business days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the date that is nine months after the date of the merger agreement, (c) at or prior to the time of the termination of the merger agreement a third party publicly discloses a bona fide Acquisition Proposal (such Acquisition Proposal, being an "Outstanding Proposal"), and (d) within twelve months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to the Outstanding Proposal or the Outstanding Proposal is consummated (whether or not such Outstanding Proposal was the same Outstanding Proposal referred to in the preceding clause (c)).

        Parent is required to pay the Company a termination fee of $29.3 million and all reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by the Company and its affiliates on or prior to the termination of the merger agreement, in connection with the transactions contemplated by the merger agreement if:

  •
  the merger agreement is terminated by the Company (a) upon a breach by Parent, Midco or Merger Sub of any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of Parent, Midco and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied and such breach would not be curable or, if curable has not been cured within the earlier of (i) thirty business days following receipt of written notice by Parent from the Company of such breach and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the date that is nine months after the date of the merger agreement or (b) if at any time the guarantee by Blackstone Capital Partners (Cayman II) VI L.P. in favor of the Company is not in full force and effect in all material respects and such condition continues until the earlier of the date that is nine months after the date of the merger agreement and five business days following receipt of written notice by Parent from the Company; or

  •
  the merger agreement is terminated by the Company due to (a) all the conditions to closing for the obligations of Parent, Midco and Merger Sub to consummate the merger having been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or waived by Parent, Midco and Merger Sub, (b) Parent, Midco or Merger Sub having failed for any reason to consummate the closing within two business days following the date on which the closing should have occurred, and (c) the Company having irrevocably confirmed by written notice to Parent that (x) all conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or that the Company is willing to waive any unsatisfied conditions and (y) the Company stands ready, willing and able to consummate the merger, plan of merger and transactions contemplated by the merger and plan of merger during such period.

Material U.S. Federal Income Tax Consequences (Page 80)

        For a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences"), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. See "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 80 for additional information.

Material PRC Income Tax Consequences (Page 83)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of cash for the Company's Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents based on the current law and practice in China. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax law, then gain recognized on the receipt of cash for the Company's Shares or ADSs pursuant to the merger by the Company's shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any). Whether or not the Company is considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. See "Special Factors—Material PRC Income Tax Consequences" beginning on page 83 for additional information.

Material Cayman Islands Tax Consequences (Page 83)

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt by the Company's shareholders or ADS holders of cash for the Shares or ADSs under the terms of the merger, except that (a) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed in or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. See "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 83 for additional information.

Regulatory Matters (Page 80)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette, and (ii) necessary filings under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Accounting Treatment of the Merger (Page 80)

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the ADSs (Page 84)

        The closing price of the ADSs on the NASDAQ Global Select Market on May 17, 2013, the last trading date immediately prior to the Company's announcement on May 20, 2013 that it had received a going-private proposal, was $5.26 per ADS. The merger consideration of $7.30 per Share, or $7.30 per ADS, to be paid in the merger represents a premium of approximately 39% to that closing price. On                        ,                         , the most recent practicable date before the printing of this proxy statement, the high and low reported sales price of our ADSs were $                        and $                        , respectively.

Provisions for Unaffiliated Security Holders (Page 116)

        No provision has been made to (a) grant the Company's unaffiliated shareholders or unaffiliated ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:    What is the merger?

A:
The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the buyer group, and as a result of the merger, the ADSs will no longer be listed on the NASDAQ Global Select Market, and the Company will cease to be a publicly traded company.

Q:    What will I receive in the merger?

A:
If you own Shares and the merger is completed, you will be entitled to receive $7.30 in cash, without interest and net of any applicable withholding taxes, for each Share (other than the Excluded Shares and the Dissenting Shares) you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the Cayman Companies Law).

  If you own ADSs (other than ADSs which represent Excluded Shares) and the merger is completed, you will be entitled to receive $7.30 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger.

  See "Special Factors—Material U.S. Federal Income Tax Consequences," "Special Factors—Material PRC Income Tax Consequences" and "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 83 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:    How will the Company's share options be treated in the merger?

A:
At the effective time of the merger, each option to purchase Shares pursuant to each of (i) the ThinkPlus Investment Limited 2005 Stock Plan, (ii) the VanceInfo Technologies Inc. 2007 Share Incentive Plan, (iii) the HiSoft Technology International Limited Amended and Restated Share Incentive Plan, (iv) the HiSoft Technology International Limited 2011 Equity Incentive Plan and (v) the Pactera Financial Solutions 2011 Share Incentive Plan of the Company, each as amended and supplemented (collectively, the "Company Share Incentive Plans") that is outstanding will be rolled over into either (a) equivalent options to acquire shares of common stock of Parent, or (b) a number of restricted stock units of Parent equal to (i) the excess of the aggregate merger consideration over the aggregate per share exercise price, divided by (ii) $7.30 in the sole discretion of Parent; provided that the options or restricted stock units of Parent, as the case may be, granted in substitution for such options may be further adjusted as determined by Parent (x) consistent with Parent's capital structure at the closing of the transactions contemplated by the merger agreement and (y) to extend the duration of the substituted award if permitted by law and consistent with the terms of the equity incentive plan of Parent; provided, further that (A) in the event that Parent determines that (1) certain vested options of the Company are not to be rolled over into options to acquire shares of common stock of Parent or restricted stock units of Parent, such options of the Company shall be cancelled in exchange for payment in cash of an amount equal to the excess of the aggregate merger consideration over the aggregate per share exercise price (subject to any applicable withholding), payable as promptly as possible after the effective time of the merger, and (2) certain unvested options of the Company are not to be rolled over into options to acquire shares of common stock of Parent or restricted stock units of Parent, such unvested Company options shall be rolled over into the right to receive deferred cash in an aggregate amount equal to the excess of the aggregate merger consideration over the aggregate per share exercise price (subject to any applicable withholding), payable at the dates and on the same vesting conditions as the original option grant from the Company; and (B) if the per share exercise price of any such Company option is equal to or greater than the merger consideration, such Company option shall be cancelled at closing without any payment.

Q:    How will the Company's restricted shares and restricted share units be treated in the merger?

A:
At the effective time of the merger and following the contribution of the Rollover Shares to Parent, each restricted share and restricted share unit issued pursuant to the Company Share Incentive Plans that is vested and outstanding, unless otherwise determined by Parent, shall be rolled over into the right to receive a substituted restricted share or restricted share unit, as the case may be, in Parent, pursuant to the terms of the equity incentive plan of Parent and applicable rollover restricted share or restricted share unit award agreement, as the case may be; provided that with respect to each restricted share and restricted share unit of the Company that Parent determines should not be rolled over, the holder will have the right to receive an amount in cash equal to $7.30 in respect of each Share underlying such restricted share or restricted share unit of the Company as promptly as practicable after the effective time of the merger.

  Each restricted share and restricted share unit of the Company issued pursuant to the Company Share Incentive Plans that is not vested and remains outstanding as of immediately prior to the effective time of the merger, will be, unless otherwise determined by Parent, rolled over into the right to receive a substituted unvested restricted share or unvested restricted share unit, as the case may be, in Parent, pursuant to the terms of the equity incentive plan of Parent and applicable rollover restricted share or restricted share unit award agreement, as the case may be; provided, that with respect to each restricted share and restricted share unit of the Company that is not rolled over, the holder shall have the right to receive an amount in cash equal to the $7.30 in respect of each Share underlying such restricted share or restricted share unit of the Company, as the case may be, payable at the date(s) and on the same vesting conditions as the grant of the original restricted share or restricted share unit of the Company, as the case may be.

  With respect to each restricted share that is rolled over into Parent, Parent may substitute a restricted share unit in Parent in lieu of a substituted restricted share in Parent; provided, that the economic terms and conditions of the substituted restricted share unit are the same as would have applied to the substituted restricted share.

Q:    After the merger is completed, how will I receive the merger consideration for my Shares?

A.
If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), a paying agent appointed by Parent will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your

  Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $7.30 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:    After the merger is completed, how will I receive the merger consideration for my ADSs?

A:
If your ADSs are evidenced by ADRs, unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $7.30 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, for each ADS evidenced by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will send you a check for the per ADS merger consideration of $7.30 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:    When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on                        ,                         , at                         a.m. (Beijing Time) at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192                        , the People's Republic of China.

Q:    What matters will be voted on at the extraordinary general meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•
to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement; and

•
to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

Q:    What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:
In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business in the Cayman Islands on                        ,                         , the Share record date for the extraordinary general meeting, we expect that there will be                        Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the voting agreements, the Rollover Shareholders have agreed to vote all of the Shares (including Shares represented by ADSs and restricted shares to the extent that such restricted shares have voting power) beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of December 31, 2013, the Rollover Shareholders collectively beneficially owned, in the aggregate, approximately 11.5% of the total issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans) entitled to vote.

Q:    What vote of our shareholders is required to approve the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The authorization and approval of the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

  The proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of the majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:    How does the Company board of directors recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the special committee, our board of directors by a unanimous vote recommends that you vote:

•
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•
FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement; and

•
FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:    Who is entitled to vote at the extraordinary general meeting?

A:
The Share record date is                        ,                         . Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is                        ,                         . Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs into Shares by the close of business in New York City on                        ,                         and become a holder of Shares by the close of business in the Cayman Islands on the Share record date.

Q:    What constitutes a quorum for the extraordinary general meeting?

A:
Two or more registered shareholders entitled to vote and present in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized representative) representing not less than an aggregate of one-third in nominal value of the total issued voting Shares in the Company present throughout the meeting will constitute a quorum.

Q:    What effects will the merger have on the Company?

A:
As a result of the merger, the Company will cease to be a publicly-traded company and will be indirectly wholly owned by the buyer group. Your Shares and ADSs in the Company (other than the Excluded Shares or ADSs that represent the Excluded Shares) will be cancelled, and you (other than holders of the Excluded Shares or ADSs that represent the Excluded Shares) will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the NASDAQ Global Select Market, and the American depositary shares program for the ADSs will terminate.

Q:    When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first half of 2014. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:    What happens if the merger is not completed?

A:
If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement nor will the holders of any options, restricted shares or restricted share units receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NASDAQ Global Select Market, provided that the Company continues to meet the NASDAQ Global Select Market's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

  Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 113.

Q:    What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:    How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, see below for additional information.

Q:    How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on                        ,                         , the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event,

  so as to be received by the ADS depositary no later than 12:00 p.m. (New York City Time) on                        ,                         . The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary (i) timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, or (ii) if no instructions are received by the ADS depositary from an ADS holder with respect to any of Shares represented by the holder's ADSs evidenced by such holder's ADRs on or before the ADS record date, such ADS holder will be deemed to have instructed the ADS depositary to give a discretionary proxy to the Designee to vote in favor of the items set forth in the voting instructions.

  Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs into Shares prior to the close of business in New York City on                        ,                         and become a holder of Shares by the close of business in the Cayman Islands on                        ,                         , the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

  If you wish to convert your ADSs into Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for conversion prior to the close of business in New York City on                         ,                         together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS conversion fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:    If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:    What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, provided that, if holders of ADSs abstain from voting or do not deliver specific voting instructions to the ADS depositary by            , they will, under the terms of the

  ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to the Designee), unless the Company notifies the ADS depositary that (1) the Company does not wish such discretionary proxy to be given, (2) the Company is aware or should reasonably be aware that substantial opposition exists from holders of ADSs against the outcome for which the Designee would otherwise vote, or (3) the outcome for which the Designee would otherwise vote would materially and adversely affect the rights of the holders of Shares. It is the Company's intention that the Designee will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the authorization of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting.

Q:    May I change my vote?

A:
Yes, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Pactera Technology International Ltd., Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China;

•
second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•
third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City Time) on                        ,                         . A holder of ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

  •
  second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:    If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:    Am I entitled to dissenter rights?

A:
Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

  ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must convert their ADSs into Shares, pay the ADS depositary's fees required for such conversion, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on                        ,                         , and become registered holders of Shares by the close of business in the Cayman Islands on                        ,                         . Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Companies Law.

Q:    If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:
If you own ADSs and wish to exercise dissenter rights, you must convert your ADSs into Shares (in the case of a certificated ADS by delivering the certificate to Deutsche Bank Trust Company Americas at 60 Wall Street, New York, New York 10005, U.S.A., Tel. No.: +1 212 250 9100, Attn. James Kelly or Daniel Belean). Upon your payment of its fees, including the applicable ADS conversion fee ($0.05 per ADS) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being converted (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on                        ,                         .

  You must become a registered holder of your Shares and lodge a written notice of objection to the merger prior to the vote on the merger being taken and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law.

  We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. See "Dissenter Rights" beginning on page 117 as well as "Annex E—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement for additional information.

Q:    Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged Ipreo Holdings LLC ("Ipreo") as its proxy solicitor.

Q:    Do any of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders. These interests include, among others:

•
the beneficial ownership of equity interests in Parent by the Management Buyers (after the completion of the contribution of Rollover Shares and certain Company equity awards contemplated by the contribution agreement to which the Management Buyers are parties);

•
the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions;

•
the potential enhancement or decline of the share value of Parent, in which the Management Buyers will have beneficial ownership as a result of the merger, and future performance of the surviving company;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•
the compensation of members of the special committee in exchange for their services in such capacity at a monthly amount of $10,000 per member (or, in the case of the chairman of the special committee, a monthly amount of $16,000), the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger; and

•
the cash-out of certain in-the-money options, restricted shares and restricted share units held by certain of the Company's directors and executive officers.

  See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 76 for further discussion of how some of our Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:    How will our directors and officers vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
Pursuant to the management buyers voting agreement, Chris Shuning Chen, the non-executive chairman of our board of directors, and Tiak Koon Loh, our chief executive officer and one of our directors, and the other Management Buyers have agreed to vote all of the Shares (including Shares represented by ADSs and restricted shares to the extent that such restricted shares have voting power) they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. In addition, each of our other directors who beneficially owns Shares (including restricted shares to the extent that such restricted shares have voting power) has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of December 31, 2013, our directors and executive officers beneficially owned, in the aggregate, 8,721,753 issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power), which represents 10.4% of the total issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans) entitled to vote.

Q:    Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Ipreo, the firm assisting us with this proxy solicitation, at +1 (888) 593-9546 (toll free) or +1 (212) 849-3880 (outside of the United States), or emailing to pactera@ipreo.com, Attention: Justin Reynolds.

SPECIAL FACTORS

Background of the Merger

Most of the events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given.

        Between July 2012 and April 2013, representatives of Blackstone met on several occasions with members of management of the Company, including Mr. Chris Shuning Chen, non-executive chairman of the board of directors of the Company, Mr. Tiak Koon Loh, chief executive officer and a director of the Company, Mr. David Lifeng Chen, president of the Company, Mr. Sidney Xuande Huang, the former chief financial officer of the Company, and Mr. Jun Su, corporate executive vice president of the Company. During these meetings, the parties discussed, among other things, the business of the Company and, on such occasions prior to the merger of HiSoft Technology International Limited ("HiSoft") and VanceInfo Technologies Inc. ("VanceInfo") that formed the Company in November 2012, the businesses of such predecessor entities of the Company. The parties also discussed the possibility of an investment by Blackstone in the Company or the Company's predecessor entities, as applicable. There was no specific discussion about the possible financial or other terms of such a potential investment.

        On April 22, 2013, Blackstone signed a non-disclosure agreement with the Company regarding a potential investment in the Company and thereafter was provided certain information limited to historical data and legal diligence materials about the Company.

        Between April 22 and May 10, 2013, representatives of Blackstone and members of management of the Company discussed alternative structures for a potential transaction involving Blackstone and the Company, including a take-private transaction and a potential non-controlling investment by Blackstone in the Company. After various discussions among the parties during this period, they eventually determined that a going private transaction in which the parties would acquire control of the Company would be preferable as a commercial matter and would also provide liquidity for the Company's public shareholders.

        On May 10, 2013, Blackstone circulated to certain members of management of the Company a draft consortium agreement for a potential take-private transaction, and thereafter the parties and their advisors discussed the terms of such agreement, other than the proposed offer price which was not discussed until May 18, 2013.

        On May 18, 2013, Blackstone determined that the proposed offer price for the take-private transaction should be $7.50 per Share, which offer price was then discussed among representatives of Blackstone and members of management of the Company along with the terms of the consortium agreement.

        On May 19, 2013, Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Sidney Xuande Huang, Mr. Jun Su and an affiliate of Blackstone signed a consortium agreement, pursuant to which Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Sidney Xuande Huang, Mr. Jun Su and an affiliate of Blackstone agreed to participate, with each other on an exclusive basis during the exclusivity period under the consortium agreement, in a potential going private transaction involving the Company. The exclusivity period under the consortium agreement is nine months following the execution of the consortium agreement, provided that if during such period a definitive merger agreement is signed with the Company, then the exclusivity period is extended to the earlier of the consummation of the merger or the termination of the merger agreement. The consortium agreement provided, among other things, that the parties would submit a proposal to the Company's board of directors to acquire the Company in a "going private" transaction. Accordingly, Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Sidney Xuande Huang,

Mr. Jun Su and an affiliate of Blackstone prepared a preliminary non-binding proposal (the "Proposal Letter") to acquire all Shares and ADSs that were not beneficially owned by them or their affiliates for $7.50 per Share and $7.50 per ADS in cash (the "Proposal"). Later that day, Mr. Tiak Koon Loh and Mr. Chris Shuning Chen met and called the other members of the Company's board of directors to inform them of the Proposal. Until this day, the board members who later became members of the special committee had not been aware of the Proposal or any communications between Blackstone and certain members of the Company's management leading to the Proposal.

        On May 20, 2013, the buyer group submitted the Proposal Letter to the Company's board of directors. The Proposal Letter indicated that Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Sidney Xuande Huang, Mr. Jun Su and an affiliate of Blackstone had entered into a consortium agreement and had agreed to work with each other exclusively in pursuing a proposed acquisition of the Company. The Proposal Letter also stated that the consortium intended to finance the acquisition with a combination of debt and equity capital. On the same day, the Company issued a press release announcing its receipt of the Proposal Letter and furnished the press release as an exhibit to its current report on Form 6-K filed on May 20, 2013.

        On May 21, 2013, the board of directors of the Company held a meeting in Singapore. During the meeting, representatives of Orrick, Herrington & Sutcliffe LLP ("Orrick") provided the board of directors of the Company with an overview of the procedures, process and duties of directors in connection with the Proposal Letter and the recommended practice of establishing a committee of independent directors to evaluate the Proposal, including the special committee's mandate, resources, access to information and other aspects about the role of the special committee. Mr. Tiak Koon Loh outlined the main terms of the Proposal Letter to the other directors of the Company. Mr. Chris Shuning Chen and Mr. Tiak Koon Loh then recused themselves from the meeting due to the potential conflict of interest arising from their roles as directors of the Company and their interests in the proposed transaction as members of the buyer group.

        After discussion, the board of directors of the Company determined that it was advisable and in the best interests of the Company and its shareholders to establish a special committee consisting solely of independent directors of the Company, comprising Ruby Rong Lu, Terry McCarthy, Venkatachalam Krishnakumar and May Tung, with Ruby Rong Lu serving as chairman of the special committee. The board of directors determined that the special committee should review and consider the best course or courses of action for the Company in connection with the proposed transaction from the perspective of the shareholders unaffiliated with the buyer group and, if the special committee so determined, review, consider, respond to and negotiate the Proposal and any alternative transaction. The special committee was specifically authorized to, among other things, (1) explore, review and determine the best course or courses of action for the Company in order to maximize the Company's value in the best interests of its shareholders, (2) establish a process and procedures to review and evaluate the proposed transaction and any alternative transaction, including the authority to determine not to proceed with any transaction, (3) respond to all communications regarding the proposed transaction or any alternative transaction, (4) review and negotiate the terms and conditions of the proposed transaction or any alternative transaction, (5) solicit expressions of interest or other proposals for alternative transactions to the extent the special committee deemed appropriate, (6) provide third parties with access to confidential information regarding the Company in order to facilitate the proposed transaction or any alternative transaction, (7) determine, on behalf of the board of directors of the Company whether the proposed transaction or any alternative transaction is advisable, fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company special committee determines to be appropriate), (8) reject or disapprove the proposed transaction or any alternative transaction, or recommend such rejection or disapproval to the board of directors of the Company, if the special committee deemed appropriate in its sole discretion, (9) effect or recommend to the board of directors of the Company the consummation of the proposed transaction or any alternative transaction, and (10) retain for the benefit of the Company's shareholders, in the proposed transaction or any alternative transaction, such financial, legal and other advisers as the special committee deemed to be necessary or appropriate.

        On the same day, the special committee contacted a number of international law firms for the role of legal advisor to the special committee and invited four to interviews. On May 22, 2013, after considering proposals from and interviewing these prospective U.S. legal advisors, the special committee decided to retain Shearman & Sterling LLP ("Shearman & Sterling") as its U.S. legal advisor. Later that day, the Company issued a press release announcing the formation of the special committee and the retention of Shearman & Sterling as U.S. legal advisor. The press release was furnished as an exhibit to the current report on Form 6-K filed on May 23, 2013.

        Between May 21, 2013 and May 22, 2013, Ms. He Jin, Mr. Chu Tzer Liu, Mr. Jian Wu, Mr. Junbo Liu, Mr. Jinsong Li and Mr. Minggang Feng each agreed to join the buyer group and executed a joinder agreement to the consortium agreement dated May 22, 2013.

        On May 22, 2013, Blackstone informed other members of the buyer group that Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. (collectively, "GGV"), two existing shareholders of the Company, had also expressed an interest in pursuing the proposed transaction together with Blackstone and Mr. Tiak Koon Loh consented, on behalf of the senior management members, to GGV joining the buyer group.

        On the same day, the special committee sent a written communication to representatives of the management members of the buyer group to request that they not take certain actions, including (a) having any discussions or communications with any member of the buyer group or any affiliate or representative of the buyer group regarding his or her own employment, compensation or investment arrangements in connection with the proposed transaction, and (b) responding to any press and other third party enquiries and requests for information relating to the proposed transaction in any manner unless, after such enquiry or request has been referred to the special committee or its advisors, he or she has been instructed to respond to such request or enquiry by the special committee. In addition, the special committee requested the management members of the buyer group not to approach any other member of the management to join the buyer group.

        On May 23, 2013, Mr. Tiak Koon Loh, as the representative of the management members of the buyer group, called the chairman of the special committee to confirm that the management members would follow the special committee's instructions sent to the management members on May 22, 2013.

        Between May 22, 2013 and May 30, 2013, the special committee contacted five financial institutions that had expressed interest in being considered for the role of independent financial advisor to the special committee and requested that they submit detailed proposals, including their qualifications, proposed plan for managing the proposed transaction, advisory experience, core team members and their relevant experience and a fee proposal for consideration by the special committee.

        On May 23, 2013, a potential buyer ("Party A") contacted Shearman & Sterling to express an interest in pursuing a transaction with the Company and Shearman & Sterling conveyed the message to the special committee.

        On May 24, 2013, Shearman & Sterling sent a proposed confidentiality agreement to Ropes & Gray, legal counsel to the buyer group.

        On the same day, Shearman & Sterling sent a proposed confidentiality agreement to Cleary Gottlieb Steen & Hamilton ("Cleary"), counsel to the management members of the buyer group. On May 26, 2013, Shearman & Sterling and Cleary held a telephonic meeting to discuss the confidentiality agreement. During the meeting, Cleary expressed the view that the management members did not agree to sign a confidentiality agreement primarily because the management members would not conduct due diligence on the Company and were already subject to existing confidentiality and fiduciary obligations to the Company.

        On May 27, 2013, the special committee convened a meeting with representatives of Shearman & Sterling. The special committee and Shearman & Sterling discussed the status of the confidentiality agreement with Blackstone and engaging an independent financial advisor for the special committee. Shearman & Sterling also discussed certain criteria that the special committee should consider when appointing a financial advisor.

        On May 27, 2013, Blackstone and GGV entered into an investment agreement pursuant to which Blackstone and GGV agreed, among other things, that GGV would participate in the proposed transaction together with Blackstone pursuant to the terms of the investment agreement and the consortium agreement.

        On May 28, 2013, the special committee conducted in-person meetings to interview three candidates for the role of financial advisor to the special committee.

        On May 29, 2013, the special committee retained Conyers Dill & Pearman as its Cayman Islands legal advisor. From time to time thereafter, Shearman & Sterling discussed with Conyers Dill & Pearman aspects of Cayman Islands law that were relevant to the proposed transaction.

        On the same day, Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Sidney Xuande Huang, Mr. Jun Su, Ms. He Jin, Mr. Chu Tzer Liu, Mr. Jian Wu, Mr. Junbo Liu, Mr. Jinsong Li and Mr. Minggang Feng filed a Schedule 13D with the SEC in connection with the Proposal.

        On May 31, 2013, after considering the experience, qualifications and reputation of each of the three candidates for financial advisor, the special committee decided to engage J.P. Morgan as its financial advisor. Among the reasons for J.P. Morgan's selection were its extensive experience in merger and acquisition transactions, including representing special committees in going-private transactions, its leading technology services investment banking franchise and its history of successfully representing China-based companies. The special committee inquired with J.P. Morgan about its potential conflict of interest with respect to the proposed transaction. J.P. Morgan informed the special committee of its past and continuing relationships with members of the buyer group and that these relationships were unrelated to and otherwise not material in the context of the proposed transaction. J.P. Morgan also informed the special committee that it believed that these relationships would not affect its independence in providing financial advice to the special committee in the context of the proposed transaction. After reviewing the information provided by J.P. Morgan, the special committee concluded that J.P. Morgan would be independent for the purposes of providing financial advice to the special committee in the context of the proposed transaction. On June 3, 2013, the Company issued a press release regarding the special committee's appointment of J.P. Morgan as its financial advisor and furnished the press release as an exhibit to its Current Report on Form 6-K filed on June 5, 2013.

        On May 31, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan. After discussions with its advisors, the special committee decided that, to maximize the value of the Company in the best interests of the Company and its shareholders, the special committee would initiate a formal "market check" process to solicit interest from, and engage in discussions with, other potential qualified interested parties regarding a potential transaction involving the Company, and to evaluate any proposals it received. J.P. Morgan and the special committee discussed and agreed on a list of 21 potential bidders to be contacted, comprising 13 potential strategic bidders and eight potential financial bidders.

        On June 3, 2013, in anticipation of due diligence that bidders would conduct on the Company, J.P. Morgan prepared a financial due diligence request list based on which the Company started preparing a data room.

        Beginning on June 4, 2013, J.P. Morgan contacted the potential bidders previously identified to gauge their potential interest in a transaction involving the Company.

        Between June 5, 2013 and July 17, 2013, the Company assembled a virtual dataroom to facilitate due diligence to be conducted by potential bidders. The virtual dataroom was launched on July 17, 2013.

        On June 6, 2013, GGV filed with the SEC a Schedule 13D in connection with GGV's participation in the proposed transaction and the Proposal.

        On the same day, J.P. Morgan also initiated its own financial due diligence on the Company.

        On June 7, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan, at which meeting J.P. Morgan reported on the preliminary feedback that it had received from potential bidders, and Shearman & Sterling discussed the status of negotiations on the confidentiality agreement with Blackstone and its representatives.

        On June 14, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan. During the meeting, J.P. Morgan reported to the special committee that Party A had confirmed its interest in exploring a potential transaction involving the Company and that J.P. Morgan had requested Party A to submit a non-binding proposal indicating its preliminary offer for the Company.

        On June 19, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan. During the meeting, J.P. Morgan reported to the special committee that Party A was expected to inform J.P. Morgan of its position on whether or not to submit a non-binding proposal in the first week of July 2013, and that another potential bidder ("Party B") had also expressed an interest in pursuing a potential transaction involving the Company. The Committee instructed J.P. Morgan to follow up with Party A, Party B and other potential bidders that had not clearly indicated that they were not interested in a potential transaction involving the Company. The special committee and its advisors also discussed a memorandum regarding protocols for management regarding the "market check" process and discussions with potential bidders, and decided that such memorandum should be provided to management members before any potential bidder engaged in discussions with management.

        On June 25, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan, at which meeting the special committee and its advisors discussed the status of the negotiation of the confidentiality agreement with Blackstone and J.P. Morgan's financial due diligence on the Company.

        On July 2, 2013, Party A submitted a non-binding proposal for the acquisition of all outstanding Shares at a price range of $7.75 to $8.00 per Share and per ADS in cash. Party A indicated that it would require no more than four weeks to complete due diligence. On the same day, Party B submitted a non-binding proposal for the acquisition of all outstanding Shares at a price of $7.95 per Share and per ADS in cash. Party B indicated that it may require at least one month to complete due diligence. No other potential bidder contacted by J.P. Morgan expressed an interest in pursuing a transaction involving the Company. Therefore, no other potential bidder entered into any discussion with the Company with respect to a confidentiality agreement or conducted any due diligence on the Company.

        On July 5, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan. The special committee and its advisors discussed the proposals from Party A and Party B. J.P. Morgan reported to the special committee that, based on J.P. Morgan's discussions with Party A and Party B, the proposals from Party A and Party B were not conditional on retention of the current management members or any other arrangements with the management members.

        On the same day, at the instruction of the special committee, J.P. Morgan sent a confidentiality agreement to each of Party A and Party B. After negotiations between the special committee, Party A and their respective advisors, the special committee, on behalf of the Company, and Party A entered into a confidentiality agreement on July 11, 2013. Between July 12, 2013 and July 21, 2013, Shearman & Sterling and representatives of Party B had multiple discussions regarding a confidentiality agreement between Party B and the Company. J.P. Morgan also had multiple conversations with Party B to facilitate the confidentiality agreement discussions. Eventually Party B determined not to enter into a confidentiality agreement because it was unable to agree with the special committee on certain key provisions in the confidentiality agreement and decided not to pursue a transaction involving the Company. Other than its failure to enter into a confidentiality agreement with the Company, Party B did not indicate any reason for its decision not to pursue a transaction with the Company.

        On July 12, 2013, after approximately six weeks of negotiation between the special committee and Blackstone and their respective advisors, Blackstone executed a confidentiality agreement with the special committee. On July 16, 2013, the buyer group submitted a due diligence request list to the Company.

        On the same day, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan. During the meeting the special committee and its advisors discussed the status of the virtual dataroom and the anticipated agenda for meetings between the special committee and the Company's chief financial officer and corporate controller in Beijing on July 17, 2013 and meetings between the special committee and its advisors to be held in Beijing on July 18, 2013.

        On July 17, 2013, representatives of the special committee held a meeting with the Company's chief financial officer in Beijing to discuss the management projections that the management members were preparing and the assumptions underlying such projections.

        On July 18, 2013, the special committee, J.P. Morgan and Shearman & Sterling held meetings in Beijing. J.P. Morgan gave an update of its due diligence on the Company, and the parties discussed customary terms of a merger agreement that the special committee should consider in the proposed transaction.

        On July 23, 2013, J.P. Morgan sent a process letter to the buyer group and Party A, requesting that binding offers be submitted by August 23, 2013.

        On July 24, 2013, the special committee sent a memorandum to the Company's management to inform them of their duties to the Company as officers and employees of the Company in the "market check" process and to provide protocols for management in connection with their participation in the due diligence exercise to be conducted by potential bidders, and certain restrictions on their ability to have discussions with bidders.

        On July 29, 2013 and July 30, 2013, representatives of the buyer group held due diligence meetings with the Company's management in Beijing, with representatives of J.P. Morgan also in attendance.

        On July 31, 2013, representatives of Party A also held due diligence meetings with the Company's management team in Beijing. J.P. Morgan also attended the meetings.

        On August 1, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan, at which meeting J.P. Morgan gave the special committee an update on the meetings that the buyer group and Party A had with the Company's management team from July 29, 2013 to July 31, 2013.

        On August 5, 2013, J.P. Morgan held a meeting with representatives of the buyer group to discuss the buyer group's status of due diligence and its overall process.

        On August 6, 2013, Shearman & Sterling sent an initial draft of the merger agreement to each of Ropes & Gray and Party A.

        On August 7, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan, at which meeting J.P. Morgan gave the special committee an update on the meeting that J.P. Morgan had with representatives of the buyer group on August 5, 2013.

        On August 16, 2013, the Company's board of directors held a meeting in Shanghai to review the Company's quarterly performance, business operation, budget and future outlook of the Company.

        On August 17, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan. The special committee gave its advisors an update on the board meeting held in Shanghai on August 16, 2013. J.P. Morgan informed the special committee that Party A had decided not to pursue a potential transaction with the Company. Party A indicated that it did not believe an acquisition of the Company would create satisfactory synergies for Party A and that it was focused on other on-going projects. Party A did not indicate any dissatisfaction with its interactions with the management members or other aspects of the due diligence process.

        On August 19, 2013, representatives of the buyer group held a telephonic meeting with J.P. Morgan, at which meeting the buyer group informed J.P. Morgan that it would need an extension of approximately three weeks to submit a binding offer.

        On September 12, 2013, the special committee received a binding offer (the "Revised Proposal") from the buyer group pursuant to which the buyer group offered to acquire all Shares and ADSs that were not beneficially owned by them or their affiliates for $7.00 per Share and $7.00 per ADS in cash. The buyer group stated that the binding offer price had been adjusted downwards from the initial non-binding offer price of $7.50 per Share and $7.50 per ADS in cash because of several factors, including that since the submission of the original Proposal (1) the Company had experienced and disclosed weaker than expected financial performance, (2) the Company had made two consecutive downward revisions to its fiscal year 2013 estimated revenue and net income outlook for the business, and (3) the global financing markets had experienced a sharp increase in volatility, as evidenced by a significant expansion in yields, and continued to face an uncertain global macroeconomic outlook. The buyer group also submitted its comments on the merger agreement.

        On September 13, 2013, the Company issued a press release announcing its receipt of the Revised Proposal and furnished the press release as an exhibit to its current report on Form 6-K filed on September 13, 2013, and the Management Buyers filed with the SEC Amendment No. 1 to Schedule 13D in connection with the Revised Proposal.

        Later the same day, Shearman & Sterling sent to the special committee a list of key issues raised by the buyer group's comments on the merger agreement.

        On September 14, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan to discuss the Revised Proposal. The special committee and its advisors discussed potential responses to the Revised Proposal and the special committee subsequently instructed J.P. Morgan to respond to the buyer group as soon as possible and convey to the buyer group that the special committee would not accept the revised $7.00 per Share price and that the special committee expected to receive a per Share offer price that was higher than the original $7.50 per Share price in the Proposal. Shearman & Sterling also provided a summary of the key issues raised by the buyer group's comments to the merger agreement.

        On the same day, J.P. Morgan held a telephonic meeting with representatives of the buyer group to convey the special committee's message to the buyer group and to discuss the revised offer price.

        On September 16, 2013, GGV filed with the SEC Amendment No. 1 to its Schedule 13D in connection with the Revised Proposal.

        On September 18, 2013, the chairman of the special committee held an in-person meeting with a representative of the buyer group to discuss the buyer group's offer price in the Revised Proposal. The representative of the buyer group indicated to the special committee that, due to the reasons set forth in the Revised Proposal, the buyer group was not prepared to accept the special committee's request for an offer price that was higher than $7.50 per Share and that $7.00 per Share was the highest price that the buyer group was willing and able to offer. The chairman of the special committee indicated that the Revised Proposal was not acceptable.

        On September 22, 2013, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan, at which meeting the chairman of the special committee gave the other committee members and the advisors an update on her discussions with a representative of the buyer group on September 18, 2013. J.P. Morgan informed the special committee that the buyer group had requested an in-person meeting with the special committee. After discussions, the special committee and its advisors determined that the special committee should hold a meeting with the buyer group. During the meeting, the special committee and J.P. Morgan also reviewed the latest management projections received from the Company's management team, a preliminary discounted cash flow analysis and some preliminary sensitivity analyses around the projections.

        On the same day, representatives of the special committee held an in-depth discussion and review of the management projections with representatives of the management.

        On September 25, 2013, the special committee held a meeting with the buyer group in Beijing at which representatives of the buyer group explained to the special committee its reasons for lowering the offer price from $7.50 per Share to $7.00 per Share. The principal reasons stated by the buyer group were that (1) the financial performance of the Company had decreased more than expected during the first and second quarters of 2013, resulting in downward revisions in its fiscal year 2013 estimated revenue, net income and profitability, (2) the Company had underperformed as compared with its competitors, (3) the Company's organic growth had slowed down, (4) certain aspects of the international and domestic businesses of the Company were facing difficulties, (5) the Company was facing certain free cash flow challenges, (6) the Company's revenues derived from a major telecom client had decreased significantly and there was uncertainty on collectability of receivables from that client, (7) there would be a reduction in EBITDA as a result of employee departures after the merger of equals in November 2012, and (8) the global financing markets had experienced a sharp increase in volatility and there was an overall deterioration in global financing markets. At the meeting, the special committee communicated its rejection of the $7.00 per Share price offered by the buyer group.

        On the same day, representatives of the special committee, J.P. Morgan and Mr. Tiak Koon Loh held a meeting in Beijing to review and discuss the Company's management projections. During the meeting, the special committee representatives discussed in detail with Mr. Tiak Koon Loh the assumptions and other aspects of the projections.

        On October 3, 2013, Mr. Tiak Koon Loh telephoned the chairman of the special committee to discuss the possibility of an increase in the offer price to $7.25 per Share. Mr. Tiak Koon Loh indicated at that time that the Management Buyers were willing not to pursue the proposed transaction if the buyer group and the special committee could not agree on an increase in the offer price.

        On October 7, 2013, the special committee held a meeting at which the members of the special committee discussed and agreed to counter-propose a per Share price of $7.30. On the same day, the buyer group indicated to the special committee that it would be willing to accept a per Share price of $7.30.

        On the same day, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan, at which meeting the special committee and its advisors discussed the key issues raised by the buyer group's comments on the merger agreement received by the special committee on September 12, 2013, and the special committee instructed Shearman & Sterling to negotiate the merger agreement with Ropes & Gray.

        On the same day, Shearman & Sterling and Ropes & Gray held a telephonic meeting to discuss certain issues in the merger agreement.

        On October 8, 2013, Shearman & Sterling sent to Ropes & Gray a list of key issues raised by the buyer group's comments on the merger agreement submitted on September 12, 2013. These key issues were consistent with the ones that Shearman & Sterling sent to the special committee on September 13, 2013.

        On October 9, 2013, J.P. Morgan, Shearman & Sterling, Citigroup Global Markets Inc., financial advisor to the buyer group, and Ropes & Gray held a telephonic meeting to discuss certain issues in the merger agreement.

        On the same day, Shearman & Sterling, Orrick and the Company held a telephonic meeting to discuss the Company's representations, warranties, covenants and certain other provisions in the merger agreement.

        On October 10, 2013, representatives of Orrick held a telephonic meeting with Helena Chen, interim chief financial officer of the Company, to obtain the Company's feedback with respect to the representations, warranties, covenants and certain other provisions in the draft merger agreement. Representatives of Orrick and representatives of Shearman & Sterling held multiple discussions over the course of the following week with respect to, among other matters, the merger agreement and the disclosure schedule.

        On the same day, the buyer group provided the special committee its written response to certain key outstanding issues communicated by Shearman & Sterling to Ropes & Gray on October 8, 2013. On the same day, Ropes & Gray sent to Shearman & Sterling drafts of certain ancillary documents.

        On October 11, 2013, Shearman & Sterling sent a revised draft of the merger agreement to Ropes & Gray.

        On the same day, Shearman & Sterling, Orrick and the Company held a telephonic meeting to discuss the Company's views on the representations, warranties, covenants and certain other provisions in the merger agreement.

        Later the same day, Shearman & Sterling and Ropes & Gray held a telephonic meeting to discuss certain provisions in the merger agreement.

        On October 12, 2013, Ropes & Gray sent a revised draft of the merger agreement to Shearman & Sterling. On the same day, Ropes & Gray, Shearman & Sterling and Orrick held a telephonic meeting to discuss the representations, warranties and covenants of the Company in the merger agreement.

        On October 13, 2013, Ropes & Gray sent certain other ancillary documents related to the merger to Shearman & Sterling. On the same day, Shearman & Sterling, Orrick, Fangda Partners and the Company held a telephonic meeting to discuss certain representations and warranties and covenants of the Company in the merger agreement.

        On October 14, 2013, Shearman & Sterling and Ropes & Gray held multiple telephonic meetings to discuss the merger agreement, and on the same day Shearman & Sterling sent a revised draft of the merger agreement to Ropes & Gray. Shearman & Sterling reported to the special committee on a few major outstanding issues in the merger agreement.

        On October 15, 2013, the chairman of the special committee held a telephonic meeting with representatives of the buyer group to discuss certain outstanding issues in the merger agreement.

        On the same day, Shearman & Sterling sent drafts of the merger agreement and the disclosure schedule to the merger agreement to the Management Buyers and certain other management members and asked each of them to review such documents and provide his or her comments. By October 16, 2013, all such management members either provided their comments on these documents or confirmed that they did not have any comments. On the same day, Ropes & Gray sent a revised draft of the merger agreement to Shearman & Sterling.

        On October 15 and 16, 2013, Orrick, Shearman & Sterling, Fangda Partners, Junhe Law Offices, the Company, Ropes & Gray and representatives of the buyer group held multiple telephonic meetings to discuss the merger agreement and disclosure schedule.

        Also on October 15 and 16, 2013, Shearman & Sterling had multiple telephonic discussions with members of the special committee and the Company's management regarding the merger agreement and the disclosure schedule to the merger agreement.

        On October 16, 2013, Shearman & Sterling sent a revised draft of the merger agreement to Ropes & Gray.

        On the same day, the special committee convened a meeting with representatives of Shearman & Sterling and J.P. Morgan, at which meeting J.P. Morgan reviewed with the special committee its financial analysis of the merger consideration and answered questions from the special committee regarding the financial due diligence and financial analysis that J.P. Morgan had conducted.

        On October 17, 2013, the special committee held a meeting with J.P. Morgan, Shearman & Sterling, Orrick and Conyers Dill & Pearman. Conyers Dill & Pearman made a presentation regarding the directors' fiduciary duties under Cayman Islands law, and Shearman & Sterling gave a presentation to the special committee on the major terms of the proposed transaction. J.P. Morgan made a financial presentation regarding the Company and the consideration that would be paid to the Company's shareholders in the potential merger. Thereafter, J.P. Morgan provided its oral opinion, subsequently confirmed in writing and attached to this proxy statement as Annex D, to the special committee to the effect that, as of October 17, 2013, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan and set forth therein, the $7.30 per Share and per ADS cash merger consideration to be received by the holders of the Shares and ADSs, respectively (other than the Excluded Shares and Dissenting Shares) was fair, from a financial point of view, to such holders. After considering the proposed terms of the merger agreement and the other transaction agreements and the presentations of Conyers Dill & Pearman, Shearman & Sterling and J.P. Morgan, including receipt of J.P. Morgan's oral opinion, and taking into account the other factors described below under the heading titled "—Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors," the special committee unanimously determined that the merger agreement, plan of merger and the merger and the other transactions contemplated by the merger agreement and the limited guarantee were advisable and fair to and in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders, approved in all respects, and recommended that the board of directors approve in all respects, the form, terms, provisions and conditions of the merger agreement, the plan of merger and the limited guarantee, and recommended that the board of directors submit the merger agreement and the plan of merger to the shareholders of the Company for approval and authorization and recommend that the shareholders of the Company vote for the approval and authorization of the merger agreement, the plan of merger and the consummation of the merger and the other transactions contemplated by the merger agreement and the limited guarantee.

        Later on the same day, the board of directors convened a meeting with J.P. Morgan, Shearman & Sterling, and Conyers Dill & Pearman. At the beginning of the meeting, Mr. Tiak Koon Loh, Mr. David Lifeng Chen and Ms. Jenny Lee disclosed their interests in the proposed transaction, which interests are described under the heading titled "—Interests of Certain Persons in the Merger." Conyers Dill & Pearman then made a presentation regarding the directors' fiduciary duties and Shearman & Sterling and Orrick summarized the major terms of the proposed transaction. J.P. Morgan then shared the financial presentation previously given to the special committee regarding the Company and the consideration that would be paid to the Company's holders of Shares and ADSs in the merger, and reiterated its opinion that as of October 17, 2013, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan and set forth therein, the $7.30 per Share and per ADS cash merger consideration to be received by the holders of the Shares and ADSs, respectively (other than the Excluded Shares and Dissenting Shares) was fair, from a financial point of view, to such holders. Thereafter, the special committee presented its recommendation to the board of directors. After considering the proposed terms of the merger agreement and the ancillary documents and the presentations of Conyers Dill & Pearman, Shearman & Sterling and J.P. Morgan, including J.P. Morgan's fairness opinion provided to the special committee, and taking into account the other factors described below under the heading titled "—Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors," the board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement and the limited guarantee were fair and advisable to and in the best interests of the Company and the unaffiliated shareholders and unaffiliated ADS holders, approved the merger agreement, the plan of merger and the limited guarantee and approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the limited guarantee and the consummation of the transactions contemplated by such agreements, including the merger, resolved to recommend the approval and authorization of the merger agreement and the plan of merger by the Company's shareholders. See "—Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors." At the same meeting, the members of the special committee reminded the Management Buyers and the other members of the Company's board of directors of the importance of the Company to adhere to and conduct its business operations in compliance with the terms of the merger agreement prior to the closing.

        Late on October 17, 2013, the Company, Parent, Midco and Merger Sub executed the merger agreement and the ancillary documents and the Company issued a press release announcing the execution of the merger agreement and the limited guarantee.

        On November 13, 2013, Blackstone, Mr. Tiak Koon Loh, in his capacity as the senior management members' representative under the consortium agreement, and Mr. Sidney Xuande Huang entered into a side letter pursuant to which Mr. Sidney Xuande Huang ceased to be a senior management member of the consortium and his rights and obligations under the consortium agreement were terminated except with respect to certain exclusivity and confidentiality obligations that will continue to bind Mr. Sidney Xuande Huang.

Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors

        Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

        At a meeting on October 17, 2013, the special committee unanimously recommended that the Company's board of directors adopt resolutions that:

  •
  approve the merger agreement, the plan of the merger and the transactions contemplated by the merger agreement, including the merger;

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  submit the merger agreement and plan of the merger to the shareholders of the Company for approval and authorization at a meeting of the shareholders of the Company; and

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  recommend that the shareholders of the Company vote for the approval and authorization of the merger agreement and the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger.

        On October 17, 2013, the Company's board of directors approved and adopted the resolutions recommended by the special committee.

        In the course of reaching their respective determinations, the special committee and the Company's board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and the Company's board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

  •
  the current and historical market prices of the ADSs, including the fact that the $7.30 per Share or $7.30 per ADS merger consideration offered to the Company's unaffiliated shareholders and unaffiliated ADS holders represents (a) a 39% premium to the closing price of the ADSs on May 17, 2013, the last trading day immediately prior to the Company's announcement on May 20, 2013 that it had received a going-private proposal, and (b) a 35% premium over the volume-weighted average closing price of the ADSs during the 30 days prior to the Company's announcement on May 20, 2013 that it had received a going-private proposal;

  •
  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain a per ADS price equal to or greater than the per ADS merger consideration of $7.30, as adjusted for present value;

  •
  the negotiations with respect to the merger consideration and the special committee's determination that, following negotiations with the buyer group, $7.30 per Share or $7.30 per ADS was the highest price that the buyer group would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations;

  •
  the all-cash merger consideration, which will allow the Company's unaffiliated shareholders and unaffiliated ADS holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

  •
  the financial analysis reviewed and discussed with the special committee by representatives of J.P. Morgan, as well as the oral opinion of J.P. Morgan to the special committee on October 17, 2013 (which was subsequently confirmed by delivery of a written opinion of J.P. Morgan dated the same date) with respect to the fairness, from a financial point of view, of the $7.30 per Share merger consideration and $7.30 per ADS merger consideration to be received by holders of the Shares and ADSs (other than Excluded Shares and Dissenting Shares), respectively, in the merger, as of October 17, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing their opinion. See "Special Factors—Opinion of the Special committee's Financial Advisor" beginning on page 55 for additional information;

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  the lack of interested bidders competing with the buyer group, considering the fact that the special committee, with the assistance of its advisors, conducted an extensive pre-signing market check process and only two interested parties submitted non-binding proposals to the special committee prior to the completion of such process, and the fact that both of those interested parties subsequently decided not to pursue a potential transaction with the Company;

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  global economic conditions in the past several years, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets and reduced market confidence, and that the uncertainty and volatility of credit and capital markets and the overall slowdown in the PRC economy may have an adverse effect on the Company's business, financial condition and results of operations;

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  estimated forecasts of the Company's future financial performance prepared by the Company's management, together with the Company's management's view of the Company's financial condition, results of operations, business and prospects;

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  the risk that key management would not remain with the Company in the event the merger or any alternative transaction would not be completed;

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  the potential financial impact due to uncertainty in collecting account receivables from a major telecom client, the amount of which as of September 30, 2013 was approximately $55.4 million, and the potential impact resulting from reduction in business from such client, which was qualitatively discussed but not quantified. Since the date of the merger agreement, as disclosed in the Company's current report on Form 6-K filed on December 27, 2013, the Company has entered into several agreements with ChinaSoft International Limited ("ChinaSoft") and its affiliates under which the Company has agreed to sell and transfer certain of its outsourcing business with such client to ChinaSoft and its affiliates, and as part of such transaction, in order to diminish the uncertainty in collecting such account receivables, the Company has agreed to transfer such account receivables to ChinaSoft together with the transfer of the outsourcing business with such client. In the course of reaching their respective determinations, the special committee and the Company's board of directors did not take into consideration the proposed transaction with ChinaSoft because the Company and ChinaSoft started discussing such transaction only in late October 2013, after the merger agreement was signed;

  •
  the belief of the special committee that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

  •
  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

    •
    the absence of a financing condition in the merger agreement;

    •
    the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion; and

    •
    the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $29.3 million termination fee, and the guarantee of such payment obligation by an affiliate of a member of the buyer group pursuant to the limited guarantee;

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  the ability of the Company, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement and Plan of Merger—Acquisition Proposals" beginning on page 103);

  •
  the ability of the Company, under certain circumstances, to withhold, withdraw, amend or modify the Company's recommendation that the Company's shareholders vote to authorize and approve the merger agreement and to terminate the merger agreement if the Company's board of directors or the special committee elects a change of recommendation when failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties; and

  •
  the ability of the Company, under certain circumstances, to specifically enforce the terms of the merger agreement.

        In addition, the special committee and the Company's board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the Company's unaffiliated shareholders and unaffiliated ADS holders and to permit the special committee and the Company's board of directors to represent effectively the interests of such unaffiliated shareholders and unaffiliated ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

  •
  in considering the merger with the buyer group, the special committee, which consists of four independent directors, acted solely to represent the interests of the unaffiliated shareholders and unaffiliated ADS holders, and the special committee had independent control of the negotiations with the buyer group and its legal advisor on behalf of such unaffiliated shareholders and unaffiliated ADS holders;

  •
  all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the buyer group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders and unaffiliated ADS holders other than (i) the director's receipt of board compensation in the ordinary course, (ii) special committee member's compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger), and (iii) the director's indemnification and liability insurance rights under the merger agreement;

  •
  the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the buyer group and the transactions contemplated thereby from the date the special committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Company's board of directors for authorization and approval unless the special committee had recommended such action to the Company's board of directors;

  •
  there are no limitations placed on the special committee's authority, including the authority to reject the terms of any strategic transaction, including the merger;

  •
  the special committee met regularly to consider and review the terms of the merger;

  •
  the recognition by the special committee and the Company's board of directors that it had no obligation to recommend the authorization and approval of the proposal from the buyer group or any other transaction;

  •
  the recognition by the special committee and the Company's board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a "superior proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement and Plan of Merger—Acquisition Proposals" beginning on page 103) until the date the Company's shareholders vote upon and authorize and approve the merger agreement;

  •
  the ability of the Company to terminate the merger agreement in connection with a "superior proposal" (subject to compliance with the terms and conditions of the merger agreement; and

  •
  the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  •
  the fact that approval of the merger agreement is not subject to the approval of a majority of the Shares held by unaffiliated shareholders;

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  the fact that the Company's shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger. See "The Merger Agreement and Plan of Merger—Conduct of Business Prior to Closing" beginning on page 99 for additional information;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

  •
  the Company will be required to, under certain circumstances, pay Parent a termination fee of $16.3 million in connection with the termination of the merger agreement;

  •
  the fact that Parent, Midco and Merger Sub are newly formed companies with essentially no assets, and that the Company's legal remedy in the event of breach of the merger agreement by Parent, Midco or Merger Sub is limited to receipt of a termination fee of $29.3 million (in addition to the ability of the Company to specifically enforce the terms of the merger agreement under certain circumstances), and that the Company may not be entitled to a termination fee at all if, among other things, (i) the merger is not completed by nine months after the date of the merger agreement or (ii) the Company's shareholders do not approve the merger agreement at the extraordinary general meeting. See "The Merger Agreement and Plan of Merger—Termination of the Merger Agreement" beginning on page 111 and "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 113 for additional information;

  •
  the fact that Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Jun Su, Ms. He Jin, Mr. Chu Tzer Liu, Mr. Jian Wu, Mr. Junbo Liu, Mr. Jinsong Li and Mr. Minggang Feng have interests in the transaction that are different from, or in addition to, those of the Company's unaffiliated shareholders and unaffiliated ADS holders, as well as the other interests of the Company's directors and officers in the merger. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 76 for additional information;

  •
  the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on the Company's sales and operating results and the Company's ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to the Company's unaffiliated shareholders and unaffiliated ADS holders that are U.S. Holders as defined below in "Special Factors—Material U.S. Federal Income Tax Consequences."

        The forgoing information and factors considered by the special committee and the Company's board of directors are not intended to be exhaustive, but include the material factors considered by the special committee and the Company's board of directors. In view of the wide variety of factors considered by the special committee and the Company's board of directors, neither the special committee nor the Company's board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and the Company's board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that the Company's board of directors authorize and approve, and the Company's board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

        In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders and unaffiliated ADS holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the special committee considered financial analyses presented by J.P. Morgan as an indication of the going concern value of the Company. These analyses included, among others, selected public companies analysis, selected transactions analysis, analysis of trading multiples, premium analysis, and discounted cash flow analysis. All of the material analyses as presented to the special committee on October 17, 2013 are summarized below under the caption "Special Factors—Opinion of the Special committee's Financial Advisor" beginning on page 55. The special committee expressly adopted these analyses and the opinion of J.P. Morgan, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

        Neither the special committee nor the Company's board of directors considered the liquidation value of the Company's assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee and the board of directors believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the special committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of the Company's going concern value. Each of the special committee and board of directors also considered the historical market prices of the ADSs as described under the caption "Market Price of the ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 84. Each of the special committee and the board of directors considered the purchase prices paid in previous purchases as described under the caption "Transactions in the Shares and ADSs." Neither the special committee nor the Company's board of directors considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and the Company's board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company's net book value per Share as of September 30, 2013 was $6.21 (or $6.48 based on the weighted average number of outstanding Shares during the nine (9) months ended September 30, 2013). Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the operation and development of Chinese IT services or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the buyer group, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company's securities that would enable the holder to exercise control of the Company, except for the "merger of equals" business combination between the Company and VanceInfo in November 2012. See "Related Party Transactions—Merger of Equals" beginning on page 79 for additional information.

        In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and the Company's unaffiliated shareholders and unaffiliated ADS holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by the Company's shareholders, the Company's board of directors, on behalf of the Company, considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and the Company's board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the Company's unaffiliated shareholders and unaffiliated ADS holders.

        Except as discussed in "Special Factors—Background of the Merger," "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors," and "Special Factors—Opinion of the Special Committee's Financial Advisor," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders and unaffiliated ADS holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

        Under the rules governing going-private transactions, each member of the buyer group may be deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the merger to the Company's unaffiliated shareholders and unaffiliated ADS holders. Each member of the buyer group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the buyer group as to the fairness of the merger are not intended and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how to vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. The buyer group has interests in the merger that are different from, and in addition to, those of the shareholders and ADS holders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 76 for additional information.

        The buyer group believes the interests of the Company's unaffiliated shareholders and unaffiliated ADS holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The buyer group attempted to negotiate a transaction that would be most favorable to them, rather than to the Company's unaffiliated shareholders and unaffiliated ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The buyer group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee's legal or financial advisors as to, the fairness of the merger to the Company's unaffiliated shareholders and unaffiliated ADS holders. Furthermore, the members of the buyer group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company's unaffiliated shareholders and unaffiliated ADS holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the special committee and the Company's board of directors discussed in "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company's Board of Directors" beginning on page 43, the buyer group believes the merger is substantively and procedurally fair to the Company's unaffiliated shareholders and unaffiliated ADS holders. In particular, the buyer group believes that the proposed merger is both procedurally and substantively fair to the unaffiliated shareholders and unaffiliated ADS holders of the Company based on the consideration of the following factors, which are not listed in any relative order of importance:

  •
  the merger consideration of $7.30 per ADS represents a premium of 39% over the Company's closing price as quoted by NASDAQ on May 17, 2013, the last trading day prior to the Company's announcement on May 20, 2013 that it had received a going private proposal, and a premium of 35% over the Company's volume-weighted average closing price as quoted by NASDAQ during the 30 trading days prior to May 20, 2013, respectively;

  •
  the Company's ADSs traded as low as $4.95 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

  •
  the merger consideration of $7.30 per ADS represents a premium over the average price per ADS of approximately $6.44 paid by the Company in its share repurchase program announced on December 21, 2012 as described under "Transactions in the Shares and ADSs—Purchases by the Company" beginning on page 122;

  •
  the members of the special committee are not officers or employees of the Company, are not affiliated with the buyer group and do not have any interests in the merger different from, or in addition to, those of the Company's unaffiliated shareholders and unaffiliated ADS holders, other than (i) the directors' receipt of board compensation in the ordinary course, (ii) special committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger), and (iii) the directors' indemnification and liability insurance rights under the merger agreement;

  •
  the special committee and, based in part upon the unanimous recommendation of the special committee, the Company's board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company's unaffiliated shareholders and unaffiliated ADS holders;

  •
  the buyer group did not participate in or have any control over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  •
  the special committee and the Company's board of directors had no obligation to recommend the approval of the merger agreement and the other transactions contemplated thereby, including the merger;

  •
  the special committee retained and was advised by independent legal counsel and an independent financial advisor, both of whom are experienced in advising committees such as the special committee in similar transactions;

  •
  the merger consideration and other terms and conditions of the merger agreement were the result of robust negotiations between the buyer group and the special committee and their respective legal and financial advisors;

  •
  under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to withhold, withdraw, amend or modify its recommendation of the merger agreement if the failure to make a change in the Company's recommendation would reasonably be expected to be inconsistent with the directors' fiduciary duties;

  •
  the ability of the Company to terminate the merger agreement under the terms of the merger agreement to enter into a superior proposal or upon a change of recommendation, subject to compliance with the terms and conditions of the merger agreement;

  •
  the Company has the limited ability, under certain circumstances, to specifically enforce certain terms of the merger agreement;

  •
  the guarantor has agreed to guarantee the obligations of Parent under the merger agreement to pay a termination fee to the Company and reimburse certain expenses of the Company if the merger agreement is terminated under certain circumstances;

  •
  notwithstanding that the buyer group may not rely upon the opinion provided by J.P. Morgan to the special committee, the special committee received an opinion from J.P. Morgan stating that, as of the date of the merger agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion, the $7.30 per Share merger consideration to be received by the holders of Shares and $7.30 per ADS merger consideration to be received by holders of the ADSs (in each case, other than holders of the Excluded Shares and/or the Dissenting Shares) in the merger was fair, from a financial point of view, to such holders;

  •
  the fact that approval of the merger agreement requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, although approval by a majority of the Shares held by unaffiliated shareholders is not required;

  •
  the availability of appraisal rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with the required procedures under the Cayman Companies Law for exercising dissenters' and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands; and

  •
  the consideration to be paid to the Company's unaffiliated shareholders and unaffiliated ADS holders in the merger is all cash, allowing the Company's unaffiliated shareholders and unaffiliated ADS holders to immediately realize a certain and fair value for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales.

        The buyer group did not consider the Company's net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company's value as a going concern but rather is indicative of historical costs. The buyer group notes, however, that the merger consideration of $7.30 per Share is higher than the net book value of the Shares disclosed in the Company's most recent public filings with the SEC. In addition, the buyer group did not take into consideration the prices paid by the Company or any member of the buyer group for any prior purchases of Shares.

        In its consideration of the fairness of the proposed merger, the buyer group did not undertake an appraisal of the assets of the Company to determine the Company's liquidation value for the Company's unaffiliated shareholders and unaffiliated ADS holder due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the buyer group did not consider the Company's liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

        The buyer group did not seek to establish a pre-merger going concern value for the Company's Shares and ADSs to determine the fairness of the merger consideration to the Company's unaffiliated shareholders and unaffiliated ADS holders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

        The members of the buyer group were not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company's assets, or (c) the purchase of the Company's voting securities that would enable the holder to exercise control over the Company.

        The foregoing discussion of the information and factors considered and given weight by the buyer group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company's unaffiliated shareholders and unaffiliated ADS holder is not intended to be exhaustive, but is believed to include all material factors considered. The buyer group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company's unaffiliated shareholders and unaffiliated ADS holders. Rather, the buyer group made the fairness determinations after considering all of the foregoing factors as a whole.

        The buyer group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company's unaffiliated shareholders and unaffiliated ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the buyer group to any shareholder or ADS holder of the Company to approve the merger agreement. The buyer group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to approve the merger agreement and the merger at the extraordinary general meeting.

Certain Financial Projections

        The Company does not generally make public detailed financial forecasts or internal projections as to future performance, earnings, financial condition or other results. However, the Company's management prepared certain financial projections set forth below for the fiscal year ending December 31, 2013 through the fiscal year ending December 31, 2018 for the special committee and J.P. Morgan in connection with the financial analysis of the merger. These financial projections, which were based on Company management's estimates of the Company's future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by J.P. Morgan in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

        The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding revenue, gross profit, EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared.

        The main assumptions underlying the financial projections are:

  •
  the market demand for consulting and technology services in China will continue to increase in the next several years, which would have a positive impact on the Company's business and revenue growth;

  •
  the Company's operating expenses will continue to increase due to the expansion of general and administrative expenses as the Company's business expands, the expansion of the Company's sales and marketing teams in its target markets, and the increase in research and development to undertake more projects to maintain the Company's competitiveness in the marketplace, but will, as a percentage of revenue, gradually decrease from 2014 onwards due to economies of scale;

  •
  there will be no material changes to the Company's relationship with its existing significant clients, and the Company's existing significant clients will not request the Company to transfer out its major delivery centers; and

  •
  the overall economy in China will remain stable, and there will be no material change to competition in the industry of outsourced technology services.

        These assumptions are generally in line with the historical financial results of the Company and publicly available industry and macroeconomic forecasts. When preparing the financial projections, the Company's management also assumed that the Company would not have material acquisitions or spin-offs. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

        In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

        Neither the Company, its independent auditors, nor any other independent accountants have expressed any opinion or any other form of assurance on the projected financial information or its achievability. The Company's independent auditors and any other independent accountants have not compiled, examined, or performed any procedures with respect to such information and assume no responsibility for, and disclaim any association with, such information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the special committee and J.P. Morgan, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

        The inclusion of the financial projections should not be regarded as an indication that the Company, the buyer group, the special committee, any of their respective financial or other advisors or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, the buyer group, the special committee or any of their financial or other advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

        The following table summarizes the financial projections prepared by our management and considered by the special committee and J.P. Morgan in connection with their analysis of the proposed transaction:

	2013E(3)	2014E	2015E	2016E	2017E	2018E
	(US$, in millions)
Revenue	668	712	791	894	1,022	1,167
Non-GAAP Gross Profit(1)	191	205	234	269	307	351
Non-GAAP EBITDA(1)(2)	66	53	80	104	115	137
Non-GAAP Net Income(1)	54	37	56	71	85	102

(1)
Non-GAAP gross profit, EBITDA and net income exclude share-based compensation expense, amortization of acquired intangible assets and land use right, merger-related transaction and integration costs, privatization-related cost, and change in fair value of contingent consideration payable for business acquisition and compensation expenses related to acquisition.

(2)
"EBITDA" refers to earnings before interest, taxes, depreciation and amortization.

(3)
At the time these projections were prepared, our fiscal year ended December 31, 2013 had not yet ended. Accordingly, management estimates for our fiscal year ended December 31, 2013 may vary materially from our audited financial statements.

        Non-GAAP gross profit, EBITDA and net income are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company's operational trends. They should not be relied upon as alternatives to gross profit or net income prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, may not be comparable measurements to those used by other companies.

        J.P. Morgan, as the financial advisor to the special committee, reviewed certain financial analyses which were based, in part, on the financial projections above. For additional information on J.P. Morgan's analyses respectively, see "Discussion materials prepared by J.P. Morgan Securities (Asia Pacific) Limited for discussion with the special committee of the board of directors of the Company, dated October 17, 2013," filed as Exhibit (c)-(3) to the Company's transaction statement on Schedule 13E-3, and "—Opinion of the Independent Committee's Financial Advisors" beginning on page 30. J.P. Morgan has consented to the use of the discussion materials filed as Exhibit (c)-(2) and Exhibit (c)-(3) to the Company's transaction statement on Schedule 13E-3 by security holders who reviewed the Schedule 13E-3 in connection with a voting decision.

        NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 131, and "Item 3. Key Information—D. Risk Factors" included in our annual report on Form 20-F for the fiscal year ended December 31, 2012, incorporated by reference into this proxy statement.

Opinion of the Special Committee's Financial Advisor

        Pursuant to an engagement letter dated May 31, 2013, the special committee retained J.P. Morgan as its financial advisor to deliver a fairness opinion in connection with the merger. J.P. Morgan is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

        At the meeting of the special committee on October 17, 2013, J.P. Morgan rendered its oral opinion to the special committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the merger consideration to be paid to the holders of Shares or ADSs (in each case, other than Excluded Shares and Dissenting Shares) in the merger was fair, from a financial point of view, to such holders. This consideration was negotiated and finally agreed upon by the special committee and the buyer group based on a merger consideration originally proposed by the buyer group. J.P. Morgan has confirmed its October 17, 2013 oral opinion by delivering its written opinion to the special committee, dated as of the same date, that, as of such date, the merger consideration to be paid to the holders of Shares or ADSs (in each case, other than Excluded Shares and Dissenting Shares) in the merger was fair, from a financial point of view, to such holders. No limitations were imposed by the special committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of J.P. Morgan dated October 17, 2013, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated herein by reference. The shareholders of the Company are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the special committee (in its capacity as such), is directed only to the merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company or holder of ADSs as to how such shareholder or holder of ADSs should vote with respect to the merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed a near final draft of the merger agreement dated October 16, 2013;

  •
  reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies that J.P. Morgan deemed relevant and the consideration paid for such companies;

  •
  compared the financial and operating performance of the Company with publicly available information concerning certain other companies that J.P. Morgan deemed relevant and reviewed the current and historical market prices of the ADSs and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        J.P. Morgan also held discussions with certain members of the management of the Company and the buyer group with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and the buyer group or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct nor was it provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or any member of the buyer group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts related. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent, Midco and Merger Sub in the merger agreement and the related agreements were and would be true and correct in all respects material to its analyses. J.P. Morgan did not act as legal, regulatory or tax experts and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

        The financial projections furnished to J.P. Morgan for the Company and used in connection with J.P. Morgan's analyses of the merger were prepared by or at the direction of the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analyses of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Shares or ADSs (in each case, other than Excluded Shares and Dissenting Shares) in the merger, and J.P. Morgan expressed no opinion as to the fairness of the merger to, or any consideration paid in connection with the merger to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to the holders of Shares or ADSs (in each case, other than Excluded Shares and Dissenting Shares) in the merger or with respect to the fairness of any such compensation.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses.

        All values in the following "Public Trading Multiples", "Selected Transaction Analysis", and "Discounted Cash Flow Analysis" sections are presented on an equity value per ADS basis. In arriving at equity value per ADS for the Company, the analysis started with the determination of firm value, or "FV", for the Company. Firm value was then adjusted by subtracting total debt outstanding, 2013, adding total cash and cash equivalents outstanding, and subtracting minority interests as of June 30, 2013 to arrive at equity value for the Company. Equity value was then divided by the diluted ADS count to arrive at equity value per ADS.

        Unless the context indicated otherwise, all market data used by J.P. Morgan in its analyses was as of October 15, 2013. Accordingly, this information may not reflect current or future market conditions.

Public Trading Multiples

        Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be most similar to the Company. The company selected by J.P. Morgan was:

  •
  iSoftStone Holdings Ltd

        iSoftStone Holdings Ltd was selected, among other reasons, because it represents the only major publicly traded peer for China-based IT service sector listed in the U.S. with operation and business, but not limited to its line of business, operation location, currency exposure and cost structures, that, for purpose of J.P. Morgan's analysis, may be considered similar to that of the Company.

  Other companies selected by J.P. Morgan for reference were

  •
  Neusoft Corporation

  •
  Chinasoft International Ltd

        These companies were selected, among other reasons, because they represent the main publicly traded peers in the global IT services industry with operations and businesses that, for purpose of J.P. Morgan's analysis, may be considered similar to that of the Company. However, none of the selected companies, including iSoftStone Holding Ltd, reviewed is identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to those of the Company and other factors that could affect the public trading value of the selected companies and the Company.

        For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies' filings with the SEC, and any other relevant stock exchange, and publicly available Wall Street analysts' consensus estimates.

        In conducting its analyses, J.P. Morgan reviewed the selected companies' trading multiples based on (1) FV to estimated Revenue for calendar year 2013 and 2014, (2) FV to estimated EBITDA on a non-GAAP basis with share-based compensation adjusted ("Non-GAAP EBITDA") for calendar year 2013 and 2014, referred to as the Non-GAAP FV/EBITDA, and (3) market capitalization to estimated Non-GAAP net income for calendar year 2013 and 2014, referred to as the Non-GAAP P/E. Results of the analyses were presented for the selected companies, as indicated in the following table:

	FV/Revenue		Non-GAAP FV/EBITDA		Non-GAAP P/E
Company	2013E	2014E	2013E	2014E	2013E	2014E
iSoftStone Holdings Ltd	0.81x	0.66x	NA	NA	10.1x	8.4x
iSoftStone Holdings Ltd last day prior to offer(1)	0.52x	0.44x	3.9x	NA	7.0x	6.1x
For reference
Neusoft Corporation	2.36x	1.92x	NA	NA	38.0x	30.7x
Chinasoft International Ltd	1.05x	0.86x	10.1x	8.6x	19.4x	15.6x

(1)
Multiples were based on closing share prices and publicly available Wall Street analysts' consensus estimates on June 5, 2013; On June 6, 2013, iSoftStone received a non-binding offer from Management and China AMC Capital Management Ltd to acquire all of the Company's outstanding ordinary shares at a price of $5.85 in cash per ADS.

        Based on the results of the foregoing analyses of iSoftStone Holding Ltd, other reference comparable companies and the Company and on qualitative judgments involving non-mathematical considerations, including but not limited to the historical trading premium of the Company over iSoftStone Holding Ltd. and the common valuation metric in the global IT services, J.P. Morgan determined the next twelve months Non-GAAP P/E Multiple range of 9.2x to 13.0x to be the most relevant metric. J.P. Morgan applied multiples ranging from 9.2x to 13.0x to estimated next twelve months Non-GAAP net income of the Company of $40.9 million on October 16, 2013, based on financial forecasts prepared by the Company's management, which indicated the following implied per ADS reference range for the Company:

Non-GAAP P/E Multiple

Time period	Range	Implied Price Per ADS (US$)

Next twelve months	9.2x–13.0x	$4.25–$5.98

Selected Transaction Analysis

        J.P. Morgan conducted an analysis of selected transactions in the Chinese IT Services industry. For each of the selected transactions, J.P. Morgan calculated, to the extent information was publicly available, (1) Firm Value of the Company divided by the Company's Non-GAAP EBITDA for 1 year forward period immediately preceding the announcement of the respective transaction, or "1 year forward FV/EBITDA (Non-GAAP)," (2) Firm Value of the Company divided by the Company's Revenue for 1 year forward period immediately preceding the announcement of the respective transaction, or "1-year forward FV/Revenue". The transactions considered, the month and year each transaction was announced, and the resulting 1 year forward FV/EBITDA (Non-GAAP) and 1 year forward FV/Revenue are as follows:

Announcement date	Target	Acquiror	1 year forward FV/EBITDA (Non-GAAP)	1 year forward FV/ Revenue
Sept 18, 2013	Camelot	Existing Management	6.0x	0.2x
June 6, 2013	iSoftStone	Existing Management; China AMC	4.9x	0.7x
May 13, 2013	AsiaInfo-Linkage	CITIC	6.8x	1.0x
Aug 10, 2012	Vanceinfo	HiSoft	7.0x	1.0x

        Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a 1 year forward FV/EBITDA (Non-GAAP) multiple of 6.0x to 7.0x to the Company's estimated 1 year forward Non-GAAP EBITDA. In comparison to the per ADS consideration, the analyses indicated the following equity values per ADS:

1 year forward FV/ EBITDA (Non-GAAP)	Implied equity value per ADS (US$)

6.0x–7.0x	$5.91 to $6.64

Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per ADS for the ADSs of the Company. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." "Present value" refers to the current value of one or more future cash payments from the asset, which is referred to as that asset's cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

        J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during the second half of fiscal year 2013 through to fiscal year 2018 based upon financial projections prepared by the management of the Company. See "Special Factors—Certain Financial Projections" beginning on page 52 for additional information. J.P. Morgan also calculated a range of terminal values of the Company at the end of the projection period ending 2018 by applying a perpetual growth rate ranging from 4.0% to 5.0% of the unlevered free cash flow of the Company. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 13.0% to 15.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal values were then adjusted by adding total cash and cash equivalents outstanding and restricted cash, subtracting indebtedness and minority interests and adding equity interests as of June 30, 2013. Based on these assumptions, the discounted cash flow analysis indicated a range of equity values of between $4.97 and $6.37 per ADS as compared to the merger consideration.

Other Analyses for Informational Purposes Only

        J.P. Morgan noted that historical stock trading, precedent privatization premium analysis, are not valuation methodologies but were presented merely for informational purposes.

        The trading range of closing prices of the ADSs was between $5.00 and $8.25 per ADS from November 9, 2012, the effective date of the merger between HiSoft and Vanceinfo, until May 17, 2013,

the last trading date immediately prior to the Company's announcement on May 20, 2013 that it had received a going-private proposal. J.P. Morgan observed that the closing price of the last trading day prior to the announcement of receipt of a going-private proposal, May 17, 2013, was $5.26, and the 30-day, 60-day and since merger volume weighted average price of the ADSs prior to the announcement of receipt of the merger proposal was $5.43, $6.09, and $6.62, respectively. Precedent privatization premiums for Cayman-incorporated Chinese companies listed in U.S. over the last trading day prior to offer (excluding transactions J.P. Morgan deemed as outliers) ranges from 20% to 30%, which imply an equity value per ADS range of $6.31 to $6.84 when applied to the closing price of the ADSs of $5.26 on May 17, 2013. Precedent privatization premiums for Cayman-incorporated Chinese companies listed in the U.S. over the 30-day volume weighted average price prior to offer (excluding transactions J.P. Morgan deemed as outliers) ranges from 25% to 45%, which imply an equity value per ADS range of $6.78 to $7.87, when applied to the 30-day volume weighted average price of $5.43. Precedent privatization premiums for Cayman-incorporated Chinese companies listed in the U.S. over the 60-day volume weighted average price prior to offer (excluding transactions J.P. Morgan deemed as outliers) ranges from 25% to 35%, which imply an equity value per ADS range of $7.61 to $8.22, when applied to the 60-day volume weighted average price of $6.09.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the special committee with respect to the merger on the basis of such experience and its familiarity with the Company.

        Under the terms of J.P. Morgan's engagement and for its service, the Company has agreed to pay J.P. Morgan (1) a fee of $2.5 million upon delivery of the Opinion, and (2) a discretionary fee of

$500,000, payable in the sole discretion of the special committee upon closing of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of outside legal counsel engaged by J.P. Morgan in connection with its performance of services hereunder. The Company has also agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan's engagement.

        In addition, during the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan and its affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and/or affiliates of certain members of the buyer group, for which J.P. Morgan and such affiliates have received and may in the future receive customary compensation. Such services for the Company and affiliates of certain members of the buyer group during such period have included investment banking advisory and investor services to the Company and its affiliates and providing or arranging debt and equity financing, M&A advisory services, treasury and securities services and asset and wealth management services to affiliates of certain members of the buyer group. In connection with the services provided to the Company or its affiliates during the past two years, J.P. Morgan received an aggregate of approximately $8 million in compensation. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliates of certain members of the buyer group, for which it receives customary compensation or other financial benefits. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Buyer Group's Purpose of and Reasons for the Merger

        Under a possible interpretation of the SEC rules governing going private transactions, each member of the buyer group may be deemed to be engaged in a going private transaction and, therefore, required to express his or its reasons for the merger to the Company's unaffiliated shareholders and ADS holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the buyer group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the buyer group, the purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders and ADS holders (other than the Excluded Shares and the Dissenting Shares) will be cashed out in exchange for $7.30 per Share and $7.30 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. In addition, the merger will allow members of the buyer group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their respective indirect ownership in Parent as described under "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group" below and at the same time enable the Management Buyers to maintain their leadership role with the Company.

        The buyer group believes the operating environment has become more challenging due to recent operating conditions and industry trends. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the buyer group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company's earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make business decisions focused on improving the Company's long-term profitability. The buyer group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company's management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market's valuation of the Company and its emphasis on short-term period-to-period performance.

        Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

        The buyer group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Parent and Midco were able to obtain debt and equity financing in connection with the merger. In the course of considering the going private transaction, the buyer group did not consider alternative transaction structures, because the buyer group believed the merger was the most direct and effective way to enable the buyer group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Private Ownership

        ADSs representing Shares of the Company are currently listed on the NASDAQ Global Select Market under the symbol "PACT." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Midco and indirectly, through Parent, by the buyer group. Following the completion of the merger, the ADSs will cease to be listed on the NASDAQ Global Select Market, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and the Company's shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        At the effective time of the merger, each option to purchase Shares pursuant to each of the Company Share Incentive Plans that is outstanding will be rolled over into either (a) equivalent options to acquire shares of common stock of Parent, or (b) a number of restricted stock units of Parent equal to (i) the excess of the aggregate merger consideration over the aggregate per share exercise price, divided by (ii) $7.30 in the sole discretion of Parent; provided that the options or restricted stock units of Parent, as the case may be, granted in substitution for such options may be further adjusted as determined by Parent (x) consistent with Parent's capital structure at the closing of the transactions contemplated by the merger agreement and (y) to extend the duration of the substituted award if permitted by law and consistent with the terms of the equity incentive plan of Parent; provided, further that (A) in the event that Parent determines that (1) certain vested options of the Company are not to be rolled over into options to acquire shares of common stock of Parent or restricted stock units of Parent, such options of the Company shall be cancelled in exchange for payment in cash of an amount equal to the excess of the aggregate merger consideration over the aggregate per share exercise price (subject to any applicable withholding), payable as promptly as possible after the effective time of the merger, and (2) certain unvested options of the Company are not to be rolled over into options to acquire shares of common stock of Parent or restricted stock units of Parent, such unvested Company options shall be rolled over into the right to receive deferred cash in an aggregate amount equal to the excess of the aggregate merger consideration over the aggregate per share exercise price (subject to any applicable withholding), payable at the dates and on the same vesting conditions as the original option grant from the Company; and (B) if the per share exercise price of any such Company option is equal to or greater than the merger consideration, such Company option shall be cancelled at closing without any payment.

        At the effective time of the merger and following the contribution of the Rollover Shares to Parent, each restricted share and restricted share unit issued pursuant to the Company Share Incentive Plans that is vested and outstanding, unless otherwise determined by Parent, shall be rolled over into the right to receive a substituted restricted share or restricted share unit, as the case may be, in Parent, pursuant to the terms of the equity incentive plan of Parent and applicable rollover restricted share or restricted share unit award agreement, as the case may be; provided that with respect to each restricted share and restricted share unit of the Company that Parent determines should not be rolled over, the holder will have the right to receive an amount in cash equal to $7.30 in respect of each Share underlying such restricted share or restricted share unit of the Company as promptly as practicable after the effective time of the merger.

        Each restricted share and restricted share unit of the Company issued pursuant to the Company Share Incentive Plans that is not vested and remains outstanding as of immediately prior to the effective time of the merger, will be, unless otherwise determined by Parent, shall be rolled over into the right to receive a substituted unvested restricted share or unvested restricted share unit, as the case may be, in Parent, pursuant to the terms of the equity incentive plan of Parent and applicable rollover restricted share or restricted share unit award agreement, as the case may be; provided, that with respect to each restricted share and restricted share unit of the Company that is not rolled over, the holder shall have the right to receive an amount in cash equal to the $7.30 in respect of each Share underlying such restricted share or restricted share unit of the Company, as the case may be, payable at the date(s) and on the same vesting conditions as the grant of the original restricted share or restricted share unit of the Company, as the case may be.

        With respect to each restricted share that is rolled over into Parent, Parent may substitute a restricted share unit in Parent in lieu of a substituted restricted share in Parent; provided, that the economic terms and conditions of the substituted restricted share unit are the same as would have applied to the substituted restricted share.

Directors and Management of the Surviving Company

        If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Appendix II to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the effective time of the merger, the memorandum and articles of association shall refer to the name of the surviving company as "Pactera Technology International Ltd."). In addition, the directors of Merger Sub immediately prior to the effective time (identified below in "Annex F—Directors and Executive Officers of each Filing Person") will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

  •
  the receipt by such shareholders or ADS holders of $7.30 per Share or $7.30 per ADS in cash, representing (a) a 39% premium to the closing price of the Company's ADSs on May 17, 2013, the last trading day immediately prior to the Company's announcement on May 20, 2013 that it had received a going-private proposal, and (b) a 35% premium over the volume-weighted average closing price of the ADSs during the 30 days prior to the Company's announcement on May 20, 2013 that it had received a going-private proposal; and

  •
  the avoidance of the risk associated with any possible decrease in the Company's future revenues and free cash flow, growth or value, and the risks related to the Company's substantial leverage following the merger.

        The primary detriments of the merger to the Company's unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

  •
  such shareholders or ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, for a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences"), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

        The primary benefits of the merger to the Company's directors and executive officers (other than the Management Buyers) include, without limitation, the following:

  •
  the continuation of service of certain directors and executive officers of the Company with the surviving company in positions that are substantially similar to their current positions;

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

  •
  the compensation of members of the special committee in exchange for their services in such capacity at a monthly amount of $10,000 per member (or, in the case of the chairman of the special committee, a monthly amount of $16,000), the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger; and

  •
  the cash-out of certain in-the-money options, restricted shares and restricted share units held by certain of the Company's directors and executive officers.

        The primary detriments of the merger to the Company's directors and executive officers (other than the Management Buyers) include, without limitation, the following:

  •
  such directors and officers (other than the Management Buyers) will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, for a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences"), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

        The primary benefits of the merger to the buyer group include the following:

  •
  if the Company successfully executes its business strategies, the value of the buyer group's equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the buyer group;

  •
  the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

  •
  the Company will have more freedom to focus on long-term strategic planning in a highly competitive business and more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations;

  •
  the reduction of costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2012, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $1.0 million and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance, (ii) fees and expenses of U.S. securities counsel and an investor relations firm, (iii) printing costs, and (iv) directors' and officers' liability insurance. Such cost savings will directly benefit the buyer group following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private;

  •
  the Company had net operating loss carry forwards of $5.3 million for the year ended December 31, 2012, which the Company may be able to use to offset future taxable income. After the merger, the buyer group would indirectly benefit from any tax savings generated by such net operating loss carry forwards, if and to the extent actually used by the Company to offset future taxable income; and

  •
  the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

        The primary detriments of the merger to the buyer group include the following:

  •
  all of the risk of any possible decrease in the Company's revenues, free cash flow or value following the merger will be borne by the buyer group;

  •
  the business risks facing the Company, including increased competition and government regulation, will be borne by the buyer group;

  •
  an equity investment in the surviving company by the buyer group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

  •
  following the merger, there will be no trading market for the surviving company's equity securities.

Effect of the Merger on the Company's Net Book Value and Net Earnings

        Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will, through Midco, own 100% of the issued and outstanding share capital of the Company and will have a corresponding interest in the Company's net book value and net earnings. Each shareholder of Parent will have an indirect interest in the Company's net book value and net earnings in proportion to such shareholder's ownership interest in Parent. The Company's net income attributable to shareholders for the fiscal year ended December 31, 2012 was approximately $2.6 million and the Company's net book value as of December 31, 2012 was approximately $542.3 million.

        The table below sets out the direct or indirect interest in the Company's net book value and net earnings of the buyer group before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2012.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$	%	$	%	$	%	$	%
Investment funds affiliated with Blackstone, represented by BCP (Singapore) VI Cayman Financing Co. Ltd.	—	—	—	—
Mr. Chris Shuning Chen	$17,368,370	3.2%	$82,947	3.2%
Mr. Tiak Koon Loh	$12,737,452	2.3%	$60,831	2.3%
Mr. David Lifeng Chen	$2,199,283	0.4%	$10,503	0.4%
Mr. Jun Su	$1,185,537	0.2%	$5,662	0.2%
Ms. He Jin	$278,357	0.1%	$1,329	0.1%
Mr. Chu Tzer Liu	$4,678,014	0.9%	$22,341	0.9%
Mr. Jian Wu	$341,081	0.1%	$1,629	0.1%
Mr. Junbo Liu	$378,500	0.1%	$1,808	0.1%
Mr. Jinsong Li	$1,617,898	0.3%	$7,727	0.3%
Mr. Minggang Feng	$10,953	0.0%	$52	0.0%
Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P.	$22,315,940	4.1%	$106,575	4.1%

(1)
For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group (including, if any, restricted shares, Shares underlying any options held by such person or group that are exercisable within 60 days from December 31, 2013, and Shares issuable pursuant to the terms of restricted share units held by such person or group that are to vest or will be vested within 60 days from December 31, 2013) by the sum of (a) the number of total outstanding Shares as of December 31, 2013, and (b) the number of Shares underlying any options held by such person or group that are exercisable within 60 days from December 31, 2013 and the Shares issuable pursuant to the terms of restricted share units held by such person or group that are vested or will be vested within 60 days from December 31, 2013. Percentage of beneficial ownership is based on 83,081,072 Shares outstanding as of December 31, 2013 (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans).

Plans for the Company after the Merger

        Following the completion of the merger, the buyer group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Midco and, through Parent, beneficially owned by the buyer group, and (ii) have substantially more debt than it currently has. The buyer group currently plans to repay the debt incurred to finance the merger using the operating cash flow of the surviving company in accordance with the terms of the debt financing agreements.

        Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

        The buyer group has advised the Company that, except as set forth in this proxy statement, the buyer group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

        Subsequent to the completion of the merger, the Company's management and board of directors will continuously evaluate and review the Company's business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in "Special Factors—Purpose of and Reasons for the Merger" above, in each case, which they consider to be in the best interests of the Company and its shareholders. The buyer group expressly reserves the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments.

Effects on the Company if the Merger is not Completed

        If the merger agreement and the plan of merger are not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any options, restricted shares or restricted share units receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NASDAQ Global Select Market, provided that the Company continues to meet the NASDAQ Global Select Market's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent or its designees a termination fee of $16.3 million and to reimburse Parent or its designees all its reasonably documented out-of-pocket fees and expenses, or Parent may be required to pay the Company or its designees a termination fee of $29.3 million and to reimburse the Company all its reasonably documented out-of-pocket fees and expenses, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 113.

        If the merger is not completed, from time to time, the Company's board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

        The Company and the buyer group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger of approximately $                 million, is anticipated to be approximately $                million, assuming no exercise of appraisal rights by shareholders of the Company. In calculating this amount, the Company and the buyer group do not consider the value of the Rollover Shares which will, in connection with and at the effective time of the merger, be exchanged for shares of Parent, or the Shares (including such Shares represented by ADSs) held by Parent, the Company or any of their subsidiaries, which will remain outstanding and will not be cancelled and no payment or distribution shall be made with respect thereto. This amount is expected to be funded through one or a combination of the following: (a) debt financing of up to $395.0 million to be funded pursuant to a debt commitment letter issued by Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Asia Limited, Citibank, N.A., HSBC Securities (USA) Inc., HSBC Bank USA, N.A., and HSBC Bank (China) Company Limited Beijing Branch; and (b) equity financing of up to $240.0 million to be funded by the sponsor pursuant to an equity commitment letter.

Equity Financing

        Concurrently with the execution of the merger agreement, the sponsor entered into an equity commitment letter with Parent, pursuant to which the sponsor has committed, at or prior to the closing of the merger, that it would capitalize, or cause the capitalization of, Parent with equity contribution, shareholder loans and/or other instruments of up to aggregate amount of $240.0 million, which, to the extent necessary, will be used to fund a portion of the funds required to be paid by Parent to consummate the merger pursuant to the merger agreement. In the event Parent does not require the full amount of the equity financing in order to consummate the merger, the amount to be funded under the equity commitment letter may be reduced as determined by the sponsor.

        The obligation of the sponsor to fund or cause the funding of the equity financing is subject to (i) the satisfaction or waiver by Parent, Midco and Merger Sub of each of the conditions to Parent's, Midco's and Merger Sub's obligation to consummate the transactions contemplated by the merger agreement (other than any conditions that by their nature can only be satisfied at the closing of the merger, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (ii) the debt financing having been funded or would be funded at the date the closing of the merger is required to occur if the equity financing and the contribution of the Rollover Shares by the Rollover Shareholders were consummated at such date, and (iii) the concurrent consummation of the merger in accordance with the terms of the merger agreement.

        The obligation of the sponsor to fund the equity financing will terminate automatically and immediately upon the earliest to occur of (i) the closing of the merger, (ii) the valid termination of the merger agreement in accordance with its terms, and (iii) the Company or any of its affiliates or representatives asserting any claim under the limited guarantee or otherwise against the sponsor in connection with the merger agreement or any of the transactions contemplated under the equity commitment letter or the merger agreement (other than any claim relating to a breach or seeking to prevent a breach of the confidentiality agreement between the Company and sponsor or any of its affiliates or any claim by the Company seeking an injunction or other specific performance against (i) Parent, Midco and Merger Sub under the merger agreement or (ii) against sponsor under the equity commitment letter).

        The Company is an express third-party beneficiary of the equity commitment letter having the right to enforce the sponsor's obligation to fund the equity financing in accordance with its terms, but only in the event that (i) all the conditions to closing of the merger contained in the merger agreement with respect to the obligations of Parent, Midco and Merger Sub have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing of the merger) or waived by Parent, Midco and Merger Sub; (ii) the debt financing (and/or, in the event alternative debt financing has been obtained in accordance with the merger agreement for all or a portion of the debt financing, such alternative debt financing) has been funded or would be funded in accordance with the terms thereof at the closing of the merger, if the equity financing is funded at the closing of the merger, and (iii) the Company has irrevocably confirmed to Parent in writing that if the equity financing and the debt financing were funded, it would take such actions that are within its control to cause the closing of the merger to occur.

Rollover Equity

        Concurrently with the execution and delivery of the merger agreement, the Management Buyers entered into a contribution agreement with Parent, pursuant to which they agreed that, immediately prior to the closing of the merger, they as a group will (i) contribute at least 85% of Shares (including Shares represented by ADSs) beneficially owned by them to Parent in exchange for newly issued shares of Parent and (ii) roll over at least 85% of the aggregate number of their restricted shares, restricted share units and options into substituted equity awards of Parent pursuant to the merger agreement.

        Concurrently with the execution and delivery of the merger agreement, GGV entered into a contribution agreement with Parent, pursuant to which GGV agreed to, immediately prior to the closing of the merger, contribute all Shares (including Shares represented by ADSs) beneficially owned by GGV to Parent in exchange for newly issued shares of Parent.

        The consummation of the contribution by each Rollover Shareholder of the Rollover Shares and other rollover securities held by such shareholder is subject to the satisfaction in full (or waiver) of each of the conditions to Parent's, Midco's and Merger Sub's obligations to consummate the transactions contemplated by the merger agreement and the concurrent consummation of the equity contribution by the sponsor in accordance with the equity commitment letter. Subject to the foregoing, the closing of the contribution shall take place no later than one business day prior to the closing of the Merger. The contribution agreements will terminate immediately upon the valid termination of the merger agreement pursuant to its terms.

Debt Financing

        On October 17, 2013, Midco received a debt commitment letter from Bank of America, N.A. ("Bank of America"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Citi (as defined below), HSBC Securities (USA) Inc. ("HSBC Securities"), HSBC Bank USA, N.A. ("HSBC Bank") and HSBC Bank (China) Company Limited Beijing Branch ("HSBC China", and, together with Bank of America, Merrill Lynch, Citi, HSBC Securities and HSBC Bank, the "Commitment Parties"), pursuant to which and subject to the conditions set forth therein (i) Bank of America committed to provide to Midco 40% of a $30.0 million senior secured multi-currency revolving credit facility (the "Offshore Revolving Facility"), 40% of a $70.0 million cash bridge facility (the "Cash Bridge Facility"), 40% of a RMB equivalent of a $20.0 million senior secured revolving credit facility (the "Onshore Revolving Facility", and together with the Offshore Revolving Facility and Cash Bridge Facility, the "Senior Facilities"), (ii) Citi committed to provide to Midco 40% of the Offshore Revolving Facility, 40% of the Cash Bridge Facility and 40% of the Onshore Revolving Facility, (iii) HSBC Bank committed to provide to Midco 20% of the Offshore Revolving Facility and 20% of the Cash Bridge Facility, and (iv) HSBC China committed to provide to Midco 20% of the Onshore Revolving Facility. In addition, to the extent Midco does not receive up to $275.0 million of gross proceeds from the issuance of senior secured notes ("Senior Secured Notes") on the closing date of the merger, under the senior facilities Midco may elect and Bank of America has committed to provide to Midco 40%, Citi has committed to provide to Midco 40% and HSBC has committed to provide to Midco 20% of up to $275.0 million (minus the amount of gross proceeds from any Senior Secured

Notes issuance) of senior secured increasing rate loans (the "Senior Secured Bridge Loans") under a new senior secured credit facility (the "Senior Secured Bridge Facility" and, together with the Senior Facilities, the "Facilities"). As used herein, "Citi" shall mean Citigroup Global Markets Asia Limited, Citigroup Global Markets Inc., Citibank, N.A., Citigroup USA, Inc., Citicorp North America, Inc. and/or any of their affiliates, "Initial Lenders" shall mean Bank of America, Citi, HSBC Bank and HSBC China, and "Lead Arrangers" shall mean Merrill Lynch, Citi and HSBC Securities.

        The letters of credit and the proceeds of loans under the Offshore Revolving Facility (except as set forth below) will be available for working capital and general corporate purposes after the closing of the merger. Loans under the Offshore Revolving Facility will be made available on the closing date (i) in an aggregate principal amount of up to $15.0 million (A) to finance the transactions contemplated by the merger agreement and certain fees and expenses related to the transactions contemplated by the merger agreement and (B) for working capital needs, (ii) to fund original issue discount or upfront fees in connection with the issuance of the Senior Secured Notes or any other debt securities undertaken to finance the transactions contemplated by the merger agreement and (iii) replace, backstop or cash collateralize existing letters of credit, guarantees and performance and similar bonds. Letters of credit may be issued under the Offshore Revolving Facility on the closing date to replace or backstop letters of credit, guarantees and performance and similar bonds outstanding on the closing date (including by "grandfathering" such existing letters of credit in the Offshore Revolving Facility) or for other general corporate purposes.

        The letters of credit and the proceeds of loans under the Onshore Revolving Facility (except as set forth below) will be available for working capital and general corporate purposes after the closing of the merger subject to applicable law. Loans under the Onshore Revolving Facility will be made available on the closing date, subject to applicable law, for working capital needs and other general corporate purposes (and, to the extent permitted by applicable laws, to pay fees, expenses and other amount associated with implementing the Onshore Revolving Facility) and to replace, backstop or cash collateralize existing letters of credit, guarantees and performance and similar bonds. Letters of credit may be issued under the Onshore Revolving Facility on the closing date, subject to applicable law, to replace or backstop letters of credit, guarantees and performance and similar bonds outstanding on the closing date (including by "grandfathering" such existing letters of credit in the Onshore Revolving Facility) or for other general corporate purposes.

        The Cash Bridge Facility will be available in a single drawing on the closing date in two separate facilities, (i) an onshore cash bridge facility ("Onshore Cash Bridge Facility") to be repaid with cash proceeds made available to Midco by certain subsidiaries of the Company established or organized in the People's Republic of China (excluding, for the purpose of the debt commitment letter, Hong Kong, Macau and Taiwan) ("PRC"), and (ii) an offshore cash bridge facility ("Offshore Cash Bridge Facility") to be repaid with cash proceeds made available to Midco by certain subsidiaries of the Company established or organized in jurisdictions other than PRC. Of the aggregate $70.0 million Cash Bridge Facility, $30.0 million will be allocated to the Onshore Cash Bridge Facility and $40.0 million will be allocated to the Offshore Cash Bridge Facility; provided that on or prior to the closing date, Midco shall be able to reallocate up to $10.0 million either from the Onshore Cash Bridge Facility to the Offshore Cash Bridge Facility or from the Offshore Cash Bridge Facility to the Onshore Cash Bridge Facility.

        The debt commitment letter expires on the earlier of (i) any valid termination of the merger agreement and (ii) 11:59 p.m. (New York City Time) on July 17, 2014, unless the commitment parties thereto shall, in their discretion, agree in writing to a further extension of such time.

        The Initial Lenders' commitments to provide the debt financing are subject to, among other things:

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  the execution and delivery of definitive documentation with respect to the applicable Facilities consistent with the debt commitment letter (including the term sheets) and the applicable specified documentation principles;

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  the accuracy of (i) certain specified representations and warranties made by Midco and guarantors in the definitive documentation of the applicable debt facilities and (ii) such representations and warranties made by the Company with respect to itself and its direct and indirect subsidiaries in the merger agreement as are material to the interests of the lenders, but only to the extent that Midco or its affiliates has the right pursuant to the merger agreement to terminate Midco's or its affiliates' obligations to consummate the merger (or the right pursuant to the merger agreement not to consummate the merger) as a result of a breach of such representations and warranties;

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  the consummation of the merger (without any amendments to the merger agreement or any waivers thereof in any material respect that are materially adverse to the lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed)) substantially simultaneously with the initial borrowing under any of the Facilities, provided that (a) any reduction in the purchase price for the merger shall not be deemed to be materially adverse to the lenders to the extent that such reduction is applied (i) first, to reduce the equity contribution on a dollar-for-dollar basis until the aggregate amount of the equity contribution is not less than 40% of the acquisition capitalization, and (ii) thereafter, 40% to reduce the equity contribution and 60% to reduce the amount of commitments in respect of the Senior Secured Bridge Facility (provided, that in no event shall the aggregate commitments in respect of the Senior Secured Bridge Facility be reduced to less than $250.0 million and any proposed reduction of commitments in respect of the Senior Secured Bridge Facility in excess of $25.0 million shall instead be applied to reduce commitments in respect of the Cash Bridge Facility) and (b) any increase in purchase price for the merger shall not be deemed to be materially adverse to the lenders;

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  since December 31, 2012, there has not been any change in the financial condition, business or results of operations of the Company and its subsidiaries or any circumstance, occurrence or development which has had a Company Material Adverse Effect (as defined in the merger agreement as in effect on October 17, 2013 and without giving effect to any actions taken or failure to take action, which are to be excluded from the definition of Company Material Adverse Effect with the approval, consent or request in writing of Parent or any of its affiliates, unless the Lead Arrangers have consented to such approval, consent or request in writing by Parent or any of its affiliates), except (i) as disclosed in Company's SEC Reports (as defined in the merger agreement) filed or furnished after December 31, 2010 and prior to the date of the merger agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date of the merger agreement and excluding any risk factor disclosures contained under the heading "Risk Factors" or any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature) and (ii) as set forth in the corresponding section of the disclosure schedule dated as of the date of the merger agreement and delivered by the Company to Parent, Midco and Merger Sub simultaneously with the signing of the merger agreement;

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  since October 17, 2013, there shall not have occurred and be continuing any Company Material Adverse Effect (as defined in the bullet point directly above);

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  the consummation of the equity contribution prior to or substantially simultaneously with the initial borrowings under the Facilities, in an amount at least equal to 40% of the sum of (1) the amount of such cash contribution and fair market value of rollover equity, in each case on the closing date, (2) the aggregate gross proceeds received from loans borrowed under the Offshore Revolving Facility on the closing date to the extent funding the transactions contemplated by the merger agreement or fees and expenses relating to the transactions contemplated by the merger agreement, (3) the aggregate gross proceeds received from the Senior Secured Notes issued and/or the aggregate gross proceeds received from the Senior Secured Bridge Loans borrowed by Midco, as applicable and (4) the aggregate principal amount of any other indebtedness for borrowed money incurred to fund any portion of (or assumed in connection with) the transactions contemplated by the merger agreement (in each case, excluding (i) any loans under the Offshore Revolving Facility or Onshore Revolving Facility to fund original issue discount, upfront fees and working capital needs, (ii) any increase in the aggregate gross proceeds received from the Senior Secured Notes and/or Senior Secured Bridge Loans to fund original issue discount or upfront fees with respect to the Senior Secured Notes or any other debt securities issued by Midco, the Company or any of their direct or indirect subsidiaries undertaken to finance the transactions contemplated by the merger agreement on the Closing Date, (iii) any amount of the proceeds received from the Senior Secured Notes and/or Senior Secured Bridge Loans to the extent funded onto the balance sheet of Midco for general corporate purposes (and not used to fund the transactions contemplated by the merger agreement), (iv) the aggregate gross proceeds received from the Offshore Cash Bridge Facility borrowed by Midco to the extent such proceeds do not exceed the amount of cash held by Midco and its restricted subsidiaries that are not established or organized in the PRC in certain controlled designated bank accounts on the closing date, and (v) the aggregate gross proceeds received from the Onshore Cash Bridge Facility borrowed by Midco to the extent such proceeds do not exceed the amount of cash held by the restricted subsidiaries of Midco that are established or organized in the PRC that will be deposited into certain designated bank accounts (net of any applicable withholding taxes and any other deductions that will be applied to such cash prior to Midco using such cash to repay the Onshore Cash Bridge Facility) within 5 business days after the closing date; provided that after giving effect to the transactions contemplated by the merger agreement Parent will own, directly or indirectly, 100% of the voting and economic interests in the Company and Blackstone Capital Partners VI L.P. and/or its affiliates will control at least 50.1% of the voting and economic equity interests in Parent;

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  the delivery of certain audited, unaudited and pro forma financial statements;

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  the delivery of customary closing documents (including, among other things, customary legal opinions, customary evidence of authority, customary officer's certifications, customary notices of borrowing and good standing certificates (to the extent applicable) in the respective jurisdictions of Midco and the guarantors) and the delivery of a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of Midco in substantially the form attached to the debt commitment letter;

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  the delivery at least 3 days prior to the closing date of documentation and other information about Midco and guarantors required under applicable "know your customer" and anti-money laundering rules and regulations (including the PATRIOT Act) requested in writing at least 15 days prior to the date of initial funding under the Senior Facilities and consummation of the merger;

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  to the extent required by the terms of the definitive documentation for the Offshore Revolving Facility, Senior Secured Bridge Facility and Cash Bridge Facility, all documents and instruments required to perfect the security interest in the applicable collateral and, if applicable, be in the proper form for filing (it being understood that, to the extent the provision of any guarantee or collateral (other than guarantees from certain specified jurisdictions and other than certain specified assets) cannot be provided or perfected on the closing date after commercially reasonable efforts to do so or without undue burden or expense, the provision of such guarantee and/or collateral and/or perfection of such collateral will not constitute a condition precedent to the availability of the Facilities on the closing date, but will be required to be provided and/or perfected within 90 days after the closing date (subject to extensions in the reasonable discretion of the applicable administrative agent);

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  as a condition to the availability of the Senior Secured Bridge Facility, the delivery by Midco to the Commitment Parties of (i) a customary preliminary offering memorandum containing all customary information (other than a "description of notes" and information customarily provided by the Commitment Parties or their counsel), including financial statements, pro forma financial statements, business and other financial data of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating and other financial statements and data that would be required by Section 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (ii) all other data that would be necessary for the Lead Arrangers to receive customary "comfort" letters from the independent accountants of the Company in connection with the offering of the Senior Secured Notes (and Midco shall have made all commercially reasonable efforts to provide the Lead Arrangers with drafts of such "comfort" letters (which shall provide customary "negative assurance" comfort), which such accountants are prepared to issue upon completion of customary procedures);

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  as a condition to the availability of the Senior Secured Bridge Facility, the expiration of the marketing period of 15 consecutive business days ending on the business day immediately prior to the closing date (excluding certain specified days) following the receipt of the offering memorandum and comfort letter referred to in the immediately preceding bullet to seek placement of the Senior Secured Notes with qualified purchasers thereof; and

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  payment of specified fees and expenses due to the Commitment Parties, to the extent invoiced before a specified date.

        The Initial Lenders' commitments to provide the debt financing are not conditioned upon a successful syndication of any of the Facilities with other financial institutions.

        No Commitment Party may assign all or any portion of its commitments until after the closing date (except that the Commitment Parties may assign its commitments to any of their designated affiliates; provided, such assignment does not release a Commitment Party from its funding obligations with respect to its commitments and that funding of the Facilities will be a joint and several obligation of each Commitment Party and each such assignee affiliate) and, unless agreed to in writing by Midco, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments.

        The foregoing summary of the debt commitment letter does not purport to be complete and is qualified in its entirety by reference to the debt commitment letter.

Limited Guarantee

        Concurrently with the execution of the merger agreement, the guarantor entered into a limited guarantee in favor of the Company, pursuant to which it agreed to guarantee Parent's obligations to pay a termination fee to the Company and certain other reimbursement and indemnification obligations under the merger agreement; provided that in no event will the aggregate liability of the guarantor thereunder exceed Parent's obligations to pay the termination fee and the reimbursement and indemnification obligations.

        The limited guarantee will terminate as of the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement by mutual consent of Parent and the Company or under circumstances in which Parent, Midco and Merger Sub would not be obligated to make any payments of the guaranteed obligations, (iii) 90 days after the date of termination of the merger agreement under circumstances in which Parent would be obligated to make any payments of guaranteed obligations unless the Company has made a claim prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the Company and the guarantor (or its permitted assignee) or a final, non-appealable judgment of a governmental authority of competent jurisdiction), (iv) the first anniversary of the date of the limited guarantee unless the Company has made a claim prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the Company and the guarantor (or its permitted assignee) or a final, non-appealable judgment of a governmental authority of competent jurisdiction) and (v) the date the guaranteed obligations payable have been paid in full.

Voting Agreements

        Concurrently with the execution and delivery of the merger agreement, the Management Buyers entered into the management buyers voting agreement with Parent, pursuant to which each of them agreed (i) when a meeting of the shareholders of the Company is held, to appear at such meeting or otherwise cause his or her Shares (including restricted shares to the extent that such restricted shares have voting power) to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting will be a poll vote, (ii) to vote or otherwise cause to be voted at such meeting all of his or her Shares (including restricted shares to the extent that such restricted shares have voting power) (A) in favor of the approval of the merger agreement and the transactions contemplated therein and any related action reasonably required in furtherance thereof, (B) against any other acquisition proposal, (C) against any other action, agreement or transaction that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the management buyers voting agreement or the performance by such management buyer of his or her obligations under the management buyers voting agreement, (D) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such management buyer contained in the management buyers voting agreement, (E) in favor of any adjournment or postponement of any shareholders' meeting as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement, and (iii) to appoint Parent and any other designee of Parent, each of them individually, as his or her irrevocable proxy and attorney-in-fact (with full power of substitution) to vote his or her Shares as indicated above. The management buyers voting agreement will terminate upon the termination of the merger agreement.

        Concurrently with the execution and delivery of the merger agreement, GGV entered into the GGV voting agreement with Parent, pursuant to which GGV agreed to, and GGV agreed to cause its affiliates to, (i) when a meeting of the shareholders of the Company is held, appear at such meeting or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting will be a poll vote, and (ii) vote or otherwise cause to be voted at such meeting all of its Shares (A) in favor of the approval of the merger agreement and the transactions contemplated therein and any related action reasonably required in furtherance thereof, (B) against any other acquisition proposal, (C) against any other action, agreement or transaction that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the GGV voting agreement or the performance by GGV of its obligations under the GGV voting agreement, (D) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of GGV contained in the GGV voting agreement, (E) in favor of any adjournment or postponement of any shareholders' meeting as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement. GGV also agreed to appoint Parent and any other designee of Parent, each of them individually, as its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote its Shares as indicated above. The GGV voting agreement will terminate upon the termination of the merger agreement.

Consortium Agreement

        The Management Buyers, Mr. Sidney Xuande Huang and Red Pebble Acquisition Co. Pte. Ltd. entered into a consortium agreement on May 19, 2013. Red Pebble Acquisition Co. Pte. Ltd. was subsequently replaced by Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. and ceased to be a member of the consortium pursuant to a novation agreement dated October 17, 2013. Mr. Sidney Xuande Huang ceased to be a senior management member of the consortium pursuant to a letter agreement dated November 13, 2013. In this consortium agreement, the parties agreed to form a consortium to, among other things, (i) jointly deliver a non-binding proposal to the Company's board of directors for the acquisition of all the Shares, including the Shares represented by ADSs, not beneficially owned by the consortium, (ii) deal exclusively with each other with respect to the proposed transaction for nine months after the date of the consortium agreement, subject to certain exceptions and possible extension as set forth in the consortium agreement, and (iii) contribute, or cause to be contributed, to Parent all the Shares and other securities of the Company held by the consortium members as set forth in the consortium agreement, subject to certain exceptions set forth in the consortium agreement. In addition, the members of the consortium agreed, among other things, not to (1) make a competing proposal for the acquisition of the Company, or (2) acquire (other than pursuant to any applicable equity incentive plans of the Company) or dispose of any Shares or other securities of the Company, subject to specified exceptions set forth in the consortium agreement.

Remedies and Limitations on Liability

        Subject to the limitations described below, the Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent, Midco or Merger Sub and to specifically enforce the terms and provisions thereof against Parent, Midco and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, the Company's right to receive payment of a termination fee from Parent and reimbursement of certain expenses (or the guarantor pursuant to the limited guarantee) is the Company's sole and exclusive remedy against Parent, Midco, Merger Sub, the sponsor, the Rollover Shareholders and relevant lenders that are parties to the financing documents (and the guarantor pursuant to the limited guarantee) and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent, Midco or Merger Sub under the merger agreement or otherwise.

        Parent, Midco and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent's right to receive payment of a termination fee and reimbursement of certain expenses from the Company is the sole and exclusive remedy of Parent, Midco and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company or otherwise.

        Notwithstanding the foregoing, the right of the Company to cause the equity financing to be funded and to consummate the merger will be subject to the requirements that: (a) all the conditions to closing of the merger contained in the merger agreement with respect to the obligations of Parent, Midco and Merger Sub have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing of the merger) or waived by Parent, Midco and Merger Sub; (b) the debt financing (and/or, in the event alternative debt financing has been obtained in accordance with the merger agreement for all or a portion of the debt financing, such alternative debt financing) has been funded or would be funded in accordance with the terms thereof at the closing of the merger, if the equity financing is funded at the closing of the merger, and (c) the Company has irrevocably confirmed to Parent in writing that if the equity financing and the debt financing were funded, it would take such actions that are within its control to cause the closing of the merger to occur.

        While the Company, Parent, Midco and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

        The maximum aggregate liability of Parent, Midco and Merger Sub for monetary damages in connection with the merger agreement is limited to a termination fee of $29.3 million and reimbursement of certain expenses pursuant to the merger agreement, and the maximum aggregate liability of the Company for monetary damages in connection with the merger agreement is limited to a termination fee of $16.3 million and reimbursement of certain expenses pursuant to the merger agreement.

Interests of Certain Persons in the Merger

        In considering the recommendation of the special committee and the Company's board of directors with respect to the merger, you should be aware that the Rollover Shareholders, including Mr. Chris Shuning Chen, Mr. Tiak Koon Loh, Mr. David Lifeng Chen, Mr. Jun Su, Ms. He Jin, Mr. Chu Tzer Liu, Mr. Jian Wu, Mr. Junbo Liu, Mr. Jinsong Li and Mr. Minggang Feng, have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. The Company's board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that the Company's shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

        As the result of the merger, Midco will own 100% of the equity interest in the surviving company and the buyer group will own, through its equity interests in Parent, 100% of the equity interest in Midco immediately following the completion of the Merger.

        Because of Midco's equity interest in the surviving company, each member of the buyer group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The buyer group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The buyer group's investment in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

        The merger may also provide additional means to enhance shareholder value for the buyer group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the buyer group, such as through dividends or other distributions.

Shares, Options, Restricted Shares and Restricted Share Units Held by Officers and Directors

        Unless otherwise determined by Parent, each outstanding option of the Company, whether vested or unvested, will be rolled over into either (i) equivalent options to acquire shares of common stock of Parent or (ii) a number of restricted stock units of Parent equal to the result of (A) the excess, if any, of the aggregate merger consideration over the aggregate per share exercise price (the "Option Spread"), divided by (B) the per share merger consideration, in the sole discretion of Parent, in each case to be held under and pursuant to the terms of the equity incentive plan of Parent and relevant rollover award agreement, provided that the options or restricted share units of Parent, as the case may be, granted in substitution for such options may be further adjusted as determined by Parent; provided, further that (1) in the event that Parent determines that (x) certain vested options of the Company are not to be rolled over into options to acquire shares of common stock or restricted share units of Parent, such options of the Company will be cancelled in exchange for a payment in cash in an amount equal to the Option Spread (subject to any applicable withholding), payable as promptly as possible after the effective time of the merger, and (y) certain unvested options of the Company are not to be rolled over into options to acquire shares of common stock of Parent or restricted share units of Parent, such options of the Company will be rolled over into the right to receive deferred cash in an aggregate amount equal to the Option Spread (subject to any applicable withholding) payable at the dates and on the same vesting conditions as the original option grant of the Company; and (2) if the per share exercise price of any such options of the Company is equal to or greater than the merger consideration, such option of the Company will be cancelled without any payment therefor.

        Unless otherwise determined by Parent, each outstanding restricted share and restricted share unit of the Company, whether vested or unvested, will be rolled over into a right to receive restricted shares or restricted share units, as the case may be, of Parent pursuant to the terms of the equity incentive plan of Parent and relevant rollover award agreement. For the avoidance of doubt, with respect to each outstanding restricted share of the Company that is rolled over into Parent, Parent may substitute a restricted share unit in lieu of a substituted restricted share. With respect to each restricted share and restricted share unit of the Company that Parent determines is not to be rolled over, the holder will have the right to receive an amount in cash equal to the merger consideration in respect of each Share underlying such restricted share and restricted share unit of the Company, as the case may be, payable as promptly as practicable after the effective time or at the date(s) and on the same vesting conditions as the original restricted share and restricted share unit of the Company granted, as the case may be.

Indemnification and Insurance

        Pursuant to the merger agreement, Parent, Midco and Merger Sub have agreed that:

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  The surviving company and its subsidiaries will fulfill all obligations of the Company and its subsidiaries under (a) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the merger agreement and (b) all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the merger.

  •
  During the six year period following the effective time of the merger, the memorandum and articles of association (and other similar organizational documents) of the surviving company and its subsidiaries will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its subsidiaries as in effect on the date of the merger agreement, and during such six year period, such provisions will not be amended, repealed, or otherwise modified unless such modification is required by applicable law.

  •
  During the six year period following the effective time of the merger, Parent will indemnify and hold harmless each indemnified party from and against any liabilities (including reasonable attorneys' fees and expenses), incurred in connection with (a) the fact that an indemnified party is or was a director or officer of the Company or any of its subsidiaries, (b) any acts or omissions occurring in such indemnified party's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates prior to the effective time of the merger, or (c) the merger, the merger agreement or any of the transactions contemplated by the merger agreement.

  •
  During the six year period following the effective time of the merger, Parent will advance, prior to the final disposition of any claim for which indemnification may be sought under the merger agreement and promptly following a request by an indemnified party, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such indemnified party in connection with any such claim, to the fullest extent provided by law.

  •
  The surviving company will maintain the Company's and its subsidiaries' existing directors' and officers' liability insurance policies for a period of six years after the effective time of the merger, to the extent that such liability insurance can be maintained at a cost to the surviving company not greater than 300% of the annual premium of the existing policies. The Company may purchase a six-year "tail" prepaid policy prior to the effective time of the merger on terms and conditions providing substantially equivalent benefits as the existing directors' and officers' liability insurance maintained by the Company.

The Special Committee

        On May 20, 2013, the Company's board of directors established a special committee of directors to consider the proposal from the buyer group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors Ms. Ruby Rong Lu (who served as the chairman), Mr. Terry McCarthy, Mr. Venkatachalam (Venky) Krishnakumar and Ms. May Tung. All such directors are free from any affiliation with the buyer group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated shareholders and unaffiliated ADS holders other than (i) the director's receipt of board compensation in the ordinary course, (ii) special committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger), and (iii) the director's indemnification and liability insurance rights under the merger agreement. The Company's board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

        The Company has compensated the members of the special committee in exchange for their service in such capacity a monthly amount of $10,000 per member (or, in the case of the chairman of the special committee, a monthly amount of $16,000), the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger.

Position with the Surviving Company

        After completion of the merger, it is anticipated that the executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

Merger of Equals

        On August 10, 2012, we entered into a merger agreement providing for a stock-for-stock "merger of equals" business combination between us and VanceInfo. On November 6, 2012, the proposed resolutions in connection with the previously announced merger of equals were approved at the extraordinary general meetings of HiSoft and VanceInfo. Upon completion of the merger of equals on November 9, 2012, we became the surviving company with our ADSs continuing to be listed on the NASDAQ Global Select Market while VanceInfo became a privately held company. The aggregate equity consideration paid in connection with the merger of equals was approximately $326.8 million, which was calculated based on the fair value of the common shares issued or issuable in connection with the merger with VanceInfo, including the common shares issuable upon exercise of our company's share options and upon vesting of our company's restricted share units in exchange for VanceInfo share options and restricted share units outstanding immediately prior to the merger of equals. Immediately following the effective time of the merger of equals, the Company's board of directors consisted of (1) four directors selected by HiSoft, and (2) four directors selected by VanceInfo.

Other Related Party Transactions

        We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. We had no significant related party transactions for the years ended December 31, 2011 and 2012. For more information, see "Item 7. Major Shareholder and Related Party Transactions" included in our annual report on Form 20-F for the fiscal year ended December 31, 2012, incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 133 for a description of how to obtain a copy of our annual report.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the buyer group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount
Legal fees and expenses	$—
Financial advisory fees and expenses	$—
Special committee fees	$—
Miscellaneous (including printing, filing fees, and mailing costs)	$—
Total	$—

        These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

        Pursuant to the voting agreements, the Rollover Shareholders have agreed to vote all of the Shares (including Shares represented by ADSs and restricted shares to the extent that such restricted shares have voting power) they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of the record date, we expect that the Rollover Shareholders as a group will beneficially own, in the aggregate,                        issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power), which represents                         % of the total issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding                         Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans) entitled to vote.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette and (ii) necessary filings under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Dissenter Rights

        See "Dissenter Rights" beginning on page 117.

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of the Shares who exchange Shares for cash pursuant to the merger agreement or exercise Dissenter Rights (as described under "Dissenter Rights"). For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, referred to as the "Code", U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, and the U.S. Internal

Revenue Service may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax, consequences of the merger. This discussion is for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; (xi) U.S. Holders that actually or constructively own 10% more of the Company's voting stock (xii) holders that are not U.S. Holders; or (xiii) the Rollover Shareholders. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

        ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

        For U.S. federal income tax purposes, the merger will be treated as a taxable sale of Shares for cash. Accordingly, the U.S. federal income tax consequences of the receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenter Rights (as described under "Dissenter Rights"), will be that a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, such recognized gain or loss will be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the effective time of the merger.

        Long-term capital gains of non-corporate U.S. Holders are subject to U.S. federal income tax at reduced rates. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

        Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. As discussed under "Material PRC Income Tax Consequences", the Company does not believe that the Company should be considered a PRC "resident enterprise" under the EIT Law. However, in the event that the Company is deemed to be a PRC resident enterprise under the EIT Law and gain from the disposition of the Shares is subject to tax in the PRC, you may be eligible to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC, referred to as the "Treaty". If you are not eligible for the benefits of the Treaty, you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

        Based on the composition of the Company's income and the composition and valuation of the Company's assets, including goodwill, the Company believes that it was not a passive foreign investment company, or a "PFIC", for U.S. federal income tax purposes for its taxable year ended December 31, 2012, and the Company does not expect to become one for its current taxable year, although there can be no assurance in this regard.

        In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If a non-U.S. corporation owns, directly or indirectly, at least 25% (by value) of the stock of another corporation, it will be treated, for purposes of the PFIC tests, as owning a proportionate share of the other corporation's assets and receiving a proportionate share of the other corporation's income. The determination of whether the Company is a PFIC is made annually. Accordingly, it is possible that the Company may become a PFIC in the current taxable year due to changes in the Company's asset or income composition.

        If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in a U.S. Holder's holding period for its Shares, and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by such U.S. Holder on the disposition of Shares generally would be allocated ratably over such U.S. Holder's holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before the Company became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in a U.S. Holder's holding period for its Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each

U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if the Company is a PFIC or has been a PFIC during any prior year in a U.S. Holder's holding period for its Shares.

Information Reporting and Backup Withholding

        A U.S. Holder will generally be subject to information reporting with respect to the amount of cash received in the merger, unless such U.S. Holder is an exempt recipient. A U.S. Holder may also be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on U.S. Internal Revenue Service Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the U.S. Internal Revenue Service.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Consequences of the Merger to the Company

        For U.S. federal income tax purposes, the merger will not be a taxable transaction to the Company.

Material PRC Income Tax Consequences

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of cash for the Company's Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents based on the current law and practice in China. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax law, then gain recognized on the receipt of cash for the Company's Shares or ADSs pursuant to the merger by the Company's shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any). Even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt by the Company's shareholders or ADS holders of cash for the Shares or ADSs under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed in or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sale prices for our ADSs on the NASDAQ Global Select Market for each quarter during the past two years. Between June 30, 2010 and November 9, 2012, our ADSs were traded under the symbol "HSFT." Shortly after the completion of our merger with VanceInfo on November 9, 2012, our ADSs have been traded under the symbol "PACT." Prior to November 9, 2012, each ADS represented 19 common shares. On November 9, 2012, to facilitate the completion of our merger with VanceInfo, we effected a 13.9482-to-1 common share consolidation and an ADS consolidation from one ADS representing 19 common shares to one ADS representing one common share, which effectively resulted in a 1:1.3622 split for our ADSs. The sale prices per ADS below have been adjusted to reflect such 1:1.3622 split for our ADSs effected on November 9, 2012.

	Sale Price Per ADS (in $)
	High	Low
Quarterly:
2012
First quarter	12.06	6.80
Second quarter	11.88	8.83
Third quarter	10.79	7.42
Fourth quarter	10.23	6.25
2013
First quarter	8.32	5.01
Second quarter	7.07	4.95
Third quarter	7.02	5.83
Fourth quarter	7.18	5.79
2014
First quarter (through January 3, 2014)	7.16	7.08

        On May 17, 2013, the last trading day immediately prior to the Company's announcement on May 20, 2013 that it had received a going-private proposal, the reported closing price of the ADSs on the NASDAQ Global Select Market was $5.26 per ADS. The merger consideration of $7.30 per Share, or $7.30 per ADS, represents a premium of 39% over the closing price of $5.26 per ADS on May 17, 2013, and a 35% premium over the volume-weighted average closing price of the Company's ADSs as quoted by the NASDAQ Global Select Market during the 30 trading days prior to the Company's announcement on May 20, 2013 that it had received a going-private proposal. On                        ,                         , the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were $                        and $                        , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        Since the inception of the Company, the Company has not declared or paid any dividends on Shares. Any future determination to pay dividends will be made at the discretion of the board of directors of the Company and may be based on a number of factors, including the future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors of Company may deem relevant. Under the terms of the merger agreement, the Company is not permitted to pay any dividends or repurchase any of Shares pending consummation of the merger.

        The Company is a holding company incorporated in the Cayman Islands. In order to distribute any dividends to the shareholders and ADS holders, it will rely on dividends distributed by its PRC subsidiaries. Certain payments from its PRC subsidiaries to the Company are subject to PRC taxes, such as withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends. Each of the Company's PRC subsidiaries is also required to set aside a certain amount of its after-tax profits each year, if any, to fund a public welfare fund. Also, each of the Company's PRC subsidiaries which is a Chinese-foreign equity joint venture is required to set aside a certain amount of its after-tax profits each year, if any, to fund an enterprise expansion fund. Amounts restricted include paid-in capital and the statutory reserves of the Company's PRC subsidiaries. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries in the Company not available for distribution was $117,613,397 and $170,284,357 as of December 31, 2011 and 2012, respectively. The specific size of the public welfare fund or enterprise expansion fund is at the discretion of the board of directors of the relevant entity. These reserve funds can only be used for specific purposes and are not transferable to the company's parent in the form of loans, advances or dividends. See "Item 3. Key Information—D. Risk Factors—Risks Related to China—Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses." in the Company's annual report on Form 20-F for the year ended December 31, 2012, which is incorporated herein by reference.

        Our company may be treated as a PRC resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on our Shares and ADSs to investors that are non-resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. Pursuant to a tax treaty between the PRC and the United States, a 10% rate will apply to dividends paid to non-resident individuals provided certain conditions are met. In addition, pursuant to a tax treaty between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if the PRC resident enterprise is at least 25% held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See "Item 3. Key Information.—D. Risk Factors—Risks Related to China—Under the New EIT Law, we may be classified as a "resident enterprise" of China. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders" in our Annual Report on Form 20-F for the year ended December 31, 2012, which are incorporated herein by reference.

THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Company's board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on                        ,                         , at                         a.m. (Beijing Time) at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as a special resolution:

        THAT the agreement and plan of merger, dated as of October 17, 2013 (the "merger agreement"), among the Company, Parent, Midco and Merger Sub (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger between the Merger Sub and the Company required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the "plan of merger"), and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved;

        THAT the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the merger agreement; and

  •
  as an ordinary resolution:

        THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive $7.30 in cash without interest, and because each ADS represents one Share, each issued and outstanding ADS (other than ADS that represents the Excluded Shares), will represent the right to surrender the ADS in exchange for $7.30 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time of the merger, all of the Shares (other than the Excluded Shares) will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Companies Law. Each ordinary share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and non-assessable ordinary share, of the surviving company.

Our Board's Recommendation

        Our board of directors, acting upon the unanimous recommendation of the special committee of the Company's board of directors:

  •
  determined that the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the condition set forth in the merger agreement, are fair and advisable to and in the best interests of the Company and its unaffiliated shareholders and unaffiliated ADS holders;

  •
  approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

  •
  directed that the merger agreement and the plan of merger be submitted to share shareholders of the Company for approval and authorization at a meeting of the shareholders of the Company and recommended that the shareholders of the Company vote for the approval and authorization of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger.

Quorum

        Two or more registered shareholders entitled to vote and present in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized representative) representing not less than an aggregate of one-third in nominal value of the total issued voting Shares in the Company throughout the meeting will constitute a quorum.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on                        ,                         , or if you are a holder of ADSs at the close of business in New York City on                        ,                         , the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City Time) on                         ,                         in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by converting your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                        ,                         and becoming a holder of Shares prior to the close of business in the Cayman Islands on                        ,                         , the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be                        Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is                        ,                         at                          a.m. (Beijing Time). See "Shareholders and ADS Holders Entitled to Vote; Voting Materials" below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NASDAQ Global Select Market. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ Global Select Market, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Vote Required

        Under the Cayman Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of December 31, 2013, the buyer group beneficially owned in the aggregate 9,690,249 Shares, which represents 11.5% of the total issued and outstanding Shares (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans) entitled to vote. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 126 for additional information. Pursuant to the terms of the voting agreements, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Accordingly, based on the number of Shares expected to be outstanding on the Share record date,                        Shares owned by the shareholders not affiliated to the buyer group, which represents            % of the total issued and outstanding Shares entitled to vote (including restricted shares to the extent that such restricted shares have voting power but excluding                        Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans), must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved by a special resolution, assuming all shareholders will be present and vote in person or by proxy at the extraordinary general meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

        Only holders of Shares entered in the register of members of the Company at the close of business on                        ,                          (Cayman Islands Time), the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than                        on                         ,                        (Beijing Time).

        Holders of ADSs as of the close of business on                        ,                         (New York City Time), the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form

of ADRs). Holders of ADSs as of the close of business on                        ,                         (New York City Time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City Time) on                        ,                         . The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

        Holders of ADSs may vote at the extraordinary general meeting if they convert their ADSs into Shares and become a holder of Shares by the close of business on                        ,                         (Cayman Islands Time). ADS holders wanting to convert their ADSs into Shares need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on                        ,                         and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

        Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

        Each ADS represents one Share. As of                        ,                         , there were                        ADSs outstanding; subject to the conversion procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

        Persons who have acquired Shares and whose names are entered in the Company's register of members before the close of business on                        ,                         (Cayman Islands Time) will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business on                        ,                          (New York City Time) will receive the ADS voting instruction card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on                        ,                         (Cayman Islands Time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the Share record date who are unable to attend the extraordinary general meeting may appoint another person (including another shareholder, a third party or the chairman of the meeting) as their proxy to attend the meeting and to vote their Shares on their behalf, by completing and returning the form of proxy in accordance with the instructions printed thereon.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

        If the ADS depositary (i) timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADS, or (ii) if no instructions are received by the ADS depositary from an ADS holder with respect to any of Shares represented by the holder's ADSs evidenced by such holder's ADRs on or before the ADS record date, the ADS depositary shall deem such holder to have instructed the ADS depositary to give a discretionary proxy to the Designee to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, FOR the authorization of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting.

Revocability of Proxies

        Registered holders of the Company's Shares may revoke their proxies in one of three ways:

  •
  first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Pactera Technology International Ltd., Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China;

  •
  second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

  •
  third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

        Holders of the ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City Time) on                         ,                         . A holder of ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

  •
  second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their

Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law, which is attached as Annex E to this proxy statement, for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST CONVERT THEIR ADSs INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CONVERSION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                         ,                         , AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                        ,                         . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS OR HER ADSs INTO SHARES TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY'S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact Ipreo, which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

Ipreo Holdings LLC
65 Broadway, 16th Floor
New York, NY 10005

Telephone: +1 (888) 593-9546 (toll free) or +1 (212) 849-3880 (outside of the United States)
Email: pactera@ipreo.com
Attention: Justin Reynolds

Solicitation of Proxies

        We have engaged Ipreo to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that Ipreo's fees for its services will be approximately $17,500, with an additional fee payable of $10,000 if 85% or more of the Company's issued and outstanding Shares vote at the extraordinary general meeting and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by Internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

        This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the surviving company of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the third business day after all of the closing conditions have been satisfied or waived; provided, that notwithstanding the satisfaction or written waiver of the closing conditions, if the "marketing period" (which means the first period of nineteen consecutive business days after the date on which Parent, Midco and Merger Sub have received certain required financial information in connection with the provision of the debt financing and the closing conditions for Parent, Midco and Merger Sub have been satisfied) has not ended, the closing shall not be required to occur until the earlier of (a) a business day during the marketing period specified by Parent on no fewer than three (3) business days' prior written notice to the Company and (b) the next business day after the final day of the marketing period but subject, in the case of each of clauses (a) and (b), to the continued satisfaction or written waiver of the closing conditions, unless another date, time or place is agreed to in writing by the Company and Parent. At the closing, Merger Sub and the Company will execute a plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger.

        We expect that the merger will be completed in the first half of 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        At the effective time of the merger, the memorandum and articles of association of Merger Sub in effect immediately prior to the effective time of the merger will become the memorandum and articles of association of the surviving company, except that the name of the surviving company will be Pactera Technology International Ltd. The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving company and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the surviving company, unless otherwise determined by Parent prior to the effective time of the merger.

Merger Consideration

        At the effective time of the merger, each issued and outstanding Share of the Company (including the Shares represented by ADSs), other than (a) the Rollover Shares, (b) Shares held by Parent, the Company or any of their direct or indirect subsidiaries, including Shares held in brokerage accounts in the name of the Company or issued to the ADS depositary in anticipation of the vesting of the Company's options, restricted shares, restricted share units and other rights granted pursuant to the Company's share incentive plans and Shares that had been clawed back by the Company from employee shareholders and are held by the Company pending cancellation and (c) the Dissenting Shares, will be cancelled in exchange for the right to receive $7.30 in cash without interest, and because each ADS represents one Share, each issued and outstanding ADS (other than any ADS that represents excluded shares) will be cancelled in exchange for the right to receive an amount in cash equal to the merger consideration, pursuant to the terms of the ADS deposit agreement. The excluded shares will remain outstanding and will not be cancelled and no payment or distribution will be made with respect thereto. Each Rollover Share will remain outstanding and will be contributed to Parent in exchange for the right to subscribe for the ordinary shares of Parent in accordance with the contribution agreements. Each Dissenting Share will be cancelled for the right to receive the fair value of such Dissenting Share as determined in accordance with Section 238 of the Cayman Companies Law.

        At the effective time, each ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the surviving company.

Treatment of Share Options

        At the effective time of the merger and following the contribution of the Rollover Shares to Parent, unless otherwise determined by Parent, each option to purchase Shares pursuant to the Company Share Incentive Plans that is outstanding will be rolled over into either (a) equivalent options to acquire shares of common stock of Parent, or (b) a number of restricted stock units of Parent equal to (i) the excess of the aggregate merger consideration over the aggregate per share exercise price, divided by (ii) the merger consideration in the sole discretion of Parent; provided that the options or restricted stock units of Parent, as the case may be, granted in substitution for such options may be further adjusted as determined by Parent (x) consistent with Parent's capital structure at the closing of the transactions contemplated by the merger agreement and (y) to extend the duration of the substituted award if permitted by law and consistent with the terms of the equity incentive plan of Parent; provided, further that (A) in the event that Parent determines that (1) certain vested options of the Company are not to be rolled over into options to acquire shares of common stock of Parent or restricted stock units of Parent, such options of the Company shall be cancelled in exchange for payment in cash of an amount equal to the excess of the aggregate merger consideration over the aggregate per share exercise price (subject to any applicable withholding), payable as promptly as possible after the effective time of the merger, and (2) certain unvested options of the Company are not to be rolled over into options to acquire shares of common stock of Parent or restricted stock units of Parent, such unvested Company options shall be rolled over into the right to receive deferred cash in an aggregate amount equal to the excess of the aggregate merger consideration over the aggregate per share exercise price (subject to any applicable withholding), payable at the dates and on the same vesting conditions as the original option grant from the Company; and (B) if the per share exercise price of any such Company option is equal to or greater than the merger consideration, such Company option shall be cancelled at closing without any payment.

Treatment of Restricted Shares

        Furthermore, at the effective time of the merger and following the contribution of the Rollover Shares to Parent, each restricted share and restricted share unit issued pursuant to the Company Share Incentive Plans that is vested and outstanding, unless otherwise determined by Parent, shall be rolled over into the right to receive a substituted restricted share or restricted share unit, as the case may be, in Parent, pursuant to the terms of the equity incentive plan of Parent and applicable rollover restricted share or restricted share unit award agreement, as the case may be; provided that with respect to each restricted share and restricted share unit of the Company that Parent determines should not be rolled over, the holder will have the right to receive an amount in cash equal to the merger consideration in respect of each Share underlying such restricted share or restricted share unit of the Company as promptly as practicable after the effective time of the merger.

        Each restricted share and restricted share unit of the Company issued pursuant to the Company Share Incentive Plans that is not vested and remains outstanding as of immediately prior to the effective time of the merger, will be, unless otherwise determined by Parent, rolled over into the right to receive a substituted unvested restricted share or unvested restricted share unit, as the case may be, in Parent, pursuant to the terms of the equity incentive plan of Parent and applicable rollover restricted share or restricted share unit award agreement, as the case may be; provided, that with respect to each restricted share and restricted share unit of the Company that is not rolled over, the holder shall have the right to receive an amount in cash equal to the merger consideration in respect of each Share underlying such restricted share or restricted share unit of the Company, as the case may be, payable at the date(s) and on the same vesting conditions as the grant of the original restricted share or restricted share unit of the Company, as the case may be.

        With respect to each restricted share that is rolled over into Parent, Parent may substitute a restricted share unit in Parent in lieu of a substituted restricted share in Parent; provided, that the economic terms and conditions of the substituted restricted share unit are the same as would have applied to the substituted restricted share.

Exchange Procedures

        At the effective time of the merger, Parent will deposit, or cause to be deposited, with the paying agent an amount in cash sufficient to make payments for the benefit of the holders of Shares, options, restricted shares and restricted share units under the merger agreement. Promptly after the effective time of the merger, the paying agent will mail to each registered holder of the Shares (a) a letter of transmittal specifying the manner in which the delivery of the merger consideration will be effected and (b) instructions for effecting the surrender of the Shares. Upon surrender to the paying agent of (i) a share certificate or affidavit and indemnity of loss, (ii) such other documents as may be required by the paying agent, and (iii) such duly completed and validly executed letter of transmittal, each registered holder of the Shares will receive the merger consideration.

        Promptly following the effective time of the merger, the paying agent will transmit to the ADS depositary an amount in cash equal to (a) the number of ADSs issued and outstanding (excluding any ADSs representing Excluded Shares), multiplied by (b) the merger consideration. The ADS depositary will distribute the merger consideration for the ADSs to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs (other than ADSs representing Excluded Shares). Each holder of ADSs will pay any applicable fees, charges and expenses of the ADS depositary and government charges due to or incurred by the ADS depositary in connection with the distribution of the merger consideration including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the ADS depositary shall be treated for all purposes of the merger agreement as having been paid to the holders of ADSs.

Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent, Midco and Merger Sub and representations and warranties made by Parent, Midco and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC since December 31, 2010 and prior to the date of the merger agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        The representations and warranties made by the Company to Parent, Midco and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing and authority to carry on the Company's business;

  •
  the Company and its subsidiaries' memorandum and articles of association or equivalent organizational documents;

  •
  the Company's capitalization, the absence of preemptive or other rights with respect to securities of the Company and its subsidiaries, or any securities that give their holders the right to vote with the Company's shareholders and the absence of encumbrances on the Company's ownership of the equity interests of its subsidiaries;

  •
  the Company's corporate power and authority to execute, deliver, and perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  •
  the determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are fair to, and in the best interests of, the Company and its shareholders by the Company's board of directors;

  •
  the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the special committee and by the board of directors of the Company, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, by the board of directors of the Company;

  •
  the vote of the Company's shareholders required to approve the merger agreement;

  •
  the absence of violations of, material breach of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  compliance with applicable laws, licenses and permits;

  •
  compliance with the registration and reporting requirements of SAFE Circular 75 or any other applicable rules and regulations of the PRC State Administration of Foreign Exchange (the "SAFE") directly relating to SAFE Circular 75;

  •
  the Company's SEC filings since December 31, 2010 and the financial statements included or incorporated by reference in such SEC filings;

  •
  compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the NASDAQ Global Select Market;

  •
  the Company's disclosure controls and procedures and internal control over financial reporting;

  •
  the absence of any "Company Material Adverse Effect" (as defined below) since December 31, 2012;

  •
  the absence of any legal proceedings and governmental orders against the Company or its subsidiaries;

  •
  employee benefit plans and labor matters;

  •
  real property;

  •
  intellectual property;

  •
  tax matters;

  •
  material contracts and the absence of any default under, or breach or violation of, any material contract;

  •
  insurance matters;

  •
  environmental matters;

  •
  customers and suppliers;

  •
  interested party transactions;

  •
  compliance with anti-corruption laws;

  •
  the absence of a shareholder rights plan and the inapplicability of certain anti-takeover law to the merger;

  •
  the receipt of a fairness opinion from the financial advisor to the special committee;

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  the absence of any other representations and warranties by the Company to Parent, Midco and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

        Many of the representations and warranties in the merger agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, a "Company Material Adverse Effect" means any circumstance, event, change, effect or development that, individually or in the aggregate together with all other effects, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, business, tangible or intangible assets or properties of the Company and its subsidiaries, taken as a whole; provided, however, that no such event, change, effect or development (by itself or when aggregated or taken together with any and all other effects) arising out of or resulting from any of the following shall be (a) deemed to be or constitute a "Company Material Adverse Effect," or (b) taken into account in determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

  i.
  changes or modifications in U.S. generally accepted accounting principles or regulatory accounting requirements or changes in laws (or interpretations thereof) applicable to the Company or any of its subsidiaries after the date of the merger agreement;

  ii.
  changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operates;

  iii.
  changes in general business, economic, political or financial market conditions;

  iv.
  changes in the financial, credit or securities markets in the U.S., the People's Republic of China (the "PRC") or any other country or region in which the Company or any of its subsidiaries has material business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings;

  v.
  the public disclosure of the merger agreement or the transactions or the consummation of the transactions contemplated by the merger agreement or the announcement of the execution of the merger agreement, including any shareholder litigation relating to the merger agreement;

  vi.
  any change in the price of the Shares or trading volume as quoted on the NASDAQ Global Select Market (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

  vii.
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters;

  viii.
  actions taken or failure to take action, in each case, by Parent or any of its affiliates, or to which Parent has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement; or the failure to take any action prohibited by the merger agreement;

  ix.
  the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

  x.
  any change or prospective change in the Company's credit ratings (it being understood that the underlying cause of such change or prospective change in the Company's credit rating may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

  xi.
  any change resulting or arising from the identity of Parent, Midco, Merger Sub or any of their respective affiliates; or

  xii.
  any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the merger agreement, the consummation of the transactions contemplated by the merger agreement or the announcement of any of the foregoing;

except, in the case of the foregoing subclauses (i), (ii), (iii), (iv) and (vii), to the extent the impact of such effect has a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its subsidiaries operate.

        The representations and warranties made by Parent, Midco and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, existence and good standing;

  •
  their memorandum and articles of association being in full force and effect;

  •
  the capitalization of Parent, Midco and Merger Sub, Parent's ownership of Midco, Midco's ownership of Merger Sub and the operations of Parent, Midco and Merger Sub;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  •
  the absence of violations of, or conflicts with, the governing documents of Parent, Midco or Merger Sub, laws applicable to Parent, Midco or Merger Sub and certain agreements of Parent, Midco or Merger Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent, Midco and Merger Sub;

  •
  governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

  •
  the operations of Parent, Midco and Merger Sub;

  •
  the absence of legal proceedings against Parent, Midco or Merger Sub;

  •
  the delivery of the financing documents and the absence of any breach or default under the financing documents;

  •
  sufficiency of funds in the financing contemplated by the debt financing commitment letter, equity financing commitment letter and contribution agreements to consummate the merger and the other transactions contemplated by the merger agreement;

  •
  the limited guarantee being in full force and effect;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  solvency;

  •
  Parent's, Midco's and Merger Sub's ownership of the Shares of the Company;

  •
  the independent investigation of the Company and its subsidiaries by Parent, Midco and Merger Sub;

  •
  the absence of undisclosed agreements or arrangements involving Parent, Midco, Merger Sub or any of their affiliates, in each case relating to the merger;

  •
  non-reliance by Parent, Midco or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries; and

  •
  the absence of any other representations and warranties by Parent, Midco or Merger Sub to the Company, other than the representations and warranties made by Parent, Midco and Merger Sub in the merger agreement.

Conduct of Business Prior to Closing

        The Company has agreed that, except as contemplated or permitted by the merger agreement or required by applicable law or with Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will use reasonable best efforts to, and will cause each of its subsidiaries to (i) carry on the businesses of the Company and its subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and (ii) consistent with past practice, preserve substantially intact their business organization, maintain in effect all material Company permits, and maintain in all material respects their current relationships and goodwill with customers, suppliers, and distributors with which the Company or any of its subsidiaries has material business relations as of the date of the merger agreement.

        By way of amplification and not limitation, except as (i) set forth in the Company's disclosure schedule attached to the merger agreement, (ii) as required by applicable law, (iii) as contemplated or permitted by any other provision of the merger agreement or (iv) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its subsidiaries will from the date of the merger agreement until the effective time of the merger, directly or indirectly, do any of the following:

  •
  amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

  •
  issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of, or redeem, purchase or otherwise acquire, any Shares of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for such Shares, or any options, warrants or other rights of any kind to acquire any Shares or such convertible or exchangeable securities (including options, restricted shares, restricted share units and any other rights granted pursuant to the Company Share Incentive Plans, share appreciation rights, phantom stock or similar instruments), other than in connection with (a) the exercise of such share awards of the Company outstanding on the date of execution of the merger agreement, in accordance with their terms on the date of execution of the merger agreement or entered into or amended in compliance with the merger agreement, (ii) the acquisition by the Company of its securities in connection with the forfeiture of such share awards of the Company outstanding on the date of execution of the merger agreement, in accordance with their terms on the date of execution of the merger agreement, (iii) the acquisition by the Company of its securities in connection with the net exercise of such share awards of the Company outstanding on the date of execution of the merger agreement, in accordance with their terms on the date of execution of the merger agreement, (iv) the issuance of Company securities as required to perform any obligations of the Company outstanding as of the date of execution of the merger agreement under which the Company is obligated to make such issuance for any earn-outs payable in connection with the acquisition of any person or the assets or business of any person pursuant to a material contract of the Company for an aggregate value of not more than $6,000,000, or (v) the transfer or other disposition of securities between or among the Company and wholly-owned subsidiaries;

  •
  (a) sell, transfer, lease, or otherwise dispose of, or authorize the sale, transfer, lease or other disposition of material assets of the Company or any of its Subsidiaries having a current value in excess of $10,000,000 in the aggregate, except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) any sale, transfer, lease, pledge or other disposition of securities between or among the Company and its direct or indirect wholly-owned subsidiaries in the ordinary course of business and in a manner consistent with past practice, (b) pledge, grant an encumbrance on or permit an encumbrance to exist on any material assets of the Company or any of its subsidiaries, or (c) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, Shares, property or otherwise, with respect to any of its Shares, except for dividends by any of the Company's direct or indirect wholly-owned subsidiaries to the Company or any of its other wholly-owned subsidiaries in the ordinary course of business and in a manner consistent with past practice, or enter into any agreement with respect to voting or registration of its share capital;

  •
  reclassify, combine, split, subdivide or amend the terms of any of its Shares or any share capital or other ownership interests of any of the Company's subsidiaries;

  •
  directly or indirectly acquire (including by merger, consolidation or acquisition of shares or any other business combination) any corporation, partnership, other business organization or any division thereof, or all or substantially all of the assets of any corporation, partnership, or other business organization;

  •
  incur, issue, renew, prepay, syndicate, redeem, acquire, refinance or modify any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contributions to, or investments in, any person other than (a) intercompany agreements or (b) a contract in respect of any bank acceptance, cash collateralized letter of guarantees, letter of credit, pledge or deposit to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; provided that the aggregate outstanding amount of indebtedness referred to in clause (b) will not exceed $4,000,000;

  •
  offer, place or arrange any issue of debt securities or other credit facilities that would reasonably be expected to compete with or impede the debt financing to be provided to Midco, pursuant to the debt financing commitment letter, to finance the consummation of the transactions contemplated by the merger agreement or cause the breach of any provisions of the debt financing commitment letter or cause any condition set forth in the debt financing commitment letter not to be satisfied;

  •
  (a) other than expenditures necessary to maintain existing assets in good repair, authorize or make any commitment with respect to, any single capital expenditure which is individually in excess of $2,000,000 or (b) authorize or make any commitment with respect to capital expenditures which are, in the aggregate, in excess of $12,000,000;

  •
  make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or applicable law;

  •
  make or change any material tax election, materially amend any tax return (except as required by applicable law and as discussed with Parent), enter into any material closing agreement with respect to taxes or request any material ruling with respect to taxes, assign or surrender any right to claim a material refund of taxes, settle (or request to settle) or finally resolve any material controversy with respect to taxes, extend or waive any statute of limitation with respect to any material tax, or materially change any method of tax accounting or tax accounting period, or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of its subsidiaries being required to include a material item of income in, or exclude a material deduction from, a tax return for a period beginning after the closing date of the merger;

  •
  except in the ordinary course of business consistent with past practice, enter into, amend, assign or modify, in any material respect, or terminate, or waive any material rights under, any material contract (or contract that would be a material contract if such contract had been entered into prior to the date of execution of the merger agreement);

  •
  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or any other governmental authority;

  •
  (a) sell, assign, license, sublicense, grant a covenant not to sue regarding, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any encumbrance (other than permitted encumbrances) on, any material intellectual property, other than in the ordinary course of business consistent with past practice or for the purpose of disposing of obsolete or worthless assets, or (b) disclose to or allow to be disclosed to or discovered by any person any material trade secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain the security and confidentiality thereof arising by operation of law;

  •
  except as required by any employee benefit plan of the Company in effect on the date hereof or as required by applicable law (a) increase the compensation or fringe benefits of any directors, officers or employees with an annual total compensation in excess of the applicable threshold amount, being RMB1,200,000 with respect to an employee who has an employment agreement with the Company or its subsidiaries governed by PRC law and $250,000 with respect to an employee who has an employment agreement with the Company or its subsidiaries governed by laws other than PRC law; (b) grant any severance or termination pay, or any retention pay for any employees with an annual total compensation in excess of the threshold amount; (c) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any employee benefit plan of the Company; (d) enter into or amend any employment, consulting or severance agreement or arrangement with any of its present directors, officers, employees or independent consultants, other than in the ordinary course of business consistent with past practice with respect to employees with an annual total compensation of less than the threshold amount; (e) establish, adopt, enter into or amend or terminate any employee benefit plan of the Company; (f) hire any new employees other than employees with an annual total compensation of less than the threshold amount; or (g) terminate the employment or services, as applicable, of any of the Company's present directors or officers, other than a termination for cause;

  •
  settle any litigation, suit, claim, action, proceeding, hearing, arbitration, mediation, investigation, demand letter, regulatory document production request or any other judicial or administrative proceeding, in law or equity, other than the settlement of any such action (a) in the ordinary course of business and consistent with past practice or (b) involving an amount in dispute of not more than $500,000;

  •
  engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole; or

  •
  agree or commit to do any of the foregoing.

Shareholders' Meeting

        The Company will, subject to certain exceptions, cause a meeting of its shareholders to be duly called and held as soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, which incorporates by reference this proxy statement.

        The Company may, and Parent may request that the Company, postpone or adjourn the general meeting of its shareholders for up to thirty days (but in any event no later than five business days prior to the date that is nine months from the date of the merger agreement, (a) if at the time the general meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to (i) constitute a quorum necessary to conduct business, (ii) vote in favor of approval of the merger agreement and the transactions to obtain the approval of the Company's shareholders or (b) to allow reasonable time for (x) the filing and mailing of any supplemental or amended disclosure and (y) such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to such general meeting.

        Unless there has been a change in the Company's recommendation that the shareholders of the Company approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, which change was made in accordance with the merger agreement, the board of directors of the Company will (i) make a recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and include such recommendation in this proxy statement and (ii) shall use commercially reasonable efforts to take all actions reasonably necessary in accordance with applicable law and the memorandum and articles of association of the Company, to obtain from the shareholders of the Company the approval of the merger agreement at the meeting of the shareholders in accordance with the Cayman Companies Law and the Company's memorandum and articles of association.

Acquisition Proposals

        The Company and its Subsidiaries will not, and will instruct their representatives not to, directly or indirectly, (a) solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal (as defined below) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its subsidiaries to any person (other than Parent, Midco, Merger Sub or any designees of Parent, Midco or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal, (c) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an a confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and The Blackstone Group (HK) Limited in respect of the transactions contemplated by the merger agreement,) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal, (d) amend or grant any waiver or release (but the Company may grant any consent) under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, or (e) propose or agree to do any of the foregoing. The Company will immediately cease and cause to be terminated all discussions or activities with any person existing as of the date of the merger agreement regarding any Acquisition Proposal and request return or destruction of all information by each person that has executed a confidentiality agreement in connection with such person's consideration of acquiring the Company or any of its subsidiaries.

        Notwithstanding the foregoing, prior to obtaining from the shareholders of the Company the approval of the merger agreement at the meeting of the shareholders, if the Company or any of its subsidiaries or representatives receives an unsolicited bona fide written Acquisition Proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Company, its subsidiaries and their representatives may (a) contact the person who has made such proposal to clarify and understand the terms and conditions of the proposal so as to determine whether such proposal constitutes or could reasonably be expected to result in a superior proposal, (b) provide information (including non-public information) with respect to the Company or its subsidiaries in response to the request of the person who made such proposal, and/or (c) engage or participate through the special committee in any discussions or negotiations with the person who has made such proposal; provided, that prior to taking any action described in (b) or (c) above, the board of directors of the Company (or the special committee) shall have determined in good faith (after consultation with its independent financial advisor and legal counsel) that such proposal constitutes or could reasonably be expected to result in a superior proposal.

        The Company will promptly (and, in any event, within 24 hours) notify Parent if it or any of its representatives becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the board of directors of the Company (or any committee thereof) or any representative of the Company, indicating, in connection with such notice, the identity of the person making such offer or proposal and the material terms and conditions of any proposals or offers and will keep Parent reasonably informed of the status of any such discussions or negotiations (including copies of all material written correspondence relating to such Acquisition Proposal or requests exchanged between the Company or any of its subsidiaries, on the one hand, and the person making such Acquisition Proposal or request, on the other hand). None of the Company and the board of directors of the Company (or any committee thereof) will enter into any binding agreement or contract with any person to limit the Company's ability to give prior notice to Parent of its intention to effect a change in the Company recommendation or to terminate the merger agreement in light of a superior proposal.

        "Acquisition Proposal" means any proposal or offer by any person regarding any of the following (other than the transactions contemplated under the merger agreement): (a) a merger, reorganization, share exchange, consolidation, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or fair market value of the assets of the Company and its subsidiaries, taken as a whole); (b) any sale, lease, license, exchange, transfer, other disposition or joint venture, that would result in any person (other than Parent and its affiliates) acquiring assets or business of the Company and its subsidiaries that constitute or represent 20% or more of the net revenue, net income or fair market value of the assets of the Company and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) beneficially owning 20% or more of any class of equity securities of the Company; (e) any public solicitation of proxies in opposition to approval and adoption of the merger agreement and approval of the merger by the shareholders of the Company; or (f) any other transaction proposed in writing to the special committee (other than any transaction permitted by the merger agreement) by a person unaffiliated with the Company, the consummation of which would reasonably be expected to prevent or materially delay the merger.

        For an Acquisition Proposal to be reasonably expected to result in a superior proposal, all references to 20% in the definition of"Acquisition Proposal" will be deemed to be references to "50%."

No Change of Recommendation

        The board of directors of the Company will not:

  •
  withhold, withdraw, amend or modify or propose to withhold, withdraw, amend or modify in a manner adverse to Parent, its recommendation that the shareholders approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement;

  •
  adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal;

  •
  take any action or make any other public statement in connection with the shareholders' meeting of the Company inconsistent with the recommendation of the Company's board of directors that the shareholders approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement (such inconsistent action or public statement being referred to as a "change in the Company recommendation"; provided, however, that a "stop, look and listen" communication by the board of directors of the Company (or the special committee) pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of the foregoing shall not be deemed to be a change in the Company recommendation); or

  •
  subject to the exceptions set forth below, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, term sheet, merger agreement or obligation with respect to any Acquisition Proposal.

        However, prior to obtaining the required shareholder approval of the merger agreement, the board of directors of the Company (or the special committee) may (a) make a change in the Company recommendation and/or (b) authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement, if:

  •
  (a) with respect to a change in the Company recommendation, the board of directors of the Company (or the special committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties or (b) with respect to a termination of the merger agreement to enter into an alternative acquisition agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Company's non-solicitation obligations described above, the board of directors of the Company (or the special committee) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a superior proposal and that failure to enter into an alternative acquisition agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors' fiduciary duties;

  •
  prior to making a change in the Company recommendation or terminating the merger agreement to enter into an alternative acquisition agreement, (a) the Company provides prior written notice to Parent that the board of directors of the Company (or the special committee) has resolved to make a change in the Company recommendation or to terminate the merger agreement, describing in reasonable detail the reasons for such change in the Company recommendation or termination, and (b) the Company, during the period five business days following delivery of such notice (i) causes its financial and legal advisors to negotiate with Parent and its representatives in good faith, to the extent Parent desires to negotiate, any proposed changes to the terms and conditions of merger agreement and/or the financing documents in respect of the merger agreement so that such Acquisition Proposal no longer constitutes a superior proposal or so that the failure to make a change in the Company recommendation would no longer be inconsistent with the directors' fiduciary duties, and (ii) permits Parent and its representatives during such five business day period to make a presentation (to the extent Parent desires to make such presentation) to the board of directors of the Company and the special committee regarding the merger agreement and/or the financing documents in respect of the merger; provided that, with respect to a change in the Company recommendation made in connection with an Acquisition Proposal or a termination of the merger agreement to enter into an alternative acquisition agreement, in the event of any material revisions to the Acquisition Proposal, the Company will deliver a new written notice to Parent and comply again with the above requirements with respect to the new written notice; provided, further, that with respect to the new written notice to Parent, the five business day period referred to above will be a three business-day period; and

  •
  following the end of the five business day period described above and any relevant renewal period, the board of directors of the Company (or the special committee) determines in good faith (after consultation with its financial advisor and legal counsel), after considering the terms of any proposed amendment or modification to the merger agreement or financing documents, that (a) with respect to a change in the Company recommendation, failure to make a change in the Company recommendation would still reasonably be expected to be inconsistent with the directors' fiduciary duties, or (b) with respect to a termination of the merger agreement to enter into an alternative acquisition agreement with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a superior proposal and failure to enter into an alternative acquisition agreement with respect to such Acquisition Proposal would still reasonably be expected to be inconsistent with the directors' fiduciary duties; and in the case of the Company terminating the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, the Company has paid a termination fee to Parent and certain expenses of Parent, as described below.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the merger agreement, Parent has agreed that:

  •
  The surviving company and its subsidiaries will fulfill all obligations of the Company and its subsidiaries under (a) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the merger agreement and (b) all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the merger.

  •
  During the six year period following the effective time of the merger, the memorandum and articles of association (and other similar organizational documents) of the surviving company and its subsidiaries will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its subsidiaries as in effect on the date of the merger agreement, and during such six year period, such provisions will not be amended, repealed, or otherwise modified unless such modification is required by applicable law.

  •
  During the six year period following the effective time of the merger, Parent will indemnify and hold harmless each indemnified party from and against any liabilities (including reasonable attorneys' fees and expenses), incurred in connection with (a) the fact that an indemnified party is or was a director or officer of the Company or any of its subsidiaries, (b) any acts or omissions occurring in such indemnified party's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates prior to the effective time of the merger, or (c) the merger, the merger agreement or any of the transactions contemplated by the merger agreement.

  •
  During the six year period following the effective time of the merger, Parent will advance, prior to the final disposition of any claim for which indemnification may be sought under the merger agreement and promptly following a request by an indemnified party, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such indemnified party in connection with any such claim, to the fullest extent provided by law.

  •
  Prior to the effective time of the merger, notwithstanding anything to the contrary set forth in the merger agreement, the Company may purchase a six year "tail" prepaid policy on its directors' and officers' liability insurance policy. In the event that the Company elects to purchase such a "tail" policy prior to the effective time of the merger, the surviving company will maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder for so long as such "tail" policy is maintained in full force and effect. In the event that the Company does not elect to purchase such a "tail" policy prior to the effective time of the merger, during the six year period following the effective time of the merger, the surviving company will maintain in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person covered by the directors' and officers' insurance of the Company, on terms with respect to the coverage and amounts that are equivalent to those of the directors' and officers' insurance of the Company; provided, however, that in satisfying its obligations under this provision, Parent and the surviving company will not be obligated to pay annual premiums in excess of three hundred percent (300%) of the current annual premium paid by the Company; provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the surviving company will be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding three hundred percent (300%) of the current annual premium paid by the Company.

Financing

        Parent has delivered to the Company true, correct and complete copies of (a) an executed equity commitment letter from the sponsor pursuant to which the sponsor has committed to purchase, or cause the purchase of, for cash, equity securities of Parent up to the aggregate amount set forth in the equity commitment letter, the proceeds of which will be used by Parent to purchase equity securities of Midco in an amount equal to such equity financing, which will then be used to finance the consummation of the merger and the other transactions contemplated by the merger, (b) an executed debt commitment letter, dated as of the date of the merger agreement, between Midco and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Asia Limited, Citibank, N.A., HSBC Securities (USA) Inc., HSBC Bank USA, N.A., and HSBC Bank (China) Company Limited Beijing Branch, pursuant to which the financing sources have agreed to provide the financing in the aggregate amount set forth in such debt financing commitment documents, the proceeds of which will be used to finance the consummation of the Merger and the transactions contemplated by the merger and (c) the contribution agreements from the Rollover Shareholders.

        As of the date of the merger agreement, (a) none of the financing documents have been amended or modified and no such amendment or modification is contemplated and (b) the obligations and commitments contained in the financing documents have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent, Midco or Merger Sub has fully paid all fees that are payable on or prior to the date of the merger agreement under the financing documents and will pay when due all other fees arising under the financing documents. It is not a condition to the closing of the merger for Parent, Midco or Merger Sub to obtain financing.

        Parent, Midco and Merger Sub will use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the financing for the merger in a timely manner including to (a) maintain in effect the financing documents, (b) satisfy, or cause their representatives to satisfy, on a timely basis all conditions in the financing documents that are within its control, and (c) draw upon and consummate the financing of the merger at the closing of the merger. Upon the satisfaction or waiver of all conditions applicable to the debt financing of the merger, Parent, Midco and Merger Sub will use their reasonable best efforts (excluding commencement of litigation) to cause the financing sources and any other persons providing the debt financing and the equity financing of the merger to fund the debt financing and the equity financing on the closing date of the merger.

        If Parent, Midco or Merger Sub becomes aware that any portion of the debt financing has become unavailable on the terms and conditions contemplated in the debt financing commitment documents, (a) Parent will promptly notify the Company, and (b) Parent, Midco and Merger Sub will use their reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable, on terms and conditions no less favorable, in the aggregate, to Parent, Midco and Merger Sub than those contained in the debt financing commitment documents, in an amount sufficient to consummate the merger and other transactions contemplated by the merger, and to enter into new definitive agreements with respect to such alternative debt financing and Parent will deliver a copy of the executed alternative debt financing documents to the Company as promptly as practicable after their execution.

        Subject to certain exceptions permitted under the merger agreement, none of Parent, Midco or Merger Sub will agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the financing documents, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (a) reduce the aggregate amount of the financing or (b) impose new or additional conditions that would reasonably be expected to (i) prevent or materially delay the ability of Parent, Midco or Merger Sub to consummate the merger and the other transactions contemplated in the merger agreement or (ii) adversely impact in any material respect the ability of Parent, Midco, or Merger Sub to enforce its rights against the other parties to the financing documents.

        Parent will (a) give the Company prompt notice (i) upon becoming aware of any material breach of any provision of, or termination by any party to, any financing document, or (ii) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to any financing document and (b) otherwise keep the Company reasonably informed on a reasonably current basis of the status of Parent, Midco and Merger Sub's efforts to arrange the financing.

Financing Assistance

        The Company and its subsidiaries will use their reasonable best efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the financing, including (a) using their reasonable best efforts to promptly provide Parent, Midco and Merger Sub and the financing sources with all required financial information in connection with the provision of the debt financing, (b) using their reasonable best efforts to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions with the financing sources, any prospective lenders and investors and to cooperate reasonably with the financing sources' due diligence, (c) using their reasonable best efforts (i) to assist with the drafting and preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents, business projections and other marketing documents required in connection with the financing, (ii) to identify any portion of any information contained in any document provided pursuant to clause (i) immediately above that constitutes material nonpublic information, and (iii) to cause the chief financial officer or person performing similar functions of the Company to execute and deliver customary authorization and customary representation and warranty letters, (d) using their reasonable best efforts to cause the taking of customary corporate actions by the Company and its subsidiaries reasonably necessary for the consummation of the financing and the closing of the merger, (e) in accordance with applicable law, to facilitate the provision of guarantees and granting of a security interest in and pledge of collateral and using reasonable best efforts to assist in the preparation of, and executing and delivering at the closing of the merger, any definitive documents for the financing (including compliance with any financial assistance, "whitewash" or similar requirements of law of any applicable jurisdiction), (f) using their reasonable best efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the financing sources or the financing documents, (g) to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to closing of the merger relating to all indebtedness to be paid off, discharged and terminated on the closing date of the merger, (h) to furnish all documentation and other information required by governmental authorities under applicable "know your customer", anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the financing, (i) using their reasonable best efforts to cause the Company's independent auditors to deliver consents for use of their audit reports and customary comfort letters

(including customary "negative assurance" comfort) to the financing sources, (j) using their reasonable best efforts to obtain customary legal opinions, surveys and title insurance, property and liability insurance certificates and endorsements at the expense of and as reasonably requested by Parent on behalf of the financing sources; and (k) using their reasonable best efforts to seek to ensure that the financing sources benefit materially from existing lender relationships of the Company and its subsidiaries, if applicable.

        Prior to the closing date of the merger, (a) the wholly-owned subsidiaries of the Company incorporated in the PRC will transfer and deposit cash, deposits, or cash equivalents into one or more specified accounts held with Bank of America N.A. as the collateral agent of the financing sources and standing to the credit of the PRC subsidiaries (each, an "onshore bank designated account") and (b) the wholly-owned subsidiaries of the Company incorporated in jurisdictions other than the PRC will transfer and deposit cash, deposits, or cash equivalents into one or more accounts held in the Cayman Islands, the Hong Kong Special Administrative Region and Japan, with Bank of America N.A. as the collateral agent of the financing sources, denominated in U.S. dollars, and standing to the credit of the non-PRC subsidiaries (each, an "offshore bank designated account") such that (i) the equivalent in U.S. dollars of the aggregate balance standing to the credit of each onshore bank designated account (net of any applicable PRC withholding tax or other contemplated deductions that may apply) is not less than $30,000,000 (or any lesser amount notified to the Company by the Parent prior to the closing date of the merger) (such amounts, the "onshore cash bridge required balance") and (ii) the aggregate balance standing to the credit of the offshore bank designated accounts, is not less than $40,000,000 (or any lesser amount notified to the Company by the Parent prior to the closing date of the merger).

        The Company and its PRC subsidiaries will use commercially reasonable efforts in consultation with Parent, Midco and Merger Sub to take all necessary steps to prepare for the distribution as a dividend (as soon as practicable after the effective time of the merger) of the full amount of the onshore cash bridge required balance held in such onshore bank designated accounts to the Company or a wholly-owned non-PRC subsidiary and the conversion of such amounts into U.S. dollars, including using commercially reasonable efforts to approve any necessary amendments to the articles of association of any non-PRC subsidiaries in respect of such dividends.

        Parent will reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with any cooperation provided pursuant to the above and will indemnify and hold harmless the Company, its subsidiaries and their representatives against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the debt financing and any information utilized in connection therewith (other than historical and other information relating to the Company provided by the Company), except in the event such liabilities or losses arise out of or result from the willful misconduct of the Company or its representatives.

Other Covenants

        The merger agreement contains additional agreements between the Company and Parent, Midco and/or Merger Sub relating to, among other things:

  •
  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  reasonable access by Parent and Parent's authorized representatives to the Company's offices, properties, books and records between the date of the merger agreement and the effective time (subject to all applicable law and the contractual obligations and restrictions);

  •
  notification of certain events;

  •
  reasonable best efforts of each party to consummate the transactions contemplated by the merger agreement;

  •
  Parent's obligation to cause Midco and Merger Sub to perform their obligations under the merger agreement;

  •
  coordination of press releases and other public announcements or filings relating to the merger;

  •
  delisting and deregistration of the Shares;

  •
  matters relating to takeover statutes;

  •
  resignation of the directors of the Company and its subsidiaries pursuant to Parent's request;

  •
  participation in litigation relating to the merger;

  •
  the Company's agreement to use commercially reasonable efforts to assist in the preparation of applications to the SAFE by beneficial shareholders of the Company and holders of Company share awards who are PRC residents;

  •
  compliance with anti-bribery and anti-corruption policies; and

  •
  the prohibition on amending certain buyer group contracts.

Conditions to the Merger

        The obligations of each party to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction of the following conditions:

  •
  the approval of the merger agreement at the Company's shareholders' meeting by the affirmative vote of the holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy at the Company's shareholders' meeting in accordance with the Cayman Companies Law and the Company's memorandum and articles of association;

  •
  no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by the merger agreement, including the merger; and

  •
  the parties having made all necessary filings under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (if required) and having received, if necessary, clearance under the necessary filings under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (if required) approving the merger.

        The obligations of Parent, Midco and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  as of the date of the merger agreement and as of the closing date of the merger as if made on such date (except, with respect to (a) through (d) below, to the extent expressly made as of a specific date, in which case as of such date), (a) the representations and warranties of the Company in the merger agreement regarding the Company's capitalization being true and correct in all but de minimis respects, (b) the representations and warranties of the Company in the merger agreement regarding the organization and qualification of the Company and its subsidiaries, the Company's authority to enter into the merger agreement, the required shareholder approval for the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, (including the merger), no conflict with the memorandum and articles of association of the Company and its subsidiaries, and no brokerage or finder's fees in connection with the merger agreement, in each case, being true and correct, (c) the representations and warranties by the Company regarding compliance with anti-corruption laws, being true and correct, without giving effect to any qualification by "materiality", and (d) all other representations and warranties of the Company set forth in the merger agreement being true and correct, without giving effect to any qualification by "materiality" or Company Material Adverse Effect, except where the failure of such representations and warranties to be true and correct does not constitute a Company Material Adverse Effect;

  •
  the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

  •
  since the date of the merger agreement, there having not occurred and been continuing a Company Material Adverse Effect; and

  •
  the Company having delivered to Parent a certificate, dated the closing date of the merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent, Midco and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger (in each case interpreted without giving effect to any qualification by "materiality"), as if made on and as of such date, except (a) to the extent expressly made as of a specific date, in which case as of such date and (b) where the failure of such representations and warranties to be true and correct, has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent, Midco or Merger Sub to consummate the transactions contemplated by the merger agreement and the plan of merger;

  •
  Parent, Midco and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

  •
  Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained (except as expressly set forth below):

  •
  by mutual written consent of Parent and the Company;

  •
  by either Parent or the Company, if:

  •
  the merger is not completed by nine months after the date of the merger agreement; provided, that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date is caused by such party's failure to fulfill any obligation under the merger agreement or other intentional breach;

  •
  any governmental entity having enacted, issued, promulgated, enforced or entered any law or order which has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by the merger agreement, including the merger, which shall be in effect and have become final and non-appealable;

    provided, that this termination right is not available to a party if the circumstances described in the foregoing are caused by such party's failure to perform any of its obligations under the merger agreement or other intentional breach; or

    •
    the shareholders of the Company do not approve the merger agreement at the meeting of shareholders or any adjournment or postponement thereof; or

  •
  by Parent:

  •
  upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of the Company becomes untrue, such that the corresponding conditions to closing would not be satisfied and such breach would not be curable or, if curable, has not been cured within the earlier of (a) thirty business days following receipt of written notice by the Company from Parent of such breach and (b) any shorter period of time that remains between the date Parent provides written notice of such breach and the date that is nine months after the date of the merger agreement; or

  •
  if (a) the board of directors of the Company has effected a change in the Company recommendation; provided, that Parent's right to terminate the merger agreement pursuant to this clause will expire on the earlier of (i) ten business days after a change in the Company recommendation and (ii) the opening of the polls at the Company shareholders' meeting with respect to the shareholder approval, or (b) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a superior proposal) is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such Acquisition Proposal, the Company has not filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; or

  •
  by the Company:

  •
  (a) upon a breach by Parent, Midco or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of Parent, Midco and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied and such breach would not be curable or, if curable has not been cured within the earlier of (i) thirty business days following receipt of written notice by Parent from the Company of such breach and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the date that is nine months after the date of the merger agreement or (b) if at any time the guarantee by Blackstone Capital Partners (Cayman II) VI L.P. in favor of the Company is not in full force and effect in all material respects and such condition is not cured within nine months after the date of the merger agreement and five business days following receipt of written notice by Parent from the Company;

  •
  prior to obtaining the shareholder approval, in order to enter into an alternative acquisition agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Company's non-solicitation obligations described above, and that the board of directors of the Company (or the special committee) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a superior proposal and that failure to enter into an alternative acquisition agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors' fiduciary duties;

    •
    if the Company has effected a change in the Company recommendation after the board of directors of the Company (or the special committee) has determined in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties; or

    •
    if (a) all the conditions to closing for the obligations of Parent, Midco and Merger Sub to consummate the merger have been satisfied or waived by Parent, Midco and Merger Sub (other than those conditions that by their nature are only capable of being satisfied at the closing), (b) Parent, Midco or Merger Sub have failed for any reason to consummate the closing within two business days following the date on which the closing should have occurred, and (c) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or that the Company is willing to waive any unsatisfied conditions and (y) the Company stands ready, willing and able to consummate the merger, plan of merger and transactions contemplated by the merger and plan of merger during such period.

Termination Fee

        The Company is required to pay Parent a termination fee of $16.3 million and all reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its affiliates on or prior to the termination of the merger agreement, in connection with the transactions contemplated by the merger agreement (including the financing), if:

  •
  the merger agreement is terminated by Parent due to a breach by the Company of any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of the Company becomes untrue, such that the corresponding conditions to closing would not be satisfied and such breach would not be curable or, if curable, has not been cured within the earlier of (a) thirty business days following receipt of written notice by the Company from Parent of such breach and (b) any shorter period of time that remains between the date Parent provides written notice of such breach and the date that is nine months after the date of the merger agreement;

  •
  the merger agreement is terminated by Parent due to (a) the board of directors of the Company effecting a change in the Company recommendation; or (b) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a superior proposal) is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such Acquisition Proposal, the Company has not filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer;

  •
  the merger agreement is terminated by the Company prior to obtaining the shareholder approval, in order to enter into an alternative acquisition agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Company's non-solicitation obligations described above, and that the board of directors of the Company (or the special committee) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a superior proposal and that failure to enter into an alternative acquisition agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors' fiduciary duties; or

  •
  the merger agreement is terminated by the Company after the board of directors of the Company has effected a change in the Company recommendation after the board of directors of the Company (or the special committee) has determined in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties.

        The Company is also required to pay Parent a termination fee of $16.3 million if (a) the merger agreement is validly terminated by Parent or the Company due to (i) the merger not becoming effective prior to the date that is nine months after the date of the merger agreement or (ii) the failure of the receipt of the Company shareholder approval, (b) none of Parent, Midco or Merger Sub is in material breach of any of its representations, warranties or covenants under the merger agreement that would result in the conditions set forth in the merger agreement with respect to the representations, warranties and covenants of Parent, Midco or Merger Sub not being satisfied, curable or cured within the earlier of (x) thirty business days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the date that is nine months after the date of the merger agreement, (c) at or prior to the time of the termination of the merger agreement a third party publicly discloses a bona fide Acquisition Proposal (such Acquisition Proposal, being an "Outstanding Proposal"), and (d) within twelve months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to the Outstanding Proposal or the Outstanding Proposal is consummated (whether or not such Outstanding Proposal was the same Outstanding Proposal referred to in the preceding clause (c)).

        Parent is required to pay the Company a termination fee of $29.3 million and all reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by the Company and its affiliates on or prior to the termination of the merger agreement, in connection with the transactions contemplated by the merger agreement, if:

  •
  the merger agreement is terminated by the Company (a) upon a breach by Parent, Midco or Merger Sub of any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of Parent, Midco and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied and such breach would not be curable or, if curable has not been cured within the earlier of (i) thirty business days following receipt of written notice by Parent from the Company of such breach and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the date that is nine months after the date of the merger agreement or (b) if at any time the guarantee by Blackstone Capital Partners (Cayman II) VI L.P. in favor of the Company is not in full force and effect in all material respects and such condition continues until the earlier of the date that is nine months after the date of the merger agreement and five business days following receipt of written notice by Parent from the Company; or

  •
  the merger agreement is terminated by the Company due to (a) all the conditions for the obligations of Parent, Midco and Merger Sub to consummate the merger having been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or waived by Parent, Midco and Merger Sub, (b) Parent, Midco or Merger Sub having failed for any reason to consummate the closing within two business days following the date on which the closing should have occurred, and (c) the Company having irrevocably confirmed by written notice to Parent that (x) all conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or that the Company is willing to waive any unsatisfied conditions and (y) the Company stands ready, willing and able to consummate the merger, plan of merger and transactions contemplated by the merger and plan of merger during such period.

Remedies and Limitations on Liability

        Company, Parent, Midco and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

        Until such time as the Company pays the termination fee to Parent or Parent pays the termination fee to the Company, as the case may be, the remedies available to each party will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Parent, Midco or Merger Sub from, in the alternative, seeking to terminate the merger agreement and collect the termination fee from the Company or the Company from, in the alternative, seeking to terminate the merger agreement and collect the termination fee from the Parent. Under no circumstances will (a) the Company be entitled to monetary damages in connection with the merger agreement in excess of the aggregate amount of (i) the termination fee payable by Parent, and (ii) any reimbursement obligation of Parent under the merger agreement, and (b) Parent be entitled to monetary damages in excess of the aggregate amount of (x) the termination fee payable by the Company and (y) any reimbursement obligation of the Company under the merger agreement.

        Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause Parent, Midco and Merger Sub to cause the equity financing to be funded simultaneously with the receipt of the debt financing (whether under the merger agreement, the equity commitment letter or the guarantee) will be subject to the requirements that: (a) all the conditions to closing of the merger contained in the merger agreement with respect to the obligations of Parent, Midco and Merger Sub have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing of the merger) or waived by Parent, Midco and Merger Sub; (b) the debt financing (and/or, in the event alternative debt financing has been obtained in accordance with the merger agreement for all or a portion of the debt financing, such alternative debt financing) has been funded or would be funded in accordance with the terms thereof at the closing of the merger, if the equity financing is funded at the closing of the merger, and (c) the Company has irrevocably confirmed to Parent in writing that if the equity financing and the debt financing were funded, it would take such actions that are within its control to cause the closing of the merger to occur.

        Under no circumstances will the Company or Parent be permitted or entitled to receive both (a) a grant of injunction or other form of specific performance or equitable relief as set forth above and (b) monetary damages, including all or any portion of the termination fee from the Parent or the termination fee from the Company, as applicable.

Amendment

        The merger agreement may be amended by the respective boards of directors of each of the Company, Parent, Midco and Merger Sub at any time prior to the effective time of the merger, provided, that after the approval of the merger by the Company's shareholders, no amendment may be made that under applicable law requires further approval by the shareholders of the Company without such approval having been obtained and, further provided, that any amendment, supplement, waiver or other modification of this proviso or provisions of the merger agreement regarding (a) the termination fee of the Company or Parent (or the reimbursement of expenses by either party), (b) the waiver of rights under the merger agreement, (c) the assignment of rights under the merger agreement, (d) third-party rights, (e) jurisdiction with respect to any action against a financing source or (f) waiver of a jury trial, will not affect the financing sources without the prior written consent of the financing sources.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTER RIGHTS

        The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares ("Dissenter Rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex E to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex E, particularly the procedural steps required to exercise Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

        A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting from the merger.

        To exercise your Dissenter Rights, the following procedures must be followed:

  •
  you must give written notice of objection to the merger ("Notice of Objection") to the Company prior to the vote to authorize the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

  •
  within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a Notice of Objection;

  •
  within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), the dissenting shareholder must give to the Company a written notice of his decision to dissent (a "Notice of Dissent") stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A dissenting shareholder must dissent in respect of all the Shares which he holds;

  •
  within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will acquire the dissenting shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed to the fair value of their shares with the Company. The petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed the fair value of their Shares with the Company; and

  •
  if a petition is timely filed and served, the Grand Court will determine at a hearing at which dissenting shareholders are entitled to participate (a) the fair value of the Shares held by those shareholders and (b) the costs of the proceeding and the allocation of such costs upon the parties.

        Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the merger is void or unlawful). The enforcement of your Dissenter Rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Shares, other than the rights referred to in the preceding sentence.

        All notices and petitions must be executed by or for the registered shareholder, fully and correctly, as such shareholder's name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenter Rights attached to the Shares.

        You must be a registered holder of Shares in order to exercise your Dissenter Rights in respect of such Shares. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenter Rights on behalf of a holder of ADSs, and any Notice of Objection or Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Companies Law. If you wish to convert your ADSs into Shares, please contact the ADS depositary's office at 60 Wall Street, New York, New York 10005, U.S.A., Tel. No.: +1 212 250 9100, Attention: James Kelly or Daniel Belean. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NASDAQ Global Select Market. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ Global Select Market, and in such case only in the form of ADSs. As a result, if you have converted your ADSs into Shares to attend the extraordinary general meeting or to exercise Dissenter Rights, and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

        If you do not satisfy each of the above requirements and otherwise comply strictly with the above procedures with regard to the exercise of Dissenter Rights, you will not be entitled to exercise your Dissenter Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenter Rights. You must send all notices to the Company to Attention: Board Secretary Office, Pactera Technology International Ltd., Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $7.30 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the buyer group intend to assert that the per Share merger consideration of $7. 30 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

        The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

FINANCIAL INFORMATION

        The following sets forth certain selected historical consolidated financial information of the Company. The financial data has been derived from the audited financial statements filed as part of the Company's annual report on Form 20-F for the year ended December 31, 2012, and the unaudited financial statements for the three month periods ended September 30, 2013 and 2012 included in the Company's 2013 third quarter earnings release filed under cover of Form 6-K on November 21, 2013. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K. See "Where You Can Find More Information" for a description of how to obtain a copy of such Form 20-F and Form 6-K.

	For the year ended December 31,		For the three months ended September 30,
	2011	2012	2012	2013
	$	$	$	$
	(US dollars in thousands, except share and ADS data)
			(unaudited)	(unaudited)
Selected Consolidated Statements of Comprehensive Income Data:
Revenue	218,989	359,031	79,572	173,119
Gross profit	76,562	124,429	28,302	50,794
Income from operations	17,211	915	5,467	2,384
Net income (loss)	18,398	3,325	4,840	2,657
Net income attributable to Pactera Technology International Ltd. shareholders	17,901	2,590	4,666	2,657
Earnings per share—basic	0.44	0.05	0.11	0.03
Earnings per share—diluted	0.42	0.05	0.11	0.03
Earnings per ADS—basic	0.44	0.05	0.11	0.03
Earnings per ADS—diluted	0.42	0.05	0.11	0.03

	As of December 31,		(unaudited)
			As of September 30, 2013
	2011	2012
	$	$	$
	(US dollars in thousands)
Selected Consolidated Balance Sheets Data:
Total current assets	205,307	478,204	426,823
Total assets	273,179	737,606	705,628
Total current liabilities	51,029	163,152	157,793
Total liabilities	63,289	195,282	174,047
Total equity attributable to Pactera Technology International Ltd.	208,484	540,985	531,581
Non-controlling interests	1,406	1,339	—
Total shareholders' equity	209,890	542,324	531,581
Total liabilities and shareholders' equity	273,179	737,606	705,628

Ratio of Earnings to Fixed Charges

	For the year ended December 31,		For the three months ended September 30,
	2011	2012	2012	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Ratio of Earnings to Fixed Charges(1)	7.7	0.8	0.85	1.74

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges. Fixed charges consist of interest expense, and the estimated interest within rent expense. The ratio of earnings to fixed charges should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's annual report on Form 20-F for the year ended December 31, 2012. See "Where You Can Find More Information" for a description of how to obtain a copy of such Form 20-F.

Net Book Value per Share of the Shares

        The net book value per Share as of September 30, 2013 was $6.21 (or $6.48 based on the weighted average number of outstanding Shares during the nine months ended September 30, 2013.)

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

        On December 21, 2012, the Company announced a share repurchase program, or the 2012 repurchase program, under which the Company was authorized to repurchase up to $30.0 million worth of its outstanding ADSs from time to time over the next 12 months on the open market, depending on market conditions, share price and other factors, as well as subject to the relevant rules under US securities regulations. The Company implemented the 2012 share repurchase program over the course of five months starting from December 2012. At the end of this program, the Company has cumulatively purchased 4,643,359 ADSs for $30.0 million.

        All of the Shares underlying the ADSs repurchased by the Company were considered cancelled under Cayman Islands law and the excess of the repurchase price over the par value of the Shares repurchased was charged to share premium account.

        The following table summarizes the repurchases of ADSs by the Company under the 2012 repurchase plan.

Period	Total Number of ADSs Purchased	Average Price Paid Per ADS(1)	Total Number of ADSs Purchased as Part of Publicly Announced Program	Approximate Dollar Value of ADSs that May Yet Be Purchased Under the Program
December 21, 2012 – December 31, 2012	—	—	—	$30,000,000
January 1, 2013 – January 31, 2013	200	7.45	200	$29,998,505
February 1, 2013 – February 28, 2013	462,159	7.17	462,159	$26,675,833
March 1, 2013 – March 31, 2013	1,911,893	6.74	1,911,893	$13,756,077
April 1, 2013 – April 8, 2013	2,269,107	6.04	2,269,107	0
Total	4,643,359	6.44	4,643,359

(1)
Average price paid per ADS repurchased is the execution price.

Purchases by the Management Members of the Buyer Group

        On December 19, 2011, Mr. Tiak Koon Loh purchased 4,000 ADSs of HiSoft at an average price of US$9.395 with the price range from US$9.28 to US$9.51.

        During the period from July 16, 2012 to August 3, 2012, Mr. Jinsong Li purchased 10,000 ADSs of VanceInfo at an average price of US$8.94 with the price range from US$8.80 to US$9.10.

        In addition, the following table shows grants to, and exercise by, the Management Buyers of the equity awards of the Company, HiSoft and VanceInfo during the past two years, for each such grant or exercise setting out the date, the price per equity award (if applicable) and the number of equity awards granted or exercised:

Name of Management Buyer	Date	Type of Transaction	Entity to Which Equity Awards Relate	Type of Equity Awards	Number of Equity Awards	Price Per Equity Award (US$)
Chris Shuning Chen	March 12, 2012	Grant	VanceInfo	Restricted share units	4,785	N/A
Chris Shuning Chen	March 19, 2012	Exercise	VanceInfo	Options	15,000	4.91
Chris Shuning Chen	March 20, 2012	Exercise	VanceInfo	Options	30,000	5.35
Chris Shuning Chen	November 9, 2012	Grant	Company	Restricted share units	500,000	N/A
Chris Shuning Chen	February 22, 2013	Grant	Company	Restricted share units	7,705	N/A
Chris Shuning Chen	March 4, 2013	Exercise	VanceInfo	Restricted share units	1,196	N/A
Chris Shuning Chen	December 31, 2013	Exercise	Company	Restricted share units	2,542	N/A
Tiak Koon Loh	November 15, 2011	Grant	HiSoft	Restricted shares	38,151	N/A
Tiak Koon Loh	January 1, 2012	Grant	HiSoft	Options	215,083	7.25
Tiak Koon Loh	January 1, 2012	Grant	HiSoft	Restricted shares	215,083	N/A
Tiak Koon Loh	November 9, 2012	Grant	Company	Restricted share units	500,000	N/A
David Lifeng Chen	March 12, 2012	Grant	VanceInfo	Restricted share units	3,430	N/A
David Lifeng Chen	November 9, 2012	Grant	Company	Restricted share units	180,000	N/A
David Lifeng Chen	February 22, 2013	Grant	Company	Restricted share units	4,281	N/A
David Lifeng Chen	September 1, 2013	Grant	Company	Restricted share units	20,000	N/A
David Lifeng Chen	December 31, 2013	Exercise	Company	Restricted share units	1,412	N/A
Jun Su	May 13, 2013	Exercise	HiSoft	Options	30,000	4.18
Jun Su	September 1, 2013	Grant	Company	Restricted share units	20,000	N/A
Minggang Feng	November 9, 2012	Grant	Company	Restricted share units	50,000	N/A
Minggang Feng	January 1, 2013	Grant	Company	Restricted share units	85,087	N/A
Minggang Feng	September 1, 2013	Grant	Company	Restricted share units	40,000	N/A
Jinsong Li	May 2, 2012	Exercise	HiSoft	Restricted shares	13,233	N/A
Jinsong Li	May 31, 2012	Exercise	HiSoft	Restricted shares	3,289	N/A
Jinsong Li	November 9, 2012	Grant	Company	Restricted share units	40,000	N/A
Junbo Liu	March 12, 2012	Grant	VanceInfo	Restricted share units	2,512	N/A
Junbo Liu	March 12, 2012	Exercise	VanceInfo	Options	13,125	5.35
Junbo Liu	March 12, 2012	Exercise	VanceInfo	Options	9,375	4.91
Junbo Liu	March 30, 2012	Exercise	VanceInfo	Options	30,000	0.3
Junbo Liu	June 29, 2012	Exercise	VanceInfo	Options	25,000	1.6
Junbo Liu	November 9, 2012	Grant	Company	Restricted share units	70,000	N/A
Junbo Liu	February 22, 2013	Grant	Company	Restricted share units	5,342	N/A
Junbo Liu	March 4, 2013	Exercise	VanceInfo	Restricted share units	628	N/A
Junbo Liu	December 31, 2013	Exercise	Company	Restricted share units	1,762	N/A
Jian Wu	December 7, 2011	Exercise	VanceInfo	Options	632	5.35
Jian Wu	March 9, 2012	Exercise	VanceInfo	Options	3,868	5.35
Jian Wu	March 12, 2012	Exercise	VanceInfo	Options	3,000	4.91
Jian Wu	March 12, 2012	Grant	VanceInfo	Restricted share units	2,991	N/A
Jian Wu	March 13, 2012	Exercise	VanceInfo	Options	3,000	5.35
Jian Wu	September 14, 2012	Exercise	VanceInfo	Options	157	4.91
Jian Wu	September 19, 2012	Exercise	VanceInfo	Options	3,000	4.91
Jian Wu	November 9, 2012	Grant	Company	Restricted share units	70,000	N/A
Jian Wu	February 22, 2013	Grant	Company	Restricted share units	7,534	N/A
Jian Wu	December 31, 2013	Exercise	Company	Restricted share units	2,486	N/A
He Jin	August 16, 2012	Grant	HiSoft	Restricted shares	8,960	N/A
He Jin	November 9, 2012	Grant	Company	Restricted share units	60,000	N/A
He Jin	September 1, 2013	Grant	Company	Restricted share units	20,000	N/A
Chu Tzer Liu	December 8, 2011	Exercise	HiSoft	Options	2,467	7.60

        Except as described above, there have been no purchases in Shares or ADSs by any of the Management Buyers at any time during the past two years.

Purchases by the GGV Entities

Purchases by Granite Global Ventures II L.P.

Purchase Date	Total Number of ADSs Purchased	Price Paid Per ADS
March 5, 2013	143,987	6.79
March 6, 2013	48,975	6.89
March 7, 2013	13,738	7.00
March 8, 2013	7,990	7.00
March 11, 2013	72,581	7.00
March 12, 2013	66,900	6.95
March 13, 2013	72,761	6.84
March 14, 2013	124,665	6.66
Total	551,597

Purchases by GGV II Entrepreneurs Fund L.P.

Purchase Date	Total Number of ADSs Purchased	Price Paid Per ADS
March 5, 2013	3,013	6.79
March 6, 2013	1,025	6.89
March 7, 2013	288	7.00
March 8, 2013	167	7.00
March 11, 2013	1,519	7.00
March 12, 2013	1,400	6.95
March 13, 2013	1,523	6.84
March 14, 2013	2,609	6.66
Total	11,544

Purchases by the Blackstone Entities

        There have been no purchases in Shares or ADSs by Parent, Midco, Merger Sub, Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd., Blackstone Capital Partners (Cayman II) VI L.P. or Blackstone Management Associates (Cayman) VI L.P. at any time during the past two years.

Prior Public Offerings

        In July 2010, the Company and certain of its shareholders closed its initial public offering and sale of 161,690,000 common shares (approximately 11,592,177 common shares if retroactively adjusted to reflect the 13.9482-to-1 common share consolidation effected on November 9, 2012) in the form of ADSs. The initial public offering price was $10.00 per ADS. The company received aggregate proceeds (after deducting the underwriting discount but before expenses) of $66.5 million.

        In December 2010, the Company and certain of its shareholders completed a follow-on public offering and sale of 109,250,000 common shares (approximately 7,832,552 common shares if retroactively adjusted to reflect the 13.9482-to-1 common share consolidation effected on November 9, 2012) in the form of ADSs. The follow-on public offering price was $26.15 per ADS. The company received aggregate proceeds (after deducting the underwriting discount but before expenses) of $12.3 million.

Transactions in Prior 60 Days

        Other than the merger agreement, the consortium agreement dated May 19, 2013 by and among Mr. Chris Shuning Chen, Mr. Tiak Koon Loh and other parties thereto, as amended or novated, the investment agreement dated May 27, 2013, by and among Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P. and other parties thereto, as amended or novated, and agreements entered into in connection with the merger agreement, including the voting agreements, the contribution agreements, the limited guarantee and the equity commitment letter dated October 17, 2013, by and between Blackstone Capital Partners (Cayman II) VI L.P. and BCP (Singapore) VI Cayman Acquisition Co. Ltd, there have been no transactions in the Company's Shares or ADSs during the past 60 days by us, any of our officers or directors, the Rollover Shareholders, Parent, Midco, Merger Sub, Blackstone or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of the Shares, as of December 31, 2013, by:

  •
  each of the Company's directors and executive officers;

  •
  our directors and executive officers as a group;

  •
  other Filing Persons; and

  •
  each person known to us to beneficially own more than 5.0% of the total outstanding Shares.

        Except as otherwise noted, the address of each person listed in the table is c/o Pactera Technology International Ltd., Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China.

Shares Beneficially Owned(1)(2)
	Number	%
Directors and Executive Officers:
Chris Shuning Chen(3)	2,665,296	3.2
Tiak Koon Loh(4)	1,967,389	2.3
Jenny Lee(5)	3,433,896	4.1
Terry McCarthy(6)	*	*
Venkatachalam Krishnakumar(7)	*	*
Ruby Rong Lu(8)	*	*
Samuelson S.M. Young(9)	*	*
May Tung(10)	*	*
David Lifeng Chen(11)	*	*
Helena Chen(12)	*	*
Jun Su(13)	*	*
Directors and Executive Officers as a Group	8,721,753	10.4
Other Filing Persons
He Jin(14)	*	*
Chu Tzer Liu(15)	*	*
Jian Wu(16)	*	*
Junbo Liu(17)	*	*
Jinsong Li(18)	*	*
Minggang Feng(19)	*	*
Principal Shareholders:
Lone Pine Capital LLC and affiliate(20)	7,617,690	9.2
Granite Global Ventures(21)	5,862,818	7.1

*
The person beneficially owns less than 1.0% of the total outstanding Shares of the Company.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to restricted shares, Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of restricted share units that are vested or will be vested within 60 days from December 31, 2013.

(2)
For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group (including, if any, restricted shares, Shares underlying any options held by such person or group that are exercisable within 60 days from December 31, 2013, and Shares issuable pursuant to the terms of restricted share units held by such person or group that are vested or will be vested within 60 days from December 31, 2013) by the sum of (a) the number of total outstanding Shares as of December 31, 2013, and (b) the number of Shares underlying any options held by such person or group that are exercisable within 60 days from December 31, 2013 and the Shares issuable pursuant to the terms of restricted share units held by such person or group that are vested or will be vested within 60 days from December 31, 2013. Percentage of beneficial ownership is based on 83,081,072 Shares outstanding as of December 31, 2013 (including restricted shares to the extent that such restricted shares have voting power but excluding 4,085,575 Shares held in brokerage accounts in the Company's name or issued to the ADS depositary in anticipation of the vesting of options and restricted share units of the Company granted under the Company Share Incentive Plans).

(3)
Represents 2,520,000 Shares (including certain Shares represented by ADSs) held by Button Software Ltd., a British Virgin Islands company, 3,014 Shares represented by ADSs held by Mr. Chris Shuning Chen and 142,282 Shares issuable upon exercise of options or pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days after December 31, 2013 beneficially owned by Mr. Chris Shuning Chen directly or indirectly through Tairon Investment Limited, a British Virgin Islands company. Each of Button Software Ltd. and Tairon Investment Limited is ultimately owned by Mr. Chris Shuning Chen's family trust. Mr. Chen is the sole director of each of Button Software Ltd. and Tairon Investment Limited.

(4)
Represents 1,117,085 restricted shares, 684,683 Shares issuable upon exercise of options within 60 days from December 31, 2013, 146,551 Shares and 19,070 ADSs beneficially owned by Tiak Koon Loh directly or indirectly through Best Venture Technology Limited, a British Virgin Islands company. Best Venture Technology Limited, of which Mr. Tiak Koon Loh is the sole director, is wholly owned by Mr. Tiak Koon Loh.

(5)
Represents 2,131,095 Shares held by Granite Global Ventures II L.P., 44,602 Shares held by GGV II Entrepreneurs Fund L.P., 1,217,491 ADSs held by Granite Global Ventures II L.P., 25,492 ADSs held by GGV II Entrepreneurs Fund L.P. and 3,405 restricted shares and 11,811 Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Ms. Jenny Lee. The business address for Ms. Lee is Unit 3501, Two Shanghai IFC 8 Century Avenue, Pudong District, Shanghai 200120, People's Republic of China. See footnote 21 for additional discussion of these Shares.

(6)
Represents restricted shares and Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Mr. Terry McCarthy. The business address for Mr. McCarthy is 18598 Twin Creeks Road Monte Sereno, CA 95030, the United States of America.

(7)
Represents restricted shares and Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Mr. Venkatachalam Krishnakumar. The business address for Mr. Krishnakumar is 28A Swetten Ham Road, Singapore 248126.

(8)
Represents Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Ms. Ruby Rong Lu. The business address for Ms. Lu is 2420 Sand Hill Road, Suite 200 Menlo Park, CA 94025, United States of America.

(9)
Represents Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Mr. Samuelson S.M. Young. The business address for Mr. Young is Room 401-413,109 Yan Dang Road, Shanghai 200020, People's Republic of China.

(10)
Represents Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Ms. May Tung. The business address for Ms. Tung is DHR International, 36/F, 2 Exchange Sq., Hong Kong.

(11)
Represents ADSs, Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Mr. David Lifeng Chen directly or indirectly through DLCY Chen Family Trust. DLCY Chen Family Trust is a trust established under the laws of the State of California, of which Mr. David Lifeng Chen and his wife, Ms. Christina Wang, are the joint trustees and Mr. David Lifeng Chen's family members are the beneficiaries.

(12)
Represents restricted shares and Shares issuable upon exercise of options within 60 days from December 31, 2013 beneficially owned by Ms. Helena Chen.

(13)
Represents ADSs, restricted shares, and Shares issuable upon exercise of options within 60 days from December 31, 2013 beneficially owned by Mr. Jun Su.

(14)
Represents restricted shares, and Shares issuable upon exercise of options within 60 days from December 31, 2013 beneficially owned by Ms. He Jin.

(15)
Represents ADSs, Shares, restricted shares, and Shares issuable upon exercise of options within 60 days from December 31, 2013 beneficially owned by Mr. Chu Tzer Liu, excluding 15,257 ADSs acquired by Mr. Chu Tzer Liu's wife through open market purchase of which Mr. Chu Tzer Liu expressly disclaims beneficial ownership and does not have voting and dispositive power.

(16)
Represents ADSs, Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Mr. Jian Wu.

(17)
Represents ADSs, Shares issuable upon exercise of options within 60 days from December 31, 2013 and Shares issuable pursuant to the terms of certain restricted share units that are vested or will be vested within 60 days from December 31, 2013 beneficially owned by Mr. Junbo Liu.

(18)
Represents Shares, restricted shares, and Shares issuable upon exercise of options within 60 days from December 31, 2013 beneficially owned by Mr. Jinsong Li directly or indirectly through General Merit Asia Limited, a British Virgin Islands company. General Merit Asia Limited, of which Mr. Jinsong Li is the sole director, is wholly owned by Mr. Jinsong Li.

(19)
Represents restricted shares beneficially owned by Mr. Minggang Feng.

(20)
Information regarding beneficial ownership is reported as of December 31, 2012. Based on the Schedule 13G/A filing with the SEC on February 14, 2013, representing 7,617,690 Shares in the form of ADSs beneficially owned by Lone Pine Capital LLC and Stephen F. Mandel, Jr., who share voting and dispositive power over the Shares. The registered address for Lone Pine Capital LLC is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(21)
Information regarding beneficial ownership is reported as of October 21, 2013. Based on the Schedule 13D/A filing with the SEC on October 21, 2013, representing (i) 2,403,078 Shares held by Granite Global Ventures (Q.P.) L.P., (ii) 41,060 Shares held by Granite Global Ventures L.P., (iii) 2,131,095 Shares and 1,217,491 ADS (representing 1,217,491 Shares) held by Granite Global Ventures II L.P., and (iv) 44,602 Shares and 25,492 ADS (representing 25,492 Shares) held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the Shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Company directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the Shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Company directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun, Ray Rothrock, Jixun Foo, Glenn Solomon, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun, Ray Rothrock, Jixun Foo, Glenn Solomon, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun, Ray Rothrock, Jixun Foo, and Glenn Solomon own no securities of the Company directly. The registered address of each of Granite Global Ventures L.P., Granite Global Ventures II L.P., Granite Global Ventures (Q.P.) L.P. and GGV II Entrepreneurs Fund L.P. is 2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the fourth quarter of 2014.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the cash position of the Company and its subsidiaries at the effective time;

  •
  debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3D. Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2012. See "Where You Can Find More Information" beginning on page 133 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website athttp://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investors" section of our website at http://ir.pactera.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a going-private transaction, the Company and the buyer group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F for the year ended December 31, 2012 filed with the SEC on April 25, 2013 is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since April 25, 2013, including, without limitation, the reports on Form 6-K filed with the SEC on May 20, 2013, May 23, 2013, June 5, 2013, September 13, 2013, October 17, 2013, November 21, 2013 and December 27, 2013 are also incorporated herein by reference.

        We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to our proxy solicitor, Ipreo, at the phone number and email address provided in this proxy statement.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED                        ,                         . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A
Execution Version

AGREEMENT AND PLAN OF MERGER

among

BCP (SINGAPORE) VI CAYMAN ACQUISITION CO. LTD.

BCP (SINGAPORE) VI CAYMAN FINANCING CO. LTD.

BCP (SINGAPORE) VI CAYMAN MERGER CO. LTD.

and

PACTERA TECHNOLOGY INTERNATIONAL LTD.

Dated as of October 17, 2013

Annex A—Plan of Merger

Company Disclosure Schedule

Parent Disclosure Schedule

Execution version

        AGREEMENT AND PLAN OF MERGER, dated as of October 17, 2013 (this "Agreement"), among BCP (Singapore) VI Cayman Acquisition Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), BCP (Singapore) VI Cayman Financing Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Midco"), and BCP (Singapore) VI Cayman Merger Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Midco ("Merger Sub"), and Pactera Technology International Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company").

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law (Chapter 22, Law 3 of 1961, as consolidated and revised) (the "CICL"), Parent, Midco and Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the Surviving Company (as defined below) and a wholly owned subsidiary of Midco as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of a committee of independent directors established by the Company Board (the "Special Committee"), has (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders (as defined below)), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (b) approved the execution, delivery and performance by the Company of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the "Transactions"), and (c) resolved to recommend the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Company Shareholders' Meeting (as defined below);

        WHEREAS, the board of directors of each of Parent, Midco and Merger Sub has (a) approved the execution, delivery and performance by Parent, Midco and Merger Sub, as the case may be, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and (b) declared it advisable for Parent, Midco and Merger Sub, as the case may be, to enter into this Agreement and the Plan of Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's, Midco's and Merger Sub's willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have executed and delivered to Parent certain contribution agreements, dated as of the date hereof, among the Rollover Shareholders and Parent (together with the schedules and exhibits attached thereto, the "Contribution Agreements"), pursuant to which the Rollover Shareholders will contribute to Parent, subject to the terms and conditions therein, the Rollover Shares;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's, Midco's and Merger Sub's willingness to enter into this Agreement, the Rollover Shareholders have executed and delivered to Parent certain voting agreements, dated as of the date hereof, among the Rollover Shareholders and Parent, pursuant to which the Rollover Shareholders have agreed to vote their Shares (as defined below) in favor of the approval of this Agreement, the Plan of Merger and the Transactions (the "Voting Agreements"); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent has delivered to the Company a limited guarantee by Blackstone Capital Partners (Cayman II) VI L.P. (the "Guarantor"),

dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent under this Agreement (the "Guarantee").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Midco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

        Section 1.01 Certain Defined Terms. For purposes of this Agreement:

        "2012 Balance Sheet" means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2012, including the notes thereto.

        "Acceptable Confidentiality Agreement" means an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, which does not include any provision calling for any exclusive right to negotiate or restricting the Company from satisfying its obligations under this Agreement.

        "Acquisition Proposal" means any proposal or offer by any Person or group of Persons regarding any of the following (other than the Transactions): (a) a merger, reorganization, share exchange, consolidation, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole); (b) any sale, lease, license, exchange, transfer, other disposition or joint venture, that would result in any Person (other than Parent and its Affiliates) acquiring assets or business of the Company and its Subsidiaries that constitute or represent 20% or more of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) beneficially owning 20% or more of any class of equity securities of the Company; (e) any public solicitation of proxies in opposition to approval and adoption of this Agreement and approval of the Merger by the Company's shareholders; or (f) any other transaction proposed in writing to the Special Committee (other than any transaction permitted by Section 6.01(b)) by a Person unaffiliated with the Company the consummation of which would reasonably be expected to prevent or materially delay the Merger.

        "Action" means any litigation, suit, claim, action, proceeding, hearing, arbitration, mediation, investigation, demand letter, regulatory document production request or any other judicial or administrative proceeding, in Law or equity.

        "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For the avoidance of doubt, none of the Rollover Shareholders shall be deemed to be "Affiliates" of any of Parent, Midco, Merger Sub or Sponsor.

        "Alternative Acquisition Agreement" means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

        "Anti-Corruption Laws" means any anti-corruption, anti-bribery or similar Laws of any jurisdiction in which the Company performs business, or of the United States, of the United Kingdom, or of the PRC, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, PRC Laws on anti-corruption, anti-bribery and anti-commercial bribery, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

        "Business Day" means any day other than a Saturday or Sunday and other than a day on which banks are not required or authorized to close in the Cayman Islands, Beijing, Hong Kong or the City of New York.

        "Buyer Group Contracts" means (a) the Consortium Agreement; (b) the Investment Agreement; (c) the Contribution Agreements; (d) the Voting Agreements; and (e) the Equity Commitment Letter, including all amendments thereto or modifications thereof.

        "Buyer Group Parties" means, collectively, the parties to any of the Buyer Group Contracts other than Parent, Midco and Merger Sub, or any of their respective Affiliates.

        "CDC" means the Company's (or its relevant Subsidiary's, as applicable) offshore development center located in the PRC.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Company Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent, Midco and Merger Sub simultaneously with the signing of this Agreement.

        "Company Material Adverse Effect" means any circumstance, event, change, effect or development (any such item, an "Effect") that, individually or in the aggregate together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, business, tangible or intangible assets or properties of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) arising out of or resulting from any of the following shall be (a) deemed to be or constitute a "Company Material Adverse Effect," or (b) taken into account in determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur: (A) changes or modifications in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries after the date of this Agreement; (B) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates; (C) changes in general business, economic, political or financial market conditions; (D) changes in the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Company or any of its Subsidiaries has material business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings; (E) the public disclosure of this Agreement or the Transactions or the consummation of the Transactions or the announcement of the execution of this Agreement, including any shareholder litigation relating to this Agreement; (F) any change in the price of the Shares or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters; (H) actions taken or failure to take action, in each case, by Parent or any of its Affiliates, or to which Parent has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (I) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (J) any change or prospective change in the Company's credit ratings (it being understood that the underlying cause of such change or prospective change in the Company's credit rating may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (K) any change resulting or arising from the identity of Parent, Midco, Merger Sub or any of their respective Affiliates; or (L) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement of any of the foregoing; except, in the case of the foregoing subclauses (A), (B), (C), (D) and (G), to the extent the impact of such Effect has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

        "Company Option" means an option to purchase Shares granted under the Company Share Incentive Plans.

        "Company Permits" means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

        "Company Recommendation" means the recommendation of the Company Board that the shareholders of the Company approve this Agreement, the Plan of Merger and the Transactions.

        "Company Restricted Share" means a restricted share granted under a Company Share Incentive Plan.

        "Company Restricted Share Unit" means a restricted share unit granted under a Company Share Incentive Plan.

        "Company Share Awards" means Company Options, Company Restricted Shares, Company Restricted Share Units and other rights granted pursuant to the Company Share Incentive Plans.

        "Company Shareholder Approval" means the approval of this Agreement at the Company Shareholders' Meeting by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy at the Company Shareholders' Meeting in accordance with the CICL and the Company's memorandum and articles of association.

        "Company Share Incentive Plans" means the ThinkPlus Investment Limited 2005 Stock Plan, the VanceInfo Technology Inc. 2007 Share Incentive Plan, the HiSoft Technology International Limited Amended and Restated Share Incentive Plan, the HiSoft Technology International Limited 2011 Equity Incentive Plan and the Pactera Financial Solutions 2011 Share Incentive Plan, each as amended and supplemented as of the date hereof.

        "Company Shareholders' Meeting" means the extraordinary general meeting of the Company, including any adjournments or postponement thereof, to be held to consider and vote upon the approval of this Agreement, the Plan of Merger and the Transactions.

        "Compliant" means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant, without any updates, supplements or additional information, in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding subsidiary financial statements and information of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X (but including customary summary guarantor and non-guarantor information typically included in a Rule 144A Offering Documents for debt securities)) for offerings of debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (iii) the independent registered public accountants of the Company and its Subsidiaries have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) the independent registered public accountants of the Company and its Subsidiaries have confirmed they are prepared to issue customary comfort letters upon the "pricing" of the debt securities included in the Applicable Financing throughout, and on the next Business Day after, the Marketing Period, (v) the financial statements and other financial information (excluding subsidiary financial statements and information required by Regulation S-X Rule 3-10 and Rule 3-16 and Item 4.02(b) of Regulation S-K) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC throughout, and on each day during, the Marketing Period and (B) the Financing Sources to receive customary comfort letters, including, without limitation, customary "negative assurance" comfort, as contemplated in clause (iv) above in order to market, price and consummate any offering of debt securities on any day during, or the next Business Day after, the Marketing Period, and (vi) the Company's auditors have consented to the use of their audit opinions related to any audited financial statements included in such Required Information and any interim quarterly financial statements included in such Required Information have been reviewed by the Company's independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722.

        "Confidentiality Agreement" means the confidentiality agreement, dated July 12, 2013, between The Blackstone Group (HK) Limited, which is an Affiliate of the Sponsor, and the Company.

        "Consortium Agreement" means the consortium agreement and the joinder agreements relating thereto between Red Pebble Acquisition Co Pte. Ltd. and certain senior management members of the Company named therein dated as of May 19, 2013 and May 22, 2013 respectively, as novated by Red Pebble Acquisition Co Pte. Ltd. to Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. pursuant to a novation agreement on or around the date hereof.

        "Contract" shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract, or otherwise.

        "Encumbrances" means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, licenses, outstanding Orders, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

        "End Date" means date that is nine (9) months from the date of this Agreement.

        "ERISA" means the U.S. Employee Retirement Income Security Act of 1974 or any successor statute, as amended and as in effect as of the date hereof.

        "ERISA Affiliate" means any entity which, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Expenses" means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its

Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Laws and all other matters related to the closing of the Merger and the other Transactions.

        "GAAP" means U.S. generally accepted accounting principles.

        "Governmental Authority" means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory, administrative or self-regulatory authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

        "Government Official" means all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations; employees or affiliates of an enterprise, institute, organization, association or other entity that is owned, sponsored, or controlled by any government.

        "HSR Act" means the U. S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Indebtedness" means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services (including any earn-outs and other contingent consideration payable in connection with the acquisition of any Person or the assets or business of any Person); (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) interest rate or currency forwards, futures, swaps, caps, collars or other hedging arrangements or any derivative transaction not entered into for hedging purposes; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person; and (h) all Indebtedness of others referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Intellectual Property" means all rights, title and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, whether registered or unregistered, including: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights, copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in inventions, works, discoveries, innovations, know-how, and other forms of technology, (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, (c) domain names, rights of privacy and publicity, and moral rights, (d) copyrights, software registrations, software designs, source codes, and copyright registration applications, (e) any and all registrations, applications, recordings, licenses, common law rights, statutory rights, and contractual rights relating to any of the foregoing, and (f) Actions and rights to sue at Law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

        "Investment Agreement" means the investment agreement between Red Pebble Acquisition Co Pte. Ltd., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. dated as of May 27, 2013, as novated by Red Pebble Acquisition Co Pte. Ltd. to Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. pursuant to a novation agreement, dated the date hereof.

        "Knowledge of the Company" or "Company's Knowledge" means the actual knowledge of any of Chris Shuning Chen, Tiak Koon Loh, David Lifeng Chen, Jun Su, He Jin, Chu Tzer Liu, Jian Wu, Junbo Liu, Jinsong Li, Minggang Feng and Helena Chen, after due inquiry.

        "Knowledge of Parent" or "Parent's Knowledge" means the actual knowledge of any of Michael Chae, Edward Huang and Carl Wu, after due inquiry.

        "Law" means any federal, national, foreign, supranational, state, local, administrative or other law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

        "Lease" means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

        "Leased Real Property" means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

        "Marketing Period" means the first period of nineteen (19) consecutive Business Days commencing on the first Business Day after which Parent, Midco and Merger Sub shall have received the Required Information, and throughout and on each day during such nineteen (19) consecutive Business Day period (a) such Required Information is and remains Compliant without requiring any updates, supplements or additional information, and (b) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than conditions that by their nature can only be satisfied at Closing) and nothing shall have occurred and no condition shall have existed that would cause any of the conditions set forth in Section 8.01 and Section 8.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such nineteen (19) consecutive Business Day period; provided that the "Marketing Period" shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such nineteen (19) consecutive Business Day period, (i) Deloitte Touche Tohmatsu LLP shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Information (in which case the Marketing Period may not commence unless and until a new audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Deloitte Touche Tohmatsu LLP, another "big-four" accounting firm or an independent public accounting firm reasonably acceptable to Parent and Midco), (ii) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, (iii) any Required Information would not be Compliant at any time during such nineteen (19) consecutive Business Day period (it being understood that if any Required Information provided at the initiation of the Marketing Period ceases to be Compliant during such nineteen (19) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced), or (iv) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained in the Required Information or incorporated therein by reference unless and until all such reports have been filed, and, in the case of each of foregoing clauses (i) through (iv), the requirements in clauses (a) and (b) above would be satisfied throughout and on each day during such nineteen (19) consecutive Business Day period, in which case a new nineteen (19) consecutive Business Day period shall commence upon Parent, Midco and Merger Sub receiving completed Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied throughout and on each day during such new nineteen (19) consecutive Business Day period; provided, further, that (x) November 29, 2013 shall not be considered a Business Day for purposes of the Marketing Period and (y) if the Marketing Period has not been completed on or prior to December 20, 2013, the Marketing Period shall commence no earlier than January 6, 2014. If at any time the Company shall in good faith reasonably believe that it has provided all Required Information and such Required Information is Compliant, it may deliver to Parent and Midco a written notice to that effect (stating the date it believes such Required Information was provided), in which case the Company shall be deemed to have complied with such clause (a) above unless Parent and Midco in good faith reasonably believe the Company has not provided all Required Information or that such Required Information is not Compliant and, within five (5) Business Days after the delivery of such notice, deliver a written notice to the Company to that effect, stating with specificity, to the extent reasonably practicable, which items of Required Information have not been provided or are not Compliant.

        "Money Laundering Laws" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

        "NASDAQ" means the NASDAQ Global Select Market.

        "Order" means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

        "Owned Real Property" means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

        "Parent Board" means the board of directors of Parent.

        "Parent Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Company simultaneously with the signing of this Agreement.

        "Parent Permits" means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

        "Permitted Encumbrances" means: (a) liens for Taxes, assessments and charges or levies by Governmental Authorities (x) not yet due and payable or (y) that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been reflected on the books of the Company or its Subsidiaries in accordance with GAAP; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, in each case, that are being contested in good faith by appropriate proceedings; (c) leases and subleases(other than capital leases and leases underlying sale and leaseback transactions); (d) Encumbrances imposed by applicable Law other than as a result of violation of Law; (e) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Encumbrances securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date hereof; (i) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (j) outbound non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business; (k) standard survey and title exceptions; and (l) any other Encumbrances that have been incurred or suffered in the ordinary course of business.

        "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

        "Personal Rights" means all rights of privacy (including personal data privacy), name, portrait, reputation, or personality under applicable Law.

        "PRC" means the People's Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

        "PRC Anti-Monopoly Law" means the Anti-Monopoly Law of the PRC, effective as of August 1, 2008, as amended.

        "Real Property" means the Material Leased Real Property and the Owned Real Property.

        "Redacted" means, with respect to any fee letter from a Financing Source, redactions relating to fee amounts, "market flex" provisions, "securities demand" provisions and other provisions, provided that such redactions do not relate to any terms that would adversely affect in any material respect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, except to the extent a reduction in any Financing would be offset by an increase in any other Financing or other funding being made available by such financing source or another financing source.

        "Representatives" means a Person's officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

        "Required Information" means (a) all financial and all other information (including historical financial statements and pro forma financial statements and data) regarding the Company and its Subsidiaries reasonably required or requested by Parent, Midco or Merger Sub to satisfy the conditions set forth in paragraphs 3 and 4 of Exhibit F to the Debt Financing Commitment and to prepare and deliver the Offering Documents contemplated by, and required to satisfy the conditions set forth in, paragraph 7 of Exhibit F to the Debt Financing Commitment (or the analogous provisions in any amendment, restatement, supplement, modification, replacement or substitution thereof, including any Alternative Debt Financing, pursuant to Section 7.15) in order to market, price and consummate the Applicable Debt Financing, including all financial information under Rule 144A of the Securities Act included in the Applicable Financing; provided that (i) with respect to any pro forma statements and data to be included in the Offering Documents, the Company shall have been furnished information relating to the proposed debt and equity capitalization at least five (5) Business Days prior to the date on which any applicable Marketing Period would otherwise commence, and (ii) Required Information shall not include (A) risk factors specifically relating to all or any component of the Applicable Financing, (B) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or (C) the "description of notes" section of the Offering Documents.

        "Rollover Shares" means the Shares set forth in the Contribution Agreements.

        "Rollover Shareholders" means the Rollover Shareholders set forth in the Contribution Agreements.

        "SAFE" means State Administration of Foreign Exchange of the PRC or its local counterparts.

        "SAFE Circular 7" means the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Listed Companies issued by SAFE dated February 15, 2012.

        "SAFE Circular 75" means Circular 75, issued by SAFE on October 21, 2005, titled "Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles", effective as of November 1, 2005 together with its implementing rules, including the "Implementation Guidance Relating to Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles" issued by SAFE on May 29, 2007 and effective as of the same day, or any successor rule or supplemental regulation under PRC Law.

        "Schedule 13E-3" means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act relating to the approval of this Agreement by the shareholders of the Company (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Seller Related Party" means the Company and each of its Affiliates and its and their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

        "Service Provider" means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

        "Sponsor" means Blackstone Capital Partners (Cayman II) VI L.P.

        "Subsidiary" or "Subsidiaries" of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

        "Superior Proposal" means any unsolicited bona fide written Acquisition Proposal (each reference to "20%" in the definition of "Acquisition Proposal" shall be replaced with "50%") on terms that the Company Board (acting through the Special Committee) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) (A) would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including certainty of closing) and the Person making the proposal and (B) if consummated, would result in a transaction more favorable to the shareholders of the Company (other than the Rollover Shareholders) from a financial point of view than the Merger (x) after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 7.03(d)(ii)) and (y) after receiving the advice of the Company Board's financial advisor (who shall be an internationally recognized investment banking firm); provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if (i) the offer is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making the offer or (ii) the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, service, use, share capital, payroll, employment, social security, social insurance, workers' compensation, unemployment compensation or net worth, excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration, documentation, customs duties, tariffs and similar charges.

        "Tax Return" shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Threshold Amount" means RMB1,200,000 with respect to employees who have employment agreements with the Company or its Subsidiaries governed by PRC Law, and $250,000 with respect to employees who have employment agreements with the Company or its Subsidiaries governed by Laws other than PRC Law.

        "U.S." means the United States of America.

        "VanceInfo" means VanceInfo Technologies Inc. that merged with and into Chemistry Merger Sub II Inc. (currently known as VanceInfo Technologies Inc., being a Subsidiary of the Company) in a merger consummated in November 2012 pursuant to the Agreement and Plan of Merger by and among the Company, VanceInfo and others named therein dated as of August 10, 2012 and amended as of August 31, 2013. For the purpose of ARTICLE IV of this Agreement, VanceInfo shall be deemed to be a Subsidiary of the Company.

        Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
ADS(s)	Section 3.01(a)
Agreement	Preamble
Alternative Debt Financing	Section 7.15(b)
Alternative Debt Financing Documents	Section 7.15(b)
Applicable Financing	Section 7.16(a)
Bankruptcy and Equity Exception	Section 4.04(a)
Benefit Plans	Section 4.10(c)
Change in the Company Recommendation	Section 7.03(c)
Change or Termination Notice	Section 7.03(d)(ii)
CICL	Recitals
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Board	Recitals
Company Expenses	Section 9.03(f)
Company Financial Advisor	Section 4.21
Company SEC Reports	Section 4.07(a)
Company Termination Fee	Section 9.03(a)(ii)

Defined Term	Location of Definition
Contribution Agreements	Recitals
Covered Insurance Policies	Section 4.15
D&O Insurance	Section 7.06(c)
Debt Financing	Section 5.08(b)
Debt Financing Commitment	Section 5.08(b)
Depositary	Section 3.07
Deposit Agreement	Section 3.07
Dissenting Shareholders	Section 3.05(a)
Dissenting Shares	Section 3.05(a)
Effective Time	Section 2.02
Environmental Laws	Section 4.16(b)(i)
Environmental Permits	Section 4.16(b)(ii)
Equity Commitment Letter	Section 5.08(b)
Equity Financing	Section 5.08(b)
Exchange Fund	Section 3.02(a)
Excluded Shares	Section 3.01(b)
Financing	Section 5.08(b)
Financing Documents	Section 5.08(b)
Financing Sources	Section 7.16(a)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	Section 4.16(b)(iii)
Indemnified Parties	Section 7.06(a)
Material Contract	Section 4.14(a)
Material IP	Section 4.12(a)
Material Leased Real Property	Section 4.11(b)
Maximum Annual Premium	Section 7.06(c)
Merger	Recitals
Merger Consideration	Section 3.01(a)
Merger Sub	Preamble
Midco	Preamble
Notice Period	Section 7.03(d)(ii)
Offering Documents	Section 7.16(a)
Offshore Bank Designated Account	Section 7.16(b)
Offshore Cash Bridge Required Balance	Section 7.16(b)
Offshore Subsidiary or Offshores Subsidiaries	Section 7.16(b)
Onshore Bank Designated Account	Section 7.16(b)
Onshore Cash Bridge Required Balance	Section 7.16(b)
Onshore Subsidiary or Onshore Subsidiaries	Section 7.16(b)
Outstanding Proposal	Section 9.03(b)
Option Spread	Section 3.04(b)
Parent	Preamble
Parent Expenses	Section 9.03(f)
Parent Termination Fee	Section 9.03(c)
Paying Agent	Section 3.02(a)
Payment	Section 4.19(a)
Plan of Merger	Section 2.02
Proxy Statement	Section 7.01(a)
Release	Section 4.16(b)(iv)

Defined Term	Location of Definition
Restraint	Section 8.01(b)
SAFE Circular 75 Rules and Regulations	Section 4.06(d)
SAFE Share Incentive Rules and Regulations	Section 4.10(g)
Share(s)	Section 3.01(a)
Share Certificates	Section 3.01(a)
Software	Section 4.12(b)
Special Committee	Recitals
Surviving Company	Section 2.03
Takeover Statute	Section 4.20
Tax Dispute	Section 4.13(d)
Trade Secrets	Section 4.12(c)
Transactions	Recitals
Uncertificated Shares	Section 3.01(a)
U.S. Economic Sanctions	Section 4.19(e)
Voting Agreements	Recitals

        Section 1.03 Interpretation; Headings. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Annex, Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. Except where clearly stated to the contrary, references to sums of money are expressed in lawful currency of the U.S. and "$" refers to U.S. dollars. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

        Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in ARTICLE VIII, and in accordance with the applicable provisions of the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company.

        Section 2.02 Closing; Effective Time. The closing of the Merger (the "Closing") shall take place at 9:00 p.m. (Hong Kong time) at a venue to be agreed upon by Parent and the Company on the third (3rd) Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in ARTICLE VIII, provided that, notwithstanding the satisfaction or waiver of all of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), if the Marketing Period has not ended, the Closing shall not be required to occur until the earlier of (a) a Business Day during the Marketing Period specified by Parent on no fewer than three (3) Business Days' prior written notice to the Company and (b) the next Business Day after the final day of the Marketing Period but subject, in the case of each of clauses (a) and (b), to the continued satisfaction or written waiver (where permissible) of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent (the day on which the Closing takes place being the "Closing Date"). On the Closing Date, Merger Sub and the Company shall execute a plan of merger, substantially in the form set out in Annex A (the "Plan of Merger"), and the parties hereto shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date (the date and time the Merger becomes effective being the "Effective Time") specified in the Plan of Merger in accordance with the CICL.

        Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the "Surviving Company") and (b) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

        Section 2.04 Memorandum and Articles of Association of Surviving Company. At the Effective Time, and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Company (except that, at the Effective Time, Article I of the memorandum of association of the Surviving Company shall be amended to be and read as follows: "The name of the company is Pactera Technology International Ltd. until thereafter changed or amended as provided therein or by applicable Law.")

        Section 2.05 Directors and Officers. The parties hereto shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company, until the earlier of their respective death, resignation or removal or until their respective successors are duly elected and qualified. The officers of the Company (other than the directors) immediately prior to the Effective Time shall be the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such officer's earlier death, resignation or removal. This Section 2.05 is for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to (a) constitute a guarantee of employment, (b) confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, or (c) constitute an amendment or modification of any Benefit Plan.

 ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

        Section 3.01 Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Midco, Merger Sub, the Company or the holders of any security of the Company, the following shall occur:

  (a)
  Merger Consideration; Conversion of Company Shares.    Each common share, par value $0.00139482 per share of the Company (a "Share" or, collectively, the "Shares"), including Shares represented by American Depositary Shares, each representing one (1) Share (an "ADS" or, collectively, the "ADSs"), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive $7.30 in cash per Share without interest (the "Merger Consideration"), and each holder of a certificate or certificates which immediately prior to the Effective Time represented such Shares ("Share Certificates") or uncertificated shares which immediately prior to the Effective Time represented such Shares ("Uncertificated Shares") shall thereafter cease to have any rights with respect thereto except (i) the right to receive the Merger Consideration in consideration therefor upon surrender of such Share Certificate or transfer of the Uncertificated Shares in accordance with Section 3.02(b) (or in the case of a lost, stolen or destroyed Share Certificate, Section 3.02(g)) or (ii) as provided by Law. As each ADS represents one (1) Share, each ADS issued and outstanding immediately prior to the Effective Time (other than the ADSs representing Excluded Shares and Dissenting Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to the Merger Consideration, without any interest thereon, pursuant to the terms and conditions set forth in the Deposit Agreement. The register of members of the Company will be amended accordingly.

  (b)
  Excluded Shares.    Each of (i) the Rollover Shares, (ii) Shares (including such Shares represented by ADSs) held by Parent, the Company or any of their Subsidiaries, including (x) Shares held in brokerage accounts in the name of the Company or issued to the Depository in anticipation of the vesting of the Company Share Awards and (y) Shares that had been clawed back by the Company from employee shareholders and are held by he Company pending cancellation (the "Excluded Shares") shall remain outstanding and will not be cancelled and no payment or distribution shall be made with respect thereto.

  (c)
  Rollover Shares.    Immediately prior to the Effective Time, the Rollover Shareholders shall contribute the Rollover Shares to Parent pursuant to the Contribution Agreements.

  (d)
  Rollover Company Restricted Shares.    Unless otherwise determined by Parent, all Company Restricted Shares, whether vested or unvested, shall be converted into restricted shares or restricted share units of Parent, as determined by Parent, pursuant to the terms of the equity incentive plan of Parent, and rollover restricted stock award or restricted stock unit award agreement, as the case may be, consistent with the provisions of Section 3.04(c).

  (e)
  Rollover Company Restricted Share Units.    Unless otherwise determined by Parent, all Shares and ADSs otherwise deliverable with respect to the Company Restricted Share Units, whether vested or unvested, shall be converted into restricted share units of Parent pursuant to the terms of the equity incentive plan of Parent, and rollover restricted share unit award agreement, consistent with the provisions of Section 3.04(c).

  (f)
  Share Capital of Merger Sub.    Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

  (g)
  Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares with a record date occurring on or after the date hereof and prior to the Effective Time.

        Section 3.02 Exchange of Share Certificates.

  (a)
  Paying Agent.    Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably satisfactory to the Company (which consent shall not be unreasonably withheld, conditioned or delayed) to act as agent (the "Paying Agent") for the benefit of the holders of Shares. At the Effective Time (or in the case of Section 3.05, when ascertained), Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, Company Options, Company Restricted Shares and Company Restricted Share Units, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.01(a), Section 3.04(b), Section 3.04(c) and Section 3.05 (such aggregate cash amount being hereafter referred to as the "Exchange Fund", and in the case of payments under Section 3.05, an amount equal to the number of Dissenting Shares multiplied by the Merger Consideration). The Exchange Fund may be invested by the Paying Agent as directed by Parent; provided, however, that, if Parent directs the Paying Agent to invest the Exchange Fund, such investments shall be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). If for any reason following the Effective Time (including investment losses or as a result of any Dissenting Shareholder effectively waiving, withdrawing or losing such shareholder's dissenter rights) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent or the Surviving Company shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest or other income from such investments shall be paid to and become the income of Parent and any Taxes resulting therefrom shall be paid by Parent. Except as contemplated by Section 3.02(d), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.02(a).

  (b)   Payment Procedures.

    (i)
    As promptly as practicable after the Effective Time, but in any event no later than three (3) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a registered holder of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (A) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than the Excluded Shares and the Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree) and (B) instructions for effecting the surrender of the Shares pursuant to such letter of transmittal. At the Effective Time, Parent shall also cause the Paying Agent to deliver to the Surviving Company a cash amount in immediately available funds sufficient to make the payments described under Section 3.04(b) and Section 3.04(c) and the Surviving Company shall make such payments to the Persons entitled to receive such amounts through its payroll or the designated agent of such Persons, subject to all applicable income and employment Taxes and other authorized deductions (including pursuant to Section 3.06) as well as completeness of registrations under SAFE Share Incentive Rules and Regulations.

    (ii)
    Upon surrender to the Paying Agent of a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor an amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) or the number of Uncertificated Shares multiplied by (y) the Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled.

    (iii)
    Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time (but in any event no later than three (3) Business Days) an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares and Dissenting Shares) and (y) the Merger Consideration, and (B) the Depositary will distribute the Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares and Dissenting Shares) upon surrender by them of the ADSs. The holders of ADSs shall bear any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with distribution of the Merger Consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the Depositary shall be treated for all purposes of this Agreement as having been paid to the holders of ADSs.

    (iv)
    No interest shall be paid or will accrue on any amount payable in respect of the Shares (including Shares represented by ADSs) pursuant to the provisions of this ARTICLE III. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Merger Consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such transferee's entitlement to the relevant Shares and evidence that any applicable share transfer Taxes have been paid or are not applicable.

  (c)
  No Further Rights in Company Shares.    The Merger Consideration paid in respect of the Shares (including Shares represented by ADSs) upon the surrender for exchange of Share Certificates or for Uncertificated Shares in accordance with the terms of this ARTICLE III, shall be deemed to have been paid in full satisfaction for the cancellation of all the Shares previously represented by such Share Certificates or Uncertificated Shares. From and after the Effective Time, the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.

  (d)
  Untraceable Shareholders.    Remittances for the Merger Consideration shall not be sent to shareholders of the Company who are untraceable unless and until they notify the Paying

    Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) such shareholder has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Company Shareholders' Meeting has been sent to such shareholder and has been returned undelivered.

  (e)
  Termination of Exchange Fund.    Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is one (1) year after the Effective Time shall be delivered to Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Company for the Merger Consideration to which they are entitled pursuant to ARTICLE III, without any interest thereon. Any amounts remaining unclaimed by such holders which is immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

  (f)
  No Liability.    None of the Paying Agent, Parent or the Surviving Company shall be liable to any holder of Shares (including Shares represented by ADSs) for any Merger Consideration from the Exchange Fund or other cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

  (g)
  Lost Share Certificates.    If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate the Merger Consideration with respect to the Shares formerly represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 3.01(a).

        Section 3.03 Register of Members. At the Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the register of members of the Company. On or after the Effective Time, any Share Certificates or Uncertificated Shares presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Share Certificates or Uncertificated Shares to which the holders thereof are entitled pursuant to Section 3.01(a).

        Section 3.04 Share Incentive Plans and Company Share Awards.

  (a)
  Effective as of the Effective Time, the Company, acting through the Company Board or the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to (i) terminate the Company Share Incentive Plans, and any relevant award agreements applicable to the Company Share Incentive Plans, and (ii) cause the Company Options, Company Restricted Shares and Company Restricted Share Units to be treated as set forth in Section 3.04(b), Section 3.04(c) and Section 3.04(d) below.

  (b)
  At the Effective Time and following the contribution of the Rollover Shares to Parent, unless otherwise determined by Parent, each Company Option, whether vested or unvested, that remains outstanding as of immediately prior to the Effective Time shall be rolled over into either (i) options to acquire shares of common stock of Parent or (ii) restricted stock units of Parent in an amount equal to the result of (A) the excess, if any, of the aggregate Merger Consideration over the aggregate per share exercise price (the "Option Spread"), divided by (B) the per share Merger Consideration, in the sole discretion of Parent, in each case to be held under and pursuant to the terms of the equity incentive plan of Parent and relevant rollover award agreement, provided that the number of options or restricted stock units of Parent, as the case may be, granted in substitution for such options may be further adjusted as determined by Parent (I) consistent with Parent's capital structure at Closing and (II) to extend the duration of the substituted award if permitted by law and consistent with the terms of the equity incentive plan of Parent; provided, further that (1) in the event that Parent determines that (x) certain vested Company Options are not to be rolled over into options to acquire shares of common stock of Parent or restricted stock units of Parent, such Company Options shall be cancelled in exchange for a payment in cash in an amount equal to the Option Spread (subject to any applicable withholding), payable as promptly as possible after the Effective Time, and (y) certain unvested Company Options are not to be rolled over into options to acquire shares of common stock of Parent or restricted stock units of Parent, such Company Options shall be rolled over into the right to receive deferred cash in an aggregate amount equal to the Option Spread (subject to any applicable withholding) payable at the dates and on the same vesting conditions as the original Company Option grant; and (2) if the per share exercise price of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled at Closing without any payment therefor.

  (c)
  At the Effective Time and following the contribution of the Rollover Shares to Parent,

  (i)
  each Company Restricted Share and Company Restricted Share Unit, which has vested and remains outstanding as of immediately prior to the Effective Time, unless otherwise determined by Parent, shall be rolled over into a right to receive a substituted restricted share or restricted share unit, as the case may be, in Parent, pursuant to the terms of the equity incentive plan of Parent and applicable rollover restricted share or restricted share unit award agreement, as the case may be; provided that with respect to each Company Restricted Share and Company Restricted Share Unit that Parent determines shall not be rolled over, the holder shall have the right to receive an amount in cash equal to the Merger Consideration in respect of each Share underlying such Company Restricted Share and Company Restricted Share Unit payable as promptly as practicable after the Effective Time;

  (ii)
  each Company Restricted Share and Company Restricted Share Unit, which is not vested and remains outstanding as of immediately prior to the Effective Time, unless otherwise determined by Parent, shall be rolled over into a right to receive a substituted unvested restricted share or unvested restricted share unit, as the case may be, in Parent, pursuant to the terms of the equity incentive plan of Parent and applicable rollover restricted share or restricted share unit award agreement, as the case may be; provided that with respect to each Company Restricted Share and Company Restricted Share Unit that is not rolled over, the holder shall have the right to receive an amount in cash equal to the Merger Consideration in respect of each Share underlying such Company Restricted Share and Company Restricted Share Unit, as the case may be, payable at the date(s) and on the same vesting conditions as the original Company Restricted Share or Company Restricted Share Unit grant, as the case may be; and

    (iii)
    with respect to each Company Restricted Share that is rolled over into Parent, Parent may substitute a restricted share unit in Parent in lieu of a substituted restricted share, provided that the economic terms and conditions of the substituted restricted share unit shall be the same as would have applied to the substituted restricted share.

  (d)
  The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company to any Person pursuant to or in settlement of a Company Share Award, except as provided herein. Parent shall make the determinations contemplated above within thirty (30) days following the execution of the Merger Agreement, and the Company and Parent shall cooperate in issuing notices to each holder of a Company Share Award of the treatment of their Company Share Award pursuant to this Agreement.

        Section 3.05 Dissenting Shares.

  (a)
  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the "Dissenting Shares"; holders of Dissenting Shares being referred to as "Dissenting Shareholders") shall at the Effective Time be cancelled and cease to exist, and each such Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL, except that all Shares held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been cancelled and cease to exist, as of the Effective Time, in exchange for the right of the holder thereof to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 3.02.

  (b)
  The Company shall give Parent (i) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter rights or demands, and any other instruments served pursuant to the CICL and received by the Company relating to its shareholders' dissenter rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter rights or any demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or any demands or approve any withdrawal of any such dissenter rights or demands. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger pursuant to Section 238(4) of the CICL within two (2) Business Days of the approval of the Merger at the Company's Shareholders' Meeting hereto.

        Section 3.06 Withholding. Parent, Midco, Merger Sub, the Company, the Surviving Company and any of its Subsidiaries, and the Paying Agent shall be able to deduct and withhold from any amounts payable under this Agreement to the extent that Parent, Midco, Merger Sub, the Company, the Surviving Company and any of its Subsidiaries or the Paying Agent (as applicable) is required to deduct and withhold with respect to such payment under any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. As of the date of this Agreement, under current Law and based on the relevant facts that are known to Parent and its Affiliates after due inquiry by Parent and its Affiliates, except with respect to (i) any Taxes required to be deducted and withheld from payments treated as compensation under applicable Tax Law to any holder of Company Options, Company Restricted Shares or Company Restricted Share Units and (ii) any Taxes required to be deducted and withheld pursuant to the backup withholding provisions of Section 3406 of the Code and the Treasury regulations thereunder to any holder of Shares or ADSs that has not provided a U.S. Internal Revenue Service Form W-9 or other applicable form or certification, neither Parent nor the Company intends to deduct or withhold any other Taxes from amounts payable under this Agreement. If prior to the Closing Date either Parent or the Company becomes aware of any such other obligation to deduct or withhold from amounts payable under this Agreement, it shall promptly notify the other party in writing of such obligation. If such obligation to deduct or withhold can be reduced or eliminated through the provision of an applicable certification or form, Parent and the Company shall use reasonable best efforts to provide the Person receiving the applicable payment with the opportunity to complete and provide such certification or form prior to the Closing Date.

        Section 3.07 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Deutsche Bank Trust Company Americas (the "Depositary") to terminate the deposit agreement, dated as of June 29, 2010 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (as amended, the "Deposit Agreement") in accordance with its terms.

        Section 3.08 Agreement of Fair Value. Parent, Midco, Merger Sub and the Company respectively agree that the Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As an inducement to Parent, Midco and Merger Sub to enter into this Agreement, except (a) as set forth in the corresponding section of the Company Disclosure Schedule (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, without independent inquiry), or (b) as disclosed in the Company SEC Reports filed or furnished after December 31, 2010 and prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed or furnished on or after the date hereof and excluding any risk factor disclosures contained under the heading "Risk Factors" or any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent, Midco and Merger Sub that:

        Section 4.01 Organization and Qualification; Subsidiaries.

  (a)
  Except as set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Law of the jurisdiction of its organization. The Company and each of its Subsidiaries has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

  (b)
  A true and complete list of all the Subsidiaries of the Company as of the date hereof, identifying the jurisdiction of incorporation or organization of each such Subsidiary, and the percentage of the outstanding share capital or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule.

        Section 4.02 Memorandum and Articles of Association. The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Except as set forth in Section 4.02 of the Company Disclosure Schedule, such memorandum and articles of association or equivalent organizational documents are in full force and effect and have been duly filed, approved or issued (as applicable) by applicable Governmental Authorities. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

        Section 4.03 Capitalization.

  (a)
  The authorized share capital of the Company is $167,378.40 divided into 120,000,000 Shares of a par value $0.00139482 per share. As of September 30, 2013, (i) 87,428,902 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, which number includes (A) 4,782,601 Shares that are either (1) Shares represented by ADSs held in brokerage accounts in the Company's name or (2) Shares issued to Depositary in anticipation of the vesting of the Company Share Awards, (B) 28,268 Shares that have been clawed back by the Company from employee shareholders and are held by the Company pending cancellation and (C) 2,806,849 Shares are vested or unvested Company Restricted Shares and (ii) no Shares are held in the treasury of the Company and no Shares are held by any Subsidiary of the Company. Except as set forth in this Section 4.03 and Section 4.03(a) of the Company Disclosure Schedule, there is no share capital or other equity interests in the Company, options, warrants, convertible debt, other convertible instruments, stock appreciation rights, performance units, restricted stock units, contingent value rights, "phantom" stock units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital of or other equity interests in, the Company or any of its Subsidiaries or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any share capital, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other equity interests in, the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries or any other Person. All outstanding Company Share Awards have been issued in compliance with all applicable Laws in all material respects, and all requirements set forth in the applicable Company Share Incentive Plan, and the per share exercise price of each Company Option requiring exercise was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an "incentive stock option", and within the meaning of Section 409A of the Code, in the case of each other Company Option awarded to a U.S. person).

    Section 4.03(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the aggregate amount of the outstanding Company Share Awards and the weighted average exercise price (if applicable) under each of the Company Share Incentive Plans. Each Company Share Award may, by its terms, be treated at the Effective Time as set forth in Section 3.04.

  (b)
  Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, the outstanding share capital of, or other equity interests in, each Subsidiary owned directly or indirectly by the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of all Encumbrances and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share capital or other equity interests. The registered capital of each PRC Subsidiary has been fully and duly paid up within the prescribed time, and each PRC Subsidiary has successfully completed its annual inspection by the competent PRC Governmental Authorities in a timely manner since its establishment. Except for its Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, any share capital of, or other equity interest in, or any interest convertible into or exercisable or exchangeable for any share capital of, or other equity interest in, any other Person. Neither the Company nor any of its Subsidiaries has any agreement, arrangement, relationship or understanding with any Person that facilitates, entitles, obligates or compels or would reasonably be expected to facilitate, entitle, obligate or compel the Company or such Subsidiary to consolidate the financial conditions of any Person (other than the Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule).

  (c)
  No bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

  (d)
  Except as set forth in Section 4.03(d) of the Company Disclosure Schedule and the Voting Agreements, there are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares or any other share capital of, or other equity interests in, the Company.

        Section 4.04 Authority Relative to This Agreement; Vote Required.

  (a)
  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Shareholder Approval and the filing of the Plan of Merger and related documents as required by the CICL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent, Midco and Merger Sub in Section 5.12 of this Agreement and the due authorization, execution and delivery by Parent, Midco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

  (b)
  The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement, the Merger and the Transactions, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders), (ii) approved and declared it advisable to enter into this Agreement, the Plan of Merger and the Transactions, (iii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iv) resolved to recommend the approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company, and directed that the Transactions, including the Merger, this Agreement and the Plan of Merger, be submitted to the shareholders of the Company for their approval at the Company Shareholders' Meeting. The only vote of the holders of any class or series of share capital of the Company required to approve the Transactions, including the Merger, this Agreement and the Plan of Merger, is the Company Shareholder Approval.

        Section 4.05 No Conflict; Required Filings and Consents.

  (a)
  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Transactions, including the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming the accuracy of the representations and warranties of Parent, Midco and Merger Sub in Section 5.12 of this Agreement, and assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, and assuming the Company Shareholder Approval is obtained, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Schedule, violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries pursuant to any Material Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

  (b)
  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Transactions, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the pre-merger notification and clearance requirements of the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, the HSR Act (if required), (v) for compliance with requirements of SAFE applicable to the dividend payments or other distributions or fund transfer made for the purpose of providing financing assistance under Section 7.16, and

    (vi) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

        Section 4.06 Permits; Compliance.

  (a)
  Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing, all permits and licenses by, or approvals, filings and registrations with, the PRC Governmental Authorities required to be obtained or made in respect of the PRC Subsidiaries and their operations, have been duly obtained or completed in accordance with applicable Laws, except as otherwise would not have a Company Material Adverse Effect.

  (b)
  Notwithstanding the foregoing, this Section 4.06 shall not be deemed to relate to (i) the Company's reporting obligations under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, (ii) labor, employment and employee benefits matters, (iii) Laws relating to Intellectual Property rights or (iv) Taxes, each of which are the subject exclusively of the representations and warranties in Section 4.07, Section 4.10, Section 4.12 and Section 4.13, respectively.

  (c)
  Except as set forth in Section 4.06(c) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and since December 31, 2010, has been, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, except for any non-compliance that would not have a Company Material Adverse Effect. Except as set forth in Section 4.06(c) of the Company Disclosure Schedule, as of the date of this Agreement, no investigation, charge, assertion or review by any Governmental Authority with respect to the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority alleged any violation of any such Laws or initiated any such investigation or review of the Company or any of its Subsidiaries, except, in each case, as would not have a Company Material Adverse Effect.

  (d)
  Except as set forth in Section 4.06(d) of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, (i) to the Company's Knowledge, each holder or beneficial owner of Shares and/or Company Share Awards (other than the Rollover Shareholders that are reporting persons on the Schedule 13D Amendment No.1 with respect to Pactera Technology International Ltd. filed by Mr. Chris Chen and others on September 12, 2013) who is a "domestic resident" (as set forth in SAFE Circular 75) and subject to any of the registration or reporting requirements of SAFE Circular 75 or any other applicable SAFE rules and regulations directly relating to SAFE Circular 75 (collectively and including any successor PRC Law, the "SAFE Circular 75 Rules and Regulations") has complied with such reporting and/or registration requirements under the SAFE Circular 75 Rules and Regulations with respect to such holder's investment in the Company, (ii) none of the Company, its Subsidiaries and any such holder has received any written inquiries, notifications, orders or any other forms of correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Circular 75 Rules and Regulations, and (iii) each of the Company, its relevant Subsidiaries and such holder has made all written filings, registrations, reportings or any other communications required by SAFE Circular 75 Rules and Regulations.

        Section 4.07 SEC Filings; Financial Statements. Except as set forth in Section 4.07 of the Company Disclosure Schedule:

  (a)
  The Company and VanceInfo have timely filed or furnished, as applicable, all forms, reports, statements, schedules and other documents (together with all exhibits and schedules thereto) required to be filed or furnished by them with the SEC since December 31, 2010 (such forms, reports, statements, schedules and other documents filed or furnished by the Company and VanceInfo since December 31, 2010 and those filed or furnished subsequent to the date hereof, including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time they were filed or furnished, as applicable, and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed or furnished, as applicable, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is or has been subject to the reporting requirement of Sections 13(a) or 15(d) of the Exchange Act. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of ongoing SEC review or investigation.

  (b)
  Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, shareholders' equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules promulgated by the SEC relating to unaudited financial statements).

  (c)
  Neither the Company nor any of its Subsidiaries has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, except for liabilities and obligations (i) that are reflected, or for which reserves were established, on the 2012 Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2012, (iii) that would not have a Company Material Adverse Effect, or (iv) that are disclosed prior to the date of this Agreement in the Company SEC Reports, incurred in connection with the Transactions or otherwise as contemplated by this Agreement.

  (d)
  The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the NASDAQ. To the Knowledge of the Company, there have been no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed and maintained to ensure that information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting (as such term is defined in the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company's outside auditors have identified or been made aware of "significant deficiencies" or "material weakness" (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting (as defined in the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed periodic report under the Exchange Act, and based on such evaluation, the Company's certifying officer concluded that such disclosure controls and procedures are effective. As used in this Section 4.07, the term "filed" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

  (e)
  The Company maintains and has maintained a standard system of accounting established and administered in accordance with GAAP in all material respects.

  (f)
  There is no outstanding transaction, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any of its Subsidiaries is a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act in a Company SEC Report that was not so disclosed.

  (g)
  None of the Company or any of its Subsidiaries has any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act) that would be required to be disclosed under Item 303 of Regulation S-K promulgated under the Securities Act.

        Section 4.08 Absence of Certain Changes or Events. Except as set forth in Section 4.08 of the Company Disclosure Schedule, since December 31, 2012, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice (except for actions taken or not taken in connection with the Transactions), and (b) there has not been any change in the financial condition, business or results of operations of the Company and its Subsidiaries or any circumstance, occurrence or development which has had a Company Material Adverse Effect. Since June 30, 2013, there has been no event, change, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

        Section 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that has had or would be reasonably expected to have a Company Material Adverse Effect. Except as set forth in Section 4.09 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority, except as would not have a Company Material Adverse Effect.

        Section 4.10 Labor; Employment and Benefits Matters.

  (a)
  Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement or understanding with any labor organization, works council, or other representative applicable to persons employed by the Company or any of its Subsidiaries, nor is any such agreement presently being negotiated by the Company or any of its Subsidiaries. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Authority and there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect. No executive or key employee of the Company or any of its Subsidiaries has given notice that he or she plans to terminate employment with the Company or the applicable Subsidiary and no significant number of employees of the Company or any of its Subsidiaries have given notice that they plan to terminate employment with the Company or the applicable Subsidiary, except as would not have a Company Material Adverse Effect.

  (b)
  Except (i) as set forth in Section 4.10(b) of the Company Disclosure Schedule or (ii) as would not have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes; and (B) without prejudice to the generality of the foregoing, since December 31, 2010, each PRC Subsidiary has complied with all the applicable PRC Laws in labor management, including without-written-contract requirement, open-ended contract entitlement, paid leaves entitlement, payroll and overtime compensation, and severance payment, and has not been investigated by any Governmental Authority in charge of labor management for violating any PRC labor Law.

  (c)
  Each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each other employment, incentive compensation, bonus, severance, retention, change of control, deferred compensation, equity or equity-based award, or any other material vacation or sick pay, fringe benefit, retirement, post-retirement, life insurance, medical, hospital, disability, welfare, pension, supplemental housing provident fund or other employee benefit plan, program, arrangement or agreement of any kind providing for compensation or benefits, whether or not reduced to writing, in each case maintained by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider or with respect to which the Company or any of its Subsidiaries has or may have any liability (the "Benefit Plans") is listed on Section 4.10(c) of the Company Disclosure Schedule. True and complete copies of (i) each Benefit Plan, including all amendments thereto, or with respect to any unwritten Benefit Plan, a true and complete summary of the material terms of such plan, (ii) the most recent written plan summary, (iii) the most recent government approval or certification with respect to each Benefit Plan requiring such approval, and (iv) the most recent annual tax filings have been made available to Parent, Midco and Merger Sub.

  (d)
  Except (i) as set forth in Section 4.10(d) of the Company Disclosure Schedule, or (ii) as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (A) result in any payment becoming due to any current or former director or current or former Service Provider under any of the Benefit Plans or otherwise; (B) increase any benefits otherwise payable under any of the Benefit Plans; (C) result in any acceleration of the time of payment or vesting of any such benefits; or (D) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Effective Time. Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (x) result in any "parachute payment" that would not be deductible by reason of the application of Section 280G of the Code or (y) entitle any Person to any tax gross-up payment.

  (e)
  Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, there is no outstanding Order or pending or threatened claim against the Benefit Plans that would have a Company Material Adverse Effect. Except as could not have a Company Material Adverse Effect, (i) each document prepared in connection with a Benefit Plan complies with applicable Law, (ii) each Benefit Plan has been operated in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting principles in the applicable jurisdiction applied to such matters, and (iii) to the Knowledge of the Company, no circumstance, fact or event exists that could result in any default under or violation of any Benefit Plan, and no Action is pending or threatened with respect to any Benefit Plan. Each Benefit Plan that is subject to approval or qualification under applicable Law has received a favorable determination of such status from the applicable Governmental Authority, if applicable, and nothing has occurred that could result in the loss of such approval or qualification. Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, all contributions and premium payments required to be made by the Company or its Subsidiaries to any Benefit Plan (including all social security accounts and housing provident fund accounts of the employees of the Company or its Subsidiaries) prior to the Effective Date have been timely made in all material respects. Neither the Company nor any of its Subsidiaries has any obligations under any Benefit Plan to provide health or other welfare benefits to former Service Providers of the Company or any of its Subsidiaries, except as specifically required by applicable Law.

  (f)
  Except as set forth in Section 4.10(f) of the Company Disclosure Schedule, none of the Benefit Plans is or has ever been subject to ERISA. The Company does not have any liability (contingent or otherwise) with respect to any defined benefit plans or multiemployer plans under Title IV of ERISA or any other Law. Neither the Company nor any ERISA Affiliate maintains or has within the prior six years maintained or contributed to an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate has any material liability (contingent or otherwise) in respect of any such plan.

  (g)
  Except as set forth in Section 4.10(g) of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, (i) each holder or beneficial owner of Shares and/or Company Share Awards who has an employment or service relationship with the PRC Subsidiaries (as set forth in SAFE Circular 7) and is subject to any of the registration or reporting requirements under SAFE Circular 7 or any other applicable SAFE rules and regulations directly relating to SAFE Circular 7 (collectively and including any successor PRC Law, the "SAFE Share Incentive Rules and Regulations") has entrusted certain PRC Subsidiary of the Company to handle the relevant registration and reporting requirements, and both the entrusted PRC Subsidiary and such holder have complied with such reporting and/or registration requirements under the SAFE Share Incentive Rules and Regulations with respect to the entitlement under the Company Share Incentive Plans; (ii) neither the Company nor any of its PRC Subsidiaries has received any written inquiries, notifications, Orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Share Incentive Rules and Regulations; and (iii) the Company and its Subsidiaries have made all written filings, registrations, reporting or any other communications required by SAFE Share Incentive Rules and Regulations.

        Section 4.11 Real Property; Title to Assets.

  (a)
  Section 4.11(a) of the Company Disclosure Schedule sets forth all of the Owned Real Property of the Company and its Subsidiaries. Except (i) as set forth in Section 4.11(a) of the Company Disclosure Schedule or (ii) as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, and the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full. The Company and its Subsidiaries have duly complied with, in all material respects, the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property.

  (b)
  Section 4.11(b) of the Company Disclosure Schedule sets forth all of the Leases of the Company and its Subsidiaries that, individually or together with other Leases of the Company and its Subsidiaries relating to adjacent premises, provide for (i) leased areas of more than 1,000 square meters, (ii) annual rents of more than $500,000 or (iii) rent free periods, rent subsidies or similar arrangements having a value of more than $500,000 per annum ("Material Leased Real Property"). The Company has made available to Parent copies of all Leases under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any Material Leased Real Property (and all modifications, amendments and supplements thereto). Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, (A) each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of the Material Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, and (B) each Lease for the Material Leased Real Property as set forth in Section 4.11(b) of the Company Disclosure Schedule is valid, binding and enforceable, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its applicable Subsidiaries is in breach or violation of, or default under any Lease for Material Leased Real Property except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  (c)
  Except as would not reasonably be expected to have a Company Material Adverse Effect (i) each Real Property is in compliance with all existing Laws applicable to such Real

    Property, including such Laws in respect of land expropriation, land bidding, city planning and zoning, construction design, building construction, and construction inspection and acceptance; (ii) each Real Property is permitted to be used for the business that the Company or its relevant Subsidiary (as applicable) currently operates therein; and (iii) each of the Company and its Subsidiaries is permitted to conduct business in the relevant Real Property.

  (d)
  Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, as of the date of this Agreement, no party to any Lease has given written notice to the Company or any of its Subsidiaries of or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the existence of any outstanding Order, and, to the Knowledge of the Company, there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

  (e)
  Except as set forth in Section 4.11(e) of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances, except Permitted Encumbrances.

        Section 4.12 Intellectual Property.

  (a)
  Section 4.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property that is owned by or is licensed to the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries uses or contemplates using, and that is material to the respective businesses of the Company and its Subsidiaries as conducted as of the date hereof (the "Material IP").

  (b)
  Except as set forth in Section 4.12(b) of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a valid and enforceable right or license to use (in the manner in which the same is being used on the date hereof), all Material IP (except for Software (defined below), which is contemplated in Section 4.12(b)(ii) below), and in the case of such Material IP owned by the Company or its Subsidiaries, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) (A) the Company and its Subsidiaries own or have a valid right or license to use, sell, transfer and otherwise exploit all material software and copyrights used in connection with the businesses of the Company and its Subsidiaries as currently conducted (the "Software"), and in the case of such Software owned by the Company or its Subsidiaries, free and clear of all Encumbrances, except Permitted Encumbrances, (B) the Company and its Subsidiaries possess the source code, object code and documentation for all Software owned by the Company and its Subsidiaries, (C) the Company and its Subsidiaries have not disclosed the source code of any Software to any third party, except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to duties and obligations arising by operation of applicable Law, and (D) no Software is subject to any obligation that would require the Company or its Subsidiaries to disclose to any Person any source code or trade secret that is part of any Software, except pursuant to valid and appropriate non-disclosure and/or license agreements; (iii) all Material IP is valid and subsisting, all prosecution, maintenance, renewal and other similar fees therefor have been paid and are current, and all registrations and applications therefor remain in full force and effect; (iv) all of the Material IP disclosed as owned by the Company or its Subsidiaries belong to the Company or its Subsidiaries and are not the property of a third party such as a customer; (v) all current and former employees, consultants, or contractors who have participated in the creation or development of any Intellectual Property created or developed by, for or under the direction or supervision of the Company or any of its Subsidiaries, have executed and delivered to the Company or its Subsidiaries valid and enforceable agreements (A) providing for the non-disclosure by such Person of confidential information, and (B) providing for the assignment by such Person to the Company or its Subsidiaries of any Intellectual Property developed or arising out of such Person's employment by, engagement by or contract with the Company or its Subsidiaries; (vi) the Company and its Subsidiaries have paid all such legally required rewards and remuneration to such Persons, and there are no pending Actions or, to the Knowledge of the Company, threatened Actions regarding the payment of such legally required rewards and remuneration to such Persons; (vii) there are no pending or, to the Knowledge of the Company, threatened Actions by any Person alleging infringement, dilution, unauthorized disclosure, or misappropriation by the Company or any of its Subsidiaries of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Intellectual Property, or challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its Subsidiaries; (viii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, dilute, or misappropriate any Intellectual Property rights of any Person; (ix) neither the Company nor any of its Subsidiaries has interfered with, infringed upon, disclosed without authorization, misused, misappropriated or otherwise violated any Intellectual Property rights or the Personal Rights or personal information of any third party; and (x) no Person has infringed, diluted or misappropriated any Intellectual Property owned by the Company or its Subsidiaries.

  (c)
  The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality, integrity, and security of (A) personal information, material confidential or proprietary information, and trade secrets of the Company and its Subsidiaries, (B) personal information, material confidential or proprietary information, and trade secrets entrusted to the Company or any of its Subsidiaries by their customers, clients, or other Persons to whom the Company or any of its Subsidiaries owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof, and (C) personal information, material confidential or proprietary information and trade secrets developed or collected by the Company or any of its Subsidiaries that, in accordance with written Contracts or by operation of applicable Law, belong to their customers, clients, or other Persons and regarding which the Company or any of its Subsidiaries owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof (together, the "Trade Secrets").

  (d)
  Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, (i) except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are not in breach of any requirements for or restrictions regarding subcontracting, sublicensing, or disclosure of Intellectual Property, Trade Secrets, or personal information of the Company, its Subsidiaries, or of their clients or customers to any Person (including the Company's Subsidiaries), contained in any applicable Contracts with any of the Company's or its Subsidiaries' customers or clients or under applicable Law, and (ii) the Company has intercompany non-disclosure and/or license agreements with and among all of its Subsidiaries that create, use, collect, access, disclose or are disclosed the Intellectual Property, Trade Secrets, and personal information of the Company or the Company's customers or clients.

        Section 4.13 Taxes.

  (a)
  Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, since December 31, 2009, all material Tax Returns required to be filed by or with respect to the

    Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects.

  (b)
  Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, since December 31, 2009, all material Taxes of the Company and its Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since December 31, 2012 other than in the ordinary course of business consistent with past practice and other than to the extent the tax liability has been paid. Since December 31, 2009, there are no material Tax liens on the assets of the Company or any of its Subsidiaries other than for (x) Taxes not yet due and payable and (y) Taxes that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been reflected on the books of the Company or its Subsidiaries in accordance with GAAP.

  (c)
  Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, since December 31, 2009, each of the Company and its Subsidiaries has timely paid and withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority) and have otherwise materially complied with all Tax payments, withholding and reporting requirements.

  (d)
  Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations that is currently in effect or agreed to any extension of any period currently in effect for the assessment or collection of any material Tax. The Company has not sent a written response in respect of any audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries that is currently in progress (each a "Tax Dispute"). The Company is not otherwise actively contesting any Tax Dispute and no Tax Dispute has been threatened in writing against the Company or any of its Subsidiaries. No material deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. The Company and its Subsidiaries have fully complied with all requirements of any Tax exemptions, reductions, holiday and preference claimed on any Tax Return.

  (e)
  No written claim has ever been made by any taxing authority in a jurisdiction where the Company or a Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is subject to Tax in that jurisdiction or is deemed a tax resident of such jurisdiction.

  (f)
  Neither the Company nor any of its Subsidiaries is a party to or is bound by any tax sharing agreement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

  (g)
  Neither the Company nor any of its Subsidiaries has participated in (x) a "listed transaction" within the meaning of Section 1.6011-4(b)(2) of the income tax regulations promulgated under the Code or under any comparable provisions of non-U.S. law or (y) to the Company's Knowledge, an international boycott within the meaning of Section 999 of the Code.

        Section 4.14 Material Contracts.

  (a)
  Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports that are made available to Parent prior to the date hereof or set forth in Section 4.14 of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract that:

    (i)
    would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company's most recently filed annual report on Form 20-F under which there are material rights or obligations outstanding;

    (ii)
    would, individually or in the aggregate, prevent, materially delay or materially impair the Company's ability to consummate the Transactions;

    (iii)
    is (A) an indenture, credit agreement, loan agreement, security agreement, guarantee, note, or mortgage, or (B) a Contract relating to Indebtedness or Encumbrance, in each case, having an outstanding amount in excess of $500,000 individually or $3,000,000 in the aggregate other than (x) intercompany agreements or (y) a Contract in respect of any bank acceptance, cash collateralized letter of guarantees, letter of credit, pledge or deposit to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature provided that the aggregate outstanding amount of Indebtedness referred to in clause (y) shall not exceed $4,000,000;

    (iv)
    is a Contract pursuant to which the Company or any of its Subsidiaries was granted any land use rights;

    (v)
    involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license, Contract or otherwise), of share capital, other equity interests or control of another Person including the acquisition of all or substantially all assets of such Person (1) which took place after December 31, 2012, or (2) contains representations, warranties, covenants, indemnities, tax sharing provisions or other obligations (including indemnification, "earn-out" (when in cash or in any other form of consideration) or other contingent obligations) that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000. As of June 30, 2013, the aggregate amount of contingent payment obligations arising out of acquisitions by the Company, determined in a manner consistent with GAAP, is approximately $36 million;

    (vi)
    prohibits the payment of dividends or distributions in respect of the share capital of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the share capital of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its wholly owned Subsidiaries;

    (vii)
    is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms);

    (viii)
    (in respect of any master service agreement with a customer that is any of the top twenty (20) customers of the Company for the financial year ended December 31, 2012, or any statements of work or purchase orders under such master service agreement only), contains provisions that prohibit the Company or any of its Subsidiaries from competing in any material line of business in any material respect, grant a right of exclusivity to any Person which prevents the Company or its Subsidiaries from entering any territory, market or field anywhere in the world in any material respect, subject the Company or any of its Subsidiaries to "most favored nation," "benchmarking" or "price downward adjustment" obligations, or could require the Company or any of its Subsidiaries to transfer any of its assets or operations (including CDCs) to a third party;

    (ix)
    provides for any change of control or similar payments in excess of $3,000,000;

    (x)
    is a Contract (excluding purchase orders or statements of work) under which the actual payment or receipt of amounts by the Company or its Subsidiaries of more than $6,000,000 (other than any Contract referenced in clause (xii) below) during the first six (6) months for the financial year ending December 31, 2013;

    (xi)
    is a master service agreement or similar Contract (excluding purchase orders or statements of work), between the Company or any of its Subsidiaries, on the one hand, and any of the top twenty (20) customers of the Company for the financial year ended December 31, 2012, on the other hand;

    (xii)
    is a joint venture contract, strategic cooperation or partnership arrangement (including cooperation or long-term agency contracts entered into at the corporate headquarters level with insurance companies), or any other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party;

    (xiii)
    is between the Company or any of its Subsidiaries, on the one hand, and any directors or executive officers of the Company or any of its Subsidiaries or their immediate family members or shareholders of the Company or any Subsidiary holding more than 5% of the voting securities of the Company or any Subsidiary, on the other hand, under which there are material rights or obligations outstanding;

    (xiv)
    involves waiver, compromise, or settlement of any Action, other than the settlement of any Action (A) in the ordinary course of business and consistent with past practice or (B) involving an amount in dispute of not more than $500,000;

    (xv)
    is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, with a transaction amount of more than $2,000,000; or

    (xvi)
    any other Contracts, whether or not made in the ordinary course of business, the absence of which would reasonably be expected to have a Material Adverse Effect.

    Each such Contract described in clauses (i) through (xvi) above is referred to herein as a "Material Contract"; provided that Material Contracts shall not include any (x) Benefit Plans, (y) any purchase orders or statements of work and (z) any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other Contract between the Company or one of its Subsidiaries and any Service Provider with respect to which the Company or one of its Subsidiaries has or may have any material liability or obligation, which Contracts are dealt with exclusively in Section 4.10.

  (b)
  Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company's Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract; and (iii) to the Company's Knowledge, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

        Section 4.15    Insurance. Section 4.15 of the Company Disclosure Schedule sets forth a true and complete list of insurance policies maintained by the Company that cover insurance amounts of more than $5,000,000 (the "Covered Insurance Policies") and each of its Subsidiaries and the claims that have been made and/or settled under such insurance policies. Except as would not have a Company Material Adverse Effect, (a) all insurance policies relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect and are of the type and in such amounts as reasonably required for the operation of the business of the Company and its Subsidiaries and against such risks as is sufficient to comply with applicable Law and requirements under applicable Material Contracts, and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any Covered Insurance Policy, and (c) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing Covered Insurance Policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

        Section 4.16    Environmental Matters.

  (a)
  Except as set forth in Section 4.16(a) of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are now and have been in compliance with all applicable Environmental Laws, and possess and are now and have been since December 31, 2010 in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (ii) there have been no releases of Hazardous Substance at or on any property owned or operated by the Company or any of its Subsidiaries, (iii) no property owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance, (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law, (v) neither the Company nor any of its Subsidiaries is subject to any Order with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances, and (vi) subject to compliance with applicable Environmental Laws, none of the Company or any of its Subsidiaries is required to spend substantial capital expenditure due to environmental protection reasons.

  (b)
  For purposes of this Agreement, the following terms shall have the meanings set forth below:

  (i)
  "Environmental Laws" means any applicable Law of the PRC and any other jurisdiction in which the Company or any of its Subsidiaries has a presence relating to: (A) Releases or threatened Releases of Hazardous Substance, (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substance, or (C) the protection of the environment or human health and safety (including radioisotope safety, bio safety and fire protection).

  (ii)
  "Environmental Permits" means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

  (iii)
  "Hazardous Substance" means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

  (iv)
  "Release" means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

        Section 4.17    Customers and Suppliers. Section 4.17 of the Company Disclosure Schedule lists the (a) thirty (30) largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries during the first six (6) months for the financial year ending December 31, 2013), and (b) ten (10) largest subcontractors of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries during the first six (6) months for the financial year ending December 31, 2013 and excluding subcontractors' procuring equipment for the Company). Neither the Company nor any of its Subsidiaries has received any written notice from any such customer or supplier that it intends to terminate, materially reduce, or not renew, its relationship with the Company or such Subsidiary, as the case may be, and to the Knowledge of the Company, no such customer or supplier intends to terminate, materially reduce, cancel, or otherwise terminate its relationship with the Company or such Subsidiary, as the case may be.

        Section 4.18    Interested Party Transactions. Except as set forth in Section 4.18 of the Company Disclosure Schedule, none of the officers or directors of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors and employees of the Company or any of its Subsidiaries), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including share award agreements under any share incentive plan of the Company or any of its Subsidiaries.

        Section 4.19    Compliance with Anti-Corruption Laws.

  (a)
  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or, to the Company's Knowledge, agents has in any respect taken any action, failed to take any action or has been alleged to have taken any action that, directly or indirectly, would constitute a violation by such Persons of Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value ("Payment") (i) to or for the use of any Government Official, (ii) to any other Person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for Payments previously made, to any Government Official; or (iii) to any other Person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws, in each case except as would not be material. Without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries and their respective directors, officers, employees or, to the Company's Knowledge, agents has directly or indirectly, (x) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Person in the PRC, in violation of any applicable Anti-Corruption Laws: (1) to obtain favorable treatment in securing business for the Company or its Subsidiaries, (2) to pay for favorable treatment for business that is already secured, or (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or its Subsidiaries; or (y) established or maintained any fund or assets in which a PRC Subsidiary has proprietary rights and which have not been recorded in the books and records of the relevant PRC Subsidiaries, except, in each case, as would not be material.

  (b)
  Neither the Company nor any of its Subsidiaries is a governmental entity or an instrumentality of a government.

  (c)
  To the Company's Knowledge, no director, officer, agent or employee of the Company or any of its Subsidiaries is currently a Government Official.

  (d)
  To the Company's Knowledge, no Government Official has any material legal or beneficial interest in the Transactions or any Payments to be made in connection with the Transactions.

  (e)
  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or, to the Company's Knowledge, agents is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department ("U.S. Economic Sanctions") and none of them have made any sales to or engage in business activities with or for the benefit of any Persons and countries that are subject to U.S. Economic Sanctions, including any "Specially Designated Nationals and Blocked Persons."

  (f)
  The operations of the Company and each of its Subsidiaries have been conducted at all times in compliance with Money Laundering Laws in all material respects.

        Section 4.20    Takeover Statutes. The Company is not a party to a shareholder rights agreement, "poison pill" or similar agreement or plan. No "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (save for CICL) or any similar anti-takeover provision in the Company's memorandum and articles of association (each, a "Takeover Statute") is applicable to the Company, the Shares, the Merger or other Transactions.

        Section 4.21    Opinion of Financial Advisor. The Special Committee has received the written opinion of J.P. Morgan Securities (Asia Pacific) Limited (the "Company Financial Advisor"), dated the date of this Agreement, subject to the limitations, qualifications and assumptions set forth therein, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of each of the Shares and the ADSs (in each case, other than Parent, Midco, Merger Sub, the Rollover Shareholders, the Sponsor and the Dissenting Shareholders), and a copy of such opinion will be delivered to Parent, solely for informational purposes, promptly following the execution of this Agreement. It is agreed and understood that such opinion may not be relied on by Parent, Midco, Merger Sub or any of their respective Affiliates.

        Section 4.22    Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent, Midco and Merger Sub a complete and accurate copy of all agreements pursuant to which the Company Financial Advisor is entitled to any fees and expenses in connection with the Transactions. On or prior to the date hereof, the Company has provided to Parent (i) the approximate aggregate amount of all unpaid Expenses of the Company as of the date hereof and (ii) the Company's good faith estimate of the aggregate amount of unpaid Expenses of financial and legal advisors of the Company as of immediately prior to the Effective Time (based on the assumptions set forth therein).

        Section 4.23    No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Midco, Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Midco, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent, Midco and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Midco, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Midco, Merger Sub or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this ARTICLE IV.

 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MIDCO AND MERGER SUB

        As an inducement to the Company to enter into this Agreement, except as set forth in the corresponding section of the Parent Disclosure Schedule (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, without independent inquiry), Parent, Midco and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        Section 5.01    Corporate Organization. Each of Parent, Midco and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent, Midco or Merger Sub to consummate the Transactions.

        Section 5.02    Memorandum and Articles of Association. Parent has heretofore furnished to the Company a complete and correct copy of the memorandum and articles of association of Parent, the memorandum and articles of association of Midco, and the memorandum and articles of association of Merger Sub, each as amended to date. Such memorandum and articles of association or equivalent organizational documents are in full force and effect. None of Parent, Midco or Merger Sub is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents.

        Section 5.03    Capitalization.

  (a)
  As of the date hereof, the authorized share capital of Parent consists solely of 5,000,000 ordinary shares, par value $0.01 per share. As of the date of this Agreement, one (1) ordinary share is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Contribution Agreements and the Equity Commitment Letter, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent, Midco or Merger Sub or obligating Parent, Midco or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent, Midco or Merger Sub. All ordinary shares of Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

  (b)
  As of the date hereof, the authorized share capital of Midco consists of 5,000,000 ordinary shares, par value $0.01 per share. As of the date hereof, one (1) ordinary share is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and is owned by Parent. All outstanding shares of Midco are owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent's ability to consummate the Transactions.

  (c)
  As of the date hereof, the authorized share capital of Merger Sub consists of 5,000,000 ordinary shares, par value $0.01 per share. As of the date hereof, one (1) ordinary share is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and is owned by Midco. All outstanding shares of Merger Sub are owned by Midco free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Midco's ability to consummate the Transactions.

        Section 5.04    Authority Relative to This Agreement.

  (a)
  Each of Parent, Midco and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by Parent in accordance with Section 7.08(g), to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent, Midco and Merger Sub and the consummation by Parent, Midco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, Midco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by Parent in accordance with Section 7.08(g) and the filing of the Plan of Merger and related documents as required by the CICL). This Agreement has been duly and validly executed and delivered by each of Parent, Midco and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent, Midco and Merger Sub, enforceable against each of Parent, Midco and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

  (b)
  The Parent Board, the board of directors of Midco and the board of directors of Merger Sub have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent, Midco and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the Parent Board, the board of directors of Midco and the board of directors of Merger Sub to effect the Transactions.

        Section 5.05    No Conflict; Required Filings and Consents.

  (a)
  The execution and delivery of this Agreement by each of Parent, Midco and Merger Sub do not, and the performance of this Agreement by each of Parent, Midco and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of Parent, Midco or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, and subject to the approval of this Agreement by Parent in accordance with Section 7.08(g), conflict with or violate any Law applicable to Parent, Midco or Merger Sub or by which any property or asset of Parent, Midco or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent, Midco or Merger Sub pursuant to, any Contract, Parent Permit or other instrument or obligation to which Parent, Midco or Merger Sub is a party or by which Parent, Midco or Merger Sub or any property or asset of Parent, Midco or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent, Midco or Merger Sub to consummate the Transactions.

  (b)
  The execution and delivery of this Agreement by each of Parent, Midco and Merger Sub do not, and the performance of this Agreement by each of Parent, Midco and Merger Sub, and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including the filing of the Proxy Statement, and the filing of one or more amendments to the Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the pre-merger notification and clearance requirements of the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, the HSR Act (if required), and (v) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent, Midco or Merger Sub to consummate the Transactions.

        Section 5.06    Operations of Parent, Midco and Merger Sub. Parent, Midco and Merger Sub were formed solely for the purpose of engaging in the Transactions (including the contribution of Rollover Shares). Except for obligations or liabilities incurred in connection with its formation and related to the Transactions (including in connection with arrangement of the Debt Financing), each of Parent, Midco and Merger Sub has not incurred and will not, prior to the Effective Time, incur, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities, or engage in any business activities of any type or kind whatsoever or enter into any agreements or arrangements with any Person.

        Section 5.07    Absence of Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, before any Governmental Authority that, individually or in the aggregate, prevents or has prevented or materially adversely affects or has materially adversely affected the ability of Parent, Midco or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries nor any material property or asset of Parent or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that would, individually or in the aggregate, prevent or materially adversely affect the ability of Parent, Midco or Merger Sub to consummate the Transactions.

        Section 5.08    Financing.

  (a)
  Assuming (i) the Financing is funded in accordance with the Financing Documents, (ii) the contributions, investments and other transactions contemplated by the Contribution Agreements are consummated in accordance with the terms of the Contribution Agreements, and (iii) the satisfaction of the conditions to the obligation of Parent, Midco and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02 or the waiver of such conditions, Parent, Midco and Merger Sub will have available to them, as of or immediately after the Effective Time all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Financing and the other Transactions and to pay all related Expenses.

  (b)
  Parent has delivered to the Company true, correct and complete copies of (i) an executed equity commitment letter from the Sponsor (the "Equity Commitment Letter") pursuant to which the Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent up to the aggregate amount set forth therein (the "Equity Financing"), the proceeds of which shall be used by Parent to purchase the equity securities of Midco in an amount equal to the Equity Financing, which shall then be used to finance the consummation of the Merger and the other Transactions, (ii) an executed debt commitment letter, dated as of the date of this Agreement, between Midco and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated,

    Citigroup Global Markets Asia Limited, HSBC Securities (USA) Inc., HSBC Bank USA, N.A., and HSBC Bank (China) Company Limited Beijing Branch,

    and the related Redacted fee letter (as may be amended, restated, replaced, supplemented, modified and substituted pursuant to Section 7.15, the "Debt Financing Commitment", and together with the Equity Commitment Letter, the "Financing Documents"), pursuant to which, the Financing Sources party thereto have agreed to provide the financing in the aggregate amount set forth in such Debt Financing Commitment (the "Debt Financing", and together with the Equity Financing, the "Financing"), subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other Transactions and (iii) the Contribution Agreements. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein as and to the extent set forth in section 9 of the Equity Commitment Letter. As of the date hereof, each of the Financing Documents, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Midco and the other parties thereto. As of the date hereof, each of the Financing Documents has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Financing Documents have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent, Midco or Merger Sub has fully paid any and all fees, if any, that are payable on or prior to the date hereof under the Financing Documents and will pay when due all other fees arising under the Financing Documents as and when they become due and payable thereunder.

  (c)
  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Midco or Merger Sub or, to the Knowledge of Parent, any other parties thereto, under the Financing Documents; provided, however, that Parent, Midco and Merger Sub are not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE IV. Parent, Midco and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Midco at the Effective Time; provided, however, that Parent, Midco and Merger Sub are not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE IV, or compliance by the Company with its obligations under this Agreement. The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent and Midco on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent, Midco or Merger Sub to obtain the Financing or the Alternative Debt Financing.

  (d)
  There are no side letters or other oral or written Contracts related to the funding of the full amount of the Financing to which Parent or any of its Subsidiaries is a party other than (i) as expressly set forth in the Financing Documents, and (ii) customary engagement and fee letters (Redacted copies of any such fee letters have been delivered to the Company to the extent such fee letters include "market flex" provisions (other than fees or pricing terms) affecting the terms, funding conditions or amount of the Debt Financing).

        Section 5.09    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed Guarantee with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes legal, valid, binding and enforceable obligations of the respective Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

        Section 5.10    Brokers. No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Midco or Merger Sub.

        Section 5.11 Solvency. None of Parent, Midco or Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the Company will be solvent (as such term is used under the Laws of the Cayman Islands) immediately prior to the Effective Time, (ii) the accuracy of the representations and warranties made by the Company in ARTICLE IV, and (iii) the satisfaction of the conditions of Parent, Midco and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, immediately after giving effect to all of the Transactions, including the Financing (and any Alternative Debt Financing, if applicable), the payment of the Merger Consideration and the aggregate amount of consideration payable in respect of Company Share Awards in accordance with Section 3.04, the payment of all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related Expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time, as such term is used under the Laws of the Cayman Islands.

        Section 5.12    Ownership of Company Shares. As of the date hereof, other than as a result of this Agreement, the Contribution Agreements and the Voting Agreements, none of Parent, Midco or Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

        Section 5.13    Independent Investigation. Parent, Midco and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Midco and Merger Sub, their respective Affiliates and Representatives. Each of Parent, Midco and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent, Midco and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

        Section 5.14    Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts, there are no Contracts (whether oral or written) (i) between Parent, Midco, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

        Section 5.15    Non-Reliance on Company Estimates. The Company has made available to Parent, Midco and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent, Midco and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent, Midco and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent, Midco and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent, Midco nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent, Midco nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

        Section 5.16    No Additional Representations. Except for the representations and warranties made by Parent, Midco and Merger Sub in this ARTICLE V, neither Parent, Midco nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Midco or Merger Sub or any of their Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company hereby acknowledges the foregoing.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.01    Conduct of Business by the Company Pending the Merger.

  (a)
  The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its reasonable best efforts to carry on the businesses of the Company and its Subsidiaries in the ordinary course and in a manner consistent with past practice in all material respects and the Company and each of its Subsidiaries shall use their reasonable best efforts, consistent with past practice, to preserve substantially intact their business organization, maintain in effect all material Company Permits, and maintain in all material respects their current relationships and goodwill with customers, suppliers, and distributors with which the Company or any of its Subsidiaries has material business relations as of the date hereof.

  (b)
  By way of amplification and not limitation, except as (i) set forth in Section 6.01(b) of the Company Disclosure Schedule, (ii) as required by applicable Law, (iii) as contemplated or permitted by any other provision of this Agreement or (iv) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.01(a)):

  (i)
  amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

  (ii)
  issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of, or redeem, purchase or otherwise acquire, any shares of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for such shares, or any options, warrants or other rights of any kind to acquire any shares or such convertible or exchangeable securities (including the Company Share Awards, share appreciation rights, phantom stock or similar instruments), other than in connection with (A) the exercise of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof or entered into or amended in compliance with this Agreement, (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof, (C) the acquisition by the Company of its securities in connection with the net exercise of Company Share Awards outstanding on the date hereof, in accordance with their terms on the date hereof, (D) the issuance of Company securities as required to perform any obligations of the Company outstanding as of the date hereof under which the Company is obligated to make such issuance for any earn-outs payable in connection with the acquisition of any Person or the assets or business of any Person pursuant to a Material Contract disclosed under Section 4.14(a)(v) for an aggregate value of not more than $6,000,000, or (E) the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries;

    (iii)
    (A) sell, transfer, lease, or otherwise dispose of, or authorize the sale, transfer, lease or other disposition of material assets of the Company or any of its Subsidiaries having a current value in excess of $10,000,000 in the aggregate, except (x) in the ordinary course of business and in a manner consistent with past practice or (y) any sale, transfer, lease, pledge or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries in the ordinary course of business and in a manner consistent with past practice, (B) pledge, grant an Encumbrance on or permit an Encumbrance to exist on any material assets of the Company or any of its Subsidiaries, or (C) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization;

    (iv)
    declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, except for dividends by any of the Company's direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries in the ordinary course of business and in a manner consistent with past practice, or enter into any agreement with respect to voting or registration of its share capital;

    (v)
    reclassify, combine, split, subdivide or amend the terms of any of its shares or any share capital or other ownership interests of any of the Company's Subsidiaries;

    (vi)
    directly or indirectly acquire (including by merger, consolidation or acquisition of shares or any other business combination) any corporation, partnership, other business organization or any division thereof, or all or substantially all of the assets of any corporation, partnership, or other business organization;

    (vii)
    incur, issue, renew, prepay, syndicate, redeem, acquire, refinance or modify any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contributions to, or investments in, any Person other than (x) intercompany agreements or (y) a Contract in respect of any bank acceptance, cash collateralized letter of guarantees, letter of credit, pledge or deposit to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature provided that the aggregate outstanding amount of Indebtedness referred to in clause (y) shall not exceed $4,000,000;

    (viii)
    offer, place or arrange any issue of debt securities or other credit facilities that would reasonably be expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitment or cause any condition set forth in the Debt Financing Commitment not to be satisfied;

    (ix)
    (x) other than expenditures necessary to maintain existing assets in good repair, authorize or make any commitment with respect to, any single capital expenditure which is individually in excess of $2,000,000 or (y) authorize or make any commitment with respect to capital expenditures which are, in the aggregate, in excess of $12,000,000;

    (x)
    make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable GAAP or applicable Law;

    (xi)
    make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law and as discussed with Parent), enter into any material closing agreement with respect to Taxes or request any material ruling with respect to Taxes, assign or surrender any right to claim a material refund of Taxes, settle (or request to settle) or finally resolve any material controversy with respect to Taxes, extend or waive any statute of limitation with respect to any material Tax, or materially change any method of Tax accounting or Tax accounting period, or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of its Subsidiaries being required to include a material item of income in, or exclude a material deduction from, a Tax Return for a period beginning after the Closing Date;

    (xii)
    except in the ordinary course of business consistent with past practice, enter into, amend, assign or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

    (xiii)
    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or any other Governmental Authority;

    (xiv)
    (A) sell, assign, license, sublicense, grant a covenant not to sue regarding, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Encumbrance (other than Permitted Encumbrances) on, any Material IP, other than in the ordinary course of business consistent with past practice or for the purpose of disposing of obsolete or worthless assets, or (B) disclose to or allow to be disclosed to or discovered by any Person any material Trade Secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain the security and confidentiality thereof arising by operation of law;

    (xv)
    except as required by any Benefit Plan in effect on the date hereof or as required by applicable Law (A) increase the compensation or fringe benefits of any directors, officers or employees with an annual total compensation in excess of the Threshold Amount; (B) grant any severance or termination pay, or any retention pay for any employees with an annual total compensation in excess of the Threshold Amount; (C) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan; (D) enter into or amend any employment, consulting or severance agreement or arrangement with any of its present directors, officers, employees or independent consultants, other than in the ordinary course of business consistent with past practice with respect to employees with an annual total compensation of less than the Threshold Amount; (E) establish, adopt, enter into or amend or terminate any Benefit Plan; (F) hire any new employees other than employees with an annual total compensation of less than the Threshold Amount; or (G) terminate the employment or services, as applicable, of any of the Company's present directors or officers, other than a termination for cause;

    (xvi)
    settle any Action, other than the settlement of any Action (A) in the ordinary course of business and consistent with past practice or (B) involving an amount in dispute of not more than $500,000;

    (xvii)
    engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole; or

    (xviii)
    agree or commit to do any of the foregoing.

        Section 6.02    Conduct of Business by Parent, Midco and Merger Sub Pending the Merger. Each of Parent, Midco and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent, Midco or Merger Sub to consummate the Merger or the other Transactions.

        Section 6.03    No Control of Other Party's Business. Nothing contained in this Agreement is intended to give Parent, Midco or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's, Midco's or Merger Sub's operations. Prior to the Effective Time, each of Parent, Midco, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 6.04    Actions Taken at Direction of Parent. It is agreed that Parent shall not have any right to (a) terminate this Agreement under Section 9.01(c)(i), or (b) claim any damage or seek any other remedy at law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in ARTICLE IV or any covenant or agreement of the Company under Section 6.01 to the extent such breach or alleged breach is the proximate result of action or inaction taken by the Company at the direction of (A) Parent or (B) any of its Affiliates without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.01    Proxy Statement and Schedule 13E-3.

  (a)
  As soon as reasonably practicable following the date of this Agreement the Company shall (i) prepare and file with the SEC the Schedule 13E-3 and a proxy statement relating to this Agreement, the Plan of Merger and the Transactions (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"); (ii) respond as promptly as reasonably practicable to any comments of the SEC with respect to the Schedule 13E-3 and the Proxy Statement; (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; (iv) cause a letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the holders of Shares in connection with the solicitation of proxies for use at the Company Shareholders' Meeting, to be mailed to the holders of Shares at the earliest practicable date after the date that the SEC confirms it has no further comments; and (v) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Shareholders' Meeting and the Merger; provided, however, that no filing of the

    Schedule 13E-3, the Proxy Statement, any amendments or supplements thereto, or any response to the SEC will be made by the Company unless Parent and its counsel has had a reasonable opportunity to review and propose comments which the Company shall consider in good faith; provided, further, however, that nothing in this Section 7.01(a) shall limit or preclude the ability of the Company Board (or the Special Committee) to effect a Change in the Company Recommendation. Unless the Company Board (or the Special Committee) has effected a Change in the Company Recommendation, the Company and Parent shall cooperate to: (A) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings; (B) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; and (C) file and distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur or any information be discovered which requires such action at any time prior to the Company Shareholders' Meeting. The Company will cause the information relating to the Company for inclusion in the Schedule 13E-3 and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders' Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

  (b)
  Parent shall provide to the Company all information concerning Parent, Midco and Merger Sub as may be reasonably requested by the Company in connection with the Schedule 13E-3 and the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Schedule 13E-3 and the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent, Midco or Merger Sub supplied by it for inclusion in the Schedule 13E-3 and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders' Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent, Midco or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent, Midco and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3 and the Proxy Statement promptly following request therefor from the Company.

  (c)
  Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent, Midco or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent, Midco or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

        Section 7.02    Company Shareholders' Meeting.

  (a)
  Subject to Section 9.01, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall take, in accordance with applicable Law and its memorandum and articles of association, all action reasonably necessary to call, give notice of, set a record date for, and convene the Company Shareholders' Meeting for the purpose of obtaining the Company Shareholder Approval.

  (b)
  The Company may, and Parent may request that the Company, adjourn or postpone the Company Shareholders' Meeting for up to thirty (30) days (but in any event no later than five Business Days prior to the End Date), (x) if as of the time for which the Company Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Company Shareholder Approval or (y) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of any party hereto, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Company Shareholders' Meeting, in which event the Company shall, in each case, cause the Company Shareholders' Meeting to be adjourned or postponed. For the avoidance of doubt, in the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation and/or authorizes the Company to terminate this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), the Company shall not be required to convene the Company Shareholders' Meeting and submit this Agreement to the holders of the Shares for approval.

  (c)
  Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders' Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law, the memorandum and articles of association of the Company, or failure to do so would reasonably be expected to be inconsistent with the Company Board's fiduciary duties under applicable Law. In the event that the date of the Company Shareholders' Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that, unless Parent shall have otherwise approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed), it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Shareholders' Meeting, as so adjourned, postponed or delayed, except as required by applicable Law, the memorandum and articles of Company, or failure to do so would reasonably be expected to be inconsistent with the Company Board's fiduciary duties under applicable Law.

  (d)
  Unless there has been a Change in the Company Recommendation pursuant to Section 7.03(d), the Company Board shall (i) make the Company Recommendation and include such recommendation in the Proxy Statement and (ii) shall use commercially reasonable efforts to take all actions reasonably necessary in accordance with applicable Law and the memorandum and articles of association of the Company, to solicit the Company Shareholder Approval. Upon reasonable request of Parent, the Company shall use its reasonable best efforts to advise Parent on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders' Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

        Section 7.03    No Solicitation of Transactions; Company Board Recommendation; Alternative Acquisition Agreement.

  (a)
  Until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE IX,

  (i)
  the Company and its Subsidiaries shall not, and shall instruct their respective Representatives not to, directly or indirectly:

  (A)
  solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

  (B)
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning, the Company or any of its Subsidiaries to any Person (other than Parent, Midco, Merger Sub or any designees of Parent, Midco or Merger Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

  (C)
  approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal;

  (D)
  amend or grant any waiver or release (but the Company may grant any consent) under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Subsidiaries; or

  (E)
  propose or agree to do any of the foregoing.

  (ii)
  The Company agrees, and the Company Board shall direct, that the Company and its Subsidiaries and its and their Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring (whether by merger, acquisition of shares or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

  (b)
  Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, the Company, its Subsidiaries and the Company's and its Subsidiaries' Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.03:

  (i)
  contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

  (ii)
  provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (and in any event within 24 hours) provided to Parent); provided that the Company shall concurrently make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or

    (iii)
    engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

    provided that prior to taking any action described in Section 7.03(b)(ii) or Section 7.03(b)(iii) above, the Company Board (or the Special Committee) shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

  (c)
  Except as set forth in Section 7.03(d), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation or (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, or (C) take any action or make any other public statement in connection with the Company Shareholders' Meeting inconsistent with the Company Recommendation (any of such actions described in foregoing clauses (A), (B) or (C) being referred to as a "Change in the Company Recommendation"); provided, however, that a "stop, look and listen" communication by the Company Board (or the Special Committee) pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of this Section 7.03, shall not be deemed to be a Change in the Company Recommendation or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

  (d)
  Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 7.03, at any time prior to obtaining the Company Shareholder Approval, the Company Board (or the Special Committee) may (i) effect a Change in the Company Recommendation and/or (ii) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement, if and only if:

  (i)
  (1) with respect to a Change in the Company Recommendation, the Company Board (or the Special Committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.03, the Company Board (or the Special Committee) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws;

  (ii)
  prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement in accordance with this Section 7.03(d), (A) the Company shall have provided prior written notice (the "Change or Termination Notice") to Parent that the Company Board (or the Special Committee)

      has resolved to effect a Change in the Company Recommendation or to terminate this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice shall specify, if related to an Acquisition Proposal, the identity of the party making the Acquisition Proposal and the material terms thereof and copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal), and (B) the Company shall (1) cause its financial and legal advisors to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change or Termination Notice (or, if delivered after 5:00 p.m. Hong Kong Time or any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending five (5) Business Days later at 5:00 p.m. Hong Kong Time (the "Notice Period") negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement and/or the Financing Documents so that such Superior Proposal ceases to constitute a Superior Proposal or so that the failure to effect a Change in the Company Recommendation would no longer be inconsistent with the directors' fiduciary duties under applicable Law, and (2) permit Parent and its Representatives during the Notice Period to make a presentation to the Company Board and the Special Committee regarding this Agreement and/or the Financing Documents and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, with respect to a Change in the Company Recommendation made in connection with an Acquisition Proposal or a termination of this Agreement to enter into an Alternative Acquisition Agreement, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 7.03(d)(ii) with respect to such new written notice; provided, further, that with respect to the new written notice to Parent, the Notice Period shall be deemed to be a three (3) Business-Day period rather than the five (5) Business-Day period first described above;

    (iii)
    following the end of the Notice Period (and any renewed period thereof), the Company Board (or the Special Committee) shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement and/or the Financing Documents, that (1) with respect to a Change in the Company Recommendation, failure to effect a Change in the Company Recommendation would still reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws or (2) with respect to a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would still reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws; and

    (iv)
    in the case of the Company terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.03(a) and the Parent Expenses in accordance with Section 9.03(f).

  (e)
  Nothing contained in this Section 7.03 shall be deemed to prohibit the Company or the Company Board (or the Special Committee), from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided that (i) the Board shall, until any Change in Company Recommendation, expressly reaffirm the Company Recommendation in such disclosure; and (ii) if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation (it being understood that a statement that the Company Board or the Special Committee has received and is currently evaluating such Acquisition Proposal and/or describing the operation of this Agreement with respect thereto, or any "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case, which is consistent with this Section 7.03, shall not be deemed to be a Change in the Company Recommendation).

  (f)
  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if it or to its Knowledge any of its Representatives becomes aware that any Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board (or any committee thereof) or any Representative of the foregoing, indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers and thereafter shall keep Parent reasonably informed and the status of any such discussions or negotiations (including copies of all material written correspondence relating to such Acquisition Proposal or requests exchanged between the Company or any of its Subsidiaries, on the one hand, and the Person making such Acquisition Proposal or request, on the other hand). None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit the Company's ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation or to terminate this Agreement in light of a Superior Proposal.

        Section 7.04    Access to Information; Confidentiality.

  (a)
  Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use its commercially reasonable efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent's Representatives reasonable access, during normal business hours and upon prior reasonable notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records (including Tax records and Tax and accounting working papers) thereof; and (ii) furnish Parent and its Representatives and the Financing Sources with such information concerning its business, properties, contracts, assets, liabilities, personnel and other data, analyses, projections, plans and information as Parent or its Representatives and the Financing Sources may reasonably request in writing; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, violate any Contract, Law or Order, or give a third party the right to terminate or accelerate the rights under a Contract (provided that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation).

  (b)
  All information obtained by Parent pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement.

  (c)
  Notwithstanding anything herein (including Section 9.02 and Section 10.04(a)) or the provisions of the Confidentiality Agreement, the parties hereto agree that restrictions contained in the last paragraph on page 3 (continued as the first paragraph on page 4) of the Confidentiality Agreement on communications, discussions, negations, arrangements or understandings by and among the parties to the Consortium Agreement, the parties to the Investment Agreement, the Financing Sources and any of their respective Affiliates and Representatives shall be inoperative and of no force and effect as of the date hereof.

  (d)
  No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 7.05    Employee Benefits Matters. For the period beginning at the Effective Time and continuing through the first anniversary of the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to provide employees of the Company as of immediately prior to the Effective Time with (a) reasonable levels of cash compensation (excluding equity compensation) that are, in the aggregate, consistent with the Company's past practices and (b) reasonable employee benefits and arrangements that are, in the aggregate, consistent with the employee benefits and arrangements in effect as of immediately prior to the Effective Time. Following the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to, in good faith, consider honoring in accordance with their terms, all Contracts, employee benefit plans and arrangements, policies, and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company. Nothing contained herein, expressed or implied is intended to confer upon any Service Provider any benefits under any employee benefit plans or right to employment or continued employment with Parent or the Surviving Company or any of its Subsidiaries for any period by reason of this Agreement. The provisions of this Agreement, including this Section 7.05 are solely for the benefit of the parties to this Agreement and no current or former Service Provider or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing contained herein shall be construed as an amendment to any employee benefit plan for any purpose.

        Section 7.06    Directors' and Officers' Indemnification and Insurance.

  (a)
  The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner except as required by applicable Law.

  (b)
  From the Effective Time until the sixth anniversary of the Effective Time, to the fullest extent the Company would have been permitted to do so under applicable Law, Parent shall indemnify and hold harmless each Indemnified Party from and against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or (iii) the Merger, this Agreement or any of the Transactions; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 7.06(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for advancement under this Section 7.06(b), then the right to advancement asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

  (c)
  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six year "tail" prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder for so long as such "tail" policy shall be maintained in full force and effect. In the event that the Company does not elect to purchase such a "tail" policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain in effect the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.06(c), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the current annual premium paid by the Company (such three hundred percent (300%) amount, the "Maximum Annual Premium") (which premiums the Company represents and warrants to be as set forth in Section 7.06(c) of the Company Disclosure Schedule); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

  (d)
  A Person seeking indemnification in accordance with this Section 7.06 shall promptly notify the Surviving Company to prevent the Surviving Company or any of its subsidiaries from being materially and adversely prejudiced by late notice. The right of the Surviving Company (or a Subsidiary nominated by it), if any, to participate in and/or assume the defense of any action or proceeding in respect of which indemnification is sought under this Section 7.06 shall be determined in accordance with the applicable agreement or document providing for such indemnification.

  (e)
  In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.06.

  (f)
  The provisions of this Section 7.06 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.06.

  (g)
  The agreements and covenants contained in this Section 7.06 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees.

        Section 7.07    Notification of Certain Matters.

  (a)
  From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the discovery of any fact or circumstance, or the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed, and (ii) any failure of the Company, Parent, Midco or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) be deemed to amend or supplement the Company Disclosure Schedule, or (C) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  (b)
  From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and (ii) any Actions commenced or, to the Knowledge of the Company or the Knowledge of Parent (as applicable), threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or Merger Sub, as the case may be, that would have been required to have been disclosed by such Person pursuant to any of such Person's representations and warranties contained herein, or that relate to such Person's ability to consummate the Transactions.

        Section 7.08    Reasonable Best Efforts; Further Action.

  (a)
  Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to Contracts with the Company and its Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders; provided that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.01 or Section 7.03 shall be prohibited by this sentence.

  (b)
  Upon the terms and subject to the conditions of this Agreement, each party hereto agrees to (i) make an appropriate filing, if necessary, pursuant to the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, the HSR Act (if required) with respect to the Transactions promptly following the date of this Agreement, (ii) supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, the HSR Act (if required) and (iii) use its reasonable best efforts to obtain approval, consent, clearance or expiration of waiting periods from appropriate Governmental Authorities under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, the HSR Act (if required).

  (c)
  Each party hereto shall promptly notify the others of any material communication it receives from any Governmental Authority relating to any filing or submissions under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, the HSR Act (if required) or other applicable antitrust, competition or fair trade Laws. Each party agrees to provide promptly to the other parties all information and assistance reasonably necessary in connection with preparing and submitting such filings and obtaining the relevant approvals, consents or expiration of waiting periods in relation to such filings.

  (d)
  Each of Parent, Midco and Merger Sub, on the one hand, and the Company, on the other hand shall, subject to applicable Laws, (i) permit counsel for the other party to review in advance and consider in good faith the views of the other party in connection with any proposed written communications with Governmental Authorities concerning the Transactions under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, the HSR Act (if required) or other applicable antitrust, competition or fair trade Laws, and (ii) provide counsel for the other party with copies of all filings made by such party to, and give the other party the opportunity to attend and participate at any meeting with, any antitrust, competition, or fair trade Governmental Authority and all correspondence between such party (and its advisors) and any antitrust, competition, or fair trade Governmental Authority, and any other information supplied by such party and such party's Affiliates to or received from any antitrust, competition, or fair trade Governmental Authority in connection with the proposed Transactions, provided, however, that such materials may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege and confidentiality concerns.

  (e)
  Each party hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 7.08 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

  (f)
  Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

  (g)
  On or before the Closing, Midco shall duly approve this Agreement in its capacity as sole shareholder of Merger Sub in accordance with applicable Law and the memorandum and articles of association of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving this Agreement.

  (h)
  Notwithstanding anything in this Agreement to the contrary, in no event will any party hereto or any of their Affiliates (including, after the Effective Time, the Surviving Company) be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to sell, divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets or to pay any material amount (other than the payment of filing fees and fees of counsel).

  (i)
  Notwithstanding anything to the contrary, all obligations of the Company, Parent, Midco and Merger Sub relating to the Financing shall be governed exclusively by Section 7.15 and Section 7.16.

        Section 7.09    Obligations of Midco and Merger Sub.

  (a)
  Parent shall take all actions necessary to cause Midco and Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

  (b)
  At the Company Shareholders' Meeting and any other meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger or any other Transaction contemplated herein is sought, Parent shall, and shall cause its direct or indirect shareholders and their respective Affiliates to, vote their beneficially owned Shares in favor of granting the Company Shareholder Approval.

        Section 7.10    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which shall be agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall consult with the other before issuing any press release or otherwise making any public announcement with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the

Company Recommendation, Acquisition Proposal, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03); provided, however, that this Section 7.10 shall terminate upon a Change in the Company Recommendation.

        Section 7.11    Stock Exchange Delisting. Parent shall use commercially reasonable efforts to cause the Shares to be (a) delisted from NASDAQ as promptly as practicable after the Effective Time, and (b) deregistered under the Exchange Act as promptly as practicable after such delisting.

        Section 7.12    Takeover Statute. If the restrictions of any Takeover Statute are or may become applicable to the Merger or any of the other Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no such restriction is or becomes applicable to the Merger or any of the other Transactions and (b) if any such restriction is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and Company Board, using all reasonable best efforts to grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute on the Merger and the other Transactions.

        Section 7.13    Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations which shall include a waiver of any claims against the Company or the Subsidiaries in respect of such resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

        Section 7.14    Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Action commenced or, to the Company's Knowledge on the one hand and Parent's Knowledge on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to the Transactions, and no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 7.15    Financing.

  (a)
  Each of Parent, Midco and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Financing in a timely manner including to (i) maintain in effect the Financing Documents, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Financing Documents that are within its control, other than any condition where the failure to be so satisfied is a direct result of the Company's failure to comply with its obligations under this Agreement, and (iii) subject to the terms and conditions of the Financing Documents and the requirements of Section 2.02, draw upon and consummate the Financing at the Closing. Upon the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions applicable to Debt Financing, each of Parent, Midco and Merger Sub shall use its reasonable best efforts (excluding, for the avoidance of doubt, the commencement of any litigation) to cause the Financing Sources and any other Persons providing the Debt Financing and the Equity Financing to fund the Debt Financing and the Equity Financing, respectively, on the Closing Date.

  (b)
  If Parent, Midco or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Financing Commitment, (A) Parent shall promptly so notify the Company, and (B) each of Parent,

    Midco and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions no less favorable, in the aggregate, to Parent, Midco and Merger Sub than those contained in the Debt Financing Commitment (as determined in the reasonable judgment of Parent), in an amount sufficient (assuming (1) the Equity Financing is funded in accordance with the Equity Commitment Letter, (2) the contributions contemplated by the Contribution Agreements are made in accordance with the terms of the Contribution Agreements, and (3) the satisfaction of the conditions to the obligation of Parent, Midco and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02 or the waiver of such conditions by Parent) to consummate the Merger and other Transactions (the "Alternative Debt Financing"), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the "Alternative Debt Financing Documents") and Parent shall deliver to the Company as promptly as practicable after such execution, a true and complete copy of each such Alternative Debt Financing Document (except for customary engagement and fee letters (Redacted copies of any such fee letters will be delivered to the Company to the extent such fee letters include "market flex" provisions) (other than fees or pricing terms) affecting the terms, funding conditions or amount of the Alternative Debt Financing). Any reference in this Agreement to (A) the "Debt Financing" shall mean the debt financing contemplated by the Debt Financing Commitment as amended, restated, supplemented, replaced, substituted or modified pursuant to this Section 7.15(b) and Section 7.15(c) below, (B) any reference in this Agreement to the "Debt Financing Commitment" shall be deemed to include the Debt Financing Commitment to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Alternative Debt Financing Documents to the extent then in effect) and (C) any reference in this Agreement to "Fee Letter" shall be deemed to include any Fee Letter relating to the Debt Financing Commitment to the extent so amended, restated, supplemented, replaced, substituted or modified (including in connection with any Alternative Debt Financing Documents to the extent then in effect).

  (c)
  None of Parent, Midco or Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Documents or the Alternative Debt Financing Documents, as applicable, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Financing (it being understood that the Debt Financing or the Equity Financing may be reduced so long as the Debt Financing or the Equity Financing is increased by a corresponding amount) or (ii) impose new or additional conditions that would reasonably be expected to (A) prevent or materially delay the ability of Parent, Midco or Merger Sub to consummate the Merger and the other Transactions or (B) adversely impact in any material respect the ability of Parent, Midco, or Merger Sub to enforce its rights against the other parties to the Financing Documents or the Alternative Debt Financing Documents, as applicable; provided, that notwithstanding any other provision of this Agreement, Parent, Midco and Merger Sub shall be entitled from time to time to (x) amend, restate, supplement, replace, substitute or otherwise modify, or waive any of its rights under, the Financing Documents and/or replace or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, subject to subclauses (i) and (ii) above, and (y) amend, restate, supplement, replace, substitute or otherwise modify the Debt Financing Commitments for the purposes of adding agents, co-agents, lenders, managers, co-managers, arrangers, bookrunners or other Persons that have not executed the Debt Financing Commitments as of the date hereof so long as such amendment, restatement, supplement, replacement substitution or modification is otherwise in compliance with this Section 7.15(c). Without limiting the generality of the foregoing, none of Parent, Midco or Merger Sub shall release or consent to the termination of the obligations of the Lender or the Sponsor under the Financing Documents or the comparable parties under the Alternative Debt Financing Documents, as applicable, except as expressly contemplated hereby.

  (d)
  Each of Parent, Midco and Merger Sub acknowledges and agrees that the obtaining of the Financing (including any Alternative Debt Financing) is not a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independent of the availability of the Financing, subject to the applicable conditions set forth in ARTICLE VIII and the requirements of Section 2.02.

  (e)
  Parent shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any material breach of any provision of, or termination by any party to, any Financing Document (including any Alternative Debt Financing Document, as applicable), or (B) upon the receipt of any written notice or other written communication from any Person with respect to any threatened breach or threatened termination by any party to any Financing Document (including any Alternative Debt Financing Document, as applicable, and (ii) prior to the Closing, otherwise keep the Company reasonably informed on a reasonably current basis of the status of Parent, Midco and Merger Sub's efforts to arrange the Financing (including any Alternative Debt Financing, as applicable).

  (f)
  Nothing in this Section 7.15 or any other provision of this Agreement shall require, and in no event shall the "reasonable best efforts" of Parent, Midco or Merger Sub be deemed or construed to require, Parent, Midco or Merger Sub to (i) seek the Equity Financing from a source other than the Sponsor or in any amount in excess of that contemplated by the Equity Financing Commitment, (ii) waive any term or condition of this Agreement, or (iii) commence any legal action or proceeding against any Financing Source.

        Section 7.16    Financing Assistance.

  (a)
  Prior to the Closing, the Company shall, and shall use reasonable best efforts to cause each of its Subsidiaries to, use reasonable best efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Financing (such Financing, together with any debt securities contemplated by the Debt Financing Commitment, collectively, the "Applicable Financing") (provided that such requested cooperation is not in violation of applicable Law, does not unreasonably interfere with the operations of the Company and its Subsidiaries), including (i) using reasonable best efforts to promptly furnish to Parent, Midco and Merger Sub and the Financing Sources all Required Information, (ii) using reasonable best efforts to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions with the Financing Sources, any prospective lenders and investors in the Applicable Financing and rating agencies (including direct contact between senior management and Representatives (including accounting) of the Company) and to cooperate reasonably with the Financing Sources' due diligence, to the extent customary and reasonable for the Financing, (iii) using reasonable best efforts to assist with the drafting and preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda, lender and investor presentations, bank information memoranda and similar documents) business projections and other marketing documents required in connection with the Applicable Financing (all such documents and materials, collectively the "Offering Documents"), to identify any portion of any information contained in any Offering Documents that constitutes material nonpublic information, and to cause the chief financial officer or person performing similar functions of the Company to execute and deliver customary authorization and customary representation and warranty letters with respect to the Offering Documents, (iv) using reasonable best efforts to cause the taking of customary corporate actions by the Company and its Subsidiaries (subject to the Closing) reasonably necessary for the consummation of the Financing and the Closing, provided that no such action shall be effective prior to the Effective Time, (v) in accordance with applicable Law, facilitating the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and using reasonable best efforts to assist in the preparation of, and executing and delivery at the Closing, any definitive documents (including furnishing all information to be included in any schedules thereto or in any perfection certificates) for the Applicable Financing (including compliance with any financial assistance, "whitewash" or similar requirements of law of any applicable jurisdiction), including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing, if applicable and as may be reasonably requested by Parent, provided that no such definitive documents in this clause (v) shall be effective until the Effective Time, (vi) using reasonable best efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the Financing Sources or the Financing Documents, (vii) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date, (viii) furnishing all documentation and other information required by Governmental Authorities under applicable "know your customer", anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Applicable Financing, including the United States, Cayman Islands and PRC, (ix) using reasonable best efforts to cause the Company's independent auditors to deliver consents for use of their audit reports and customary comfort letters (including customary "negative assurance" comfort) to the Financing Sources (drafts of which in customary form and substance, or otherwise reasonably acceptable to, have been received by the Financing Sources prior to the commencement of the Marketing Period), which letters such accountants have confirmed they are prepared to issue upon pricing and at the closing of the Applicable Financing at any time throughout, or on the next Business Day after, the Marketing Period), (x) using reasonable best efforts to obtain customary legal opinions, surveys and title insurance, property and liability insurance certificates and endorsements at the expense of and as reasonably requested by Parent on behalf of the Financing Sources; and (xi) using reasonable best efforts to seek to ensure that the Financing Sources benefit materially from existing lender relationships of the Company and its Subsidiaries, if applicable. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.16(a) or otherwise in connection with any Financing, (x) to pay any commitment or other similar fee prior to the Effective Time, (y) to incur any expense unless, if the Closing does not occur, such expense is reimbursed by Parent in accordance with Section 7.16(e), or (z) to take any action that would subject it to actual or potential liability in connection with any Financing prior to the Effective Time (other than with respect to representations made to Financing Sources in connection with the letters described in clause (iii) above). Nothing contained in this Section 7.16(a) or otherwise shall require the Company to be an issuer or other obligor with respect to any Financing prior to the Effective Time. The term "Financing Sources" means the entities that have committed to provide, underwrite, arrange, initially purchase or otherwise entered into agreements in connection with the Applicable Financing (other than the Equity Financing) in connection with the Transactions, including the parties to the Debt Financing Commitment as in effect from time to time and any joinder agreements, indentures, purchase agreements or credit agreements entered into pursuant thereto or relating thereto together with their respective current, former and future Affiliates, officers, directors, agents, partners, members, employees and representatives involved in the Applicable Financing and their respective successors and assigns. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing contemplated by the Debt Financing Commitment; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries.

  (b)
  Prior to the Closing Date and at all times until the Effective Time, the Company shall use commercially reasonable efforts to cause (i) its wholly-owned Subsidiaries incorporated in the PRC (each an "Onshore Subsidiary" and together the "Onshore Subsidiaries") to transfer and deposit cash, deposits, or cash equivalents into one or more specified accounts (each, an "Onshore Bank Designated Account") held with Bank of America, N.A. as the collateral agent of the Financing Sources or its respective Affiliates and standing to the credit of such Subsidiaries, and (ii) its wholly-owned Subsidiaries incorporated in jurisdictions other than the PRC (each an "Offshore Subsidiary" and together the "Offshore Subsidiaries") to transfer and deposit cash, deposits, or cash equivalents into one or more accounts held in the Cayman Islands, the Hong Kong Special Administrative Region and Japan, with Bank of America, N.A. as the collateral agent of the Financing Sources or its respective Affiliates, denominated in U.S. Dollars and standing to the credit of such Subsidiaries (each, an "Offshore Bank Designated Account") such that (A) the equivalent in U.S. dollars (determined using the prevailing exchange rate notified by Parent (as notified by Parent's Financing Sources) at least five (5) Business Days prior to the Closing Date) of the aggregate balance standing to the credit of each Onshore Bank Designated Account (net of any applicable PRC withholding Tax or other deductions that would apply if the Onshore Cash Bridge Required Balance were paid to the Company or a wholly-owned Offshore Subsidiary by way of dividends from the applicable Onshore Subsidiary in whose name such Onshore Bank Designated Account is held) is not less than $30,000,000 (or any lesser amount notified to the Company by the Parent prior to the Closing Date) (such amounts standing to the credit of the Onshore Bank Designated Accounts meeting the requirements of this provision, the "Onshore Cash Bridge Required Balance") and (B) the aggregate balance standing to the credit of the Offshore Bank Designated Accounts, is not less than $40,000,000 (or any lesser amount notified to the Company by the Parent prior to the Closing Date) (such amounts standing to the credit of the Offshore Bank Designated Accounts meeting the requirements of this provision, the "Offshore Cash Bridge Required Balance").

  (c)
  The Company shall deliver to Parent, Midco and Merger Sub at least five (5) Business Days prior to the Closing Date, copies of bank statements or alternatively, other written evidence (which written evidence shall be certified as of the Closing Date as true and correct by the chief financial officer of the Company) in form and substance reasonably satisfactory to Parent, (A) the amount standing to the credit of all of the Onshore Bank Designated Accounts and (B) the amount standing to the credit of all of the Offshore Bank Designated Accounts.

  (d)
  Prior to the Closing Date, the Company shall, and shall cause its Onshore Subsidiaries to, use commercially reasonable efforts in consultation with Parent, Midco and Merger Sub to take all necessary steps to prepare for the distribution as a dividend (as soon as practicable after the Effective Time) of the full amount of the Onshore Cash Bridge Required Balance held in such Onshore Bank Designated Accounts to the Company or a wholly-owned Offshore Subsidiary and the conversion of such amounts into U.S. dollars, including using commercially reasonable efforts to approve any necessary amendments to the articles of association of any Onshore Subsidiaries in respect of such dividends.

  (e)
  Parent shall, promptly upon termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with any cooperation provided pursuant to Section 7.16(a) and Section 7.16(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical and other information relating to the Company provided by the Company and other than arising out of the gross negligence, fraud, willful misconduct or breach of this Agreement by the Company or any of its Representatives).

        Section 7.17    SAFE Registration. The Company shall as soon as practicable after the date hereof, (a) use its commercially reasonable efforts to assist in the preparation of applications to SAFE by beneficial shareholders of the Company who are PRC residents as required under SAFE Circulate 75 Rules and Regulations for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of the SAFE Circular 75 Rules and Regulations, including by providing such shareholders with such information relating to the Company and its Subsidiaries as is required for such application, and (b) use its commercially reasonable efforts to assist in the preparation of applications to SAFE by holders of Company Share Awards who are PRC residents for the registration of their vesting and exercise of such Company Share Awards, in accordance with the requirements of the SAFE Share Incentive Rules and Regulations, including by providing such holders with such information relating to the Company and its Subsidiaries as is required for such application.

        Section 7.18    Compliance. The Company shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts, as soon as practicable after the Company Shareholder Approval has been obtained but in no event later than the Closing,

  (a)
  maintain an anti-bribery and anti-corruption policy applicable to the Company and its Subsidiaries and their respective officers, directors, employees and agents;

  (b)
  maintain disclosure controls and procedures and an internal accounting controls system to provide assurances that violations of Anti-Corruption Laws will be prevented, detected and deterred; and

  (c)
  maintain an anti-bribery and anti-corruption training program for all appropriate employees of the Company and its Subsidiaries.

        Section 7.19    No Amendment to Buyer Group Contracts. Without the Company's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Parent, Midco and Merger Sub shall not, and shall use reasonable best efforts to cause the Buyer Group Parties and their Affiliates not to, enter into or modify any Contract (a) which would, individually or in the aggregate, prevent or materially delay the ability of Parent, Midco or Merger Sub to consummate the Merger and the other Transactions or (b) which would prevent or materially impair the ability of any management member, director or shareholder of the Company, or any of their respective Affiliates, with respect to any Acquisition Proposal the Company may receive that did not result from any breach of Section 7.03, taking any of the actions described in Section 7.03 to the extent such actions are permitted to be taken by the Company thereunder; provided that the foregoing shall not restrict any employee of the Company from becoming a party to the Contribution Agreements and the Voting Agreements. Within two (2) Business Days after the execution thereof, Parent, Midco and Merger Sub shall provide the Company with a copy of any amendment to a Buyer Group Contract.

 ARTICLE VIII

CONDITIONS TO THE MERGER

        Section 8.01    Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent, Midco and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

  (a)
  Shareholder Approval.    The Company Shareholder Approval shall have been obtained.

  (b)
  No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a "Restraint").

  (c)
  Antitrust Approval.    The parties shall have made all necessary filings under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and the HSR Act (if required) and shall have received, if necessary, clearance under the PRC Anti-Monopoly Law, the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade and the HSR Act (if required) approving the Merger.

        Section 8.02    Conditions to the Obligations of Parent, Midco and Merger Sub. The obligations of Parent, Midco and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

  (a)
  Representations and Warranties.    (i) The representations and warranties set forth in Section 4.03 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (ii) the representations and warranties set forth in Section 4.01(a), Section 4.04, Section 4.05(a)(i) and Section 4.22 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (iii) the representations and warranties set forth in Section 4.19 shall be true and correct (without giving effect to any limitation as to "materiality" set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; and (iv) the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except (A) in the case of clauses (i) through (iv) above, to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (B) in the case of clause (iv) above, where the failure of such representations and warranties of the Company to be so true and correct does not constitute a Company Material Adverse Effect.

  (b)
  Agreements and Covenants.    The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

  (c)
  Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

  (d)
  Officer's Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

        Section 8.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

  (a)
  Representations and Warranties.    The representations and warranties of Parent, Midco and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent, Midco and Merger Sub to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent, Midco or Merger Sub to consummate the Transactions.

  (b)
  Agreements and Covenants.    Parent, Midco and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

  (c)
  Officer's Share Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

        Section 8.04    Frustration of Closing Conditions. None of the Company, Parent, Midco or Merger Sub may rely on the failure of any condition set forth in Section 8.02 or Section 8.03, as the case may be, to be satisfied to excuse such party's obligation to effect the Merger if such failure was caused by such party's failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, including as required by and subject to Section 7.08, Section 7.15 and Section 7.16.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as set forth in Section 9.01(d)(ii)), by action taken or authorized by (a) in the case of the Company, the Company Board (or the Special Committee), and (b) in the case of Parent, the Parent Board, as follows:

  (a)
  by the mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board (or the Special Committee), respectively; or

  (b)
  by either Parent or the Company if:

  (i)
  the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date;

    (ii)
    any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been the cause of, or resulted in, the issuance of such final, non-appealable Restraint; or

    (iii)
    the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders' Meeting or at any adjournment or postponement thereof; or

  (c)
  by Parent:

  (i)
  upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) Business Days following receipt of written notice by the Company from Parent of such breach and (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if either Parent, Midco or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; or

  (ii)
  if (x) there shall have been a Change in the Company Recommendation; provided, however, that Parent's right to terminate this Agreement pursuant to this Section 9.01(c)(ii)(x) shall expire on the earlier of (I) ten (10) Business Days after a Change in the Company Recommendation and (II) the opening of the polls at the Company Shareholder Meeting with respect to the Company Shareholder Approval, or (y) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; or

  (d)
  by the Company:

  (i)
  (A) upon a breach by Parent, Midco or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent, Midco and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) Business Days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date or (B) if at any time the Guarantee is not in full force and effect in all material respects and such condition continues until the earlier of the End Date or five (5) Business Days following receipt of written notice by Parent from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied;

    (ii)
    prior to obtaining the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.03(d);

    (iii)
    the Company has effected a Change in the Company Recommendation; or

    (iv)
    if (A) all the conditions to Closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent, Midco and Merger Sub, (B) Parent, Midco or Merger Sub shall have failed for any reason to consummate the Closing within two (2) Business Days following the date on which the Closing shall have occurred pursuant to Section 2.02, and (C) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions in Section 8.03 and (y) the Company stands ready, willing and able to consummate the Transactions during such period.

        Section 9.02    Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b) (with respect to Parent's confidentiality obligations), Section 7.10 (Public Announcements), Section 7.16(e) (with respect to Parent's reimbursement and indemnification obligations), Section 9.03 (Fees and Expenses) and ARTICLE X (General Provisions) which shall remain in full force and effect and (b) subject to Section 9.03(g), nothing in this Section 9.02 shall relieve any party from liability for any knowing and intentional breach of, or fraud in connection with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 9.03    Fees and Expenses.

  (a)
  If this Agreement is validly terminated by

  (i)
  Parent, pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii); or

  (ii)
  the Company, pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii);

    then in any such event, the Company shall pay to Parent or its designee (A) promptly (but in any event no later than two (2) Business Days after Parent validly terminates this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), or (B) on the date the Company terminates this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), an amount equal to $16.3 million (the "Company Termination Fee") and, which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by Parent.

  (b)
  In the event that (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), (ii) none of Parent, Midco or Merger Sub shall have been in material breach of any of its representations, warranties or covenants under this Agreement that would result in the conditions set forth in Section 8.03(a) or Section 8.03(b) not being satisfied and would not be curable or, if capable of being cured, shall not have been cured within the earlier of (x) thirty (30) Business Days following receipt of written notice by Parent from the Company of such breach and (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date, (iii) at or prior to the time of the termination of this Agreement a third party shall have publicly disclosed a bona fide Acquisition Proposal (such Acquisition Proposal, the "Outstanding Proposal"), and (iv) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to the Outstanding Proposal or the Outstanding Proposal is consummated (whether or not such Outstanding Proposal was the same Outstanding Proposal referred to in the preceding clause (iii)), then, in any such case, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within five (5) Business Days after such transaction is consummated.

  (c)
  If this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv), then in any such event, Parent shall pay or cause to be paid to the Company or its designees promptly (but in any event no later than two (2) Business Days) after the Company validly terminates this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv), a termination fee (the "Parent Termination Fee") of an amount equal to $29.3 million, which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

  (d)
  Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

  (e)
  The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the Transactions and without the agreements contained in this Section 9.03, the parties would not have entered into this Agreement. Accordingly, in the event that the Company or Parent shall fail to pay the Company Termination Fee, the Company Expenses, the Parent Termination Fee, or the Parent Expenses, as applicable, when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on the amount of (i) the Company Termination Fee, the Company Expenses, the Parent Termination Fee, the Parent Expenses, as applicable, and (ii) such documented costs and expenses at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

  (f)
  In the event this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(d)(iv), then Parent shall, within thirty (30) Business Days following receipt of an invoice therefor, reimburse the Company for all reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by the Company and its Affiliates on or prior to the termination of this Agreement in connection with the Transactions (the "Company Expenses") by wire transfer of same day funds to one or more accounts designated by the Company; provided that the existence of circumstances which could require the Parent Termination Fee to become payable by Parent pursuant to Section 9.03(c) shall not relieve Parent of its obligations to pay the Company Expenses pursuant to this Section 9.03(f); provided, further, that the payment by Parent of the Company Expenses pursuant to this Section 9.03(f) shall not relieve Parent of any obligation to pay the Parent Termination Fee pursuant to Section 9.03(c). In the event this Agreement is terminated (i) by the Company pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), or (ii) by Parent pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), then the Company shall, within thirty (30) Business Days following receipt of an invoice therefor, reimburse Parent or its designees for all reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the Transactions (including the Financing) (the "Parent Expenses") by wire transfer of same day funds to one or more accounts designated by Parent; provided that the existence of circumstances which could require the Company Termination Fee to become payable by the Company pursuant to Section 9.03(a) or Section 9.03(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.03(f); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 9.03(f) shall not relieve the Company of any obligation to pay the Company Termination Fee pursuant to Section 9.03(a) or Section 9.03(b).

  (g)
  In no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion. Subject to Section 10.06, Section 9.03(e) and Section 9.03(f), (x) if the Company pays the Company Termination Fee pursuant to Section 9.03(a) or Section 9.03(b), then any such payment shall be the sole and exclusive remedy of Parent, Midco, Merger Sub, the Sponsor and the Guarantor and their respective Affiliates against the Company and its Subsidiaries, and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors and none of the Company, any of its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors shall have any further liability or obligation relating to or arising out of this Agreement, the Transactions or the failure of the Merger to be consummated, (y) if Parent pays the Parent Termination Fee pursuant to Section 9.03(c), then any such payment shall be the sole and exclusive remedy of the Company and the other Seller Related Parties against Parent, Midco, Merger Sub, the Sponsor, the Guarantor, the Financing Sources and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors and none of Parent, Midco, Merger Sub, the Sponsor, the Guarantor, the Financing Sources and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates, employees, representatives, agents or successors shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Commitment Letter, the Guarantee, the Financing Documents, the Transactions or the failure of the Merger to be consummated and (z) (A) if Parent, Midco or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee under Section 9.03(a) or Section 9.03(b), the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent, Midco or Merger Sub in respect of any such breaches of this Agreement and (B) if the Company receives any payments from Parent, Midco or Merger Sub in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 9.03(c), the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent, Midco or Merger Sub to the Company in respect of any such breaches of this Agreement. Notwithstanding anything herein to the contrary, (i) in no event shall the Company or any other Seller Related Party be entitled to seek or obtain recovery or judgment in excess of the Parent Termination Fee against the Financing Sources, including for any type of damage relating to this Agreement or the Transactions, whether at law or in equity, in contract, tort or otherwise and (ii) no Financing Source shall be subject to any special, consequential, punitive or indirect damages.

        Section 9.04    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or, in the case of the Company, the Special

Committee), at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable Law requires further approval by the shareholders of the Company without such approval having been obtained; provided, further, that any amendment, supplement, waiver or other modification of this proviso or Section 9.03(g), Section 9.05, Section 10.04(b), Section 10.05, Section 10.07(b) or Section 10.09 shall not affect the Financing Sources without the prior written consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 9.05    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Midco or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

        Section 10.01    Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including ARTICLE II, ARTICLE III, Section 7.04(b), Section 7.04(c), Section 7.06, Section 7.16(e), Section 9.03 and this ARTICLE X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

        Section 10.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

  if to Parent, Midco or Merger Sub:

    The Blackstone Group
    345 Park Avenue
    New York, NY 10054
    USA
    Attention: John G. Finley
    Facsimile: +1 646 253 8983

    The Blackstone Group (HK) Limited
    Two International Finance Centre
    Suite 901, 9th Floor, 8 Finance Street
    Central, Hong Kong
    Attention: Susannah Lindenfield
    Facsimile: +852 3656 8601

  with a copy to:

    Ropes & Gray
    41st Floor, One Exchange Square
    8 Connaught Place
    Hong Kong
    Attention: James T. Lidbury Esq./ Gary Li Esq.
    Telephone: +852 3664 6521/ +852 3664 6459
    Facsimile: +852 3664 6454/ +852 3664 6485
    Email: James.Lidbury@ropesgray.com / Gary.Li@ropesgray.com if to the Company:

    Pactera Technology International Ltd.
    Building C-4, No.66 Xixiaokou Road
    Haidian District, Beijing, PRC, 100192
    Attention: Helena Chen
    Telephone: +86 10 5987 5596
    Facsimile: +86 10 5987 5599
    Email: helena.chen@pactera.com

  with a copy to:

    Shearman & Sterling
    12th Floor, Gloucester Tower,
    The Landmark, 15 Queen's Road Central,
    Hong Kong
    Attention: Paul Strecker, Esq.
    Telephone: (852) 2978-8038
    Facsimile: (852) 2140-0338
    Email: paul.strecker@shearman.com

        Section 10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 10.04    Entire Agreement; Assignment.

  (a)
  This Agreement, the exhibits and schedules hereto (including the Company Disclosure Schedule and the Parent Disclosure Schedule), the Contribution Agreements, the Voting Agreements, the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, for the avoidance of doubt, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

  (b)
  No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent, Midco or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates or (ii) any Financing Sources for the Debt Financing pursuant to the terms of such Debt Financing (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing); provided, that such transfer or assignment shall not relieve Parent, Midco or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent, Midco or Merger Sub. Any purported assignment not permitted under this Section 10.04(b) shall be null and void.

        Section 10.05    Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as set forth in or contemplated by the terms and provisions of Section 7.06 (which is intended to be for the benefit of the Persons covered thereby); it being understood that such rights of third-party beneficiaries under Section 7.06 shall not arise unless and until the Effective Time occurs) and for the Financing Sources for the Debt Financing and their respective successors, Representatives and permitted assigns with respect to their respective rights and third party benefits under this Section 10.05, Section 9.03(g), the second proviso to Section 9.04, Section 9.05, Section 10.04(b), Section 10.07(b) or Section 10.09.

        Section 10.06    Specific Performance; Limitation on Damages.

  (a)
  The parties agree that irreparable damage would occur in the event that a party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to a party on the basis that (i) such party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, no party shall be required to provide any bond or other security in connection with any such order or injunction. Until such time as the Company pays the Company Termination Fee or Parent pays the Parent Termination Fee, as the case may be, the remedies available to each party pursuant to this Section 10.06 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent, Midco or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 9.03(a) and Section 9.03(b) or the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under

    Section 9.03(c). Notwithstanding anything in this Agreement to the contrary, (A) under no circumstances will the Company be entitled to monetary damages in connection with this Agreement in excess of the aggregate amount of (I) Parent Termination Fee, and (II) any reimbursement obligation of Parent pursuant to Section 9.03(e) and Section 9.03(f), and (B) under no circumstances will Parent be entitled to monetary damages in excess of the aggregate amount of (I) the Company Termination Fee and (II) any reimbursement obligation of the Company pursuant to Section 9.03(e) and Section 9.03(f).

  (b)
  Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause Parent, Midco and Merger Sub to cause the Equity Financing to be funded simultaneously with the receipt of the Debt Financing (whether under this Agreement, the Equity Commitment Letter or the Guarantee) shall be subject to the requirements that:

  (i)
  all the conditions to Closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent, Midco and Merger Sub,

  (ii)
  the Debt Financing (and/or, in the event Alternative Debt Financing has been obtained in accordance with Section 7.15 for all or a portion of the Debt Financing, such Alternative Debt Financing) has been funded or would be funded in accordance with the terms thereof at the Closing, if the Equity Financing is funded at the Closing, and

  (iii)
  the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing were funded, it would take such actions that are within its control to cause the Closing to occur.

  (c)
  For the avoidance of doubt, under no circumstances shall the Company or Parent be permitted or entitled to receive both (i) a grant of injunction, or other form of specific performance or equitable relief under this Section 10.06 and (ii) monetary damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.

Section 10.07    Governing Law.

  (a)
  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than those provisions set forth in this Agreement that are required to be governed by the CICL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

  (b)
  With respect to any action or proceeding of any kind or description (whether in law or in equity and whether based on contract, tort or otherwise) against any Financing Source arising out of or relating to this Agreement, the Transactions, the Debt Financing (including any Alternative Debt Financing), the Debt Financing Commitment (including in respect of any Alternative Debt Financing) or the performance of services thereunder, each of the parties hereto agrees that (i) such action or proceeding shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefrom, (ii) it shall not bring or permit any of its respective Affiliates to bring any action or proceeding referred to in this Section 10.07(b), or voluntarily support any other Person in bringing any such action or proceeding, in any other courts, (iii) it waives to the fullest extent permitted by applicable Law, on behalf of itself and each of its respective Affiliates, any right to trial by jury in respect of any such action or proceeding, (iv) it waives to the fullest extent permitted by applicable Law, on behalf of itself and each of its respective Affiliates, and agrees not to assert, and to cause its Affiliates not to assert, by way of motion, defense or otherwise, in any such action or proceeding, any claim that it or such Affiliate is not subject personally to the jurisdiction of the above-named courts, that its or such Affiliate's property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        Section 10.08    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 10.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions, the Debt Financing (including any Alternative Debt Financing) or the Debt Financing Commitment (including in respect of any Alternative Debt Financing). Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

[Signature Page Follows]

        IN WITNESS WHEREOF, Parent, Midco, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BCP (SINGAPORE) VI CAYMAN ACQUISITION CO. LTD.
By	/s/ EDDY HUANG Name: Eddy Huang Title: Director
BCP (SINGAPORE) VI CAYMAN FINANCING CO. LTD.
By	/s/ EDDY HUANG Name: Eddy Huang Title: Director
BCP (SINGAPORE) VI CAYMAN MERGER CO. LTD.
By	/s/ EDDY HUANG Name: Eddy Huang Title: Director
PACTERA TECHNOLOGY INTERNATIONAL LTD.
By	/s/ RUBY LU Name: Ruby Lu Title: Chairman of Special Committee

ANNEX B

Execution Version

LIMITED GUARANTEE

        This LIMITED GUARANTEE is dated as of October 17, 2013 (this "Guarantee"), and is given by Blackstone Capital Partners (Cayman II) VI L.P. (the "Guarantor"), in favor of Pactera Technology International Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Guaranteed Party").

1.
LIMITED GUARANTEE.    To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of October 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement") between the Guaranteed Party, BCP (Singapore) VI Cayman Acquisition Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), BCP (Singapore) VI Cayman Financing Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Midco"), and BCP (Singapore) VI Cayman Merger Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Guaranteed Party (the "Merger"), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment when due of the payment obligations of Parent to the Guaranteed Party with respect to (i) the Parent Termination Fee, pursuant to Section 9.03(c) of the Merger Agreement; (ii) all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with any cooperation with respect to financing, pursuant to Section 7.16(e) of the Merger Agreement; (iii) reasonably documented costs and expenses in connection with any Action, pursuant to Section 9.03(e) of the Merger Agreement; and (iv) reasonably documented out-of-pocket fees and expenses incurred by the Company and its Affiliates in connection with the Transaction (as defined under the Merger Agreement), pursuant to Section 9.03(f) of the Merger Agreement, in each case, as and when due (collectively, the "Obligations"). In no event shall the Guarantor's aggregate liability under this Guarantee exceed an amount equal to the Obligations (the "Cap"). The Guarantor and the Guaranteed Party agree that this Guarantee may not be enforced against the Guarantor without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to the Guaranteed Party under, in respect of, or in connection with this Guarantee or the Merger Agreement or otherwise any amounts other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

2.
NATURE OF GUARANTEE.    The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent, Midco or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor's obligations hereunder.

  If Parent fails to discharge any part of the Obligations when due, then all of the Guarantor's liabilities to the Guaranteed Party hereunder in respect of such part of Obligations shall, at the Guaranteed Party's option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party's option, and so long as Parent has failed to perform any of its Obligations, take any and all actions available hereunder or under applicable Law to collect the Guarantor's liabilities hereunder in respect of such Obligations subject to the Cap.

  In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap), regardless of whether action is brought against any other person (including Parent, Midco or Merger Sub) or whether such person is joined in any such action or actions.

3.
CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.    The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Midco and/or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor's obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part (but not any increase of the amount thereof), or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Midco or Merger Sub; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of the Merger Agreement or the Equity Commitment Letter made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) any change in the corporate existence, structure or ownership of Parent, Midco, Merger Sub or any other person with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Midco, Merger Sub or any other person with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Midco, Merger Sub, or the Guaranteed Party or any of their Affiliates, whether in connection with the Obligations or otherwise; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to any of the Obligations; provided, that, notwithstanding the foregoing, the Guarantor shall be released and discharged from all obligations hereunder to the extent that the Obligation is satisfied by Parent or any other person. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than required notices to Parent in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Midco or Merger Sub, or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Affiliates or any other defenses to the payment of the Obligations that are available to Parent under the Merger Agreement). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party (as defined in Section 8 herein), except for its rights to recover (i) from Parent under and to the extent expressly provided in the Merger Agreement; (ii) from Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Guarantee and subject to the Cap and other limitations described herein; and (iii) from Sponsor and its successors and assigns under the Equity Commitment Letter pursuant to the terms and conditions thereof. The Guarantor hereby covenants and agrees that it shall not assert, directly or indirectly, and shall cause its Affiliates not to assert, any proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

  The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent, Midco, Merger Sub or any other Person that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Midco, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Midco, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations shall have been previously paid in full (subject to the Cap) in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid promptly or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, or at the Guaranteed Party's option, to be held as collateral for any Obligations. Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that (i) to the extent Parent, Midco or Merger Sub is relieved of all or any portion of the Obligation by the satisfaction thereof or pursuant to any agreement with the Guaranteed Party (any amount so relieved, the "Reduction Amount"), the Guarantor shall be similarly relieved of its obligations under this Guarantee and the Cap shall be reduced by an amount equal to the Reduction Amount; and (ii) the Guarantor shall have all defenses to the payment of the Obligations under this Guarantee (which in any event shall be subject to the Cap) that would be available to Parent, Midco and/or Merger Sub under the Merger Agreement with respect to the Obligations, as well as any defenses in respect of fraud or willful misconduct of the Guaranteed Party hereunder or breach by the Guaranteed Party of any of the terms or provisions hereof.

4.
REPRESENTATIONS AND WARRANTIES.

(a)
The Guarantor hereby represents and warrants that:

i.
the execution, delivery and performance of this Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor's charter, partnership agreement, operating agreement or similar organizational documents or any Law, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

ii.
except as is not, individually or in the aggregate, reasonably likely to impair or delay such Guarantor's performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental

      Authority is required in connection with the execution, delivery or performance of this Guarantee;

    iii.
    assuming due execution and delivery of this Guarantee and the Merger Agreement by all parties thereto, this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

    iv.
    the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 7 hereof.

  (b)
  The Guaranteed Party hereby represents and warrants that:

  i.
  the execution, delivery and performance of this Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guaranteed Party's memorandum and articles of association or similar organizational documents or any Law, decree, order, judgment or contractual restriction binding on the Guaranteed Party or its assets;

  ii.
  except as is not, individually or in the aggregate, reasonably likely to impair or delay such Guaranteed Party's performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee; and

  iii.
  assuming due execution and delivery of this Guarantee and the Merger Agreement by all parties thereto, this Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

5.
NO ASSIGNMENT.    This Guarantee may not be assigned by any party (by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that (a) the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to one or more of its Affiliates or to one or more private equity funds sponsored or managed by its Affiliates, and (b) any such assignment or delegation shall relieve the Guarantor of a corresponding portion of its obligations only if such Affiliate or private equity fund (i) certifies to the Guaranteed Party that it is capable of performing all of its obligations hereunder and (ii) agrees in writing to be bound by all the terms and conditions of this Guarantee; provided, further, that (x) the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other Person (other than as described in clause (a) above) to which it has allocated all or a portion of its investment commitment to Parent, and (y) no such assignment or delegation shall relieve such Guarantor of its obligations hereunder as a primary obligor. Any attempted assignment in violation of this section shall be null and void.

6.
NOTICES.    All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein; provided, that facsimile shall not be permitted for purposes of notice to the Guarantor), as follows:

  if to the Guarantor:

  Blackstone Capital Partners (Cayman II) VI L.P.
  c/o The Blackstone Group L.P.
  345 Park Avenue
  New York, NY 10154, the United States
  Attention: John G. Finley

  with a copy to (which alone shall not constitute notice):

  Ropes & Gray
  41st Floor, One Exchange Square
  8 Connaught Place
  Central, Hong Kong
  Attention: James Lidbury and Gary Li
  Facsimile: +852 3664 6588
  Email: james.lidbury@ropesgray.com and gary.li@ropesgray.com

  If to the Guaranteed Party, as provided in the Merger Agreement.

7.
CONTINUING GUARANTEE.

(a)
This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until all of the Obligations payable under the Guarantee have been paid in full, subject to the Cap. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent, Midco and Merger Sub would not be obligated to make any payments of the Obligations, (iii) 90 days after the date of termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payments of Obligations (unless the Guaranteed Party has made a claim under this Guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the Guaranteed Party and the Guarantor (or its permitted assignee) or a final, non-appealable judgment of a Governmental Authority of competent jurisdiction), (iv) the first anniversary after the date hereof (unless the Guaranteed party has made a claim under this Guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the Guaranteed Party and the Guarantor (or its permitted assignee) or a final, non-appealable judgment of a Governmental Authority of competent jurisdiction) and (v) the date the Obligations payable under this Guarantee have been paid in full; provided, that, with respect to the foregoing clauses (iii) and (iv), any applicable claim shall set forth in reasonable detail the basis for such claim.

(b)
Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates or their respective successors and assigns asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor's liability to the Cap or that any other provisions of this Guarantee are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Guarantor or any Affiliates of the Guarantor or any other

    Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than claims against the Guarantor under this Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and shall thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or under this Guarantee.

8.
NO RECOURSE.    Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor and the Guaranteed Party has any rights or obligations hereunder and that, notwithstanding that the Guarantor or its general partner may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Guarantee against, or any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 5), members, managers or general or limited partners of any of the Guarantor, Parent, Midco, Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisors, representatives, Affiliate (other than any assignee under Section 5) or agent of any of the foregoing (each a "Non-Recourse Party"), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter against such Non-Recourse Party), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover (i) from Parent under and to the extent expressly provided in the Merger Agreement; (ii) from Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Guarantee and subject to the Cap and the other limitations described herein; and (iii) from Sponsor and its successors and assigns under the Equity Commitment Letter, pursuant to the terms and conditions thereof; provided, however, that in the event the Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor's remaining net current assets plus uncalled capital is less than the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of the Guarantor hereunder. The Guaranteed Party acknowledges and agrees that Parent has no assets other than the Equity Commitment Letter and certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Recourse against the Guarantor under and pursuant to the terms of this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent, Midco or Merger Sub. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party except for claims brought against the Guarantor under this Guarantee. Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including Guarantor and the Non-Recourse Parties, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Midco, Merger Sub or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter or this Guarantee shall be Non-Recourse Parties.

9.
GOVERNING LAW: JURISDICTION.    This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this Guarantee shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Guarantee or the Transactions may not be enforced in or by any of the above-named courts.

10.
WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.
COUNTERPARTS.    This Guarantee may be executed in any number of counterparts (including by facsimile transmission or pdf), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12.
NO THIRD PARTY BENEFICIARIES.    Except as provided in Section 8 for the benefit of Non-Recourse Parties, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

  For the avoidance of doubt, each Non-Recourse Party is an express third party beneficiary hereof and may rely on and enforce the provisions of Section 8 hereof.

13.
CONFIDENTIALITY.    This Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Guarantor and the Guaranteed Party; provided, that no such written consent shall be required (and the Guarantor, the Guaranteed Party and their Affiliates shall be free to release such information) for disclosures to such Person's respective Representatives; and provided, further, that no such written consent is required for any disclosure of this Guarantee, including the existence and terms of this Guarantee, to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger. The Guarantor may disclose it to any Non-Recourse Party who needs to know of the existence of this Guarantee and is subject to the confidentiality obligations set forth herein. The Guaranteed Party will permit the Guarantor to have a reasonable opportunity to comment on any such required disclosure.

14.
MISCELLANEOUS.

(a)
This Guarantee, together with the Merger Agreement and the Buyer Group Contracts, contains the entire agreement between the parties and their Affiliates relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. No delay or omission on the part of the Guaranteed Party in exercising any right, power or remedy under this Guarantee will operate as a waiver thereof.

(b)
The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

(c)
All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BLACKSTONE CAPITAL PARTNERS (CAYMAN II) VI L.P.
By:	Blackstone Management Associates (Cayman) VI L.P., its General Partner
By:	BCP VI GP L.L.C., its General Partner
By:	/s/ JOHN G. FINLEY Name: John G. Finley Title: Chief Legal Officer

        IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:
PACTERA TECHNOLOGY INTERNATIONAL LTD.
By:	/s/ RUBY LU Name: Ruby Lu Title: Chairman of Special Committee

ANNEX C
Execution Version

October 17, 2013

BCP (Singapore) VI Cayman Acquisition Co. Ltd.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154, the United States

Ladies and Gentlemen:

        This letter agreement sets forth the commitment of Blackstone Capital Partners (Cayman II) VI L.P. ("Sponsor"), on the terms and subject to the conditions contained herein, to purchase, or cause the purchase of, the equity of BCP (Singapore) VI Cayman Acquisition Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"). It is contemplated that, in accordance with the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement") entered into concurrently herewith by and among Pactera Technology International Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), Parent, BCP (Singapore) VI Cayman Financing Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Midco") and BCP (Singapore) VI Cayman Merger Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub"), Parent will acquire the Company by merging Merger Sub with and into the Company (the "Merger"). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided below.

        1.     Commitment.    Sponsor hereby commits, on the terms and subject to the conditions set forth herein, to capitalize, or cause the capitalization of, Parent, at or prior to the Closing, with equity contribution, shareholder loans and/or other instruments of up to an aggregate of $240,000,000 (the "Commitment"), which, to the extent necessary, will be used to fund a portion of the Exchange Fund and any other amounts required to be paid by Parent to consummate the Merger pursuant to the Merger Agreement. Notwithstanding anything to the contrary contained herein or otherwise, Sponsor shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent. Sponsor may effect the Commitment directly or indirectly through one or more affiliated entities or other designated co-investors; however, no such action will reduce the amount of the Commitment or otherwise affect the obligations of Sponsor herein. In the event Parent does not require the full amount of the Commitment in order to consummate the Merger, the amount to be funded under this letter agreement may be reduced as determined by Sponsor.

        2.     Conditions.    The obligation of Sponsor to fund or cause the funding of the Commitment shall be subject only to (i) the satisfaction or waiver by Parent, Midco and Merger Sub of each of the conditions to Parent's, Midco's and Merger Sub's obligation to consummate the Transactions contemplated by the Merger Agreement set forth in Sections 8.01 and 8.02 (other than any conditions set forth in Sections 8.01 and 8.02 that by their nature can only be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (ii) the Debt Financing has been funded or would be funded at the date the Closing is required to occur pursuant to Section 2.02 of the Merger Agreement if the Equity Financing and the contribution of the Rollover Shares by the Rollover Shareholders were consummated at such date and (iii) the concurrent consummation of the Merger in accordance with the terms of the Merger Agreement.

        3.     Limited Guarantee.    Concurrently with the execution and delivery of this letter agreement, Sponsor is executing and delivering to the Company a limited guarantee, dated as of the date hereof

(the "Limited Guarantee"), related to certain payment obligations of Parent under the Merger Agreement. Other than as set forth in Section 4(ii) of this letter agreement, the Company's remedies against Sponsor under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against Sponsor or any Non-Recourse Party (as defined in the Limited Guarantee). Whether or not the Company is entitled to enforce the Commitment in accordance with Section 4(ii) hereof, in the event the Commitment is not funded in accordance with the terms of this letter agreement, neither Parent, the Company, nor any other Person shall have, and no Person is intended to have, any right of recovery against Sponsor or any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or this letter agreement or the Transactions, including in the event Parent, Midco or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent's, Midco's or Merger Sub's breach is caused by Sponsor's breach of its obligations under this letter agreement, except for claims against Sponsor pursuant to the Limited Guarantee.

        4.     Enforceability.    This letter agreement may only be enforced by (i) Parent at the direction of Sponsor, (ii) the Company pursuant to the Company's limited right to seek specific performance of Parent's obligation under Section 10.06 of the Merger Agreement and (iii) the Company, to enforce the Sponsor's obligation to fund the Commitment, in accordance with Section 9 hereof. Neither Parent's, Midco's, Merger Sub's nor the Company's direct or indirect creditors nor the Company shall have the right to enforce this letter agreement or to cause Parent to enforce this letter agreement. This letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement or to cause any Person to enforce the Commitment or any provision of this letter agreement. The exercise by Parent or the Company of any right to enforce this letter agreement does not give rise to any other remedies, monetary or otherwise, such remedies being limited to those provided under the Limited Guarantee. Any exercise of such rights by the Company are subject to the Company's prior delivery of written notice to Parent and Sponsor stating the Company's unqualified acceptance of, and agreement to comply with, the provisions of this letter agreement.

        5.     No Modification; Entire Agreement.    This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and Sponsor. Together with the Merger Agreement, the Limited Guarantee and the Confidentiality Agreement (as defined in the Merger Agreement), this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Sponsor or any of its Affiliates (other than Parent, Midco and Merger Sub), on the one hand, and Parent, Midco, Merger Sub or the Company or any of the Company's Affiliates, on the other, with respect to the transactions contemplated hereby. No transfer of any rights or obligations hereunder shall be permitted without the consent of Sponsor and Parent. Any transfer in violation of the preceding sentence shall be null and void.

        6.     Governing Law: Jurisdiction.    This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this letter agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter agreement or the Transactions may not be enforced in or by any of the above-named courts.

        7.     Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

        8.     Counterparts.    This letter agreement may be executed in any number of counterparts (including by facsimile transmission or pdf), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

        9.     No Third Party Beneficiaries.    The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and nothing in this letter agreement, express or implied, is intended to, nor does, confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement; provided, that each Non-Recourse Party is an express third party beneficiary hereof and may rely on and enforce the provisions of Section 3 hereof; provided, further that the Company is an express third party beneficiary hereof solely for the purposes of Section 4(ii) and (iii) of this letter agreement.

        10.   Confidentiality.    This letter agreement shall be kept confidential by the Company and may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Sponsor; provided, that no such written consent is required for any disclosure of this letter agreement, including the existence or terms of this letter agreement, by the Company to the extent required by (i) applicable Law (including in connection with any litigation relating to the Merger, the Merger Agreement and the Transactions contemplated thereby), (ii) the applicable rules of any national securities exchange or (iii) the Exchange Act and other rules and regulations of the SEC governing any SEC filing relating to the Merger.

        11.   Termination.    This letter agreement, and the obligation of Sponsor to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time the obligation shall be discharged), (b) the valid termination of the Merger Agreement in accordance with its terms, and (c) the Company or any of its Affiliates or Representatives asserting any claim under the Limited Guarantee or otherwise against Sponsor in connection with the Merger Agreement or any of the transactions contemplated hereby or thereby (other than any claim relating to a breach or seeking to prevent a breach of the confidentiality agreement between the Company and Sponsor or any of its Affiliates or any claim by the Company seeking an injunction or other specific performance against (i) Parent, Midco and Merger Sub under the Merger Agreement or (ii) against Sponsor under this letter agreement as contemplated by Section 4 hereof).

        12.   No Recourse.    Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Parent covenants, agrees and acknowledges that no Person other than Sponsor has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and that, notwithstanding that Sponsor may be a limited partnership or limited liability company, Parent has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 14), members, managers, general or limited partners of Sponsor or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisors, representatives, Affiliates (other than any assignee under Section 14), agent of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Notwithstanding any exercise or right to exercise its enforcement rights in accordance with Section 4 hereof, the Company is subject to this Section 12 to the same extent that Parent is.

        13.   Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter agreement.

        14.   Assignment.    This Agreement may not be assigned by any party (by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that Sponsor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the other party, to any other Person to which it has allocated all or a portion of its investment commitment to Parent; provided, further, that no such assignment or delegation shall relieve Sponsor of its obligations hereunder to the extent not performed by such person(s).

[Remainder of page intentionally left blank]

Sincerely,
BLACKSTONE CAPITAL PARTNERS (CAYMAN II) VI L.P.
By:	Blackstone Management Associates (Cayman) VI L.P., its General Partner
By:	BCP VI GP L.L.C., its General Partner
By:	/s/ JOHN G. FINLEY Name: John G. Finley Title: Chief Legal Officer

Agreed to and accepted:
BCP (SINGAPORE) VI CAYMAN ACQUISITION CO. LTD.
By:	/s/ EDDY HUANG Name: Eddy Huang Title: Director

ANNEX D

J.P. Morgan

October 17, 2013

Special Committee of the Board of Directors
Pactera Technology International Ltd.
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-111
Cayman Islands

Members of the Special Committee of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares, par value $0.00139482 per share (each, a "Share" and collectively, the "Shares"), and to the holders of American Depositary Shares (the "ADSs"), each representing one Share, of Pactera Technology International Ltd. (the "Company"), of the consideration to be paid to such holders in the proposed merger (the "Transaction") of the Company with BCP (Singapore) VI Cayman Merger Co. Ltd., ("Merger Sub"), a wholly-owned subsidiary of BCP (Singapore) VI Cayman Financing Co. Ltd. ("Midco"), which is wholly owned by BCP (Singapore) VI Cayman Acquisition Co. Ltd. ("Parent", and collectively with Merger Sub, Midco, the Sponsor (as defined in the Agreement) and the Rollover Shareholders (as defined in the Agreement), the "Acquiror Group"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among Parent, Midco, Merger Sub and the Company, Merger Sub will be merged with and into the Company and (a) each Share, including Shares represented by ADSs, each representing one Share, issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than the Excluded Shares (as defined in the Agreement) and the Dissenting Shares (as defined in the Agreement), will be cancelled in exchange for the right to receive US$7.30 in cash per Share without interest (the "Merger Consideration"), and (b) each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive an amount in cash equal to the Merger Consideration, without interest.

        In connection with preparing our opinion, we have (i) reviewed a draft of the Agreement dated October 16, 2013; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the ADSs and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and the Acquiror Group with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

J.P. Morgan

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror Group or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any member of the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and the warranties made by the Company, Parent and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessary based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Shares and ADSs (in each case, other than holders of Excluded Shares and Dissenting Shares, including Excluded Shares represented by ADSs) in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection with the Transaction to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration to be paid to the holders of the Shares of ADSs (in each case, other than holders of Excluded Shares and Dissenting Shares, including Excluded Shares represented by ADSs) in the Transaction or with respect to the fairness of any such compensation.

        We have acted as financial advisor to the Special Committee with respect to the Transaction and we will receive a fee from the Company for our services, which is payable upon the rendering of this opinion. We may also receive a discretionary fee payable at the sole discretion of the Special Committee upon closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and/or affiliates of certain members of the Acquiror Group, for which we and such affiliates have received and may in the future receive customary compensation. Such services for affiliates of certain members of the Acquiror Group during such period have included (a) acting as lead lender on the acquisition debt financing and financial advisor in Blackstone Real Estate Partners' acquisition of Motel 6 in October 2012, (b) acting as financial advisor to The Blackstone Group on its sale of Alliant Insurance Services, Inc. in November 2012, (c) acting as financial advisor to The Blackstone Group Inc. in its acquisition of Top Ryde Shopping Centre in

J.P. Morgan

January 2013, and (d) providing or arranging debt and equity financing, M&A advisory services, treasury and securities services and asset and wealth management services to affiliates of certain members of the Acquiror Group. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliates of certain members of the Acquiror Group, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or affiliates of certain members of the Acquiror Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid to the holders of the Shares and ADSs (in each case, other than holders of Excluded Shares and Dissenting Shares, including Excluded Shares represented by ADSs) in the proposed Transaction is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities (Asia Pacific) Limited. This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED
/s/ J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED
GID number: U145938

ANNEX E

Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the
Cayman Islands—Section 238

238. Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating–

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires–

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

E-1

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

E-2

ANNEX F

Directors and Executive Officers of Each Filing Person

I.     Directors and Executive Officers of the Company

        The Company is a company organized under the laws of the Cayman Islands with its principal business address at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China. The telephone number of the Company's principal executive office is +86 (10) 5987 5000.

        Set forth below for each director and executive officer of the Company is his respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Except as otherwise noted, the address of the Company's directors and executive officers is c/o Pactera Technology International Ltd., Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China.

        Chris Shuning Chen has served the Company's non-executive chairman since November 2012. He served as the chairman and chief executive officer of VanceInfo from 1999 to 2012 before it merged with us in November 2012. Mr. Chen is a citizen of the People's Republic of China.

        Tiak Koon Loh has served as the Company's director and chief executive officer since 2006. Mr. Loh is a citizen of Singapore.

        Jenny Lee has served as the Company's director since May 2005. Since November 2011, Ms. Lee has been serving as a director on the board of YY, Inc, a Nasdaq-listed company. Since October 2010, Ms. Lee has been serving as a director on the board of 21Vianet Group, Inc., a Nasdaq-listed company. Ms. Lee is currently a managing director of Granite Global Ventures II L.L.C., the general partner of Granite Global Ventures II L.P. and of GGV II Entrepreneurs Fund L.P, Granite Global Ventures III L.L.C., the general partner of Granite Global Ventures III L.P. and of GGV III Entrepreneurs Fund L.P, GGV Capital IV L.L.C., the general partner of GGV Capital IV L.P. and of GGV Capital IV Entrepreneurs Fund L.P. Ms. Lee is a citizen of Singapore. The business address for Ms. Lee is Unit 3501, Two Shanghai IFC 8 Century Avenue, Pudong District, Shanghai 200120, People's Republic of China.

        Terry McCarthy has served as the Company's independent director since November 2007. Mr. McCarthy is the chairman of our audit committee. He is a managing member and investor of TriUnited Investors, LLC, Kansas. Mr. McCarthy was an independent director of Hanwha Solar One (formerly known as Solarfun Power Holdings Co.), Ltd., a Nasdaq-listed company, from November 2006 to March 2009 and then from November 2009 to September 2010, its audit committee chairman from November 2006 to March 2009, and its director and interim chief financial officer from March 2009 to November 2009. He was an independent director and audit committee chairman of Agria Corporation, a NYSE listed company, from 2007 to 2010. Mr. McCarthy is a citizen of the United States of America. The business address for Mr. McCarthy is 18598 Twin Creeks Road Monte Sereno, CA 95030, the United States of America.

        Venkatachalam (Venky) Krishnakumar has served as the Company's independent director since May 2010. He is currently serving on the board of Singapore Technologies Engineering Ltd., a company listed on the Singapore Exchange Ltd., MediaCorp Pte. Ltd. (Singapore) and CIMB Bank. He is also the current chairman of the board of Oracle Financial Software Services Singapore Pte. Ltd. Mr. Krishnakumar has also served on the boards of various software services companies including Singapore Computer Systems Limited, Polaris Software Labs Ltd. and E-Serve International Ltd. Since 2005, Mr. Krishnakumar has held senior advisory roles with McKinsey & Company, Barclays Global

Retail and Commercial Banking (London) and DBS Bank Limited. Mr. Krishnakumar is a citizen of Singapore. The business address for Mr. Krishnakumar is 28A Swetten Ham Road, Singapore 248126.

        Ruby Rong Lu has served as the Company's independent director since November 2012. Ms. Lu served as a director of VanceInfo since May 2007. Ms. Lu is a general partner at DCM, a venture capital investment company headquartered in Silicon Valley. Ms. Lu also serves on the board of directors of other DCM portfolio companies, including E-Commerce China Dangdang Inc., a China-based business-to-consumer e-commerce company listed on the New York Stock Exchange. Ms. Lu is a citizen of the People's Republic of China. The business address for Ms. Lu is 2420 Sand Hill Road, Suite 200 Menlo Park, CA 94025, United States of America.

        Samuelson S. M. Young has served as the Company's independent director since November 2012. Mr. Young served as a director of VanceInfo since December 2007. Mr. Young has served as the vice chairman of Studio A Inc., an apple premium reseller with around 50 chain stores in Asia, since 2010. Mr. Young has been the Chairman of Ebridge Investments Limited, a China-based investment firm, since 2006. He is also the founding partner of Xanadu Ventures and has been with Xanadu Partners since 2007. He served as a senior advisor for Greater China region of Silver Lake Partners, a United States-based private equity firm, from 2006 to 2008. Mr. Young is a citizen of Taiwan. The business address for Mr. Yong is Room 401-413,109 Yan Dang Road, Shanghai 200020, People's Republic of China.

        May Tung has served as the Company's independent director since November 2012. Ms. Tung is currently the managing director of the Financial Services Practice in Asia Pacific of DHR International, or DHR. Prior to joining DHR, Ms. Tung was with Russell Reynolds Associates for over five years covering financial services companies throughout Asia from 2003 to 2009. Ms. Tung is also a member of the Development Committee for the Richard Ivey School of Business, Hong Kong campus. Ms. Tung is a citizen of the United States of America. The business address for Ms. Tung is DHR International, 36/F, 2 Exchange Sq., Hong Kong.

        David Lifeng Chen has served as the Company's president since November 2012. Prior to joining us, Mr. Chen had served as executive vice chairman of VanceInfo since February 2011 and a director since 2008. Mr. Chen is a citizen of the United States of America.

        Helena Chen has served as the Company's interim chief financial officer since September 2013. Ms. Chen joined the Company in 2007 and has served as corporate controller since 2008. She served as vice president of finance from 2011 to 2012 and senior vice president of finance from 2012 to 2013. Ms. Chen is a citizen of the People's Republic of China.

        Jun Su is the Company's corporate executive vice president. Before that, Mr. Su was in charge of the United States business unit of the Company as an executive vice president. Prior to joining us in 2009, Mr. Su served in a variety of roles for over 14 years at Hewlett-Packard Company and China Hewlett-Packard Co., Ltd. from 1996 to 2009. From 2007 to 2009, he was the senior director of sales at China Hewlett-Packard Co., Ltd. with responsibility for software service sales management in the Asia-Pacific region. Mr. Su is a citizen of the People's Republic of China.

II.    Directors and Executive Officers of Parent, Midco and Merger Sub

        Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

        Midco is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

        Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

        The name, business address, present principal employment and citizenship of the directors of each of Parent, Midco and Merger Sub are set forth below. As of the date of this proxy statement, Parent, Midco and Merger Sub do not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Eddy Huang	Suite 901, Two International Finance Centre, 8 Finance Street Central, Hong Kong	Senior Managing Director, The Blackstone Group (HK) Limited	America
Timothy Lee Janke	Suite 901, Two International Finance Centre, 8 Finance Street Central, Hong Kong	Senior Vice President, The Blackstone Group (HK) Limited	America
Susannah Gael Lindenfield	Suite 901, Two International Finance Centre, 8 Finance Street Central, Hong Kong	Managing Director, The Blackstone Group (HK) Limited	United Kingdom

III.  Directors and Executive Officers of Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. and Blackstone Capital Partners (Cayman II) VI L.P. and Their Controlling Persons

Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd.

        Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. is a private company limited by shares incorporated under the laws of Singapore with its registered office located at 3 Anson Road, Springleaf Tower, Singapore 079909 and its telephone number is +65 6850 7500.

Blackstone Capital Partners (Cayman II) VI L.P.

        Blackstone Capital Partners (Cayman II) VI L.P. is a Cayman Islands limited partnership with its registered office located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

Blackstone Management Associates (Cayman) VI L.P.

        Blackstone Management Associates (Cayman) VI L.P. is a Cayman Islands limited partnership with its registered office located at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +1 345 943 3100.

Controlling Persons

        Blackstone Group Management L.L.C., a Delaware limited liability company, is the general partner of The Blackstone Group L.P., a Delaware limited partnership, which is the sole member of Blackstone Holdings III GP Management L.L.C., a Delaware limited liability company, which is the general partner of Blackstone Holdings III GP L.P., a Delaware limited partnership, which is the general partner of Blackstone Holdings III L.P., a Quebec limited partnership, which is the sole member of BCP VI GP L.L.C., a Delaware limited liability company, which is the general partner of Blackstone Management Associates (Cayman) VI L.P., a Cayman Islands limited partnership, which is the general partner of Blackstone Capital Partners (Cayman II) VI L.P., a Cayman Islands limited partnership, which is the sole shareholder of Blackstone Capital Partners (Singapore) VI Holding Co. Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore, which is the sole shareholder of Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore.

        The business address of each of Blackstone Group Management L.L.C., Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd., Blackstone Capital Partners (Cayman II) VI L.P., Blackstone Management Associates (Cayman) VI L.P. and the founding member listed below is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154, United States of America.

        The name and material occupation, position, office or employment during the past five years of the founding member of Blackstone Group Management L.L.C. is listed below. He is a U.S. citizen.

        Stephen Schwarzman.    Mr. Schwarzman, 66, is the Chairman and Chief Executive Officer of The Blackstone Group and the Chairman of the board of directors of the general partner of The Blackstone Group. Mr. Schwarzman was elected Chairman of the board of directors of The Blackstone Group's general partner effective March 20, 2007. Mr. Schwarzman is a founder of The Blackstone Group and has been involved in all phases of the firm's development since its founding in 1985.

        During the past five years, none of Blackstone Group Management L.L.C., Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd., Blackstone Capital Partners (Cayman II) VI L.P., Blackstone Management Associates (Cayman) VI L.P. or Mr. Schwarzman have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws

IV.    Directors and Executive Officers of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P.

        Granite Global Ventures II L.P. is a Delaware limited partnership. The registered office of Granite Global Ventures II L.P. is located at 15 East North Street, Dover, Delaware 19901, New Castle County, and its telephone number is +1-650-475-2150.

        GGV II Entrepreneurs Fund L.P. is a Delaware limited partnership. The registered office of GGV II Entrepreneurs Fund L.P. is located at 15 East North Street, Dover, Delaware 19901, New Castle County and its telephone number is +1-650-475-2150.

        Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and possesses sole power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. and share voting and dispositive power over the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein. The business address of Granite Global Ventures II L.L.C. is located at 2494 Sand Hill Road, Suite 100, Menlo Park CA 94025, and its telephone number is +1-650-475-2150.

        During the past five years, none of Granite Global Ventures II L.L.C., Granite Global Ventures II L.P. or GGV II Entrepreneurs Fund L.P. (or, to the knowledge of each of them, any of the individuals set forth above) were (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

FORM OF PROXY CARD—SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF PACTERA TECHNOLOGY INTERNATIONAL LTD.
FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        ,

        The undersigned shareholder of Pactera Technology International Ltd., a Cayman Islands company (the "Company"), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated                        ,                         , and hereby appoints the chairman of the extraordinary general meeting as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on                        ,                         at                          a.m. (Beijing Time), at Building C-4, No. 66 Xixiaokou Road, Haidian District, Beijing 100192, the People's Republic of China, and at any adjournment or adjournments thereof, and to vote all common shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the following resolutions:

        RESOLUTION 1: As a special resolution, authorize and approve the agreement and plan of merger, dated as of October 17, 2013 (the "merger agreement"), among the Company, BCP (Singapore) VI Cayman Acquisition Co. Ltd. ("Parent"), BCP (Singapore) VI Cayman Financing Co. Ltd. ("Midco") and BCP (Singapore) VI Cayman Merger Co. Ltd. ("Merger Sub") (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger between the Merger Sub and the Company required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement, and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved.

FOR	AGAINST	ABSTAIN
☐	☐	☐

        RESOLUTION 2: As a special resolution, authorize the directors and officers of the Company to do all things necessary to give effect to the merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

        RESOLUTION 3: As an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions numbered 1 and 2 above, at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Dated: ,
Shareholder Name:	Co-Owner Name (if applicable):

Shareholder Signature	Co-Owner Signature

        This Proxy Card must be signed by the person registered in the register of members at the close of business on                        ,                         (Cayman Islands Time). In the case of a corporation, this Proxy Card must be executed either under seal or under hand of an officer, attorney or other person duly authorized to sign the same.

Deutsche Bank Trust Company Americas

Trust & Securities Services
Global Equity Services

DEPOSITARY RECEIPTS

Depositary's Notice of Extraordinary General Meeting of Shareholders of Pactera Technology International Limited:

Issue:	Pactera Technology International Limited / CUSIP 695255109
Country:	Incorporated in Cayman Islands
Meeting Details:

Extraordinary General Meeting of Shareholders of Pactera Technology International Limited on                        , 2013—             a.m. (Beijing Time) at Building C-4, No.66 Xixiaokou Road, Haidan District, Beijing 100192, People's Republic of China.

Meeting Agenda:	The Company's Notice of Meeting including the Agenda is attached
Voting Deadline:	On or before 12:00 p.m. (New York City Time) on , 2013
ADS Record Date:	, 2013
Common Shares: ADS ratio	1 common share: 1 ADS

        Holders of American depositary receipts ("ADRs") evidencing American depositary shares ("ADSs") each representing 1 common share of Pactera Technology International Limited (the "Company") are hereby notified of the Company's Extraordinary General Meeting of shareholders. A copy of the notice of extraordinary general meeting of shareholders from the Company, which includes the agenda for such meeting, is attached.

        Holders of record of ADRs as of the close of business on the ADS Record Date set forth above ("Holders") will be entitled, subject to any applicable law, the Memorandum and Articles of Association of the Company and the provisions of the Deposit Agreement governing the common shares of the Company to instruct Deutsche Bank Trust Company Americas, as Depositary, ("the Depositary") as to the exercise of the voting rights pertaining to the common shares of the Company represented by their respective ADSs. In order for a voting instruction to be valid, Holders must complete, sign and return the enclosed voting instruction card to be received by the Depositary on or before the Voting Deadline date stated above. Beneficial owners of ADSs who hold their ADSs through a bank, broker or other nominee should comply with such bank's, broker's or other nominee's instructions as to providing voting instructions.

        Upon the timely receipt of voting instructions from a Holder, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Memorandum and Articles of Association of the Company governing the common shares, to vote or cause to be voted the common shares represented by ADSs for which instructions were properly provided and timely received.

        Holder are advised that in the event that the Depositary (i) timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the common shares represented by such Holder's ADSs or (ii) if no instructions are received by the Depositary from a Holder with respect to any of the common shares represented by the ADSs evidenced by such Holder's ADRs on or before the Voting Deadline set forth above, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company (the "Designee") with respect to such common shares and the Depositary shall give a discretionary proxy to the Designee to vote such common shares, provided, however, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company has contractually agreed to provide such information as promptly as practicable in writing, if applicable) that (x) the Company does not wish to give such proxy, (y) the Company is aware or should reasonably be aware that substantial opposition exists from Holders against the outcome for which the Designee would otherwise vote or (z) the outcome for which the Designee would otherwise vote would materially and adversely affect the rights of holders of common shares, provided, further, that the Company will have no liability to any Holder or Beneficial Owner resulting from such notification. The Company has notified the Depositary that it is the Company's intention that the Designee will vote all common shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the authorization of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting.

        Holders are also advised that in the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with the Memorandum and Articles of Association of the Company, the Depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the Depositary from Holders shall lapse. The Depositary will have no obligation to demand voting on a poll basis with respect to any resolution and shall have no liability to any Holder or other person for not having demanded voting on a poll basis.

        For further information, please contact:

        Deutsche Bank—Depositary Receipts, Tel 212 250 9100

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

PACTERA TECHNOLOGY INTERNATIONAL LIMITED

_____, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your ADS Voting Instruction card in the envelope provided on or before ___, 2013.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030000003000000000 1

Resolutions presented for consideration at the Extraordinary General Meeting of Shareholders on , 2013

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Special Resolution

Ordinary Resolution

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

PACTERA TECHNOLOGY INTERNATIONAL LIMITED

(Continued and to be signed on the reverse side)

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